Form 10-K, Exhibit 13
period 2000-12-31
GS FINANCIAL CORP
filed 2001-03-30
CIK 1029630

Exhibit 13

ANNUAL REPORT TO SHAREHOLDERS

February 1, 2001

TO OUR SHAREHOLDERS

Looking back at the year 2000, we observed, at the onset, the continuation of the longest period of uninterrupted economic growth in American history with another budget surplus, relatively low inflation and a low rate of unemployment. We witnessed party conventions, nominations, debates of the presidential and vice presidential candidates and judicial involvement into the election of the 43rd President of the United States.

We saw the Board of Governors of the Federal Reserve, in its efforts to contain inflationary pressures resulting from the strong economy, initiate three interest rate increases during the year. We learned of the failure of many dot.com companies and the resulting effects on the NASDAQ stock market. We watched as the Dow Jones Industrial Average fell below the 10,000 level for the first time since early 1999.

These are a few of the events that significantly affected the stability of the nation’s economy and created tight conditions in many segments of the financial markets. Additionally, the growing sophistication and confidence of investors and the expansion of on-line investing and banking services has facilitated the flow of money into various markets, intensifying the competition for savings deposits. The cumulative effect placed substantial pressure on financial institutions to maintain acceptable margins.

We succeeded through prudent risk, credit and investment management. Our earnings per share increased. Despite the deterioration of consumer confidence and a weakening in loan demand, we realized a 7% increase in our loan portfolio. Quality of assets remained strong as evidenced by our low percentage of non-performing assets. Vacillations in the stock market allowed us to make favorable repurchases of our stock during the year.

We remain attentive to the financial needs of our community. We have supplemented the products and services that are available to our customers. Among other things, we introduced commercial lending and checking accounts. We realize the importance of maintaining and expanding our customer base.

We are confident about the future of GS Financial Corp. We continue to be vigilant in our efforts to increase shareholder value. We look forward to the challenges and opportunities that the year 2001 will bring.

Sincerely,

/s/ Donald C. Scott

-------------------

Donald C. Scott

President and Chairman of the Board

The Company

GS Financial Corp. (the "Company") is a thrift holding company which was organized and incorporated under the laws of the State of Louisiana on December 24, 1996. The Company’s primary business is conducted through its wholly owned subsidiary, Guaranty Savings & Homestead Association, at its three locations in the metropolitan New Orleans area.

Market Information

GS Financial Corp.’s common stock trades on The NASDAQ Stock Market under the symbol GSLA. The Company’s stock traded in the range shown below. At December 31, 2000, the closing price was $14.56 per share and there were approximately 1,000 shareholders of record.

2000

QUARTER ENDING	HIGH	LOW	Cash Dividend
------------------	------	------	-------
March 31, 2000	12.250	10.063	$.09
June 30, 2000	12.875	11.000	$.09
September 30, 2000	13.250	12.125	$.09
December 31, 2000	14.938	12.875	$.09

1999

QUARTER ENDING	HIGH	LOW	Cash Dividend
------------------	------	------	-------
March 31, 1999	13.380	103875	$.07
June 30, 1999	10.750	10.580	$.09
September 30, 1999	11.500	10.630	$.09
December 31, 1999	12.880	10.000	$.09

Notice of Annual Meeting

The Annual Meeting of Shareholders of GS Financial Corp. will be held at the offices of Guaranty Savings & Homestead Association, 3798 Veterans Blvd., Metairie, Louisiana on Tuesday, April 24, 2001 at 10:00 a.m. CST.

Shareholder Services

Shareholders desiring to change the name, address or ownership of stock, to report lost certificates, or to consolidate accounts should contact our transfer agent:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

1-800-368-5948

Investor Relations

Shareholders and others seeking financial information or copies of the Company’s publicly available financial information should contact:

Amy Mashburn, Compliance Officer or, Glenn R. Bartels, Controller

GS Financial Corp.

3798 Veterans Blvd.

Metairie, LA 70002

(504) 457-6220

SELECTED CONSOLIDATED FINANCIAL DATA

December 1996 - 2000

The following selected consolidated financial and other data of the Company does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed financial information, including the Consolidated Financial Statements of the Company and Notes thereto, contained elsewhere herein.

(Dollars in Thousands)	At December 31,
	2000	1999	1998	1997	1996
Selected Financial Condition:
Total Assets	153,500	157,982	157,534	131,396	87,550
Cash and Cash Equivalents	3,403	2,504	1,810	2,612	7,591
Loans Receivable, Net	74,480	70,066	63,895	53,588	44,125
Investment Securities	11,000	10,483	20,877	27,974	23,566
Mortgage-Backed Securities	4,115	16,275	23,209	42,721	7,520
Collateralized Mortgage Obligations	53,745	52,080	41,726	-	-
Deposit Accounts	58,879	59,216	61,105	56,822	61,721
Borrowings	54,191	53,988	45,381	16,157	-
Equity	37,795	43,548	48,509	56,047	24,779

Selected Operating Data:
Interest Income	11,262	10,658	9,585	8,347	6,155
Interest Expense	5,875	5,221	4,087	3,014	2,669
Net Interest Income	5,387	5,437	5,498	5,333	3,486
Provision for Loan Losses	7	6	53	28	59
Net Interest Income After Provision
for Loan Losses	5,380	5,431	5,445	5,305	3,427
Non-Interest Income	(135)	(5)	233	73	(74)
Non-Interest Expense	(3,384)	(3,301)	(3,453)	(2,708)	(2,747)
Net Income Before Taxes
and Extraordinary Item	1,861	2,125	2,225	2,670	606
Income Tax Expense	666	750	870	1,000	201
Extraordinary Item	-	-	-	-	-
Net Income	1,195	1,375	1,355	1,670	405
Net Income per share - Basic	$0.60	$0.58	$0.49	$0.53	n/a
Net Income per share - Diluted	$0.60	$0.58	$0.49	$0.53	n/a
Dividends declared per share	$0.36	$0.34	$0.28	$0.14	n/a

SELECTED CONSOLIDATED FINANCIAL DATA (continued)

(Dollars in Thousands)	At December 31,
	2000	1999	1998	1997	1996
Other Data:
Profitability
Average Yield Interest-Earning Assets	7.42	7.09	7.16	7.21	7.57
Average Rate on Interest-Bearing Liabilities	5.24	4.85	4.76	4.60	4.43
Average Interest Rate Spread	2.18	2.24	2.40	2.61	3.14
Net Interest Margin	3.55	3.62	4.11	4.60	4.29
Interest-Earning Assets as a % of Interest-
Bearing Liabilities	135.40	139.62	156.04	176.66	134.92
Net Interest Income After Provision for Loan
Loss as a % of Non-Interest Expense	159.00	164.51	157.68	195.90	124.75
Non-Interest Expense as a % of
Average Assets	2.21	2.12	2.47	2.23	3.19
Return on Average Assets	0.78	0.88	0.97	1.38	0.47
Return on Average Equity	2.97	3.16	2.62	3.19	1.65

Capital Ratio's:
Average Equity as a % of Total Assets	26.18	27.92	37.03	40.76	28.30
Tangible Capital Ratio (Association alone)	16.22	17.68	27.62	32.61	27.72
Core Capital Ratio (Association alone)	16.22	17.68	27.62	32.61	27.72
Risk-Based Capital Ratio (Association alone)	39.54	49.15	72.60	79.41	79.19

Asset Quality Ratios:
Non Performing Loans as a % of Total Loans	0.58	0.14	0.42	0.31	0.57
Non Performing Assets as a % of Total Assets	0.28	0.06	0.17	0.13	0.29
Allowance for Loan Losses as a % of Total
Loans Receivable	0.56	0.60	0.72	0.77	0.87
Allowance for Loan Losses as a % of Non
Performing Loans	96.69	422.97	174.01	247.49	151.17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of GS Financial Corp. (the "Company") and its subsidiary, Guaranty Savings and Homestead Association, for the years ended December 31, 1996 through 2000 is designed to assist readers in their understanding of the Company. This review should be read in conjunction with the audited consolidated financial statements, accompanying footnotes and supplemental financial data included herein.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this annual report includes certain "forward-looking statements" based on current management expectations. The Company’s actual results could differ materially, as defined in the Securities Act of 1933 and the Securities Exchange Act of 1934, from those management expectations. Such forward-looking statements include statements regarding our intentions, beliefs or current expectations as well as the assumptions on which such statements are based. Stockholders and potential stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company’s loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company undertakes no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.