Form 10-K, Exhibit 13
period 2000-12-31
GS FINANCIAL CORP
filed 2001-03-30
CIK 1029630

COMPARISON OF FINANCIAL CONDITION

ASSETS

General - Total assets of the Company decreased by $4.5 million from $158.0 million at December 31, 1999, to $153.5 million at December 31, 2000. The decrease was primarily due to the net effects of a $12.2 million decrease in mortgage-backed securities partially offset by a $4.4 million increase in loans receivable and a $1.6 million increase in collateralized mortgage obligations. The purpose of the sale of the majority of the mortgage-backed security portfolio was twofold, (1) create liquidity for loan originations and additional stock buybacks and (2) reposition some of the Company’s investments in response to changing interest rates.

Cash and Cash Equivalents - Cash and cash equivalents, consisting of interest and non-interest bearing deposits and Federal Funds Sold, increased $.9 million, or 36%, from $2.5 million at December 31, 1999, to $3.4 million at December 31, 2000. Cash and cash equivalents are utilized in the daily operations of the Company. The Company maintains cash and cash equivalents sufficient to meet the daily operational needs of the bank including, but not limited to, operating expenses, loan funding, deposit withdrawals and investment purchases. The Company also maintains positions in mutual funds that are invested mostly in mortgage-based products. These funds carry one-day availability and supplement the yield of overnight Federal Funds Sold and interest-bearing deposits in other financial institutions such as the Federal Home Loan Bank.

Loans Receivable, Net - Loans receivable, net, increased by $4.4 million, or 6%, from $70.1 million at December 31, 1999, to $74.5 million at December 31, 2000. The primary change in the loan portfolio was a $3.7 million increase in loans on 1-4 family dwellings, from $67.4 million in 1999 to $71.1 million in 2000. In the fall of 2000, the Company began offering commercial loans and was able to originate $.4 million in such loans. Consumer loans continued to decrease. Because of a slowdown in the local real estate market and the increase in interest rates, there was only a 6% growth in the loan portfolio in 2000 as compared to the 10% growth in 1999.

Investment Securities - Investment securities increased $.5 million, or 5%, from $10.5 million at December 31, 1999, to $11.0 million at December 31, 2000. The Company’s investment securities consist of United States Treasury and Agency issues, short-term mutual funds consisting primarily of qualified thrift investments, Federal Home Loan Mortgage Corporation (FHLMC) common and preferred stock and other equity investments. During 2000, because of its low dividend yield, the Company sold 10,000 shares of its FHLMC common stock at gain of $.4 million. The Company also purchased $3.5 million of FHLMC Preferred Stock. The FHLMC preferred stock purchased contained call options varying from three to seven years and coupons varying from 5% to 6%. Seventy percent of the dividends for the FHLMC preferred stock are tax free, boosting the effective yield of this investment. During 2000, the Company charged-off $.2 million of its Intermediate Mortgage Fund as it liquidated $2.4 million of this investment to fund the liquidity needs of the Company.

Mortgage-Backed Securities - Mortgage-backed securities decreased $12.2 million, or 75%, from $16.3 million at December 31, 1999, to $4.1 million at December 31, 2000. In 2000 the Company sold $10.6 million in mortgage-backed securities which resulted in a realized net loss of $.3 million. The Company completed these transactions to generate cash for loan growth, for stock repurchases and for new investment opportunities. At December 31, 2000 and 1999, all of the Company’s mortgage-backed securities were FHLMC, FNMA, or GNMA issued instruments. FHLMC and FNMA are enterprises sponsored by the Federal government while GNMA securities represent direct obligations of the Federal Government.

Collateralized Mortgage Obligations - The Company investment in Collateralized Mortgage Obligations (CMOs) is limited to first-tranche Real Estate Mortgage Investment Conduits (REMICs) which pay monthly. REMICs are multiple class mortgage-backed securities whereby an underlying pool of mortgages held by the issuer serves as collateral for the debt. The Company has REMICs issued by FNMA, FHLMC and "AAA" rated non-governmental agencies. The Company has found these instruments to be ideal for its wholesale growth strategy due to their regular repayment schedules and attractive yields. The expected life of these REMICs varies from two to fifteen years. Most of the investment in CMOs was funded by advances from the Federal Home Loan Bank. During 2000, the Company’s investment in CMOs increased $1.6 million, or 3%, from $52.1 million at December 31, 1999, to $53.7 million at December 31, 2000.

LIABILITIES AND STOCKHOLDERS’ EQUITY

General - The Company’s deposits, borrowings and equity represent sources of funds for its various investments and operating needs.

Deposits - The Company’s deposits decreased $.3 million, or 1%, from $59.2 million at December 31, 1999, to $58.9 million at December 31, 2000. The change was due to the net result of a $.7 million decrease in certificates of deposit, a $2.8 million decrease in passbook savings accounts and a $3.2 million increase in demand deposit accounts. Late in 1999, the Company began offering checking accounts and installed automated teller machines (ATM’s) at all of its locations. During 2000, the Company began offering NOW accounts.

Borrowings - The Company’s borrowings increased $.2 million, from $54.0 million at December 31, 1999 to $54.2 million at December 31, 2000. The Company’s borrowings consist of fully amortizing, balloon and "bullet" (interest only until maturity) advances from the Federal Home Loan Bank of Dallas which mature between 2001 and 2008. These borrowings represent the continuation of the Company’s wholesale growth strategy of leveraged investing.

Stockholders’ Equity - Stockholders’ equity decreased $5.7 million, or 13%, from $43.5 million at December 31, 1999, to $37.8 million at December 31, 2000. The net decrease was due to the net effects of stock buybacks of $8.6 million, net income of $1.2 million, $.8 million in dividends paid, an increase in accumulated other comprehensive income of $1.9 million along with other minor adjustments.

Treasury Stock - During 2000, the Company repurchased 679,600 shares of its common stock for $8.6 million or an average price of $12.65 per common share. Since the inception of its stock buyback program in 1998, the Company has repurchased 1,469,654 shares of its common stock at an average price of $13.99 per common share or $20.6 million, contributing to the enhancement of shareholder value. At December 31, 2000, the book value was $19.20 per common share. This compares to a book value of $16.44 per common share at December 31, 1999.

COMPARISON OF RESULTS OF OPERATIONS

General - The Company reported net income of $1.2 million, $1.4 million and $1.4 million for the years ended December 31, 2000, 1999, and 1998. The results for 2000 reflected generally the same results from 1999 offset by the net loss on sale of securities experienced in 2000. The earnings of the Company increased to $.60 per common share. The results of operations and earnings have been impacted through the continued stock repurchases of the Company. During the last three years the Company has repurchased $20.6 million of its common stock, with the largest portion ($8.6 million) being repurchased in 2000 when the Company reached the three year anniversary of its initial public offering and became free of many of the restrictions regarding stock repurchases.

Interest Income - Interest income increased $.6 million, or 6%, from $10.7 million in 1999 to $11.3 million in 2000. Overall results for 2000 reflected a yield of 7.42% on average earning assets of $151.7 million compared to average earning assets of $150.3 million in 1999 yielding 7.09%. Interest on CMO’s increased $.9 million, or 31%, in 2000 to $3.8 million as compared to $2.9 million in 1999. For the fifth consecutive year, interest on loans increased, from $5.3 million in 1999 to $5.8 million in 2000. This increase of $.5 million represented growth of 9%.

The yield on loans receivable decreased from 7.99% in 1999 to 7.96% in 2000. This, however, was offset by an increase in the average balance of net loans receivable of $5.9 million from 1999 to 2000. The drop in yield of the loan portfolio of only three basis points marks the end of many years of double-digit decreases. The "leveling out" of the yield of the loan portfolio was due to rising interest rates and the liquidation of many loans originated in the 1980s which had always skewed the arithmetic average yield upward.

Interest income on investment securities decreased $.6 million, or 60%, from $1.0 million in 1999 to $.4 million in 2000. The yield on investment securities went down from 6.30% in 1999 to 5.71% in 2000. The reduction in yield was due to the Company’s increased investment in mortgage-based mutual funds and FHLMC common stock compared to the Company’s portfolio of U.S. Treasury and Agency securities. The Company’s portfolio of U.S. Treasury and Agency securities yields approximately 7.25% and consists primarily of securities purchased at least three to four years ago when interest rates were significantly higher than present rates. The Company’s mortgage-based mutual funds typically yield between 5.5% and 6.0% and act as a short-term investment for the Company. The FHLMC common stock carries a dividend yield to the Company of approximately 3%. The average balance of investments decreased $8.0 million, or 52%, from 1999 to 2000. The decrease in balance was due to the Company’s redemption of some of its holdings in short-term mutual funds, calls of agency bonds and the sale of 10,000 shares of FHLMC common stock. As mentioned earlier this sale resulted in a realized gain of $.4 million.

	For the Years Ended December 31,
	2000			1999			1998
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest Earning Assets
Loans Receivable	72,744	5,788	7.96%	66,773	5,334	7.99%	59,511	4,912	8.25%
Mortgage Backed Securities	11,985	800	6.68%	19,174	1,253	6.53%	28,918	1,833	6.34%
Investment Securities	7,432	424	5.71%	15,427	972	6.30%	20,423	1,499	7.34%
Collateralized Mortgage
Obligations	53,136	3,799	7.15%	44,480	2,863	6.44%	17,662	1,118	6.33%
Other Interest Earning Assets	6,421	451	7.02%	4,495	236	5.25%	7,363	223	3.03%
Total Interest Earning Assets	151,718	11,262	7.42%	150,349	10,658	7.09%	133,877	9,585	7.16%
Non Interest Earning Assets	1,752			5,277			5,894
TOTAL ASSETS	153,470			155,626			139,771

Interest Bearing Liabilities
Passbooks Deposits	18,957	572	3.02%	20,633	621	3.01%	22,284	680	3.05%
Certificates of Deposits	39,151	2,094	5.35%	39,456	1,926	4.88%	35,636	1,791	5.03%
Borrowings	53,944	3,290	5.95%	47,592	2,674	5.62%	27,879	1,616	5.80%
Total Interest Bearing Liabilities	112,052	5,875	5.24%	107,681	5,221	4.85%	85,799	4,087	4.76%
Non Interest Bearing Liabilities	1,238			4,499			4,932
TOTAL LIABILITIES	113,290			112,180			90,731
Retained Earnings	40,180			43,446			49,040
TOTAL LIABILITIES AND
RETAINED EARNINGS	153,470			155,626			139,771

Net Interest Earning Assets	39,666			42,668			48,078
Net Interest Income		5,387			5,437			5,498
Net Interest Spread			2.18%			2.24%			2.40%
Net Interest Margin			3.55%			3.62%			4.11%

Interest on Mortgage-backed securities decreased $.5 million from $1.3 million in 1999 to $.8 million in 2000. This represents a decrease of 27%. While the yield increased in 2000 to 6.68%, compared to 6.53% in 1999, the average balance decreased $7.1 million from $19.1 million in 1999 to $12.0 million in 2000, accounting for the decrease in income. The Company sold $10.6 million in mortgage-backed securities at a loss of $.3 million. The cash generated from the sale was used for stock repurchases, alternate investments and the funding of mortgage loans. The Company’s divestment in mortgage-backed securities and investment in CMOs can be explained by comparing the yield of these two investment vehicles. In 2000, the Company’s CMOs yielded 7.15% while the mortgage-backed securities yielded 6.68%.

The $.9 million increase in interest on CMO’s resulted from the increase in yield from 6.44% in 1999 to 7.15% in 2000 and the increase in average balance from $44.5 million in 1999 to $53.1 million in 2000. Interest on CMOs was $3.8 million in 2000 compared to $2.9 million in 1999.

Interest income from other interest earning assets approximately doubled from $.2 million in 1999 to $.4 million in 2000, which resulted from the Company maintaining higher average balances in Federal Funds Sold and other interest bearing deposits in other financial institutions and the higher interest rates paid thereon. The yield on other interest earning assets was 7.02% on an average balance of $6.4 million in 2000, compared to 5.25% on an average balance of $4.5 million in 1999. The yield in 2000 included a special one-time dividend paid on the Federal Home Loan Bank stock. The Company currently has $3.1 million in Federal Home Loan Bank stock.

RATE/VOLUME ANALYSIS

The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate) and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

INTEREST RATE/VOLUME ANALYSIS

For December 31, 1998 - 2000

	12/31/00 to 12/31/99			12/31/99 to 12/31/98
	Rate	Volume	Total	Rate	Volume	Total
Interest Income
Loans	(20)	474	454	(124)	546	422
MBS	31	(484)	(453)	(46)	(534)	(580)
Invest	(91)	(457)	(548)	(182)	(345)	(527)
CMO's	319	617	936	19	1,726	1,745
Other	76	139	215	123	(110)	13

Total	315	289	604	(210)	1,283	1,073

Interest Expense
Savings/NOW's	2	(51)	(49)	(9)	(50)	(59)
Certificates	186	(18)	168	(54)	189	135
Borrowings	154	381	535	17	1,041	1,058

Total	342	312	654	(46)	1,180	1,134

Increase(Decrease) in
Net Interest Income	(27)	(23)	(50)	(164)	103	(61)

Interest Expense - Interest expense increased $.7 million, or 13%, from $5.2 million in 1999, compared to $5.9 million in 2000. Interest on FHLB advances increased $.5 million to $3.2 million in 2000 compared to $2.7 million in 1999. The increase was due to the rise in market rates dictated by the Federal Reserve’s three rate increases enacted during 2000. The cost of the Company’s FHLB advances were 5.95% in 2000 compared to 5.62% in 1999. The average balance of borrowings was $53.9 million in 2000 compared to $47.6 million in 1999. Interest expense on the Company’s retail deposits increased $.2 million to $2.7 million in 2000, compared to $2.5 million in 1999. While the cost of passbook savings was unchanged, the cost of the Company’s certificates of deposit increased to 5.35% in 2000 compared to 4.88% in 1999. The Company’s overall cost of funds for 2000 was 5.24% on average interest-bearing liabilities of $112.1 million. This compares to a cost of funds of 4.85% on an average balance of $107.7 million in 1999.

Provision for Loan Losses - The Company had provision for loan losses of $7,000 in 2000 compared to $6,000 in 1999. Provisions for loan losses are required either when the Company experiences growth in its loan portfolio or charges loans off. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on a quarterly review of the performance of individual loans and the condition of the underlying collateral. Management utilizes a certain percentage of the entire mortgage loan portfolio given the current economic conditions in determining an adequate allowance for loan loss. The Company employs the reserve method of accounting for its allowances for loan losses.

The allowance for loan losses is reduced by loans charged off. For the three years ended December 31, 2000, 1999 and 1998 the Company had charge-offs of $11,000, $50,000, and $0. This low level of charge-offs could continue as long as the local economy remains strong with relatively low unemployment. Due to the Company’s policy of requiring cash equity for all mortgage loans, the Company does not anticipate any material adverse effect on its results of operations in the event of a downturn in the local economy.

Non-Interest Income - Non-interest income for 2000 was ($.1) million, resulting from the net loss on the sale or redemption of the Company’s various investments (FHLMC common stock, mortgage-backed securities and Intermediate Mortgage Fund). The Company’s other income consisting of various fees and service charges was unchanged.

Other Expenses - Other expenses increased $.1 million from $3.3 million for the twelve months ended December 31, 1999, compared to $3.4 million for the twelve months ended December 31, 2000. The increase was attributable to an increase in compensation expense of $.1 million. Ad Valorem taxes decreased $.1 million due to the reduction of shareholder equity at the subsidiary level with recent dividends from the Association to the Company. There were minor increases or decreases in all other expenses.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity measures the Company’s ability to meet its financial commitments and obligations on a timely basis. These commitments and obligations include loan disbursements, savings withdrawals by customers, the payment of dividends, cash letters and the daily operating expenses of the Company. Liquidity management involves the daily monitoring of cash on hand, non-interest bearing operating accounts, overnight Federal Funds Sold, short-term investments and the Company’s ability to convert these assets into cash without incurring a loss. Monthly paydowns on mortgage loans, mortgage-backed securities and collateralized mortgage obligations are anticipated and channeled to either cash on hand, overnight Federal Funds Sold or short-term investments in order to meet the Company’s demands and maximize interest earned on these funds.

The Company’s primary sources of funds are interest and non-interest bearing customer deposits, advances from the Federal Home Loan Bank and maturities of its existing investments including mortgage loans, mortgage-backed securities, investment securities and collateralized mortgage obligations. The Company offers competitive interest rates to maintain its core deposit base consisting of passbook savings, checking accounts and certificates of deposit. The Company does not utilize brokered deposits nor does it offer special rates for "jumbo" deposits of $100,000 or more. Gradual increases in interest rates have slowed prepayments of many of the Company’s assets during 2000. This has helped boost yields, particularly for short-term investments and the Company’s portfolio of CMO’s.

The Company, through the Association, is required under Federal regulations to maintain certain levels of liquid investments. Qualifying investments include United States Treasury and Federal Agency securities and other similar instruments having maturities of five years or less. The level of such investments may not be less than 4% of the Associations average withdrawable obligations as defined by the OTS. As of December 31, 2000, the Association’s liquidity stood at 57.06%, or $58.3 million in excess of the minimum requirement.

Guaranty Savings & Homestead Association, the Company’s wholly-owned subsidiary, is required to maintain regulatory capital sufficient to meet all three of the regulatory capital requirements, those being tangible capital (1.5%), core capital (3.0%), and risk-based capital (8.0%). As of December 31, 2000, the Association’s tangible and core capital amounted to $24.2, million or 16.2% of adjusted total assets, while the Association’s risk-based capital was $24.6 million, or 39.5% of total adjusted risk-weighted assets. Even though dividends declared and paid to the Company have reduced the capital level of the Association, the Company remains "well capitalized" under OTS standards. Since the initial public offering in 1997, the Company has endeavored to reduce its capital level through stock buybacks , retail or wholesale asset growth and other means.

MARKET RISK ANALYSIS – ASSET LIABILITY MANAGEMENT

Qualitative Risk Analysis. The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either re-price or mature within a given period of time. The difference or the interest rate re-pricing "gap" provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap with shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of December 31, 2000, the ratio of the Association’s cumulative one-year gap to total assets was a negative 23.5% and its ratio of interest-earning assets to interest-bearing liabilities maturing or re-pricing within one year was 48.3%.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the Association’s results of operations, the Association has adopted asset and liability management policies including an interest rate risk policy to better enable management to match the re-pricing and maturities of its interest-earning assets and interest-bearing liabilities. Monthly, President Scott and Controller Bartels review the re-pricing gap on an internal model specifically designed for the assets and liabilities currently being held by the Association. On a quarterly basis, the entire Board of Directors receives an interest rate risk report which analyzes changes to the net portfolio value ("NPV") and net interest income. The net portfolio value is the difference between the market value of the Association’s assets and the market value of the Association’s liabilities and off balance sheet commitments. The Board reviews the internal model and a standard thrift industry model prepared by the OTS from the Association’s quarterly Consolidated Maturity and Rate Report.

As a thrift institution, Guaranty Savings & Homestead Association typically operates with negative gaps over the short term since the Association is invested primarily in home mortgage loans varying in length usually from 15 to 25 years while its longest term interest-bearing liabilities are five-year certificates of deposit and two nine-year balloon FHLB advances. Therefore, it is vital that the Association manage its other investments in a manner which eliminates the substantial negative re-pricing gap which arises from one to five years while at the same time maximizing net interest income. This is why the Association places much of its ready cash in short-term investments such as mortgage-based mutual funds. These types of investments provide the benefit of overnight availability while producing yields approximately 50 basis points higher than overnight Federal Funds sold. The Association also places a high emphasis on cash flows in its portfolio of CMO REMIC’s. The duration of the Association’s CMO REMIC’s varies from two to fifteen years.

Quantitative Risk Analysis Presented below is an analysis of Guaranty Savings & Homestead Association’s interest rate risk as of December 31, 2000 as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points in accordance with OTS regulations. As illustrated in the table, NPV is more sensitive to and may be more negatively impacted by rising rates than declining rates. This occurs principally because as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Association does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. The value of the Association’s deposits and borrowings change in approximately the same proportion in rising or falling rate scenarios.

Change (in Basis Points)	Net Portfolio Value ------------------------
in Interest Rates	$ Amount	$ Change	% Change
	(Dollars in Thousands)
+300	10,341	-18,234	-64%
+200	15,995	-12,580	-44%
+100	22,046	- 6,529	-23%
0	28,575
-100	38,629	10,054	+35%
-200	43,326	14,751	+52%
-300	51,758	23,183	+81%

The assumptions used by management to evaluate the vulnerability of the Association’s operations to changes in interest rates in the table above are based on assumptions utilized in the gap table below. Although management finds these assumptions reasonable, the interest rate sensitivity of the Association’s assets and liabilities and the estimated effects of changes in interest rates on the Association’s net interest income and NPV indicated in the above table could vary substantially if different assumptions were used or actual experience differs from such assumptions.

SENSITIVITY ANALYSIS

The following table summarizes the anticipated maturities or re-pricing of the Association’s interest-earning assets and interest-bearing liabilities as of December 31, 2000, based on the information and assumptions set forth in the notes below.

(Dollars in Thousands)	Within Three Months	Three to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	Over Five Years	Total
Interest-Earning assets:
Cash and interest-earning deposits	$3,135	$-	$-	$-	$-	$3,135
U.S. Government and Agency Securities (1)	-	1,100	-	300	986	2,386
FHLMC & FHLB Stock	6,647	-	-	-	-	6,647
Mortgage-based Mutual Funds	6,089	-	-	-	-	6,089
Mortgage Loans (2)	1,875	5,625	15,004	15,004	36,764	74,272
Commercial Loans (3)	99	-	-	-	281	380
Mortgage-Backed Securities (2)	195	588	1,565	230	-	2,578
Collateralized Mortgage Obligations (2)	1,857	5,574	14,864	14,864	17,945	55,104
Consumer Loans	238	-	-	-	-	238
TOTAL INTEREST-EARNING ASSETS	20,135	12,887	31,433	30,398	55,976	150,829
	=====	=====	=====	=====	=====	======

Interest Bearing Liabilities
NOW Accounts	2,965	-	-	-	-	2,965
Passbook Savings (4)	3,000	9,000	5,431	-	-	17,431
Certificates of Deposits (3)	8,505	20,973	8,097	688	-	38,263
FHLB Advances (3)	7,991	18,900	10,947	5,583	10,770	54,191
TOTAL INTEREST-EARNING LIABILITIES	19,496	48,873	24,475	6,271	10,770	109,885
	=====	=====	=====	=====	=====	======

Excess/(deficiency) of interest-earning
assets over interest-bearing liabilities	639	(35,986)	6,958	24,127	45,206	40,944

Cumulative excess/(deficiency) of interest-
earning assets over interest bearing liabilities	639	(35,347)	(28,389)	(4,262)	40,944

Cumulative excess/(deficiency) of interest-
earning assets over interest bearing liabilities
as a percent of total assets	0.42%	-23.38%	-18.78%	-2.82%	27.08%

Ratio of interest-earning assets to interest-
bearing liabilities	103.28%	26.37%	128.43%	484.74%	519.74%

Ratio of cumulative interest-earning assets
to interest-bearing liabilities	103.28%	48.30%	69.42%	95.70%	137.26%

(1) Based on contractual maturities
(2) Based on 2000 average monthly withdrawals
(3) Includes callable securities of $.5 million
(4) Based on 2000 average monthly withdrawals

IMPACT OF INFLATION

The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company’s operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are financial. As a result, interest rates have a greater impact on the Company’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.