Form 10-K, Exhibit 13
period 2000-12-31
GS FINANCIAL CORP
filed 2001-03-30
CIK 1029630

To The Board of Directors

GS Financial Corp. and Subsidiaries

Independent Auditor's Report

We have audited the accompanying consolidated balance sheets of GS FINANCIAL CORP. and its wholly-owned subsidiary, GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GS FINANCIAL CORP. and its wholly-owned subsidiary, GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

                    /s/LaPorte, Sehrt, Romig and Hand

                    -------------------------------------------

                    A Professional Accounting Corporation

January 15, 2001

Metairie, Louisiana

GS FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

ASSETS

	December 31,
	2000	1999

CASH AND CASH EQUIVALENTS
Cash and Amounts Due from Depository Institutions	$531	$145
Interest-Bearing Deposits in Other Banks	1,417	1,759
Federal Funds Sold	1,455	600

Total Cash and Cash Equivalents	3,403	2,504

Securities Available-for-Sale, at Fair Value	11,000	10,483
Mortgage-Backed Securities Available-for-Sale,
at Fair Value	4,115	16,275
Collateralized Mortgage Obligations Available-for-Sale,
at Fair Value	53,745	52,080
Loans, Net	74,480	70,066
Accrued Interest Receivable	682	750
Premises and Equipment, Net	2,527	2,646
Real Estate Held-for-Investment	211	213
Stock in Federal Home Loan Bank, at Cost	3,115	2,866
Foreclosed Real Estate	117	14
Deferred Charges	61	49
Other Assets	44	36

Total Assets	$153,500	$157,982

The accompanying notes are an integral part of these financial statements.

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31,
	2000	1999

LIABILITIES
Deposits	$58,879	$59,216
Advance Payments by Borrowers for Taxes and Insurance	931	767
FHLB Advances	54,191	53,988
Accrued Interest - FHLB Advances	279	261
Accrued Income Tax	-	32
Deferred Income Tax	1,044	17
Other Liabilities	381	153

Total Liabilities	115,705	114,434

STOCKHOLDERS' EQUITY
Preferred Stock - $.01 Par Value; 5,000,000 Shares Authorized
- 0 - Shares Issued and Outstanding	-	-
Common Stock - $.01 Par Value; 20,000,000 Shares Authorized
3,438,500 Shares Issued and Outstanding	34	34
Additional Paid-in Capital	33,854	33,822
Unearned ESOP Shares	(1,646)	(1,927)
Unearned RRP Trust Stock	(1,754)	(1,974)
Treasury Stock (1,469,654 Shares in 2000 and
790,054 Shares in 1999) at Cost	(20,568)	(11,978)
Retained Earnings	26,583	26,151
Accumulated Other Comprehensive Income (Loss)	1,292	(580)

Total Stockholders' Equity	37,795	43,548

Total Liabilities and Stockholders' Equity	$153,500	$157,982

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	For The Years Ended
	December 31,
	2000	1999	1998

INTEREST INCOME
Loans Receivable	$5,788	$5,334	$4,912
Investment Securities	424	972	1,499
Mortgage-Backed Securities	800	1,253	1,833
Collateralized Mortgage Obligations	3,799	2,863	1,118
Dividends on Federal Home Loan Bank Stock	237	139	88
Other Interest Income	214	97	135

Total Interest Income	11,262	10,658	9,585

INTEREST EXPENSE
Deposits	2,666	2,547	2,471
Advances from Federal Home Loan Bank	3,209	2,674	1,616

Total Interest Expense	5,875	5,221	4,087

NET INTEREST INCOME BEFORE
PROVISION FOR LOAN LOSSES	5,387	5,437	5,498

PROVISION FOR LOAN LOSSES	7	6	53

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,380	5,431	5,445

NON-INTEREST INCOME
Gain (Loss) on Sale of Investments	(146)	(18)	208
Other Income	11	13	25

Total Non-Interest Income	(135)	(5)	233

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(Dollars in Thousands)

	For The Years Ended
	December 31,
	2000	1999	1998

NON-INTEREST EXPENSES
Compensation and Employee Benefits	2,098	2,010	2,115
Advertising	95	69	78
Office Supplies, Telephone and Postage	109	119	126
Net Occupancy Expense	323	293	291
Legal Fees	13	38	21
Audit and Consulting Fees	59	41	86
Supervisory Fees	72	80	72
Federal Insurance Premiums	12	35	35
Data Processing Expense	129	82	77
Real Estate Owned Expense - Net	2	(24)	(1)
Ad Valorem Taxes	365	450	376
Other	107	108	177

Total Non-Interest Expenses	3,384	3,301	3,453

INCOME BEFORE INCOME TAX
EXPENSE	1,861	2,125	2,225

INCOME TAX EXPENSE	666	750	870

NET INCOME	$1,195	$1,375	$1,355

EARNINGS PER SHARE - BASIC	$0.60	$0.58	$0.49

EARNINGS PER SHARE - DILUTED	$0.60	$0.58	$0.49

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in Thousands)

	For the Years Ended
	December 31,
	2000	1999	1998

NET INCOME	$1,195	$1,375	$1,355

OTHER COMPREHENSIVE INCOME,
NET OF TAX:
Unrealized Holding Gains (Losses) Arising
During the Period	1,685	(2,361)	(79)

Reclassification Adjustment for (Gains) Losses
Included in Net Income	187	13	(11)

Total Other Comprehensive Income (Loss)	1,872	(2,348)	(90)

COMPREHENSIVE INCOME (LOSS)	$3,067	$(973)	$1,265
	====	====	====

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For The Years Ended December 31, 2000, 1999 and 1998
(Dollars in Thousands)

				Unearned			Accumulated
		Add’l			RRP		Other	Total
	Common Stock	Paid-in Capital	Treasury Stock	ESOP Stock	Trust Stock	Retained Earnings	Comprehensive Income (Loss)	Stockholders' Equity
BALANCES AT DECEMBER 31, 1997	$34	$33,658	-	$(2,516)	$(2,076)	$25,089	$1,858	$56,047

Distribution of
RRP Trust Stock	-	19	-	-	217	-	-	236

Common Stock Released
By ESOP Trust	-	133	-	308	-	-	-	441

Common Stock Acquired by Recognition
and Retention Trust	-	-	-	-	(334)	-	-	(334)

Purchase of Treasury Stock	-	-	(8,324)	-	-	-	-	(8,324)

Dividends Declared	-	-	-	-	-	(822)	-	(822)

Net Income - Year Ended
December 31, 1998	-	-	-	-	-	1,355	-	1,355

Other Comprehensive Income (Loss), Net of Applicable
Deferred Income Taxes	-	-	-	-	-	-	(90)	(90)
BALANCES AT DECEMBER 31, 1998	$34	$33,810	$(8,324)	$(2,208)	$(2,193)	$25,622	$1,768	$48,509

Distribution of
RRP Trust Stock	-	(62)	-	-	219	-	-	157

Common Stock Released
By ESOP Trust	-	74	-	281	-	-	-	355

Purchase of Treasury Stock	-	-	(3,654)	-	-	-	-	(3,654)

Dividends Declared	-	-	-	-	-	(846)	-	(846)

Net Income - Year Ended
December 31, 1999	-	-	-	-	-	1,375	-	1,375

Other Comprehensive Income (Loss), Net of Applicable
Deferred Income Taxes	-	-	-	-	-	-	(2,348)	(2,348)
BALANCES AT DECEMBER 31, 1999	$34	$33,822	$(11,978)	$(1,927)	$(1,974)	$26,151	$ (580)	$43,548

Distribution of
RRP Trust Stock	-	(64)	-	-	220	-	-	156

Common Stock Released
By ESOP Trust	-	96	-	281	-	-	-	377

Purchase of Treasury Stock	-	-	(8,590)	-	-	-	-	(8,590)

Dividends Declared	-	-	-	-	-	(763)	-	(763)

Net Income - Year Ended
December 31, 2000	-	-	-	-	-	1,195	-	1,195

Other Comprehensive Income (Loss), Net of Applicable
Deferred Income Taxes	-	-	-	-	-	-	1,872	1,872
BALANCES AT DECEMBER 31, 2000	$34 ==	$33,854 =====	$(20,568) ======	$(1,646) =====	$(1,754) =====	$26,583 =====	$1,292 ====	$37,795 =====

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Years Ended
	December 31,
	2000	1999	1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,195	$1,375	$1,355
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Depreciation	139	114	123
Discount Accretion Net of Premium Amortization	(129)	136	158
Provision for Losses	7	6	53
(Gain) Loss on Disposal of Fixed Assets	(8)	3	-
Non-Cash Dividend - FHLB	(236)	(139)	(88)
Net Loan Fees	(2)	(1)	(2)
Dividend on ARM Fund	(51)	(86)	(587)
Dividend on IMF Fund	(48)	(322)	(98)
ESOP Expense	377	355	521
RRP Expense	156	156	103
Loss (Gain) on Sale of Foreclosed Real Estate	12	(23)	-
Loss (Gain) on Sale of Investments	146	13	(208)
Decrease (Increase) in Prepaid Income Taxes	-	69	(69)
Increase in Deferred Income Tax	63	23	60
Changes in Operating Assets and Liabilities:
Decrease (Increase) in Accrued Interest Receivable	68	(61)	(102)
(Increase) Decrease in Deferred Charges	(11)	8	(11)
(Decrease) Increase in Accrued Income Tax	(32)	32	(93)
Increase (Decrease) in Other Liabilities	227	(293)	328
Increase in Accrued Interest - FHLB Advances	18	50	128
Decrease (Increase) in Other Assets	(8)	3	12

Net Cash Provided by Operating Activities	1,883	1,418	1,583

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Dollars in Thousands)

	For the Years Ended
	December 31,
2000		1999	1998
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Collateralized Mortgage Obligations	(8,647)	(31,362)	(51,302)
Proceeds from Maturities of Collateralized Mortgage Obligations	9,108	19,175	9,589
Proceeds from Sale of FHLMC Common Stock	413	-	-
Purchase of FHLMC Preferred Stock	(3,507)	-	-
Proceeds from Maturities of Available-for-Sale Securities	2,292	5,472	2,209
Purchases of Mortgage-Backed Securities	-	-	(5,764)
Proceeds from Maturities of Mortgage-Backed Securities	1,956	6,226	11,790
Proceeds from Sale of Mortgage-Backed Securities	10,313	-	12,646
(Purchase)/Redemption of ARM Mutual Fund	(1,390)	1,561	11,539
(Purchase)/Redemption of IMF Mutual Fund	2,410	2,617	(5,169)
Purchase of Other Equity Investments	(50)	-	-
Loan Originations - Net	(4,528)	(6,203)	(10,358)
Purchases of Premises and Equipment	(27)	(142)	(28)
Proceeds from the Sale of Premises and Equipment	16	-	-
Proceeds from Sales of Foreclosed Real Estate	2	41	-
Capitalized Foreclosed Real Estate Costs	(8)	(4)	-
Purchase of Federal Home Loan Bank Stock	(12)	(400)	(1,355)

Net Cash Provided by (Used in) Investing Activities	8,341	(3,019)	(26,203)

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Dollars in Thousands)

	For the Years Ended
	December 31,
	2000	1999	1998

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of Treasury Stock	(8,590)	(3,654)	(8,324)
Advances from Federal Home Loan Bank	202	8,607	29,224
Payment of Cash Stock Dividends	(763)	(846)	(822)
Purchase of Stock for Recognition and Retention Plan	-	-	(334)
Net (Decrease) Increase in Deposits	(337)	(1,889)	4,283
Net Increase (Decrease) in Non-Interest Bearing Deposits	163	77	(209)

Net Cash (Used in) Provided by Financing Activities	(9,325)	2,295	23,818

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	899	694	(802)

CASH AND CASH EQUIVALENTS - Beginning of Year	2,504	1,810	2,612

CASH AND CASH EQUIVALENTS - End of Year	$3,403	$2,504	$1,810

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest	$5,847	$5,168	$4,095
Income Taxes	618	622	878
Loans Transferred to Foreclosed Real Estate
During the Year	109	27	-
Market Value Adjustment for Gain/(Loss)
on Securities Available-for-Sale	1,958	(878)	2,679

The accompanying notes are an integral part of these financial statements.