Form 10-K, Exhibit 13
period 2000-12-31
GS FINANCIAL CORP
filed 2001-03-30
CIK 1029630

GS FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

GS Financial Corp. (the "Company") was organized as a Louisiana corporation on December 24, 1996 for the purpose of becoming the holding company of Guaranty Savings and Homestead Association (the "Association") in anticipation of converting the Association from a Louisiana chartered mutual savings and loan association to a Louisiana chartered stock savings and loan association. Other than steps related to the reorganization described below, the Company was essentially inactive until April 1, 1997, when it acquired the Association in a business reorganization of entities under common control in a manner similar to a pooling of interest. The acquired Association became a wholly-owned subsidiary of the Company as part of the conversion through the exchange of 1,000 shares of common stock that consists of 100 percent of the outstanding stock of the Association. The Association operates in the savings and loan industry and as such provides financial services primarily to individuals, mainly through the origination of loans on one to four family residences, and the acceptance of deposits in the form of passbook savings, certificates of deposit, and demand deposit accounts.

The Association is subject to competition from other financial institutions, and is also subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by those regulatory authorities.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Guaranty Savings and Homestead Association. In consolidation, significant inter-company accounts, transactions, and profits have been eliminated.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Management independently determines the allowance for losses on loans based on an evaluation of the loan history and the condition of the underlying properties. In connection with the determination of the allowances for losses on foreclosed real estate, management obtains independent appraisals for all properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

CASH AND CASH EQUIVALENTS

For the purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents include all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and Federal Funds Sold.

INVESTMENT SECURITIES

Marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in comprehensive income. The cost of securities sold is recognized using the specific identification method. Premiums and discounts are being amortized over the life of the securities as a yield adjustment.

MORTGAGE-BACKED SECURITIES

Mortgage-backed securities represent participating interests in pools of first mortgage loans originated and serviced by issuers of the securities. Unrealized gains and losses on mortgage-backed securities are recognized as direct increases or decreases in comprehensive income. The cost of securities sold is recognized using the specific identification method. Premiums and discounts are being amortized over the life of the securities as a yield adjustment. During 2000, the Company held mortgage-backed securities issued by the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation, and the Federal National Mortgage Association.

COLLATERALIZED MORTGAGE OBLIGATIONS

Collateralized Mortgage Obligations (CMO’s) are multiple class mortgage-backed securities. An underlying pool of mortgages held by the issuer serves as collateral for the debt obligations, and principal and interest payments from the pool of mortgages are used to retire the CMO’s.

Currently, the Company’s investment in CMO’s is limited to first-tranche Real Estate Mortgage Investment Conduits (REMIC’s). A REMIC is a pass-through investment vehicle created under the Tax Reform Act of 1986 to issue multiple class mortgage-backed securities. The multiple classes in a REMIC are known as "tranches".

Currently, the Company’s investment in REMIC’s is limited to those issued by FNMA, FHLMC and "AAA" rated non-governmental agencies. These are defined to be within the 20% risk-weighted category for thrift institutions. Prior to investing, the Company receives a prospectus that includes the various cash flow and interest rate risk scenarios possible for each bond.

Unrealized gains and losses on CMO’s are recognized as direct increases or decreases in comprehensive income. The cost of securities sold is recognized using the specific identification method. Premiums and discounts are being amortized over the life of the securities as a yield adjustment.

LOANS

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method.

Loans are placed on non-accrual when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income, and thereafter interest is recognized only to the extent of payments received.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Interest payments on impaired loans are typically applied to principal unless collectibility of the principal amount is fully assured, in which case interest is recognized on the cash basis. Residential mortgage loans and consumer installment loans are considered to be groups of smaller balance homogeneous loans and are collectively evaluated for impairment and are not subject to SFAS 114 measurement criteria.

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to absorb probable losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation computed principally on the straight-line and modified accelerated cost recovery methods over the estimated useful lives of the assets which range from 5 to 10 years for furniture and equipment, and 31 to 39 years for buildings. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized.

When these assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

FORECLOSED REAL ESTATE

Foreclosed real estate includes real estate acquired in settlement of loans. At the time of foreclosure, foreclosed real estate is recorded at the lower of the Association’s cost or the asset’s fair value, less estimated selling costs, which becomes the property’s new basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value less estimated selling costs. Costs incurred in maintaining foreclosed real estate are included in income (loss) on foreclosed real estate.

REAL ESTATE HELD-FOR-INVESTMENT

Real estate held-for-investment consists of the land and building of a former branch location of the Association. Due to regulatory considerations, the Association sold this property to the Company during 1998 at fair value. The gain on the sale realized by the Association is eliminated through consolidation. During 2000, the Company transferred the remaining book value of the building to land. The Company plans to redevelop this property in 2001, and all existing structures are to be demolished.

INCOME TAXES

The Company and its wholly-owned subsidiary file a consolidated Federal income tax return on a calendar year basis. Each entity pays its pro rata shares of income taxes in accordance with a written tax-sharing agreement.

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

While the Association is exempt from Louisiana income tax, it is subject to the Louisiana Ad Valorem tax that is based on stockholders’ equity and net income.

NON-DIRECT RESPONSE ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising cost were $95,000, $69,000 and $78,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

NEW ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 138 (SFAS 138), Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS 133, is effective for the quarter beginning after June 15, 2000. This statement addresses a limited number of issues causing implementation difficulties for entities that apply SFAS 133, which requires all derivatives to be recognized at fair value as either assets or liabilities in the consolidated balances sheets. Changes in the fair value of derivatives not designated as hedging instruments are to be recognized currently in earnings. Gains or losses on derivatives designated as hedging instruments are either to be recognized currently in earnings or are to be recognized as a component of other comprehensive income, depending on the intended use of the derivatives and the resulting designation. Adoption of this pronouncement had no effect on the financial position and results of operations of the Company.

Statement of Financial Accounting Standards No. 140 (SFAS 140), Accounting for Transfers and servicing of Financial Assets and Extinguishments of Liabilities, is a replacement of SFAS 125. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for years ending after December 15, 2000. The adoption of this pronouncement had no effect on the financial position and results of operations of the Company.

NOTE B

INVESTMENT SECURITIES

Securities available-for-sale consist of the following (in thousands):

December 31, 2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	----------	----------	----------	----------
U. S. Government
and Federal Agencies	$2,389	$72	$-	$2,461
Adjustable Rate
Mortgage Mutual Fund	2,831	-	8	2,823
Intermediate
Mortgage Mutual Fund	400	-	30	370

FHLMC Common Stock	25	1,767	-	1,792
FHLMC Preferred Stock	3,506		2	3,504
Equity Investments - Other	50	-	-	50
	-------	-------	-------	-------
	$9,201	$1,839	$40	$11,000
	=====	=====	=====	=====

December 31, 1999	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	----------	----------	----------	----------
U. S. Government
and Federal Agencies	$4,678	$35	$30	$4,683
Adjustable Rate
Mortgage Mutual Fund	1,390	-	9	1,381
Intermediate
Mortgage Mutual Fund	2,972	-	247	2,725

FHLMC Common Stock	35	1,659	-	1,694
	-------	-------	-------	-------
	$9,075	$1,694	$286	$10,483
	=====	=====	=====	=====

The following is a summary of maturities of securities available-for-sale (in thousands):

	December 31,
	2000 Securities Available-for-Sale		1999 Securities Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	---------	---------	---------	---------
Amounts Maturing in:
In One Year or Less	$7,911	9,643	$4,997	$6,407
After One Year Through Five Years	300	326	1,398	1,416
After Five Years Through Ten Years	990	1,031	2,680	2,660
	------	------	------	------
	$9,201	11,000	$9,075	$10,483
	=====	=====	=====	=====

The Company is holding agency securities in the amount of $500,000 that are callable in 2001. The Company is holding FHLMC preferred stock callable in 2004 and 2009.

During 2000, the Company realized losses of $210,000 through the redemption of $2.6 million of its Intermediate Mortgage Mutual Fund. The Company also sold 10,000 shares of FHLMC common stock for $413,000, realizing a gain of $403,000. During 1999, the Company realized losses of $13,387 through the redemption of $3.1 million of its Adjustable Rate Mortgage Fund. During 1998, the Company realized losses of $57,565 through the net redemption of $11.5 million of its Adjustable Rate Mortgage Fund.

Included in other assets are two equity securities being carried at cost of $27,000. The fair value for these securities approximates cost.

NOTE C

MORTGAGE-BACKED SECURITIES

Mortgage-backed securities consist of the following (in thousands):

December 31, 2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	----------	----------	----------	----------
Available for Sale:
FNMA	$1,481	$-	$5	$1,476
FHLMC	1,096	-	2	1,094
GNMA	1,541	4	-	1,545
	-------	-------	-------	-------
	$4,118	$4	$7	$4,115
	=====	=====	=====	=====

December 31, 1999	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	----------	----------	----------	----------
Available for Sale:
FNMA	$5,255	$1	$81	$5,175
FHLMC	1,328	3	34	1,297
GNMA	10,160	-	357	9,803
	-------	-------	-------	-------
	$16,743	$4	$472	$16,275
	=====	=====	=====	=====

The amortized cost and fair value of mortgage-backed securities at December 31, 2000 and 1999, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

December 31, 2000	Amortized Cost	Fair Value
	---------	---------
Mortgage-Backed Securities Maturing:
In One Year or Less	$230	$230
After One Year Through Five Years	814	819
After Five Years Through Ten Years	1,187	1,177
After Ten Years	1,887	1,889
	------	------
	$4,118	$4,115
	=====	=====
December 31, 1999	Amortized Cost	Fair Value
	---------	---------
Mortgage-Backed Securities Maturing:
In One Year or Less	$112	$113
After One Year Through Five Years	1,411	1,405
After Five Years Through Ten Years	1,403	1,339
After Ten Years	13,817	13,418
	--------	--------
	$16,743	$16,275
	=====	=====

In 2000, the Company sold GNMA and FNMA mortgage-backed securities with a book value of $10,581,506 , resulting in a loss of $337,000. There were no sales of mortgage-backed securities in 1999. During 1998, the Company sold mortgage-backed securities with a book value of $12,387,568 for $12,646,040. This resulted in a realized gain of $258,471.

NOTE D

COLLATERALIZED MORTGAGE OBLIGATIONS

Collateralized Mortgage Obligations (CMO’s) consist of the following (in thousands):

December 31, 2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	----------	----------	----------	----------
Available-for-Sale:
FNMA	$5,766	$-	$187	$5,579
FHLMC	14,254	196	309	14,141
GNMA	33,562	583	120	34,025
	-------	-------	-------	-------
	$53,582	$779	$616	$53,745
	=====	=====	=====	=====
December 31, 1999	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	----------	----------	----------	----------
Available-for-Sale:
FNMA	$8,058	$-	$474	$7,584
FHLMC	17,347	167	690	16,824
GNMA	28,493	15	836	27,672
	-------	-------	-------	-------
	$53,898	$182	$2,000	$52,080
	=====	=====	=====	=====

At December 31, 2000 and 1999, CMO’s are classified as available-for-sale, and are reported on the financial statements at their fair value. Also, all of the CMO’s held as of December 31, 2000 and 1999 have contractual maturities of greater than ten years. There were no sales of CMO’s during 2000, 1999 and 1998.

At December 31, 2000, a CMO with a market value of $766,073 has been pledged as collateral towards the outstanding balance of Advances from the Federal Home Loan Bank.

NOTE E

LOANS

Loans at December 31, 2000 and 1999 are summarized as follows (in thousands):

	December 31,
	2000	1999
First Mortgage Loans:
One to Four
Family Residential	$71,092	$67,424
FHA and VA	52	140
Construction	619	646
Commercial Real Estate	1,006	1,377
Other	1,453	446
	---------	---------
Total Real Estate Loans	74,222	70,033

Consumer Loans:
Second Mortgage	52	84
Loans on Deposits	237	367
	---------	---------
Total Consumer Loans	289	451

Commercial Loans	381	-
	---------	---------
	74,892	70,484

Allowance for
Loan Losses	(420)	(424)

Net Deferred Loan
Origination Costs	8	6
	---------	---------
Net Loans	$74,480	$70,066
	=====	=====

An analysis of the allowance for loan losses as follows (in thousands):

	Years Ended December 31,
	2000	1999	1998
	-----	-----	-----
Balance, Beginning
of Year	$424	$463	$410
Provision for Losses	7	6	53
Loans Charged Off	(11)	(45)	-
Recoveries	-	-	-
	-----	-----	-----
Balance, End of Year	$420	$424	$463
	====	====	====

Loans receivable as of December 31, 2000 are scheduled to mature and adjustable rate loans are scheduled to reprice as follows (in thousands):

	Under One Year	One to Five Years	Six to Ten Years	Over 10 Years	Total
	------	------	------	------	------
Loans Secured by 1-4 Family
Residential:
Fixed Rate	$65	$2,054	$9,740	$59,233	$71,092
Other Loans Secured by
Real Estate:
Fixed Rate	32	111	331	2,708	3,182
Commercial Fixed Rate	99	-	-	282	381
All Other Loans	237	-	-	-	237
	------	------	------	------	------
	$433	$2,165	$10,071	$62,223	$74,892
	=====	=====	=====	=====	=====

At December 31, 2000 and 1999, the Association had loans totaling approximately $320,000 and $254,000, respectively, for which impairment had been recognized. The allowance for loan losses related to these loans totaled $68,000 and $64,000 at December 31, 2000 and 1999, respectively. The amount of interest income that would have been recorded on loans in non-accrual status at December 31, 2000, had such loans performed in accordance with their terms, was approximately $20,000. Such interest foregone for the year ended December 31, 1999 was approximately $3,000.

In the ordinary course of business, the Association has and expects to continue to have transactions, including borrowings, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association.

Loans to such borrowers are summarized as follows (in thousands):

	December 31,
	2000	1999
Balance, Beginning
of Year	$904	$949
Additions	602	-
Payments and Renewal	(52)	(45)
	---------	---------
Balance, End of Year	1,454	904

The Association’s lending activity is concentrated within the metropolitan New Orleans area and surrounding parishes, with its major emphasis in the origination of permanent single-family dwelling loans. Such loans comprise the majority of the Association’s loan portfolio.

NOTE F

ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, 2000 and 1999 consists of the following (in thousands):

	December 31,
	2000	1999
Loans	$311	$267
Mortgage-Backed Securities	24	97
Collateralized Mortgage Obligations	304	300
Investments and Other	43	86
	------	------
Totals	$682	$750
	====	====