Form 10-K, Exhibit 13
period 2000-12-31
GS FINANCIAL CORP
filed 2001-03-30
CIK 1029630

NOTE G

PREMISES AND EQUIPMENT

A summary of premises and equipment follows (in thousands):

	December 31,
	2000	1999
Land	$781	$781
Buildings and Improvements	2,071	2,071
Furniture, Fixture and Equipment	526	537
	------	------
	3,378	3,389
Accumulated Depreciation and Amortization	(851)	(743)
	------	------
	$2,527	$2,646
	====	====

Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was approximately $137,000, $112,000 and $123,000, respectively.

NOTE H

FORECLOSED REAL ESTATE

A summary of the activity of the Foreclosed Real Estate account follows:

	December 31,
	2000	1999
Balance - Beginning of the Year	$14	$-
Acquired in Settlement of Loans	109	27
Costs Capitalized	8	4
Sales of Foreclosed Real Estate	(14)	(17)
Less: Allowance for Losses on Foreclosed Real Estate	-	-
	------	------
	$117	$14
	====	====

Expenses applicable to foreclosed real estate consists of operating expenses, net of rental income, and gains and losses on sales of real estate. The Company incurred net expenses associated with foreclosed real estate of approximately $2,000 for the year ended December 31, 2000. For the years ended December 31, 1999 and 1998, the Company recognized net income associated with foreclosed real estate of approximately $24,000 and $1,000, respectively.

NOTE I

REAL ESTATE HELD-FOR-INVESTMENT

Real estate held-for-investment consists of a former branch location as summarized below (in thousands):

	December 31,
	2000	1999
Land	$211	$200
Buildings and Improvements	-	17
	------	------
	211	217
Accumulated Depreciation	-	(4)
	------	------
	$211	$213
	====	====

Depreciation expense for each of the years ended December 31, 2000, 1999 and 1998 was $2,000, $3,000 and $1,000, respectively.

During 2000, the Company transferred the remaining book value of the building to land. The Company plans to redevelop this property in 2001, and all existing structures are to be demolished.

The Company leased this property on a month-to-month basis for $1,600 per month. The lease was terminated in March, 1999. Total rental income recognized was approximately $1,700 and $20,000 for the years ended December 31, 1999 and 1998, respectively.

On February 20, 1998, in response to regulatory considerations, the Company purchased from the Association a former branch location and adjoining property for $453,000. The purchase price was based on the appraised value of the property at the time of the transaction. This inter-company transaction resulted in a gain to the Association of approximately $178,000, which is eliminated for the purposes of these consolidated financial statements.

NOTE J

DEPOSITS

Deposit account balances at December 31, 2000 and 1999 are summarized as follows:

	Weighted Average Rate at		Year Ended December 31,
	December 31,		2000		1999
	2000	1999	Amount	Percent	Amount	Percent
Balance by Interest Rate:
Demand Deposit
Accounts	4.64%	N/A %	$3,185	5.41%	$44	0.08%
Regular Savings
Accounts	3.00%	3.00%	17,431	29.60	20,170	34.06
Certificates of
Deposit	5.85%	5.00%	38,263	64.99	39,002	65.86

			$58,879	100.00%	$59,216	100.00%
			======	=====	======	=====
Certificate Accounts Maturing
Under 12 months			$29,478	77.04%	$30,270	77.61%
12 months to 24 months			6,387	16.69	7,226	18.53
24 months to 36 months			1,710	4.47	1,086	2.78
36 months to 48 months			251	0.66	167	0.43
48 months to 60 months			437	1.14	253	0.65

			$38,263	100.00%	$39,002	100.00%
			======	=====	======	=====

 The aggregate amount of deposits with a minimum balance of $100,000 was approximately $3,928,000 and $1,497,000 at December 31, 2000 and 1999, respectively.

Interest expense for each of the following periods is as follows (in thousands):

	Years Ended December 31,
	2000	1999	1998
Certificates	$2,094	$1,926	$1,790
Passbook Savings	$572	$621	$681

	$2,666	$2,547	$2,471

The Association held deposits of approximately $653,000 and $575,000 for officers and directors at December 31, 2000 and 1999, respectively.

NOTE K

ADVANCES FROM FEDERAL HOME LOAN BANK

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by a blanket floating lien on first mortgage loans. Total interest expense recognized in 2000, 1999 and 1998, respectively, was $3,209,000, $2,674,000 and $1,616,000.

  Advances at December 31, 2000 and 1999 consisted of the following (in thousands):

Contract Rate	Advance Total
	2000	1999
4.00% to 4.99%	$3,273	$4,262
5.00% to 5.99%	21,788	29,942
6.00% to 6.99%	24,130	19,784
7.00% to 7.99%	5,000	-
	$54,191	$53,988
	=====	=====

Maturities of Advances at December 31, 2000 for each of the next five years are as follows (in thousands):

Year Ending
December 31,	Amount
2001	$19,318
2002	7,828
2003	8,329
2004	-
2005	6,709
Thereafter	12,007
$54,191

NOTE L

INCOME TAX EXPENSE

The provision for income taxes for 2000, 1999 and 1998 consists of the following (in thousands):

	Years Ended December 31,
	2000	1999	1998
Current Tax Expense	$603	$718	$808
Deferred Tax Expense	$63	$32	$62

	$666	$750	$870

The provision for Federal income taxes differs from that computed by applying Federal statutory rates to income (loss) before Federal income tax expense, as indicated in the following analysis (in thousands):

	Years Ended December 31,
	2000	1999	1998
Expected Tax Provision at a 34% Rate	$633	$722	$735
Expected State Corporate Tax	9	8	28
Effect of Tax Exempt Income	(5)	(5)	(3)
Employee Stock Ownership Plan	20	25	73
Other	9	-	37
	$666	$750	$870

Deferred tax liabilities have been provided for the temporary differences related to unrealized gains on available-for-sale securities, deferred loan costs, depreciation, and non-cash Federal Home Loan Bank dividends. Deferred tax assets have been provided for the temporary differences related to the Company’s Recognition and Retention Plan and Employee Stock Ownership Plan, unrealized losses on available-for-sale securities, the allowance for loan losses, reserves for uncollected interest and late charges, deferred loan fees, and the allowance for losses on foreclosed real estate. The net deferred tax assets or liabilities in the accompanying statements of financial condition include the following components (in thousands):

	2000	1999
Deferred Tax Assets
Recognition and Retention Plan	$13	$13
Employee Stock Ownership Plan	80	65
Market Value Adjustment to
Available-for-Sale Securities	-	299
Other	9	4
Total Deferred Tax Assets	102	381
	2000	1999
Deferred Tax Liabilities
FHLB Stock Dividends	$235	$154
Market Value Adjustment to
Available-for-Sale Securities	666	-
Allowance for Loan Losses	187	191
Other	58	53
Total Deferred Tax Liabilities	1,146	398

Deferred Tax Liabilities - Net of Deferred Tax Assets	$1,044	$17
	====	====

Included in retained earnings at December 31, 2000 and 1999 is approximately $3,800,000 in bad debt reserves for which no deferred Federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $1,292,000 for December 31, 2000 and 1999, respectively.

NOTE M

EMPLOYEE STOCK OWNERSHIP PLAN

During 1997, GS Financial Corp. instituted an employee stock ownership plan (the "ESOP") that covers all employees of Guaranty Savings and Homestead Association who have completed one year of service and have attained the age of 21. The ESOP purchased the statutory limit of eight percent of the shares offered in the initial public offering of the Company (275,080 shares). This purchase was facilitated by a loan from the Company to the ESOP in the amount of $2,750,800. The loan is secured by a pledge of the ESOP shares. The shares pledged as collateral are reported as unearned ESOP shares in the balance sheets. The corresponding note is to be paid back in 40 equal quarterly payments of $103,000 on the last business day of each quarter, beginning June 30, 1997 at the rate of 8.5%. The note payable and the corresponding note receivable have been eliminated for consolidation purposes.

The Association may contribute to the plan, in the form of debt service, at the discretion of its board of directors. Dividends received on ESOP shares are either utilized to service the debt or credited to participant accounts at the discretion of the trustees of the Plan. Shares are released for allocation to plan participants based on principal and interest payments of the note. Compensation expense is recognized based on the number of shares allocated to plan participants and the average market price of the stock for the current year. Released ESOP shares become outstanding for earnings per share computations.

As compensation expense is incurred, the Unearned ESOP Shares account is reduced based on the original cost of the stock. The difference between the cost and average market price of shares released for allocation is applied to Additional Paid-in Capital. ESOP compensation expense was approximately $377,000, $355,000 and $521,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

The ESOP shares as of December 31, 2000 and 1999 were as follows:

	2000	1999
Allocated Shares	78,215	52,268
Shares Released for Allocation	28,132	28,132
Unreleased Shares	164,583	192,715

Total ESOP Shares	270,930	273,115
	======	======
Fair Value of Unreleased Shares (in thousands)	$2,397	$2,361
	====	====

Total ESOP shares decreased in 2000 and 1999 due to the liquidation of shares for employees who terminated their employment in 2000 and 1999.

NOTE N

RECOGNITION AND RETENTION PLAN

On October 15, 1997, the Company established a Recognition and Retention Plan (the "Plan") as an incentive to retain personnel of experience and ability in key positions. The Company approved a total of 137,540 shares of stock to be acquired for the Plan, of which 125,028 shares have been allocated for distribution to key employees and directors. As shares are acquired for the Plan, the purchase price of these shares is recorded as unearned compensation, a contra equity account. As the shares are distributed, the contra equity account is reduced.

During 1998, by unanimous approval of the Plan participants, the Plan was amended as a direct effort to reduce the Company’s expenses resulting from the Plan. Prior to the amendment to the Plan, Plan share awards were earned by recipients at a rate of 20% of the aggregate number of shares covered by the Plan over five years. The amended Plan stipulates that Plan share awards are earned by recipients at a rate of 10% of the aggregate number of shares covered by the plan over ten years. If the employment of an employee or service as a non-employee director is terminated prior to the tenth anniversary of the date of grant of Plan share award for any reason (except for death, disability or retirement), the recipient shall forfeit the right to any shares subject to the award which have not been earned.

The total cost associated with the Plan is based on a per share value of $12.50, the market price of the Company’s stock as of the date on which the Plan was amended. This cost is being amortized over ten years. Compensation expense pertaining to the Recognition and Retention plan was $156,000, $156,000 and $103,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

A summary of the changes in restricted stock follows:

	Unawarded Shares	Awarded Shares
Balance at January 1, 1999	12,472	112,529
Purchased by Plan	-	-
Granted	-	-
Forfeited	-	-
Earned and Issued	-	(12,501)

Balance at December 31, 1999	12,472	100,028
Purchased by Plan	-	-
Granted	-	-
Forfeited	-	-
Earned and Issued	-	(12,506)

Balance at December 31, 2000	12,472	87,522
	=====	=====