Form 10-K, Exhibit 13
period 2000-12-31
GS FINANCIAL CORP
filed 2001-03-30
CIK 1029630

NOTE O

STOCK OPTION PLAN

In 1997, the Company adopted a stock option plan for the benefit of directors, officers, and other key employees. The number of shares of common stock reserved for issuance under the stock option plan was equal to 343,850 shares, or ten percent, of the total number of shares of common stock sold in the Company’s initial public offering of its common stock. The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years.

The stock option plan also permits the granting of Stock Appreciation Rights ("SAR’s"). SAR’s entitle the holder to receive, in the form of cash or stock, the increase in the fair value of Company stock from the date of grant to the date of exercise. No SAR’s have been issued under the plan.

  The following table summarizes the activity related to stock options:

	Exercise Price	Available for Grant	Options Outstanding
At Inception	$17.18	343,850	-
Granted		(275,076)	275,076
Canceled		-	-
Exercised		-	-

At December 31, 2000		68,774	275,076
		=====	======

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires the disclosure of the compensation cost for stock-based incentives granted after January 31, 1995 based on the fair value at grant date for awards. Applying SFAS 123 would result in pro forma net income and earnings per share amounts as follows:

	2000
Net Income (In thousands)
As Reported	$1,195
Pro forma	$607

	Basic	Diluted
Earnings per Share
As Reported	$.60	$.60
Pro forma	.31	.31

The fair value of each option is estimated on the date of grant using the Black-Scholes model with the following weighted-average assumptions used for 2000 cumulative options earned and outstanding: Dividend yields of 2.40%; expected volatility of 19.5%; risk-free interest rate of 6.50%; and expected lives of 10 years for all options. The calculated value of the options per share was $5.40. Pro forma figures reflect 30% of the options granted as having vested.

NOTE P

COMPREHENSIVE INCOME

Comprehensive income was comprised of changes in the Company’s unrealized holding gains or losses on securities available-for-sale during 2000, 1999 and 1998. The following represents the tax effects associated with the components of comprehensive income.

	Years Ended December 31,
	2000	1999	1998
Gross Unrealized Holding Gains (Losses)
Arising During the Period	$2,553	$(3,577)	$(120)
Tax (Expense) Benefit	(868)	1,216	41

	1,685	(2,361)	(79)

Reclassification Adjustment for (Gains)
Losses Included in Net Income	283	20	(17)
Tax Expense (Benefit)	(96)	(7)	6

	187	13	(11)

Net Unrealized Holding Gains (Losses)
Arising During the Period	$1,872	$(2,348)	$(90)

NOTE Q

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT OF 1989 (FIRREA)

FDICIA was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

FIRREA was signed into law on August 9, 1989. Regulations for savings institutions’ minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the Federal regulatory structure for institutions, including a new deposit insurance system and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum 3% core/leverage capital ratio, a minimum 4% tier 1 risk-based ratio, and a minimum 8% total risk-based capital ratio to be considered "adequately capitalized." An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. The ability to include qualifying supervisory goodwill for purposes of the core/leverage capital and tangible capital was phased out by July 1, 1995.

The following table sets out the Association’s various regulatory capital categories at December 31, 2000 and 1999.

	2000		1999
	Dollars	Percentage	Dollars	Percentage
	(Thousands)		(Thousands)

Tangible Capital	$24,199	16.22%	$27,570	17.68%
Tangible Equity	$24,199	16.22%	$27,570	17.68%
Core/Leverage Capital	$24,199	16.22%	$27,570	17.68%
Tier 1 Risk-Based Capital	$24,199	38.87%	$27,570	48.40%
Total Risk-Based Capital	$24,619	39.54%	$27,994	49.15%

As of December 31, 2000, the most recent notification from the FDIC categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be "well capitalized", the Association must maintain minimum leverage capital ratios and minimum amounts of capital to "risk-weighted" assets, as defined by banking regulators.

NOTE R

REGULATORY CAPITAL

The following is a reconciliation of generally accepted accounting principles (GAAP) net income and capital to regulatory capital for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association.

	Net Income for the Year Ended December 31, 2000	Capital as of December 31, 2000

Per GAAP	$1,096	$25,492
	====	=====
Total Assets		$151,175
		======
Capital Ratio		16.86%

	Tangible Capital	Tangible Equity	Core/ Leverage Equity	Tier 1 Risk-Based Capital	Total Risk-Based Capital
Per GAAP	$25,492	$25,492	$25,492	$25,492	$25,492
Assets Required
to be Added:
Unrealized Loss
on Securities
Available-for-Sale	(1,293)	(1,293)	(1,293)	(1,293)	(1,293)

Allowance for Loan
Losses	-	-	-	-	420

Regulatory Capital
Measure	$24,199	$24,199	$24,199	$24,199	$24,619
	=====	=====	=====	=====	=====

Adjusted Total Assets	$149,217	$149,217	$149,217
	=====	=====	=====
				$62,260	$62,260
				=====	=====
Risk-Weighted Assets

Capital Ratio	16.22%	16.22%	16.22%	38.87%	39.54%

Required Ratio	1.50%	2.00%	3.00%	4.00%	8.00%

Required Capital	$2,238		$4,476		$4,981
	=====		=====		=====
Excess Capital	$21,961		$19,723		$19,638
	=====		=====		=====

	Net Income for the Year Ended December 31, 1999	Capital as of December 31, 1999

Per GAAP	$1,244	$27,007
	====	=====
Total Assets		$155,057
		======
Capital Ratio		17.42%

	Tangible Capital	Tangible Equity	Core/ Leverage Equity	Tier 1 Risk-Based Capital	Total Risk-Based Capital
Per GAAP	$27,007	$27,007	$27,007	$27,007	$27,007
Assets Required
to be Added:
Unrealized Loss
on Securities
Available-for-Sale	563	563	563	563	563

Allowance for Loan
Losses	-	-	-	-	424

Regulatory Capital
Measure	$27,570	$27,570	$27,570	$27,570	$27,994
	=====	=====	=====	=====	=====

Adjusted Total Assets	$155,911	$155,911	$155,911
	=====	=====	=====
				$56,958	$56,958
				=====	=====
Risk-Weighted Assets

Capital Ratio	17.68%	17.68%	17.68%	48.40%	49.15%

Required Ratio	1.50%	2.00%	3.00%	4.00%	8.00%

Required Capital	$2,339		$4,677		$4,557
	=====		=====		=====

Excess Capital	$25,231		$22,893		$23,437
	=====		=====		=====

NOTE S

COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Association has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements.

COMMITMENTS TO EXTEND CREDIT

The Association is a party to credit related commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These consist of outstanding mortgage and construction loan commitments and commercial lines of credit. As of December 31, 2000 and 1999, outstanding mortgage and construction loan commitments were approximately $955,000 and $2,301,000, respectively. These commitments, normally extended for thirty days, are for first mortgage or construction loans at a fixed rate ranging from 6.75% to 9.00%.

EMPLOYMENT CONTRACTS

The chief executive officer and the executive vice-president of the Association serve under employment contracts that were approved by the Board of Directors on February 13, 1997. The contracts were amended on February 10, 2000, to increase the base salaries and extend the term thereof to February 13, 2003.

OPERATING LEASE

The Association leases an automobile under an operating lease that expires in July 2003. Total rent expense incurred under this lease amounted to $4,713, $-0-, and $-0-, for the years ended December 31, 2000, 1999, and 1998, respectively.

Future minimum rental payments are as follows:

Year Ending December 31,	Amount
2001	$8,077
2002	8,077
2003	4,711

Total	$20,865

NOTE T

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets.

The Association’s exposure to credit loss in the event of nonperformance by the other party to these financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (see Note S). The Association uses the same credit policies making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Association evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained varies and is based on management’s credit evaluation of the counterparty.

NOTE U

CONCENTRATION OF CREDIT RISK

The Association’s lending activity is concentrated within the southeastern part of Louisiana. In accordance with industry practices, the Association has deposits in other financial institutions for more than the insured limit. These deposits in other institutions do not represent more than the normal industry credit risk.

NOTE V

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

The carrying amount of cash and short-term investments approximate the fair value.

For investment securities, mortgage-backed securities, and collateralized mortgage obligations, fair value is based on quoted market prices.

For mortgage loan receivables the fair values are based on discounted cash flows using current rates at which similar loans with similar maturities would be made to borrowers with similar credit risk.

The fair value of savings deposits is calculated using average rates in the market place at the date of the financial statements.

For certificates of deposit, fair value is estimated based on current rates for deposits of similar remaining maturities.

The fair value of loan commitments is estimated using rates and fees that would be charged to enter similar agreements, taking into account (1) the remaining terms of the agreement, (2) the creditworthiness of the borrowers, and (3) for fixed rate commitments, the difference between current interest rates and committed rates.

Estimated fair values of the financial instruments are as follows (in thousands):

	December 31, 2000		December 31, 1999
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and Short-Term Investments	$3,403	$3,403	$2,504	$2,504
Investment Securities	11,000	11,000	10,483	10,483
Mortgage-Backed Securities	4,115	4,115	16,275	16,275
Collateral Mortgage Obligations	53,745	53,745	52,080	52,080
Loans (Net of Loan Allowance)	74,480	73,674	70,066	68,284

Financial Liabilities
Deposits	$58,879	$57,759	$59,216	$58,315
Advances from Federal Home Loan Bank	54,191	52,425	53,988	51,809

Unrecognized Financial Instruments
Commitments to Extend Credit	$400	$398	$1,380	$1,379
Unfunded Construction Loan Commitments	554	533	921	926
Unfunded Commercial Lines of Credit	1	1	-	-

NOTE W

SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

The following sets forth condensed results of operations for 2000 and 1999 (dollar amounts in thousands, except per share data):

	First	Second	Third	Fourth
2000	Quarter	Quarter	Quarter	Quarter

Interest Income	$2,798	$2,822	$2,848	$2,794
Interest Expense	1,367	1,402	1,537	1,570
Net Interest Income	1,431	1,420	1,311	1,224
Provision for Loan Losses	-	-	7	-
Other Income	(58)	(196)	292	(167)
Other Expense	835	868	864	823
Income Tax Expense	206	133	272	55

Net Income	$332	$223	$460	$179

Net Income per Common Share (1)
Basic	$0.14	$0.11	$0.26	$0.11
Dilluted	$0.14	$0.11	$0.26	$0.11
Dividends Per Share	$0.09	$0.09	$0.09	$0.09

(1) Quarterly per share amounts do not add to total for the year ended due to rounding.

	First	Second	Third	Fourth
1999	Quarter	Quarter	Quarter	Quarter

Interest Income	$2,590	$2,508	$2,710	$2,850
Interest Expense	1,237	1,212	1,363	1,409
Net Interest Income	1,353	1,296	1,347	1,441
Provision for Loan Losses	-	-	-	6
Other Income	(3)	(8)	5	1
Other Expense	802	818	802	879
Income Tax Expense	200	161	130	259

Net Income	$348	$309	$420	$298

Net Income per Common Share (1)
Basic	$0.13	$0.13	$0.18	$0.13
Dilluted	$0.13	$0.13	$0.18	$0.13
Dividends Per Share	$0.07	$0.09	$0.09	$0.09

(1) Quarterly per share amounts do not add to total for the year ended due to rounding.

NOTE X

EARNINGS PER COMMON SHARE

Earnings per share are computed using the weighted average number of shares outstanding, which was 1,976,605 in 2000 and 2,383,168 in 1999.

NOTE Y

CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

GS FINANCIAL CORP.
CONDENSED FINANCIAL CONDITION
December 31, 2000
(Dollars in Thousands)

ASSETS

Cash and Cash Equivalents	$254
Investments - Available-for-Sale, at Fair Value	238
Mortgage-Backed Securities - Available-for-Sale, at Fair Value	1,545
Investment in Subsidiary	25,492
Loan Receivable	1,947
Dividend Receivable from Subsidiary	8,035
Other Assets	468

$37,979
=====

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred Tax Liability	$5
Stockholders' Equity	37,974

$37,979
=====

GS FINANCIAL CORP.
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2000
(Dollars in Thousands)

INTEREST INCOME
Mortgage-Backed Securities	$128
Dividend from Subsidiary	5,000
Loans	173
Investment Securities	19
Other Interest Income	39

Total Interest Income	5,359

NON-INTEREST INCOME
Undistributed Earnings of Subsidiary	(3,904)

Total Non-Interest Income	(3,904)

NON-INTEREST EXPENSES
General and Administrative	59
Intercompany Personnel Expense	116
Taxes	20
Loss on Sale of Investments	10

Total Non-Interest Expenses	205

INCOME BEFORE INCOME TAX	1,250

PROVISION FOR INCOME TAX	55

NET INCOME	$1,195

GS FINANCIAL CORP.
STATEMENT OF CASH FLOWS
For The Year Ended December 31, 2000
(Dollars in Thousands)

OPERATING ACTIVITIES
Net Income	$1,195
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities Depreciation Expense	3
Loss on Sale of Investments	10
Equity in Undistributed Earnings of Subsidiary	3,904
Amortization of Investment Premium	4
Dividend on IMF Fund	(11)
Dividend on ARM Fund	(8)
Decrease in Accrued Interest Receivable	2
Decrease in Dividend Receivable from Subsidiary	3,335
Decrease in Tax Receivable	47
Deferred Income Tax	10
Increase in Other Assets	(8)
Decrease in Accrued Income Tax	(1)

Net Cash Provided by Operating Activities	8,482

INVESTING ACTIVITIES
Redemption of IMF Mutual Fund	200
Investment in ARM Mutual Fund	(60)
Investment in Other Equity Securities	(50)
Principal Paydowns Note Receivable GS Financial ESOP	238
Principal Paydowns on Mortgage-Backed Securities -
Available-for-Sale	227

Net Cash Provided by Investing Activities	555

FINANCING ACTIVITIES
Purchase of Treasury Stock	(8,590)
Payment of Dividends	(763)

Net Cash (Used in) Financing Activities	(9,353)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(316)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	570
CASH AND CASH EQUIVALENTS - END OF YEAR	$254