Form 10-K, Exhibit 13
period 2004-12-31
GS FINANCIAL CORP
filed 2005-03-30
CIK 1029630

GS Financial Corp
2004 Annual Report

A MESSAGE TO SHAREHOLDERS FROM THE BOARD OF DIRECTORS

Accompanying this message is our 2004 Annual Report to Shareholders.

We will remember 2004 as a challenging year for GS Financial Corp.  Operating in a highly competitive residential mortgage lending environment with historically low interest rates continued to adversely affect our earnings.  As both members of the Board of Directors and shareholders, we were not satisfied with the results.

On the positive side, both interest income and net interest income increased in 2004 over 2003.  However, we, like many other financial institutions who have held preferred shares of Federal Home Loan Mortgage Corporation in our investment portfolio for several years, were required to recognize a substantial loss due to the “other than temporary” impairment in the value of those securities.  Earnings also suffered as a result of an increase in the provision for loan losses stemming from increased commercial lending activity.

On January 7, 2005, our Chairman and Chief Executive Officer, Donald C. Scott, retired.  We appointed Vice President, Ralph E. Weber, a capable and long tenured employee, to serve as interim President and CEO during the transition.  A search committee composed of members of the Board of Directors has engaged the services of a local search firm to assist in our efforts in identifying and hiring the best candidate for the position.

After realizing the write-downs from the securities portfolio last year, GS Financial Corp., with its strong capital position, is prepared to take advantage of the opportunities in a rising interest rate market.  We are currently taking action which can be anticipated to improve our net interest margin and our operating income.

Let us assure you, our shareholders, that the Board of Directors is keenly aware of our fiduciary responsibilities.  We are committed to building shareholder value in a safe and prudent manner.  Thank you for your continued support.

The Board of Directors

Index to Annual Report

Business Description	3
Shareholder Information	3
Selected Consolidated Financial Data	4
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Report of Independent Registered Public Accounting Firm	23
Consolidated Balance Sheets	24
Consolidated Statements of Income	25
Consolidated Statements of Comprehensive Income	26
Consolidated Statements of Changes in Stockholders’ Equity	27
Consolidated Statements of Cash Flows	28
Notes to the Consolidated Financial Statements	29
Board of Directors	51
Executive Officers	51
Banking Locations	52

Business Description

GS Financial Corp. (“GS Financial” or the “Company”) provides community banking services through its wholly-owned subsidiary, Guaranty Savings and Homestead Association, a Louisiana chartered savings association, at its five locations in the metropolitan New Orleans area.

The Company, a thrift holding company organized and incorporated under the laws of the State of Louisiana, is subject to the supervision and regulation of the Office of Thrift Supervision as well as other federal and state agencies governing the banking industry and public companies.

Shareholder Information

TRANSFER AGENT, REGISTRAR, AND DIVIDEND PAYING AGENT FOR COMMON STOCK

Registered shareholder inquiries related to stock transfers, address changes, lost stock certificates, dividend payments or account consolidations should be directed to:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

(800) 368-5948

www.rtco.com

FORM 1O-K AND OTHER FINANCIAL INFORMATION

Shareholders are advised to review financial information and other disclosure about GS Financial contained in its Annual Report on Form 10-K.  A copy of Form 10-K for the year ended December 31, 2004 and other financial reports filed by GS Financial with the SEC is available on the Company’s web site at www.gsfinancialcorp.com or the SEC’s web site at www.sec.gov, or may be obtained without charge by calling Lettie Moll, Corporate Secretary, or Jerry Sintes, Chief Financial Officer, at (504) 457-6220 or by writing to:

GS Financial Corp.

Investor Relations

3798 Veterans Boulevard

Metairie, Louisiana 70002

INDEPENDENT AUDITORS

LaPorte, Sehrt, Romig and Hand

A Professional Accounting Corporation

110 Veterans Boulevard, Suite 200

Metairie, Louisiana 70005

COMMON STOCK

GS Financial’s common stock is traded on The NASDAQ Stock Market under the ticker symbol GSLA.  At December 31, 2004, the closing price was $18.00 per share and there were 101 shareholders of record.

MARKET PRICES AND DIVIDENDS

Set forth below are the high and low bid quotations for GS Financial’s common stock on the Nasdaq National Market and dividends paid for the periods presented.

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of GS Financial Corp. will be held Tuesday, April 26, 2005, at 10:00 a.m. CST at its corporate office.  The address is:

Guaranty Savings and Homestead Association

3798 Veterans Boulevard

Metairie, Louisiana 70002

GS Financial Corp and Subsidiary
Selected Consolidated Financial Data

	Years Ended December 31,
($ in thousands, except per share data)	2004	2003	2002	2001	2000
YEAR-END BALANCE SHEET DATA
Total Assets	$ 200,066	$ 214,714	$ 210,029	$ 188,494	$ 153,500
Cash and Cash Equivalents	7,024	11,371	13,352	8,638	3,403
Loans Receivable, Net	92,158	77,367	78,334	81,611	74,480
Investment Securities	94,557	119,271	108,726	88,792	68,860
Deposit Accounts	130,723	142,420	106,781	71,169	58,879
Borrowings	39,689	42,135	66,392	79,265	54,191
Stockholders' Equity	28,944	29,308	34,384	35,408	37,795
INCOME STATEMENT DATA
Interest Income	$ 10,989	$ 9,993	$ 12,433	$ 13,100	$ 11,262
Interest Expense	5,436	6,178	6,804	7,825	5,875
Net Interest Income	5,553	3,815	5,629	5,275	5,387
Provision for Loan Losses	343	118	48	25	7
Non-Interest Income (Loss)	(691)	1,476	102	634	(135)
Non-Interest Expense	4,483	4,419	4,188	3,678	3,384
Net Income Before Taxes	36	754	1,495	2,206	1,861
Net Income	199	691	1,177	1,617	1,195
KEY RATIOS
Return on average assets	0.10%	0.32%	0.60%	0.86%	0.78%
Return on average shareholders' equity	0.70	2.17	3.35	4.43	2.97
Net Interest Margin	2.73	1.84	2.94	2.87	3.55
Average loans to average deposits	62.69	60.15	93.77	120.83	125.19
Earning Assets to Interest-Bearing Liabilities	114.37	115.53	120.68	122.80	135.40
Efficiency ratio	92.20	83.52	73.08	62.24	64.43
Non-Interest Expense to Average Assets	2.12	2.06	2.13	1.97	2.21
Allowance for loan losses to loans	0.99	0.77	0.62	0.53	0.56
Stockholders' equity to total assets	14.47	13.65	16.37	18.78	24.62
COMMON SHARE DATA
Earnings per share:
Basic	$ 0.17	$ 0.58	$ 0.86	$ 1.04	$ 0.60
Diluted	0.17	0.57	0.86	1.04	0.60
Dividends paid per share	0.40	0.40	0.36	0.36	0.36
Dividend payout ratio	235.29%	68.97%	41.86%	34.62%	60.00%
Book value per share	$ 22.47	$ 22.46	$ 22.61	$ 21.29	$ 19.20
Trading data:
High closing price	$ 19.90	$ 19.50	$ 18.60	$ 15.50	$ 14.94
Low closing price	17.90	18.00	14.70	14.19	10.06
End of period closing price	18.00	19.44	18.15	14.94	14.56
Average shares outstanding:
Basic	1,156,441	1,194,296	1,371,800	1,555,260	1,976,605
Diluted	1,178,013	1,214,443	1,371,800	1,555,260	1,976,605

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

The purpose of this discussion and analysis is to focus on significant changes in the financial condition of GS Financial Corp. (“GS Financial” or the “Company”), and its subsidiary and on their results of operations during 2004, 2003 and 2002.  Virtually all of the Company’s operations are dependent on the operations of its subsidiary, Guaranty Savings and Homestead Association (“Guaranty” or the “Association”).  This discussion is presented to highlight and supplement information presented elsewhere in this annual report, particularly the consolidated financial statements and related notes.  This discussion should be read in conjunction with accompanying tables and the aforementioned consolidated financial statements.  Certain financial information in prior years has been reclassified to conform to the current year’s presentation.

OVERVIEW

FORWARD-LOOKING STATEMENTS

In addition to the historical information, this annual report includes certain forward-looking statements as that term is defined by the Private Securities Litigation Reform Act of 1995.  Such statements include, but may not be limited to comments regarding (a) the potential for earnings volatility from changes in the estimated allowance for loan losses over time, (b) the expected growth rate of the loan portfolio, (c) future changes in the mix of deposits, (d) the results of net interest income simulations run by the Company to measure interest rate sensitivity, (d) the performance of Guaranty’s net interest income and net interest margin assuming certain future conditions, and (f) changes or trends in certain expense levels.

Forward-looking statements are based on numerous assumptions, certain of which may be referred to specifically in connection with a particular statement.  Some of the more important assumptions include:

•

expectations about overall economic strength and the performance of the economies in Guaranty’s market area,

•

expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions,

•

reliance on existing or anticipated changes in laws or regulations affecting the activities of the banking industry and other financial service providers, and

•

expectations regarding the nature and level of competition, changes in customer behavior and preferences, and Guaranty’s ability to execute its plans to respond effectively.

Because it is uncertain whether future conditions and events will confirm these assumptions, there is a risk that the Company’s future results will differ materially from what is stated or implied by such forward-looking statements.  The Company cautions the reader to consider this risk.

The Company undertakes no obligation to update any forward-looking statement included in this annual report, whether as a result of new information, future events or developments, or for any other reason.

CRITICAL ACCOUNTING POLICIES

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.  Note A to the consolidated financial statements discusses certain accounting principles and methods of applying those principles that are particularly important to this process.  In applying these principles to determine the amounts and other disclosures that are presented in the financial statements and discussed in this section, the Company is required to make estimates and assumptions.  The Company believes that the determination of its estimate of the allowance for loan losses involves a higher degree of judgment and complexity than its application of other significant accounting policies.  Factors considered in this determination and the processes used by management are discussed in Note A to the consolidated financial statements and in the following discussion on pages 6-22 of this annual report.  Although management believes it has identified appropriate factors for review and designed and implemented adequate procedures to support the estimation process that are consistently followed, the allowance remains an estimate about the effect of matters that are inherently uncertain.  Over time, changes in economic conditions or the actual or perceived financial condition of Guaranty’s credit customers or other factors can materially impact the allowance estimate, potentially subjecting the Company to significant earnings volatility.

FINANCIAL CONDITION

At December 31, 2004, GS Financial reported total assets of $200.1 million compared to $214.7 million at the end of 2003.  Average total assets were $211.3 million in 2004, down $3.5 million compared to 2003, primarily reflecting a decrease in customer deposit accounts and repayments of investment securities.

LOANS AND ALLOWANCE FOR LOAN LOSSES

As with most savings associations, a significant portion of Guaranty’s assets are comprised of loans made to its customers.  Guaranty engages primarily in real estate lending, both residential and commercial.

In general, credit is extended based on the current market conditions, prevailing economic trends, value of the underlying collateral and the character of the borrower.  The lending activities of the Company are subject to written underwriting standards and loan origination procedures established by the Company's Board of Directors (the “Board”) and senior officers and are incorporated into the Company's Lending Policy which is reviewed as needed by the Board and senior officers.  The underwriting standards establish the manner in which loan applications are accepted and processed.  Such standards are written to comply with all applicable laws and regulations including but not limited to Truth-In-Lending (Regulation Z) and the Real Estate Settlement and Procedures Act (“RESPA”).  These standards pertain to such issues as maximum loan amounts, acceptable rates and terms, appraisal guidelines, disclosure requirements, credit criteria, debt-to-income ratios, complete applications, and title requirements.  The Lending Policy establishes the overall direction of the Company's lending activities within the community and forms the basis for setting underwriting standards which limit the Company's exposure to credit risk.

The outstanding balance in loans at December 31, 2004 was $93.1 million, an increase of $15.1 million, or 19.4%, from the year-end 2003 balance of $78.0 million.  The 2003 balance was down 1.1%, or $847,000, from the end of 2002.  Average loans for 2004 were $87.2 million, an increase of $10.6 million, or 13.8%, above the prior year’s average level.  Table 1, which is based on regulatory reporting codes, shows loan balances at year end of the previous five years.

TABLE 1. COMPOSITION OF LOAN PORTFOLIO
	At December 31,
($ in thousands)	2004	2003	2002	2001	2000
Real estate loans - residential	$ 45,007	$ 44,021	$ 57,502	$ 69,852	$ 71,144
Real estate loans - commercial and other	36,143	26,460	18,124	10,181	2,459
Real estate loans - construction	8,233	4,709	1,263	1,056	619
Consumer loans	629	513	403	265	289
Commercial business loans	3,058	2,257	1,515	683	381
Total Loans at Year-End	$ 93,070	$ 77,960	$ 78,807	$ 82,037	$ 74,892
Average Loans During Year	$ 87,185	$ 76,623	$ 81,463	$ 76,300	$ 76,300

Guaranty’s investment in residential mortgage loans, which includes those loans secured by 1-4 family properties, increased 2.2%, or $986,000, between 2003 and 2004, after a decrease of 23.4%, or $13.5 million, between 2002 and 2003.  The decreases experienced in 2003 were primarily due to refinancings prompted by record low mortgage interest rates.  These rates stabilized somewhat during 2004, while still remaining below historical averages.

In 2000, the Company began shifting its lending emphasis towards the commercial market to diversify and enhance the products and services offered to its customers and add higher yielding loans to its overall portfolio.  Commercial loans typically carry higher yields and associated risk than loans on 1-4 family dwellings.  The Company offers mortgage loans on multifamily residential dwellings, commercial real estate and vacant land.  The Company also offers commercial asset-based loans secured by non-real estate collateral such as inventory and accounts receivable.  The Company has a special commercial loan committee to evaluate such applications.

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Over the past five years, Guaranty has been able to develop significant new business in the growing commercial market, while not, in management’s view, incurring an excessive amount of risk to the overall portfolio.  Commercial real estate loans, including multi-family and retail property, increased 36.6%, or $9.7 million, between December 31, 2003 and 2004, and 46.0%, or $8.3 million, between December 31, 2002 and 2003.  End of year balances on construction loan draws were up 74.8%, or $3.5 million, between year-end 2003 and 2004, and 272.8%, or $3.4 million, between year-end 2002 and 2003.  At December 31, 2004, commercial real estate and construction loans made up 47.7% of the entire loan portfolio compared to 40.0% at December 31, 2003.

Table 2 reflects the Company’s total loan origination and reduction experience during the periods indicated.  Historically, the Company has not purchased or sold any loans.

TABLE 2. LOAN ORIGINATIONS BY TYPE
	Year Ended December 31,
($ in thousands)	2004	2003	2002	2001	2000
Real estate loans - residential	$ 13,452	$ 12,469	$ 8,021	$ 12,062	$ 11,229
Real estate loans - commercial and other	18,733	15,103	8,839	7,460	891
Real estate loans - construction	6,550	3,152	2,143	1,670	1,514
Consumer loans	269	338	364	252	106
Commercial loans	2,003	3,153	2,049	610	-
Total originations	41,007	34,215	21,416	22,054	13,740
Loan principal repayments	(25,897)	(35,062)	(24,646)	(14,535)	(9,212)
Net portfolio activity	$ 15,110	$ (847)	$ (3,230)	$ 7,519	$ 4,528

Table 3 reflects contractual loan maturities, unadjusted for scheduled principal reductions, prepayments or repricing opportunities.  Demand loans and loans having no stated maturity are reported as due in one year or less.   All of the Association’s outstanding loans carry a fixed rate of interest.

TABLE 3. LOAN MATURITIES BY TYPE
At December 31, 2004, Loans Maturing In
($ in thousands)	One year or less	One through five years	More than five years	Total
Real estate loans - residential	$ 2,175	$ 2,451	$ 40,381	$ 45,007
Other real estate loans	6,800	5,289	32,287	44,376
Consumer loans	629	-	-	629
Commercial loans	1,405	1,290	363	3,058
Total	$ 11,009	$ 9,030	$ 73,031	$ 93,070
Percentage	11.8%	9.7%	78.5%	100.0%

All loans carry a degree of credit risk. Management’s evaluation of this risk ultimately is reflected in the estimate of probable loan losses that is reported in the Company’s financial statements as the allowance for loan losses.  Changes in this ongoing evaluation are reflected in the provision for loan losses charged to operating expense.

The Company has adopted an asset classification policy which is designed to draw attention to assets before collection becomes a problem, thus maintaining the quality of the Company’s investment as an interest-earning asset.  The policy also ensures the accurate reporting of the Company’s assets from a valuation standpoint.  As part of this policy, all of the Company’s loans are reviewed on a regular basis.  Payment histories as well as the value of the underlying collateral are reviewed and assessed in light of several risk factors.  The state of the local economy factors into the evaluation process as do current interest rates and expectations of the movement thereof.  Other risk factors include the level of credit concentration the customer has with the Company, environmental factors which could impair the value of the underlying collateral of an asset, or other factors which might reduce the ability of the Company to collect all of the principal and interest owed to the Company.

The Company maintains a “Watch List” of loans, which is part of management’s internal asset classification system.  The Watch List identifies assets classified as “substandard,” “doubtful” or “loss,” pursuant to OTS regulations.  Assets displaying tendencies which might hinder full collection of principal are classified as substandard.  Such tendencies include but are not limited to late payments on loans or deterioration of the underlying collateral.

Loan collection efforts in the form of past due notices commence when loan payments are more than 15 days past due.  Once a loan reaches 30 days past due status, the Company’s collection manager initiates personal contact with the borrower.  When a loan becomes 90 days past due, the Company initiates foreclosure proceedings.  At this point, loans are placed on non-accrual status.  All interest and late charges due on such loans are reversed in the form of reserves for uncollectible interest and late charges.

In making its risk evaluation and establishing an allowance for loan loss level that it believes is adequate to absorb probable losses in the portfolio, management considers various sources of information.  Some of the more significant sources include analyses prepared on specific loans reviewed for impairment, statistics on balances of loans assigned to internal risk rating categories, reports on the composition and repayment portion of loan portfolios not subject to individual risk ratings, and factors derived from historical loss experience.  In addition to this more objective and quantitative information, management’s evaluation must take into consideration its assessment of general economic conditions and how current conditions affect segments of borrowers.  Management must also make judgments regarding the level of accuracy inherent in the loss allowance estimation process.  A formal allowance analysis is prepared at least quarterly that summarizes the results of the evaluation process and helps ensure a consistent process over time.

At December 31, 2004, the allowance for loan losses was $920,000, or 0.99% of total loans, compared to $601,000, or 0.77% of total loans at the end of 2003.  Table 4 presents an analysis of the activity in the allowance for loan losses for the past five years.

TABLE 4. SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOSSES
	Year Ended December 31,
($ in thousands)	2004	2003	2002	2001	2000
Balance at the beginning of year	$ 601	$ 483	$ 435	$ 420	$ 424
Provision for loan losses charged to operations	343	118	48	25	7
Loans charged to the allowance	(24)	-	-	(10)	(11)
Recoveries of loans previously charged off	-	-	-	-	-
Balance at the end of year	$ 921	$ 601	$ 483	$ 435	$ 420
Ratios
Charge-offs to average loans	0.03%	0.00%	0.00%	0.01%	0.01%
Provision for loan losses to charge-offs	1,429.17%	n/a	n/a	250.00%	63.64%
Allowance for loan losses to loans at end of year	0.99%	0.77%	0.61%	0.53%	0.56%

The allowance for loan losses is comprised of specific reserves for each loan that is reviewed for impairment or for which a probable loss has been identified and general reserves for groups of homogenous loans.  Reserves for impaired loans are based on discounted cash flows using the loan’s initial effective interest rate, the observable market value of the loan or the fair value of the underlying collateral.  General reserves are established based on historic charge-offs, considering factors which include risk rating, industry concentration and loan type.

The allowance for loan losses has increased over the previous two years due to the change in the mix of the loan portfolio rather than due to any deterioration of collateral, downturn in the economy or other negative factor.  Non-residential loans typically carry more risk that those secured by residential property and, accordingly, are assessed higher general valuation allowances under the current methodology used by management.  The allocation of the allowance is included in Table 5.

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 5. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
	At December 31,
	2004		2003		2002		2001		2000
($ in thousands)	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve
Real estate loans - residential	$ 239	26.0%	$ 147	24.5%	$ 217	45.0%	$ 337	77.5%	$ 390	92.9%
Real estate loans - commercial and other	591	64.2	410	68.2	241	49.9	90	20.7	24	5.7
Real estate loans - construction	4	0.4	10	1.7	5	1.0	5	1.1	-	-
Commercial loans	87	9.4	34	5.6	20	4.1	3	0.7	6	1.4
Total	$ 920	100.0%	$ 601	100.0%	$ 483	100.0%	$ 435	100.0%	$ 420	100.0%

Tables 6 and 7 set forth the Company’s delinquent loans and nonperforming assets for each of the prior three years.   The balances presented in Table 6 are total principal balances outstanding on the loans rather than the actual principal past due.  Nonperforming assets consist of loans on nonaccrual status and foreclosed assets.  There were no loans 90 days delinquent and still accruing interest at any of the five previous year ends.

TABLE 6. DELINQUENT LOANS
	At December 31,
($ in thousands)	2004	2003	2002
30-89 Days	$ 8,106	$ 5,345	$ 2,931
90+ Days	894	929	651
Total	$ 9,000	$ 6,274	$ 3,582
Ratios
Loans delinquent 90 days to total loans	0.96%	1.19%	0.83%
Total delinquent loans to total loans	9.67%	8.05%	4.55%
Allowance for loan losses to 90 day delinquent loans	102.91%	64.69%	74.19%
Allowance for loan losses to total delinquent loans	10.22%	9.58%	13.48%

TABLE 7. NONPERFORMING ASSETS
	At December 31,
($ in thousands)	2004	2003	2002	2001	2000
Loans accounted for on a nonaccrual basis	$ 894	$ 929	$ 651	$ 249	$ 434
Foreclosed assets	-	52	-	-	117
Total nonperforming assets	$ 894	$ 981	$ 651	$ 249	$ 551
Ratios
Nonperforming assets to loans plus foreclosed assets	0.96%	1.26%	0.83%	0.30%	0.73%
Nonperforming assets to total assets	0.45%	0.46%	0.31%	0.13%	0.36%
Allowance for loan losses to nonperforming loans	102.91%	64.69%	74.19%	174.70%	96.77%

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

INVESTMENT IN SECURITIES

Interest rates dictate many of the investment decisions and policies of the Company.  It is the policy of the Company not to engage in speculative purchasing, selling or trading of investments; however, certain profits may be taken from time to time on the sale of investments.  When interest rate spreads reach acceptable levels, the Company may utilize leveraged purchasing of investment securities, as has been done in the past.  Also, when anticipated earnings permit, certain portfolio adjustments may be made to enhance the overall portfolio yield even though losses may be recognized in doing so.

Strong demand for deposit products during 2003 and 2002 led to significant increases in liquidity.  During 2004, short term interest rates increased, causing liquidity to begin a return to a more moderate level.   Information on changes in deposits and liquidity sources are presented in later sections of this discussion and analysis.  Management routinely places much of its liquid assets into its investment portfolio, particularly in collateralized mortgage obligations with a relatively short estimated duration and mutual funds, based on its expectations regarding the stability of the funding sources and the near-term prospects for increased loan demand.

At December 31, 2004, total securities were $94.6 million, down 20.7%, or $24.7 million, from December 31, 2003 which was up 9.7%, or $10.5 million, from 2002.  During 2004, the Company’s average investment in securities was down 1.5%, or $1.7 million, from 2003.  Mutual fund investments were 52.5% of the total portfolio in 2004 compared with 54.8% in the prior year.  Faster than expected repayment speeds and a lack of available replacement investments caused the Company’s investment in collateralized mortgage obligations (“CMOs”) to decrease 24.6%, or $8 million, at December 31, 2004 compared to December 31, 2003.  At December 2004, CMOs made up 25.9% of the investment portfolio, compared to 27.2% at December 31, 2003 and 48.8% at December 31, 2002.  Table 8 shows the makeup of the Company’s investment portfolio at December 31, 2004, 2003 and 2002.

TABLE 8. COMPOSITION OF INVESTMENT PORTFOLIO
	At December 31,
	2004		2003		2002
($ in thousands)	Balance	Percent	Balance	Percent	Balance	Percent
U.S. Treasury securities	$ 832	0.9%	$ 881	0.8%	$ 917	0.9%
Mortgage-backed securities	238	0.2	362	0.3	569	0.5
Collateralized mortgage obligations	24,481	25.9	32,486	27.2	53,066	48.8
Mutual funds	49,657	52.5	65,371	54.8	32,382	29.8
FHLMC stock	19,349	20.5	20,171	16.9	21,792	20.0
Total Investments at Year End	$ 94,557	100.0%	$ 119,271	100.0%	$ 108,726	100.0%
Average Investments During Year	$ 110,004		$ 111,669		$ 98,639

Information about the contractual maturity of Company’s investment securities at December 31, 2004 is shown in Table 9 below.  At December 31, 2004, 73% of the Investment portfolio consists of mutual fund or equity investments carrying no stated maturity.  These investments are redeemable immediately at their current market value.  Scheduled principal reductions and principal repayments on mortgage-backed securities and collateralized mortgage obligations are not reflected in Table 9.  If these expected principal reductions were taken into consideration, the weighted-average maturity of the Company’s overall securities portfolio would be approximately 27 months at December 31, 2004.

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 9. DISTRIBUTION OF INVESTMENT MATURITIES
At December 31, 2004
($ in thousands)	One year or less		Over one through five years		Over five through ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury securities	$ 302	7.38%	$ 530	6.94%	$ -	-	$ -	-	$ 832	7.10%
Mortgage-backed securities	-	-	-	-	-	-	238	8.24%	238	8.24%
CMOs	-	-	-	-	-	-	24,481	5.84%	24,481	5.84%
Mutual funds	49,657	2.76%	-	-	-	-	-	-	49,657	2.76%
FHLMC stock	19,349	5.45%	-	-	-	-	-	-	19,349	5.45%
Total	$ 69,308	3.53%	$ 530	6.94%	$ -	-	$ 24,719	5.86%	$ 94,557	4.16%
Percentage of Total	73.3%		0.6%		0.0%		26.1%		100.0%

All of the Company’s investments in marketable securities are classified as available for sale.  The net unrealized losses on these investments totaled $448,000, or .47%, of amortized cost at December 31, 2004.  At year-end 2003, there was a net unrealized gain of $234,000 million, or .2% of amortized cost.  This net unrealized gain or loss will vary based on the overall changes in market rates, shifts in the slope of the yield curve, and movement in spreads to the yield curve for different types of securities.

At December 31, 2004, the Company had certain investment concentrations exceeding 10% of stockholders’ equity.   While these are significant in amount, they are limited to “AAA” rated securities and management feels that they present a limited risk of default.  Investments of the Company that exceed 10% of stockholders’ equity at December 31, 2004 are shown in Table 10 below.

TABLE 10. INVESTMENTS GREATER THAN 10% OF STOCKHOLDERS' EQUITY
At December 31, 2004
($ in thousands)	Type	Total Investment	% of Total Assets	% of Stockholders' Equity
Shay Mutual Funds	Mutual Fund	$ 49,657	24.82%	171.56%
Federal Home Loan Mortgage Corporation	Equity	19,349	9.67%	66.85%
FHLMC REMIC	CMO	9,896	4.95%	34.19%
Master Asset Securitization Trust	CMO	4,398	2.20%	15.19%
First Horizon Mortgage	CMO	3,407	1.70%	11.77%
Total		$ 86,707	43.34%	299.57%

The Company has made no investments in financial instruments or participated in agreements with values that are linked to or derived from changes in some underlying asset or index.  These financial instruments or agreements are commonly referred to as derivatives and include such instruments as futures, forward contracts, option contracts, interest rate swap agreements and other financial arrangements with similar characteristics.  Management has no plans to use derivatives as part of its asset/liability and liquidity management processes.

DEPOSITS

Deposits are the Company’s primary source of funding for earning assets.  The Company offers a variety of products designed to attract and retain customers.  The principal methods used by the Company to attract deposits include its emphasis on personal service, competitive interest rates and convenient office locations.  The Company does not pay “jumbo” rates for deposits over $100,000 and does not advertise for deposits outside of its primary market area.  The Company had no deposits that were obtained through outside deposit brokers at December 31, 2004 or 2003.

At December 31, 2004, deposits were 8.2%, or $11.7 million, below the level at December 31, 2003, which were 33.1%, or $35.3 million, above year-end 2002.  Average deposits were up 9.2%, or $11.7 million, in 2004 and 46.6%, or $40.5 million, in 2003.  Increased demand for the safety and liquidity of deposit products, combined with interest rates offered by the Company that were generally higher than those of competitors in the local market, helped fuel the Company’s accelerated deposit growth throughout 2003 and the beginning of 2004.  After the first quarter of 2004, and in response to the Company’s liquidity management objectives, management decreased the rate of interest paid on customer deposits in an effort to reduce overall interest costs.  A summary of deposit composition is presented in Table 11.

TABLE 11. DEPOSIT COMPOSITION
	At December 31,
	2004		2003		2002
($ in thousands)	Average Balances	% of Deposits	Average Balances	% of Deposits	Average Balances	% of Deposits
Noninterest bearing demand deposits	$ 816	0.6%	$ 711	0.6%	$ 375	0.4%
NOW account deposits	9,065	6.5	7,127	5.6	6,569	7.6
Savings deposits	34,348	24.7	33,422	26.2	26,819	30.9
Time deposits	94,855	68.2	86,131	67.6	53,113	61.1
Total	$ 139,084	100.0%	$ 127,391	100.0%	$ 86,876	100.0%

Average time deposits totaled $94.9 million, or 68.2% of total average deposits during 2004, up $8.7 million, or 10.1%, compared to 2003.  Average savings deposits made up 24.7% of total average deposits during 2004, down slightly from 26.2% in the previous year.  Transaction accounts continue to make up less than 10% of total deposits.

Table 12 shows the maturity structure of time deposits over and under $100,000 at December 31, 2004.

TABLE 12. MATURITIES OF TIME DEPOSITS
At December 31, 2004
($ in thousands)	Less than $100,000	$100,000 or more	Total
			Amount	Percentage
Three months or less	$ 16,565	$ 2,685	$ 19,250	22.04%
Over three months through twelve months	36,908	7,619	44,527	50.98%
Over twelve months	20,736	2,829	23,565	26.98%
Total	$ 74,209	$ 13,133	$ 87,342	100.00%

BORROWINGS

The Association is a member of the Federal Home Loan Bank System.  This membership provides access to a variety of Federal Home Loan Bank advance products as an alternative source of funds.  At December 31, 2004, the Company had outstanding advances totaling $39.7 million, compared to $42.1 million at year-end 2003.  Average advances outstanding during 2004 were $39.7 million, compared with $50.4 million for 2003.  The average rate paid on FHLB advances during 2004 was 5.56%, compared to 5.64% in 2003.  FHLB advances decreased $2.4 million (5.8%) when compared to December 31, 2003.  This reduction was due primarily to the contractually scheduled repayment of the advances, offset in part by new advances totaling $5 million.  The Company’s reliance on borrowings continues to be within the parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity.  Table 13 shows the scheduled maturities of FHLB advances at December 31, 2004.

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 13. MATURITIES OF ADVANCES
At December 31, 2004
($ in thousands)	Amount	% of Total Advances	Weighted Average Rate
2005	$ 11,504	28.98%	5.97%
2006	11,132	28.05	3.06
2007	5,513	13.89	5.63
2008	11,540	29.08	5.44
2009	-	-	-
Total Advances	$ 39,689	100.00%	4.95%

STOCKHOLDERS’ EQUITY AND CAPITAL ADEQUACY

At December 31, 2004, stockholders’ equity totaled $28.9 million, compared to $29.3 million at the end of 2003 and $34.4 million at the end of 2002.  The major factors in the $400,000 decrease in 2004 were the repurchase of company stock totaling $315,000, dividends declared totaling $466,000 and a reduction in accumulated other comprehensive income of $451,000 offset in part by earnings of $199,000.  Over the past three years, the dividend payout ratio has increased to 235.29% in 2004, up from 68.97% in 2003 and 41.86% in 2002.

Since 1998, the Company has been consistently repurchasing shares of its common stock when shares have been available at prices and amounts deemed prudent by management.  Table 14 summarizes the repurchase of the shares of its common stock by year.  All of the purchases were open market transactions and most were at a discount to book value.

TABLE 14. SUMMARY OF STOCK REPURCHASES
Year Ended December 31,	Shares	Cost ($000)	Average Price Per Share
1998	491,054	$ 8,324	$ 16.95
1999	299,000	3,653	12.22
2000	679,600	8,590	12.64
2001	305,684	4,612	15.09
2002	142,201	2,516	17.69
2003	216,181	4,109	19.01
2004	16,842	315	18.70
Total Stock Repurchases	2,150,562	$ 32,119	$ 14.94

The ratios in Table 15 indicate that the Company is well capitalized at December 31, 2004.   Decreased liquidity had an effect on the capital ratios as risk-weighted assets at December 31, 2004 were $2.0 million higher than the level at December 31, 2003 while total capital was only $150,000 higher during the same time period.  The regulatory capital ratios of Guaranty Savings and Homestead Association exceed the minimum required ratios, and the Association has been categorized as “well-capitalized” in the most recent notice received from its primary regulatory agency.

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 15. CAPITAL AND RISK BASED CAPITAL RATIOS
	December 31,
($ in thousands)	2004	2003	2002
Tier 1 regulatory capital	$ 26,631	$ 26,800	$ 28,145
Tier 2 regulatory capital	920	601	483
Total regulatory capital	$ 27,551	$ 27,401	$ 28,628
Adjusted total assets	$ 198,443	$ 213,199	$ 204,054
Risk-weighted assets	$ 98,415	$ 96,456	$ 114,261
Ratios
Tier 1 capital to total assets	13.42%	12.57%	13.79%
Tier 1 capital to risk-weighted assets	27.06%	27.78%	24.63%
Total capital to risk-weighted assets	27.99%	28.41%	25.05%
Stockholders' equity to total assets	14.47%	13.65%	16.37%

LIQUIDITY AND CAPITAL RESOURCES

The objective of liquidity management is to ensure that funds are available to meet cash flow requirements of depositors and borrowers, while at the same time meeting the operating, capital and strategic cash flow needs of the Company and the Association, all in the most cost-effective manner.  The Company develops its liquidity management strategies and measures and monitors liquidity risk as part of its overall asset/liability management process, making use of the quantitative modeling tools to project cash flows under a variety of possible scenarios.

On the liability side, liquidity management focuses on growing the base of more stable core deposits at competitive rates, while at the same time ensuring access to economical wholesale funding sources.  The sections above on Deposits and Borrowings discuss changes in these liability-funding sources in 2004.

Liquidity management on the asset side primarily addresses the composition and maturity structure of the loan and investment securities portfolios and their impact on the Company’s ability to generate cash flows from scheduled payments, contractual maturities and prepayments, their use as collateral for borrowings and possible outright sales on the secondary market.  Tables 3 and 9 above present the contractual maturities of the loan portfolio and the Company’s investment in securities.

Cash generated from operations is another important source of funds to meet liquidity needs.  The consolidated statements of cash flows present operating cash flows and summarize all significant sources and uses of funds for each year in the three-year period ended December 31, 2004.  While the Company reported net income of $199,000 for the year ended December 31, 2004, there was a net cash increase of $437,000 from operations.  This was primarily due to non-operating losses from securities transactions totaling $256,000 and a write-down of investments of $497,000 that were not fully offset by non-cash operating income amounts.

Table 16 illustrates some the factors that the Company uses to measure liquidity.  The Company’s liquidity position grew throughout the two-year period ending December 31, 2003 and into the first quarter of 2004, reflecting strong deposit inflows and a high amount of loan and investment prepayments.  As discussed in the above section on deposits, management decreased the rate of interest paid on customer deposits and liquidity began to return to more normal levels.

The Company has made investment allocation decisions and developed loan and deposit pricing strategies consistent with its assessment of current and future economic conditions.  Management feels that these higher liquidity levels of the past three years will continue to move toward more normal levels with increased economic activity, higher market interest rates, and the strengthening of the capital markets.

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 16. KEY LIQUIDITY INDICATORS
	December 31,
($ in thousands)	2004	2003	2002
Cash and cash equivalents	$ 7,024	$ 11,371	$ 13,352
Total loans	93,070	77,960	78,807
Total deposits	130,723	142,108	106,781
Deposits $100,000 and over	22,067	27,235	17,368
Ratios
Total loans to total deposits	71.20%	54.86%	73.80%
Deposits $100,000 and over to total deposits	16.88%	19.17%	16.27%

ASSET/LIABILITY MANAGEMENT

The objective the Company’s asset/liability management is to implement strategies for the funding and deployment of its financial resources that are expected to maximize profitability over time at acceptable levels of risk.

Interest rate sensitivity is the potential impact of changing rate environments on both net interest income and cash flows.  The Association monitors its interest rate sensitivity on a quarterly basis by reviewing net interest income simulations, monitoring the economic value of equity and preparing interest rate gap analyses.

The simplest method of measuring interest rate sensitivity is gap analysis, which identifies the difference between the dollar volume of assets and liabilities that reprice within specific time periods.  A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets.  In general, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income.  A cycle of falling interest rates would have the opposite effect.

Since thrift organizations are generally invested primarily in home mortgage loans varying in contractual terms to maturity usually from 15 to 25 years while their longest term interest-bearing liabilities are typically five-year certificates of deposit, they tend to create negative gaps over the short term.  Guaranty is no different; therefore, it is vital that the Association utilize its other investments to offset in the short-term (12-months or less) horizon the substantial negative re-pricing gap which arises from one to five years while at the same time maximizing net interest income.  The Company has placed much of its ready cash in short-term investments such as mortgage-based mutual funds that provide the benefit of overnight availability while producing yields approximately 150 basis points higher than overnight Federal Funds Sold.  The Association also places a high emphasis on cash flows in its portfolio of CMOs.  The duration of the Association’s CMOs varies from two to 15 years.  Table 17 shows the Company’s static gap position as of December 31, 2004.  This table indicates that the Company is significantly asset sensitive in the very near term and liability sensitive over a three-year time frame.

Gap analysis has several limitations, including the fact that it is a point-in-time measurement that ignores the dynamic nature of the Company’s assets and liabilities, and it does not take into consideration actions that management can and will take to maximize net interest income over time.

Another tool used by management is a net portfolio value (“NPV”) model.  The NPV is the difference between the market value of the Association’s assets and the market value of the Association’s liabilities and off balance sheet commitments.  At least quarterly, the Board reviews the internal model and a standard thrift industry model prepared by the OTS from the Association’s quarterly Consolidated Maturity and Rate Report.

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 17. INTEREST RATE SENSITIVITY
	By Maturity or Repricing at December 31, 2004
($ in thousands)	0-90 Days	91-365 Days	After 1 through 3 Years	After 3 Years	Non-interest earning/ bearing	Total
ASSETS
Loans	$ 7,846	$ 3,163	$ 3,704	$ 78,357	$ -	$ 93,070
Securities available for sale	69,718	3,690	9,840	11,309	-	94,557
Cash and cash equivalents	7,024	-	-	-	-	7,024
Other assets	-	-	-	-	5,415	5,415
Total assets	84,588	6,853	13,544	89,666	5,415	200,066
SOURCES OF FUNDS
Noninterest bearing deposits	-	-	-	-	965	965
NOW account deposits	8,991	-	-	-	-	8,991
Savings deposits	33,425	-	-	-	-	33,425
Time deposits	19,250	44,527	22,266	1,299	-	87,342
Advances	1,824	9,680	16,645	11,540	-	39,689
Other liabilities	-	-	-	-	710	710
Stockholders' equity	-	-	-	-	28,944	28,944
Total sources of funds	63,490	54,207	38,911	12,839	30,619	200,066
Interest rate sensitivity gap
Period	$ 21,098	$ (47,354)	$ (25,367)	$ 76,827	$ (25,204)
Cumulative	$ 21,098	$ (26,256)	$ (51,623)	$ 25,204	$ -
Gap/total earning assets
Period	10.8%	-24.3%	-13.0%	39.5%	-12.9%
Cumulative	10.8%	-13.5%	-26.5%	12.9%	-

Table 18 presented below is an analysis of the Association’s interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points in accordance with OTS regulations.  Currently, due to the low level of interest rates, the only downward shocks capable of being applied are 100 and 200 basis points.  For 2003, the only downward shock capable is 100 basis points.  As illustrated in the tables below, NPV is currently more sensitive to and may be more negatively impacted by rising rates than falling rates.

TABLE 18. NET PORTFOLIO VALUE
	At December 31,
($ in thousands)	2004			2003
Change (Basis Point) in Interest Rates	$ Value	$ Change	% Change	$ Value	$ Change	% Change
+300	$ 28,613	$ (7,228)	(20)%	$ 36,888	$ (5,918)	(14)%
+200	30,949	(4,892)	(14)%	38,841	(3,965)	(9)%
+100	33,346	(2,495)	(7)%	40,801	(2,005)	(5)%
0	35,841	-	-	42,806	-	-
-100	38,405	2,564	7%	44,759	1,953	5%
-200	40,719	4,878	14%	n/a	n/a	n/a
-300	n/a	n/a	n/a	n/a	n/a	n/a

IMPACT OF INFLATION AND CHANGING PRICES

The great majority of assets and liabilities of a financial institution are monetary in nature.  Management believes the most significant potential impact of inflationary or deflationary economic cycles on the Company’s financial results is its ability to react to changes in interest rates.  Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of goods and services.  As discussed above, the Company employs asset/liability management strategies in its attempt to minimize the effects of economic cycles on its net interest income.

Inflation and changing prices also have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio.  Changing prices will also affect trends in noninterest operating expenses and noninterest income.

RESULTS OF OPERATIONS

The Company reported net income of $199,000, or $.17 per share, during 2004, compared to $691,000, or $.58 per share in 2003, and $1.2 million, or $.86 per share, in 2002.  The reductions in earnings during 2004 were primarily due to investment losses and one-time write-downs. The reduced margins earned in 2003 on interest earning assets were not offset by reductions in the Company’s cost of providing for those funds.

NET INTEREST INCOME

The Company’s net interest income increased 45.6%, or $1.7 million, in 2004, on a 1.7% decline in average earning assets.  This followed a 32.2%, or $1.8 million, decrease in net interest income for 2003 over 2002 when interest-earning assets grew 8%. Net interest margin is net interest income expressed as a percent of average interest-earning assets. In 2004, the Company was able to add 88 basis points to increase its net interest margin to 2.73% with a 57 basis point increase in the yield on earning assets combined with a 31 basis point decrease in the cost of funding those assets.  During 2003, the Company was asset sensitive in all time horizons.  This implies that it would experience some compression in its net interest margin in a declining rate environment, holding other factors constant.    Such margin compression did occur in 2003, when there was a 110 basis point decrease in net interest margin to 1.84%, as interest rates decreased to record levels.

During 2004 average loans were 43% of average interest-earning assets, approximately the same level as in 2002 and up from 37% in 2003.  Collateralized mortgage obligation investments made up 15% of average interest-earning assets during 2004, up from 11% in 2003 and down from 28% in 2002.  With rates remaining well below historical average levels, management has directed excess liquidity into short-term investments.  Mutual fund investments were 28% of average interest-earning assets in 2004, down from 32% in 2003 and up from 12% in 2002.

As discussed above, market rates fell to record lows in 2003 and remained well below historical averages throughout 2004.  Discipline in loan pricing in the face of restrained demand helped the Company to limit the decrease in loan portfolio yield to 14 basis points in 2004 and 10 basis points in 2003.  Low market rates stimulated home mortgage refinancing activity and accelerated prepayments on mortgage-backed securities and collateralized mortgage obligations.  These repayments have had significant impact on the Company’s yield on its loans and investment portfolios.

The Company’s funding mix continued to have a negative impact on interest margins in 2004.  The percentage of average interest-earning assets funded by higher-cost sources of funds, including time deposits and FHLB borrowings remained unchanged at 66% in 2004, from 2003 and up slightly from 65% in 2002.  Lower-cost interest-bearing deposits rose to 21% of average interest-earning assets in 2004, up from 20% in 2003 and 17% in 2002.  While noninterest-bearing deposits increased in 2003 and 2004, they continue to fund less than 1% of average total assets.

Table 19 below sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resulting average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resulting average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin.  Information is based on average daily balances during the indicated periods.

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 19. SUMMARY OF AVERAGE BALANCE S, NET INTEREST INCOME AND INTEREST RATES
Year Ended December 31,	2004			2003			2002
($ in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
ASSETS
INTEREST-EARNING ASSETS
Loans	$ 87,185	$ 6,638	7.61%	$ 76,623	$ 5,938	7.75%	$ 81,463	$ 6,397	7.85%
U.S. Treasury securities	864	58	6.71	908	57	6.28	893	57	6.38
Mortgage-backed securities	266	19	7.14	419	33	7.88	677	48	7.09
Collateralized mortgage obligations	31,315	1,693	5.41	23,184	1,234	5.32	53,817	3,931	7.30
Mutual funds	57,578	1,349	2.34	65,627	1,357	2.07	23,261	706	3.04
FHLMC stock	19,982	1,116	5.59	21,531	1,120	5.20	19,991	1,041	5.21
Total investment in securities	110,005	4,235	3.85	111,669	3,801	3.40	98,639	5,783	5.86
FHLB stock	2,526	46	1.82	5,027	114	2.27	5,365	158	2.95
Federal funds sold and demand deposits	3,881	70	1.80	13,772	140	1.02	5,879	95	1.62
Total interest-earning assets	203,597	10,989	5.40%	207,091	9,993	4.83%	191,346	12,433	6.50%
NONINTEREST-EARNING ASSETS
Other assets	8,290			8,203			5,819
Allowance for loan losses	604			521			449
Total assets	$ 211,283			$ 214,773			$ 196,716

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
NOW account deposits	$ 9,065	$ 120	1.32%	$ 7,127	$ 119	1.67%	$ 6,569	$ 132	2.01%
Savings deposits	34,348	454	1.32	33,422	569	1.70	26,819	677	2.52
Time deposits	94,855	2,653	2.80	86,131	2,644	3.07	53,113	1,953	3.68
Total interest-bearing deposits	138,268	3,227	2.33	126,680	3,332	2.63	86,501	2,762	3.19
Borrowings	39,743	2,209	5.56	50,428	2,846	5.64	72,056	4,042	5.61
Total interest-bearing liabilities	178,011	5,436	3.05%	177,108	6,178	3.49%	158,557	6,804	4.29%
NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	816			711			375
Other liabilities	3,895			5,161			2,636
Shareholders' equity	28,561			31,793			35,148
Total liabilities and stockholders' equity	$ 211,283			$ 214,773			$ 196,716
Net interest income and margin		$ 5,553	2.73%		$ 3,815	1.84%		$ 5,629	2.94%
Net interest-earning assets and spread	$ 25,586		2.35%	$ 29,983		1.34%	$ 32,789		2.21%
Cost of funding interest-earning assets			2.67%			2.98%			3.56%

Table 20 below sets forth the effects of changing rates and volumes on net interest income of the Company.  Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume).  The change in interest due to both volume and rate has been allocated proportionately between volume and rate based on the absolute dollar amount of the change in each.

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 20. SUMMARY OF CHANGES IN NET INTEREST INCOME
	2004 Compared to 2003			2003 Compared to 2002
	Due to Change in		Total Increase (Decrease)	Due to Change in		Total Increase (Decrease)
($ in thousands)	Volume	Rate		Volume	Rate
INTEREST INCOME
Loans	$ 804	$ (104)	$ 700	$ (375)	$ (84)	$ (459)
U.S. Treasury securities	(3)	4	1	1	(1)	-
Mortgage-backed securities	(11)	(3)	(14)	(20)	5	(15)
Collateralized mortgage obligations	440	19	459	(1,630)	(1,067)	(2,697)
Mutual funds	(189)	181	(8)	876	(225)	651
FHLMC stock	(87)	83	(4)	80	(1)	79
Total investment in securities	150	284	434	(694)	(1,288)	(1,982)
FHLB stock	(46)	(22)	(68)	(8)	(36)	(44)
Federal funds sold and demand deposits	(178)	108	(70)	80	(35)	45
Total interest income	730	266	996	(996)	(1,444)	(2,440)

INTEREST EXPENSE
NOW account deposits	26	(25)	1	9	(22)	(13)
Savings deposits	12	(127)	(115)	112	(220)	(108)
Time deposits	244	(235)	9	1,014	(323)	691
Total interest-bearing deposits	282	(387)	(105)	1,135	(565)	570
Borrowings	(594)	(43)	(637)	(1,221)	25	(1,196)
Total interest expense	(312)	(430)	(742)	(85)	(541)	(626)
Change in net interest income	$ 1,043	$ 695	$ 1,738	$ (911)	$ (903)	$ (1,814)

PROVISION FOR LOAN LOSSES

The portion of Guaranty’s loan portfolio made up of loans secured by commercial real estate has increased to 39% at December 31, 2004, from 34% at year-end 2003 and 23% at year-end 2002.  Primarily because of this increased risk in the portfolio, the Company provided $343,000 for loan losses in 2004, up from $118,000 in 2003 and $48,000 in 2002.  The Company had charge-offs of $24,000 in 2004.  There were no charge-offs in 2003 or 2002.

For a more detailed discussion of the changes in the allowance for loan losses, non-performing assets and general credit quality, see the earlier section on Loans and Allowance for Loan Losses.  The future level of the allowance and provisions for loan losses will reflect management’s ongoing evaluation of credit risk, based on established internal policies and practices.

NON-INTEREST INCOME

Total non-interest income decreased $2.2 million from non-interest income of $1.5 million in 2003 to a loss of $691,000 in 2004, primarily as a result of a $753,000 loss on securities available for sale in 2004.  Table 21 shows the components of non-interest income for each year in the three-year period ended December 31, 2004, along with the percent changes between years for each component.  Non-interest income before securities transactions decreased 39%, or $39,000, in 2004 after increasing 23%, or $29,000, in 2003.  Excluding gains and losses from the sale of foreclosed real estate, non-interest income was $93,000 in both 2004 and 2003, up from $65,000 in 2002.

Service charges on deposit accounts were $19,000 in 2004 and 2003, an increase of 19%, or $3,000, over 2002.  The Company continues to develop new deposit products and pricing strategies to increase demand deposits and related fee income.

Income from real estate held for investment, the largest component of recurring non-interest income, increased 2%, or $1,000, in 2004, compared to 2003.  This income is for rent received by the Company on property not used in its banking operations.  This property was fully leased in 2004; therefore, no additional growth is foreseeable in this area.

TABLE 21. NON-INTEREST INCOME
($ in thousands)	2004	% change	2003	% change	2002
Service charges on deposit accounts	$ 19	0.00%	$ 19	18.75%	$ 16
ATM fees	11	57.14%	7	0.00%	7
Early closing penalties	6	(33.33)%	9	(18.18)%	11
Income from real estate held for investment	49	2.08%	48	128.57%	21
Gain on sales and income from foreclosed assets	(31)	(487.50)%	8	(52.94)%	17
Miscellaneous	8	(20.00)%	10	0.00%	10
Total noninterest income before securities transactions	62	(38.61)%	101	23.17%	82
Securities transactions	(753)	(154.76)%	1,375	6,775.00%	20
Total noninterest income	$ (691)	(146.82)%	$ 1,476	1,347.06%	$ 102

NON-INTEREST EXPENSE

Table 22 shows the components of non-interest expense for each year of the three-year period ended December 31, 2004 along with percent changes between years for each component.  Non-interest expense increased 1%, or $64,000, in 2004 after a 5%, or $221,000, increase in 2003.

TABLE 22. NON-INTEREST EXPENSE
($ in thousands)	2004	% change	2003	% change	2002
Employee compensation	$ 1,941	1.04%	$ 1,921	(0.67)%	$ 1,934
Employee benefits	744	(0.80)%	750	9.81%	683
Total personnel expense	2,685	0.52%	2,671	2.06%	2,617
Net occupancy expense	421	(2.32)%	431	1.17%	426
Ad Valorem taxes	396	(19.51)%	492	8.61%	453
Data processing costs	241	66.21%	145	(4.61)%	152
Advertising	159	84.88%	86	(14.85)%	101
ATM expenses	51	15.91%	44	18.92%	37
Professional fees	105	12.90%	93	25.68%	74
Deposit insurance and supervisory fees	117	7.34%	109	1.87%	107
Printing and office supplies	89	7.23%	83	(20.95)%	105
Telephone	77	(8.33)%	84	15.07%	73
Prepayment penalty on FHLB advances	-	(a)	83	(a)	-
Other operating expenses	142	44.90%	98	84.91%	53
Total non-interest expense	$ 4,483	1.45%	$ 4,419	5.26%	$ 4,198
Efficiency Ratio	81.54%		112.84%		74.14%
(a) Not meaningful

Total personnel costs increased .52%, or $14,000, in 2004.  This followed a 2%, or $54,000, increase in 2003.  Employee compensation increased 1%, or $20,000, in 2004 after a 0.7%, or $13,000, decrease in 2003.  Employee benefits decreased .8%, or $6,000, in 2004 after a 10%, or $67,000, increase in 2003.  The Company provides full health insurance benefits to its employees and partial benefits to dependents of employees.  Employee health insurance costs were $245,000 in 2004, an increase of $1,000, or less than 1%, compared to 2003.  This follows an increase of $42,000, or 21%, over 2002 levels.

The Company provides retirement benefits under an Employee Stock Ownership Plan (“ESOP”).  The cost of providing this benefit fluctuates with the price of the Company’s stock.  The cost associated with this plan was $475,000 in 2004, down from $488,000 in 2003 and $465,000 in 2002.

On January 7, 2005, the Company entered into an Early Retirement and Consulting Agreement with its former President and Chief Executive Officer.  In connection with this agreement the Company will pay a fee of $468,000, payable in 36 monthly installments.  A portion of this fee will be treated as a post-retirement benefit and, in accordance with applicable accounting standards, will be expensed in the first quarter of 2005.  The remaining portion of the fee will be allocated between the non-compete and consulting provisions of the agreement and will be amortized over the course of one year.

Occupancy expenses decreased 2%, or $10,000 in 2004, after an increase of 1%, or $5,000, in 2003.  Ad Valorem taxes decreased 20%, or $96,000, in 2004, after an increase of 9%, or $39,000, in 2003.  Included in this category is a tax that banks in Louisiana pay in lieu of a state income tax.  This tax, know as the bank shares tax, is based on the value of their capital stock.  This expense will fluctuate based in part on the growth in Guaranty’s equity and earnings and in part on market valuation trends for the banking industry. The bank shares tax decreased $83,000 in 2004 and $23,000 in 2003.

During 2003, the Company was assessed $83,000 on the prepayment of three Federal Home Loan Bank advances.  All of the advances that were prepaid would have reached maturity later during 2003.  As a result of this transaction, the Company was able to reduce its interest expense on these advances by $97,000 resulting in a net savings of $14,000.  Management will continue to explore potential cost savings opportunities while also considering its liquidity needs and other investment opportunities.

INCOME TAXES

Income tax benefit was $163,000 in 2004, compared with an expense of $63,000 in 2003 and an expense of $318,000 in 2002.  The Company’s effective tax rates were lower than the 34% federal statutory rate primarily because of credits received for dividend income generated from equity investments.  The decrease in tax expense throughout 2003 and 2004 was primarily due to lower earnings.  See Note J to the financial statements for additional information on the Company’s effective tax rates and the composition of changes in income tax expense for all periods.

CONTRACTUAL OBLIGATIONS

The following table summarized payments due from the Company under specified long-term and certain other contractual obligations as of December 31, 2004.  Obligations under deposit contracts are not included.  The maturities of time deposits are scheduled in Table 12 above in the section on “Deposits”.

TABLE 23. CONTRACTUAL OBLIGATIONS
($ in thousands)	Payments Due By Period From December 31, 2004
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Federal Home Loan Bank Advances	$ 39,689	$ 11,504	$ 16,645	$ 11,540	$ -
Operating Lease Obligations	6,925	6,925	-	-	-
Total Obligations	$ 46,614	$ 18,429	$ 16,645	$ 11,540	$ -

GS Financial Corp and Subsidiary
Management’s Discussion and Analysis of Financial Condition and Results of Operations

OFF-BALANCE SHEET OBLIGATIONS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include mortgage and construction loan commitments and commercial lines of credit.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual notional amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments (see Note P of the “Notes to Consolidated Financial Statements”).

The Company’s contingent liabilities and commitments as of December 31, 2004 are as follows:

TABLE 24. OFF-BALANCE SHEET OBLIGATIONS
($ in thousands)	Payments Due By Period From December 31, 2004
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Mortgage Loan Commitments	$ 5,111	$ 5,111	$ -	$ -	$ -
Construction Loan Commitments	3,872	3,872	-	-	-
Commercial Lines of Credit	3,052	3,052	-	-	-
Total Obligations	$ 12,035	$ 12,035	$ -	$ -	$ -

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The information required for this item is included in the section entitled Asset/Liability Management above.  The assumptions used by management to evaluate the vulnerability of the Association’s operations to changes in interest rates in Tables 17 and 18 are based on assumptions of prepayments speeds.  Although management finds these assumptions reasonable, the interest rate sensitivity of the Association’s assets and liabilities and the estimated effects of changes in interest rates on the Association’s net interest income and net portfolio value indicated could vary substantially if different assumptions were used or actual experience differs from such assumptions.

To The Board of Directors

GS Financial Corp. and Subsidiary

Metairie, Louisiana

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of GS FINANCIAL CORP. and its wholly-owned subsidiary, GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GS FINANCIAL CORP. and its wholly-owned subsidiary, GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ LaPorte, Sehrt, Romig and Hand

    A Professional Accounting Corporation

January 21, 2005

Metairie, Louisiana

GS Financial Corp and Subsidiary
Consolidated Balance Sheets

	December 31,
($ in thousands)	2004	2003
ASSETS
Cash and Cash Equivalents
Cash and Amounts Due from Depository Institutions	$ 1,613	$ 1,899
Interest-Bearing Deposits in Other Banks	3,761	4,507
Federal Funds Sold	1,650	4,965
Total Cash and Cash Equivalents	7,024	11,371
Securities Available-for-Sale, at Fair Value	94,557	119,271
Loans, Net	92,158	77,367
Accrued Interest Receivable	596	547
Premises and Equipment, Net	2,508	2,591
Stock in Federal Home Loan Bank, at Cost	2,445	2,726
Foreclosed Assets	-	52
Real Estate Held-for-Investment, Net	493	511
Other Assets	285	278
Total Assets	$ 200,066	$ 214,714

LIABILITIES
Deposits
Noninterest-bearing	$ 965	$ 1,155
Interest-bearing	129,758	140,953
Total Deposits	130,723	142,108
Advance Payments by Borrowers for Taxes and Insurance	296	312
FHLB Advances	39,689	42,135
Deferred Income Tax	-	512
Other Liabilities	414	339
Total Liabilities	171,122	185,406

STOCKHOLDERS' EQUITY
Preferred Stock - $.01 Par Value
Authorized - 5,000,000 shares
Issued - 0 shares	-	-
Common Stock - $.01 Par Value
Authorized - 20,000,000 shares
Issued - 3,438,500 shares	34	34
Additional Paid-in Capital	34,425	34,231
Unearned ESOP Stock	(521)	(802)
Unearned RRP Trust Stock	(865)	(1,059)
Treasury Stock (2,150,562 shares in 2004 and 2,133,720 share in 2003), at Cost	(32,119)	(31,804)
Retained Earnings	28,286	28,553
Accumulated Other Comprehensive (Loss) Income	(296)	155
Total Stockholders' Equity	28,944	29,308
Total Liabilities and Stockholders' Equity	$ 200,066	$ 214,714

The accompanying notes are an integral part of these financial statements.

GS Financial Corp and Subsidiary
Consolidated Statements of Income

	Years Ended December 31,
($ in thousands, except per share data)	2004	2003	2002
INTEREST AND DIVIDEND INCOME
Loans, Including Fees	$ 6,638	$ 5,938	$ 6,397
Investment Securities	4,281	3,915	5,941
Other Interest Income	70	140	95
Total Interest Income	10,989	9,993	12,433

INTEREST EXPENSE
Deposits	3,227	3,332	2,762
Advances from Federal Home Loan Bank	2,209	2,846	4,042
Total Interest Expense	5,436	6,178	6,804

NET INTEREST INCOME	5,553	3,815	5,629
PROVISION FOR LOAN LOSSES	343	118	48
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,210	3,697	5,581

NONINTEREST EXPENSE
Salaries and Employee Benefits	2,685	2,671	2,617
Occupancy Expense	429	431	426
Ad Valorem Taxes	403	494	453
Other Expenses	966	823	692
Total Non-Interest Expense	4,483	4,419	4,188
NET INCOME (LOSS) BEFORE NON-INTEREST INCOME AND INCOME TAXES	727	(722)	1,393

NONINTEREST (LOSS) INCOME
Net (Loss) Gain on Available-for-Sale Securities	(753)	1,375	20
Other Income	62	101	82
Total Non-Interest (Loss) Income	(691)	1,476	102

INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	36	754	1,495
INCOME TAX (BENEFIT) EXPENSE	(163)	63	318
NET INCOME	$ 199	$ 691	$ 1,177

EARNINGS PER SHARE
Basic	$ 0.17	$ 0.58	$ 0.86
Diluted	$ 0.17	$ 0.57	$ 0.86

 The accompanying notes are an integral part of these financial statements.

GS Financial Corp and Subsidiary
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
($ in thousands)	2004	2003	2002

NET INCOME	$ 199	$ 691	$ 1,177

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX
Unrealized Holding (Losses) Gains Arising During the Period	(910)	(834)	835
Reclassification Adjustment for (Gains) Losses included in Net Income	459	(1,039)	(652)
Total Other Comprehensive (Loss) Income	(451)	(1,873)	183

TOTAL COMPREHENSIVE (LOSS) INCOME	$ (252)	$ (1,182)	$ 1,360

The accompanying notes are an integral part of these financial statements.

GS Financial Corp and Subsidiary
Consolidated Statements of Changes in Stockholders’ Equity

($ in thousands)	Common Stock	Additional Paid-In Capital	Treasury Stock	Unearned ESOP Stock	Unearned RRP Trust Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balances at December 31, 2001	$ 34	$ 33,911	$ (25,179)	$ (1,365)	$ (1,477)	$ 27,639	$ 1,845	$ 35,408
Distribution of RRP Trust Stock	-	(55)	-	-	203	-	-	148
ESOP Compensation Earned	-	184	-	282	-	-	-	466
Purchase of Treasury Stock	-	-	(2,516)	-	-	-	-	(2,516)
Dividends Declared	-	-	-	-	-	(482)	-	(482)
Net Income - Year Ended December 31, 2002	-	-	-	-	-	1,177	-	1,177
Other Comprehensive Income, Net of Applicable Deferred Income Taxes	-	-	-	-	-	-	183	183
Balances at December 31, 2002	34	34,040	(27,695)	(1,083)	(1,274)	28,334	2,028	34,384

Distribution of RRP Trust Stock	-	(57)	-	-	215	-	-	158
ESOP Compensation Earned	-	248	-	281	-	-	-	529
Purchase of Treasury Stock	-	-	(4,109)	-	-	-	-	(4,109)
Dividends Declared	-	-	-	-	-	(472)	-	(472)
Net Income - Year Ended December 31, 2003	-	-	-	-	-	691	-	691
Other Comprehensive Loss, Net of Applicable Deferred Income Taxes	-	-	-	-	-	-	(1,873)	(1,873)
Balances at December 31, 2003	34	34,231	(31,804)	(802)	(1,059)	28,553	155	29,308

Distribution of RRP Trust Stock	-	(51)	-	-	194	-	-	143
ESOP Compensation Earned	-	245	-	281	-	-	-	526
Purchase of Treasury Stock	-	-	(315)	-	-	-	-	(315)
Dividends Declared	-	-	-	-	-	(466)	-	(466)
Net Income - Year Ended December 31, 2004	-	-	-	-	-	199	-	199
Other Comprehensive Loss, Net of Applicable Deferred Income Taxes	-	-	-	-	-	-	(451)	(451)
Balances at December 31, 2004	$ 34	$ 34,425	$ (32,119)	$ (521)	$ (865)	$ 28,286	$ (296)	$ 28,944

The accompanying notes are an integral part of these financial statements.

GS Financial Corp and Subsidiary
Consolidated Statements of Cash Flows

	Years Ended December 31,
($ in thousands)	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$ 199	$ 691	$ 1,177
Adjustments to Reconcile Net Income to Net Cash (Used In) Provided by Operating Activities
Depreciation	142	142	165
Discount Accretion Net of Premium Amortization	(46)	(19)	(739)
Provision for Loan Losses	343	118	48
Non-Cash Dividend - FHLB Stock	(46)	(114)	(157)
Net Loan Fees	-	2	(1)
Mutual Fund Dividends Reinvested	(1,347)	(1,357)	(706)
ESOP Expense	526	529	465
RRP Expense	128	168	149
Loss (Gain) on Sale of Foreclosed Real Estate	31	(8)	(6)
Loss (Gain) on Sale of Investments	256	(1,375)	(20)
Loss on Write-Down of Investments	497	-	-
Deferred Income Tax (Benefit) Provision	(387)	(96)	74
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Accrued Interest Receivable	(49)	91	242
Decrease (Increase) in Prepaid Income Taxes	41	75	(96)
Increase in Other Assets	(17)	(37)	(32)
(Decrease) Increase in Accrued Interest - FHLB Advances	(157)	(112)	(61)
Increase (Decrease) in Accrued Income Tax	65	-	1
Increase (Decrease) in Other Liabilities	258	(9)	4
Net Cash Provided by (Used in) Operating Activities	437	(1,311)	507

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Maturities of Investment Securities	8,594	62,276	73,345
Proceeds from Sales of Investment Securities	11,395	8,299	193
Purchases of Investment Securities	(11,941)	(49,083)	(77,215)
Redemption of (Investment in) Mutual Funds, Net	16,623	(32,138)	(14,500)
Loan Originations and Principal Collections, Net	(15,492)	736	3,188
Purchases of Premises and Equipment	(41)	(47)	(287)
Cost of Construction of Building for Real Estate Held for Investment	-	-	(1)
Proceeds from Sales of Foreclosed Real Estate	403	73	51
Investment in Foreclosed Real Estate	(24)	(6)	(3)
Redemption (Purchase) of Federal Home Loan Bank Stock	327	2,849	-
Net Cash Provided by (Used in) Investing Activities	9,844	(7,041)	(15,229)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of Treasury Stock	(315)	(4,109)	(2,516)
(Decrease) Increase in Advances from Federal Home Loan Bank	(2,446)	(24,257)	(12,874)
Payment of Cash Stock Dividends	(466)	(472)	(482)
(Decrease) Increase in Deposits	(11,385)	35,327	35,341
Decrease in Deposits for Escrows	(16)	(118)	(33)
Net Cash (Used in) Provided by Financing Activities	(14,628)	6,371	19,436
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,347)	(1,981)	4,714
CASH AND CASH EQUIVALENTS - Beginning of Year	11,371	13,352	8,638
CASH AND CASH EQUIVALENTS - End of Year	$ 7,024	$ 11,371	$ 4,714

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest	$ 5,593	$ 6,489	$ 6,874
Income Taxes	118	69	326
Loans Transferred to Foreclosed Real Estate During the Year	358	111	42
Market Value Adjustment for (Loss) Gain on Securities Available-for-Sale	(682)	(2,852)	277

The accompanying notes are an integral part of these financial statements.

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

GS FINANCIAL CORP. (Company) was organized as a Louisiana corporation on December 24, 1996, for the purpose of becoming the holding company of Guaranty Savings and Homestead Association (Association) in anticipation of converting the Association from a Louisiana chartered mutual savings and loan association to a Louisiana chartered stock savings and loan association.  The Association operates in the savings and loan industry and as such provides financial services to individuals, corporate entities and other organizations through the origination of loans and the acceptance of deposits in the form of passbook savings, certificates of deposit, and demand deposit accounts.

The Association is subject to competition from other financial institutions, and is also subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Guaranty Savings and Homestead Association.  All significant inter-company balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and valuation of foreclosed real estate.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company’s activities are with customers located within the Greater New Orleans area in Louisiana.  Notes B discusses the types of securities in which the Company invests.  Note C discusses the types of lending in which the Company engages.  The Company does not have any significant concentrations in any one industry or customer.

CASH AND CASH EQUIVALENTS

For the purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and securities purchased under agreements to resell, all of which mature within ninety days.

SECURITIES AVAILABLE-FOR-SALE

Marketable securities are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income over the terms of the securities.  Gains and losses on sales of securities are recorded on the trade date and are determined using the specific identification method.

LOANS

The Company, through the Association, grants mortgage, commercial and construction loans, and lines of credit to customers.  A substantial portion of the loan portfolio is represented by mortgage loans throughout the Greater New Orleans Area.  The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

LOANS (Continued)

Loans are reported at their outstanding unpaid principal balance adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method.  Amortization of net deferred loan fees or costs is discontinued when a loan is placed on non-accrual status.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due.  At that time, uncollected interest previously recorded is reversed.  If the delinquent interest is subsequently collected, it is credited to income in the period collected.  Interest on impaired loans is discontinued when in management’s opinion the borrower may be unable to meet payments as they become due.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the Association’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to pay, the estimated value of underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

FORECLOSED ASSETS

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of the related loan balance or fair value less estimated cost to sell at the date of foreclosure.  Management periodically performs valuations, and an allowance for losses will be established to reduce the net carrying value to net realizable value if necessary.  Costs related to improvement of the property are capitalized, whereas costs related to holding the property are charged to operations.

PREMISES AND EQUIPMENT

Land is carried at cost.  Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line and accelerated methods over the estimated useful lives of the assets.  Estimated useful lives of premises and equipment range as follows:

Building and Improvements	10 – 39 Years
Furniture and Equipment	3 – 7 Years

REAL ESTATE HELD-FOR-INVESTMENT

Real estate held-for-investment consists of a multi-suite office building at a former branch location of the Association.  The Company leases two of the four suites to the Association which serves as a branch office location.  The remaining two suites are leased by unrelated third parties.

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES

The Company and its wholly-owned subsidiary file a consolidated Federal income tax return on a calendar year basis.  Each entity pays its pro rata share of income taxes in accordance with a written tax-sharing agreement.

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to change in tax rates and laws.

While the Association is exempt from Louisiana income tax, it is subject to the Louisiana Ad Valorem tax that is based on stockholders’ equity and net income.

STOCK COMPENSATION PLANS

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.  However, it also allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock.  Stock options issued under the Corporation’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them.  The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

ADVERTISING COSTS

The Company expenses advertising costs as incurred.  Advertising cost were $159,000, $85,000 and $101,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheets, such items, along with net income, are components of comprehensive income.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which established guidance for determining when an entity should be consolidated with another entity that meets the definition of a variable interest entity.  FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both.  Transferors to qualified special-purpose entities (QSPEs) and certain other interests in a QSPE are not subject to the requirements of FIN 46.  On December 17, 2003, the FASB revised FIN 46 (FIN 46R) and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004.  The Interpretation had no effect on the Company’s consolidated financial statements.

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In April 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 149, Amendment of FASB Statement No. 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133.  This Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, and amends certain definitions and other existing pronouncements.  This Statement is effective for contracts and hedging relationships entered into or modified after June 30, 2003.  The adoption of this pronouncement had no effect on the financial position and results of operations of the Company.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.  This Statement established standards for how an issuer classifies and measures freestanding financial instruments with characteristics of both liabilities and equity.  The Statement requires an issuer to classify as liabilities 1) a financial instrument issued in the form of shares that is mandatorily redeemable, 2) a financial instrument, other than an outstanding share, that at inception, contains an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation and that requires or may require the issuer to settle the obligation by transferring assets, 3) a financial instrument that contains an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation that the issuer must or may settle by issuing a variable number of its equity shares, if, at inception, certain criteria are met.  This statement does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety.  This Statement is effective for financial instruments entered into or modified after May 31, 2003.  The adoption of this pronouncement had no effect on the financial position and results of operations of the Company.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4.  This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material.  In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  This pronouncement is expected to have no effect on the financial position and results of operations of the Company.

In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions, an Amendment of FASB Statements No. 66 and 67.  This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.  This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operation of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions.  The accounting for those operations and costs is subject to the guidance in SOP 04-2.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.  This pronouncement is expected to have no effect on the financial position and results of operations of the Company.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets.  This Statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for nonmonetary asset exchanges occurring for fiscal periods beginning after June 15, 2005.  This pronouncement is not expected to have a material affect on the financial position and results of operations of the Company.

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2004, the FASB revised SFAS No 123, Share-Based Payment.  This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period.  No compensation cost is recognized for equity instruments for which employees do not render the requisite service.  This Statement is effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Postretirement Benefits.  This Statement requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and postretirement plans, as well as the expense recorded for such plans.  This Statement had no effect on the Company’s consolidated financial statements.

NOTE B - SECURITIES – AVAILABLE-FOR-SALE

The amortized costs and fair value of securities – available-for-sale, with gross unrealized gains and losses, follows:

	December 31, 2004
($ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt Securities
U.S Government and Federal Agencies	$ 801	$ 31	$ -	$ 832
Mortgage-Backed Securities	223	15	-	238
Collateralized Mortgage Obligations	24,340	215	74	24,481
Total Debt Securities	25,364	261	74	25,551
Marketable Equity Securities
Mutual Funds	50,292	-	635	49,657
FHLMC Preferred Stock	19,349	-	-	19,349
Total Marketable Equity Securities	69,641	-	635	69,006
Total Securities Available-for-Sale	$ 95,005	$ 261	$ 709	$ 94,557

	December 31, 2003
($ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt Securities
U.S Government and Federal Agencies	$ 801	$ 80	$ -	$ 881
Mortgage-Backed Securities	339	23	-	362
Collateralized Mortgage Obligations	32,220	410	144	32,486
Total Debt Securities	33,360	513	144	33,729
Marketable Equity Securities
Mutual Funds	65,831	4	464	65,371
FHLMC Preferred Stock	19,846	513	188	20,171
Total Marketable Equity Securities	85,677	517	652	85,542
Total Securities Available-for-Sale	$ 119,037	$ 1,030	$ 796	$ 119,271

NOTE B - SECURITIES – AVAILABLE-FOR-SALE  - (Continued)

The Company's investment in FHLMC common and preferred stock represents an investment in securities, which pay a stated rate of interest quarterly, of which 70% is exempt from Federal income tax.  This FHLMC preferred stock contains call options from 2004 to 2009.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2004, follows.  Debt securities with scheduled repayments, such as mortgage-backed-securities and collateralized mortgage obligations are presented in separate totals.

	December 31,
	2004		2003
($ in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts Maturing in:
Within One Year	$ 301	$ 302	$ -	$ -
One to Five Years	500	530	801	881
Five to Ten Years	-	-	-	-
Total Debt Securities with Single Maturities	801	832	801	881
Mortgage-Backed Securities	223	238	339	362
Collateralized Mortgage Obligations	24,340	24,481	32,220	32,486
	$ 25,364	$ 25,551	$ 33,360	$ 33,729

For the years ended December 31, 2004, 2003 and 2002, proceeds from the sale of securities available-for-sale amounted to $11,395,000, $8,299,000 and $193,000, respectively.  Gross realized gains amounted to $9,000, $1,375,000 and, $20,000, respectively.  Gross realized losses in 2004 were $265,000.  There were no realized losses in 2003 and 2002.

In addition to the sales of securities available-for-sale during the year ended December 31, 2004, the Company also redeemed shares of its investment in mutual funds.  Proceeds from the redemption of these shares amounted to $20,828,000, and the Company realized losses of $262,000 on these redemptions.  There were no redemptions in 2003 and 2002.

In accordance with the Company’s policy to review the investment portfolio for declines that may be other than temporary, a non-cash loss of approximately $497,000 was recorded on certain available-for-sale securities in 2004.

No securities were pledged at December 31, 2004 and 2003.

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Over Twelve Months
($ in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Debt Securities:
Collateralized Mortgage Obligations	$ 47	$ 4,924	$ 27	$ 3,833
Marketable Equity Securities	5	434	630	49,223
Total Securities	$ 52	$ 5,358	$ 657	$ 53,056

The Company’s investment in equity securities consists primarily of shares of an adjustable rate mortgage loan mutual fund.  The unrealized losses associated with this fund were caused by interest rate increases, and the timing between when these rate increases took place compared to the resulting adjustment in rates in the underlying mortgage loans.  Based on management’s assessment of the financial condition of the Company, the Company has the ability and intent to hold these equity securities until a recovery of fair value occurs.  Based on this assessment and because the decline in market value is attributable to changes in interest rates and not credit quality, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2004.

NOTE C - LOANS

A summary of the balances of loans follows:

	December 31,
($ in thousands)	2004	2003
Loans Secured by First Mortgages on Real Estate:
1-4 Family Residential	$ 45,007	$ 44,021
Construction	8,233	4,709
Commercial Real Estate	20,390	13,761
Other	15,753	12,699
Total Real Estate Loans	89,383	75,190
Consumer Loans	629	513
Commercial Loans	3,058	2,257
Total Loans	93,070	77,960
Allowance for Loan Losses	(920)	(601)
Net Deferred Loan Origination Costs	8	8
Loans, Net	$ 92,158	$ 77,367

An analysis of the allowance for loan losses is as follows:

	Years Ended December 31,
($ in thousands)	2004	2003	2002
Balance, Beginning of Year	$ 601	$ 483	$ 435
Provision for Losses	343	118	48
Loans Charged-off	(24)	-	-
Balance, End of Year	$ 920	$ 601	$ 483

Loans receivable as of December 31, 2004, are scheduled to mature and adjustable rate loans are scheduled to reprice as follows:

($ in thousands)	Under One Year	One to Five Years	Six to Ten Years	Over Ten Years	Total
1-4 Family - Fixed Rate	$ 2,175	$ 2,451	$ 6,003	$ 34,378	$ 45,007
Other Real Estate - Fixed Rate	6,800	5,289	1,403	30,884	44,376
Commercial - Fixed Rate	1,405	1,290	363	-	3,058
All Other Loans	629	-	-	-	629
	$ 11,009	$ 9,030	$ 7,769	$ 65,262	$ 93,070

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE C - LOANS (Continued)

Loans for which impairment had been recognized totaled approximately $4,752,000 and $310,000 at December 31, 2004 and 2003, respectively.  The balance of impaired loans at December 31, 2004, consisted primarily of two loans which were secured by real estate.  The valuation allowance related to impaired loans amounted to $509,000 and $45,000 at December 31, 2004 and 2003, respectively.  The amount of interest income that would have been recorded on impaired loans at December 31, 2004 and 2003 was $71,000 and $42,000, respectively.

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates.  In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association.  An analysis of the changes in loans to such borrowers follows:

	December 31,
($ in thousands)	2004	2003
Balance, Beginning of Year	$ 888	$ 935
Additions	242	-
Payments and Renewals	(367)	(47)
Balance, End of Year	$ 763	$ 888

The Company’s lending activity is concentrated within the metropolitan New Orleans area and surrounding parishes, with its major emphasis in the origination of permanent single-family dwelling loans.  Such loans comprise the majority of the Company’s loan portfolio.

Accrued interest receivable at December 31, 2004 and 2003, consists of the following:

	December 31,
($ in thousands)	2004	2003
Loans	$ 454	$ 378
Investments Securities	142	169
	$ 596	$ 547

 NOTE E - FORECLOSED REAL ESTATE

A summary of the activity of the Foreclosed Assets account follows:

	December 31,
($ in thousands)	2004	2003
Balance, Beginning of Year	$ 52	$ -
Acquired in Settlement of Loans	358	111
Costs Capitalized	24	6
Sales of Foreclosed Real Estate	(434)	(65)
	$ -	$ 52

Expenses applicable to foreclosed assets consist of operating expenses, net of rental income.  The Company incurred net expenses associated with foreclosed real estate of approximately $1,000, $0, and $0 for the years ended December 31, 2004, 2003, and 2002, respectively.

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE F - PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment follows:

	December 31,
($ in thousands)	2004	2003
Land	$ 952	$ 952
Buildings and Improvements	2,074	2,074
Furniture, Fixtures and Equipment	774	732
	3,800	3,758
Accumulated Depreciation and Amortization	(1,292)	(1,167)
	$ 2,508	$ 2,591

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was approximately $124,000, $124,000 and $149,000, respectively.

NOTE G - REAL ESTATE HELD-FOR-INVESTMENT

Real estate held-for-investment, which consists of a multi-suite office building located on the property of a former branch location of the Association, is summarized below:

	December 31,
($ in thousands)	2004	2002
Land	$ 226	$ 226
Buildings and Improvements	320	320
	546	546
Accumulated Depreciation and Amortization	(53)	(35)
	$ 493	$ 511

Depreciation expense for each of the years ended December 31, 2004, 2003 and 2002 was $18,000, $18,000 and $16,000, respectively.

In 2004, the Company realized $48,000 in rental income from this property.  During 2003, the Company had $48,000 in such rental income.

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE H – DEPOSITS

Deposit account balances at December 31, 2004 and 2003 are summarized as follows:

	December 31,
	Weighted Average Rate		Account Balances
			2004		2003
($ in thousands)	2004	2003	Amount	Percent	Amount	Percent
Balance by Interest Rate
Demand Deposit Accounts	1.13%	1.37%	$ 9,956	7.62%	$ 10,339	7.27%
Regular Savings Accounts	1.25%	1.50%	33,425	25.57	35,196	24.77
Certificates of Deposit	2.80%	2.81%	87,342	66.81	96,573	67.96
			$ 130,723	100.00%	$ 142,108	100.00%
Certificate Accounts Maturing
One Year or Less			$ 63,777	73.02%	$ 48,567	50.29%
One to Two Years			19,205	21.99	36,069	37.35
Two to Three Years			3,062	3.51	11,596	12.01
Three to Five Years			1,298	1.48	341	0.35
			$ 87,342	100.00%	$ 96,573	100.00%

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003, was approximately $22,067,000 and $27,235,000, respectively.

Interest expense for each of the following periods is as follows:

	Years Ended December 31,
($ in thousands)	2004	2003	2002
Certificates	$ 2,653	$ 2,644	$ 1,953
NOW Accounts	120	119	132
Passbook Savings	454	569	677
	$ 3,227	$ 3,332	$ 2,762

The Company held deposits of approximately $1,487,000 and $1,493,000 for related parties at December 31, 2004 and 2003, respectively.

NOTE I - BORROWINGS

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances issued by the Federal Home Loan Bank are secured by a blanket floating lien on first mortgage loans and certain pledged CMO’s.  Total interest expense recognized in 2004, 2003 and 2002 was $2,209,000, $2,846,000 and $4,042,000, respectively.

Advances consisted of the following at December 31, 2004 and 2003, respectively (In Thousands).

	December 31,
Contract Rate	2004	2003
2% - 2.99%	$ 5,000	$ -
5% - 5.99%	30,571	37,774
6% - 6.99%	4,118	4,361
	$ 39,689	$ 42,135

NOTE I – BORROWINGS (Continued)

Maturities of Advances at December 31, 2004 for each of the next five years are as follows (In Thousands):

Year Ending December 31,	Amount
2005	$ 11,504
2006	11,132
2007	5,513
2008	11,540
2009	-
$ 39,689

NOTE J - INCOME TAX EXPENSE

The provision for income taxes for 2004, 2003 and 2002 consists of the following:

	Years Ended December 31,
($ in thousands)	2004	2003	2002
Current Tax Expense	$ 187	$ 140	$ 232
Deferred Tax Expense	(350)	(77)	86
	$ (163)	$ 63	$ 318

The provision for Federal income taxes differs from that computed by applying Federal statutory rates to income (loss) before Federal income tax expense, as indicated in the following analysis:

	Years Ended December 31,
($ in thousands)	2004	2003	2002
Expected Tax Provision at a 34% Rate	$ 12	$ 256	$ 508
Expected State Corporate Tax	-	1	2
Effect of Tax Exempt Income	(263)	(212)	(248)
Employee Stock Ownership Plan	109	36	62
Other	(21)	(18)	(6)
	$ (163)	$ 63	$ 318

Deferred tax liabilities have been provided for the temporary differences related to unrealized gains on available-for-sale securities, deferred loan costs, depreciation, the allowance for loan losses, and non-cash Federal Home Loan Bank dividends.  Deferred tax assets have been provided for the temporary differences related to the Company’s Recognition and Retention Plan and Employee Stock Ownership Plan, reserves for uncollected interest and late charges, deferred loan fees, and the allowance for losses on foreclosed real estate.  The net deferred tax assets or liabilities in the accompanying consolidated balance sheets include the following components:

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE J - INCOME TAX EXPENSE (Continued)

	December 31,
($ in thousands)	2004	2003
Deferred Tax Assets
Recognition and Retention Plan	$ 12	$ 17
Employee Stock Ownership Plan	60	77
Recognition in Other-than-Temporary Decline of Market Value of Available-for-Sale Securities	169	-
Market Value Adjustment to Available-for-Sale Securities	152	-
Other	109	-
Total Deferred Tax Assets	502	94
Deferred Tax Liabilities
FHLB Stock Dividends	410	394
Market Value Adjustment to Available-for-Sale Securities	-	80
Allowance for Loan Losses	-	108
Other	68	24
Total Deferred Tax Liabilities	478	606
Net Deferred Tax Asset (Liability)	$ 24	$ (512)

Included in retained earnings at December 31, 2004 and 2003, is approximately $3,800,000 in bad debt reserves for which no deferred Federal income tax liability has been recorded.  These amounts represent allocations of income to bad debt deductions for tax purposes only.  Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate.  The unrecorded deferred liability on these amounts was approximately $1,292,000 for December 31, 2004 and 2003, respectively.

NOTE K - EMPLOYEE STOCK OWNERSHIP PLAN

During 1997, GS Financial Corp. instituted an employee stock ownership plan. The GS Financial Corp. Employee Stock Ownership Plan enables all eligible employees of the Bank to share in the growth of the Company through the acquisition of stock.  Employees are generally eligible to participate in the ESOP after completion of one year of service and attaining age 21.

The ESOP purchased the statutory limit of eight percent of the shares offered in the initial public offering of the Company (275,080 shares).  This purchase was facilitated by a loan from the Company to the ESOP in the amount of $2,750,800.  The loan is secured by a pledge of the ESOP shares.  The shares pledged as collateral are reported as unearned ESOP shares in the balance sheets.  The corresponding note is to be paid back in 40 equal quarterly payments of $103,000 on the last business day of each quarter, beginning June 30, 1997, at the rate of 8.5%.  The note payable and the corresponding note receivable have been eliminated for consolidation purposes.

The Company may contribute to the plan, in the form of debt service, at the discretion of its board of directors.  Dividends received on the ESOP shares are utilized to service the debt.  Shares are released for allocation to plan participants based on principal and interest payments of the note.  Compensation expense is recognized based on the number of shares allocated to plan participants each year and the average market price of the stock for the current year.  Released ESOP shares become outstanding for earnings per share computations.

As compensation expense is incurred, the Unearned ESOP Shares account is reduced based on the original cost of the stock.  The difference between the cost and average market price of shares released for allocation is applied to Additional Paid-in Capital.  ESOP compensation expense was approximately $475,000, $488,000 and $465,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE K - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

The ESOP shares as of December 31, 2004 and 2003 were as follows:

	December 31,
	2004	2003
Allocated Shares	156,756	134,346
Shares Released For Allocation	28,132	28,132
Unreleased Shares	52,054	80,187
Total ESOP Shares	236,942	242,665
Fair Value of Unreleased Shares (in thousands)	$ 937	$ 1,559
Stock Price at December 31	$ 18.00	$ 19.44

Total ESOP shares decreased in 2004 and 2003 due to the release of shares for employees who terminated their employment in 2004 and 2003.

NOTE L - RECOGNITION AND RETENTION PLAN

On October 15, 1997, the Company established a Recognition and Retention Plan (the Plan) as an incentive to retain personnel of experience and ability in key positions.  The Company approved a total of 137,540 shares of stock to be acquired for the Plan, of which 125,028 shares were allocated for distribution to key employees and directors.  During 2004, 2,358 awarded shares were forfeited due to the resignation of a director, and during 2003, 2,500 awarded shares were forfeited due to the resignation of a member of management.  The Company granted 2,355 shares to a new director during 2004.

As shares are acquired for the Plan, the purchase price of these shares is recorded as unearned compensation, a contra equity account.  As the shares are distributed, the contra equity account is reduced.

During 1998, with unanimous approval of the Plan participants, the Plan was amended by the Board as a direct effort to reduce the Company’s expenses resulting from the Plan.  Prior to the amendment to the Plan, Plan share awards were earned by recipients at a rate of 20% of the aggregate number of shares covered by the Plan over five years.  The amended Plan stipulates that Plan share awards are earned by recipients at a rate of 10% of the aggregate number of shares covered by the plan over ten years.  If the employment of an employee or service as a non-employee director is terminated prior to the tenth anniversary of the date of grant of Plan share award for any reason (except for death, disability or retirement), the recipient shall forfeit the right to any shares subject to the award which have not been earned.

The total cost associated with the Plan is based on a per share value of $12.50, the market price of the Company’s stock as of the date on which the Plan was amended.  This cost is being amortized over ten years.  Compensation expense pertaining to the Recognition and Retention plan was $128,000, $169,000 and $149,000 for the years ended December 31, 2004, 2003 and 2002, respectively.  The higher expense in 2003 was attributable to a lump sum distribution of the remaining awarded shares under the terms of the plan to a member of the Board of Directors who retired for health reasons.

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE L - RECOGNITION AND RETENTION PLAN (Continued)

A summary of the changes in restricted stock follows:

	December 31,
	Unawarded Shares		Awarded Shares
	2004	2003	2004	2003
Balance, Beginning of Year	14,972	12,472	44,477	59,568
Purchased by Plan	-	-	-	-
Granted	(2,355)	-	2,355	-
Forfeited	2,358	2,500	(2,358)	(2,500)
Earned and Issued	-	-	(11,411)	(12,591)
Balance, End of Year	14,975	14,972	33,063	44,477

NOTE M - STOCK OPTION PLAN

In 1997, the Company adopted a stock option plan for the benefit of directors, officers, and other key employees.  The number of shares of common stock reserved for issuance under the stock option plan was 343,850 shares, or ten percent of the total number of shares of common stock sold in the Company’s initial public offering of its common stock.

The plan also permits the granting of Stock Appreciation Rights (SAR’s).  SAR’s entitle the holder to receive, in the form of cash or stock, the increase in the fair value of the Company stock from the date of grant to the date of exercise.  No SAR’s have been issued under the plan.

On October 15, 1997, the Company granted a total of 275,076 options to directors.  Under the plan, the exercise price of each option cannot be less than the fair value of the underlying common stock as of the date of the option grant, and the maximum term is 10 years.  Options vest over five years.

The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.  No stock-based employee compensation cost is reflected in net income, as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of the grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

Years Ended December 31,
($ in thousands, except per share data)	2004	2003	2002
Net Income as reported	$ 199	$ 691	$ 1,171
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	-	-	(166)
Pro Forma Net Income	$ 199	$ 691	$ 1,005
Earnings per Share
Basic, as reported	$ 0.17	$ 0.58	$ 0.86
Basic, pro forma	$ 0.17	$ 0.58	$ 0.74
Diluted, as reported	$ 0.17	$ 0.57	$ 0.86
Diluted, pro forma	$ 0.17	$ 0.57	$ 0.74

 NOTE M - STOCK OPTION PLAN (Continued)

The fair value of options granted on October 15, 1997, was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following assumptions:  dividend yield of 1.59%; expected volatility of 16.2%; risk-free interest rate of 6.14%; and life of 9.88 years.

A summary of the status of the Company’s stock option plan as of December 31, 2004, 2003, and 2002, and changes during the years ending on those dates is presented below:

	Years Ended December 31,
	2004		2003		2002
		Exercise		Exercise		Exercise
Fixed Options	Shares	Price	Shares	Price	Shares	Price
Outstanding at Beginning of Year	260,340	$ 17.18	275,076	$ 17.18	275,076	$ 17.18
Granted	-		-		-
Exercised	-		-		-
Forfeited	14,736		14,736		-
Outstanding at End of Year	245,604	$ 17.18	260,340	$ 17.18	275,076	$ 17.18
Options Exercisable at Year-End	245,604	$ 17.18	260,340	$ 17.18	275,076	$ 17.18

The following table summarizes information about fixed stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at 12/31/04	Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/04	Weighted Average Exercise Price
$ 17.18	245,604	2.8	$ 17.18	245,604	$ 17.18

NOTE N - COMPREHENSIVE INCOME

Comprehensive income was comprised of changes in the Company’s unrealized holding gains or losses on securities available-for-sale during 2004, 2003 and 2002.  The components of comprehensive income and related tax effects are as follows:

	Years Ended December 31,
($ in thousands)	2004	2003	2002
Gross Unrealized Holding (losses) Gains Arising During the Period	$ (1,378)	$ (1,277)	$ 1,265
Tax Benefit (Expense)	468	443	(430)
	(910)	(834)	835
Reclassification Adjustment for Gains Included in Net Income	696	(1,575)	(988)
Tax Expense	(237)	536	336
	459	(1,039)	(652)
Net Unrealized Holding (Losses) Gains Arising During the Period	$ (451)	$ (1,873)	$ 183

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE O - REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS).  Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association and the financial statements.  Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Association’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of:  total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), tangible capital to adjusted total assets (as defined), and tangible equity to adjusted total assets (as defined).  As of December 31, 2004, the Association meets all of the capital requirements to which it is subject and is deemed to be well capitalized.

The actual and required capital amounts and ratios applicable to the Association for the years ended December 31, 2004 and 2003, are presented in the following tables, including a reconciliation of capital under generally accepted accounting principles (GAAP) to such amounts reported for regulatory purposes.

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized under Prompt Corrective Action Provisions
($ in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Tangible Capital	$ 26,631	13.42%	$ 2,976	1.50%	n/a	n/a
Tangible Equity Ratio	26,631	13.42%	3,968	2.00%	n/a	n/a
Tier 1 Capital	26,631	13.42%	5,952	3.00%	$ 9,919	5.00%
Tier 1 Risk Based Capital	26,631	27.06%	3,937	4.00%	5,905	6.00%
Total Risk-Based Capital	27,551	27.99%	7,873	8.00%	9,842	10.00%
December 31, 2003
Tangible Capital	$ 26,800	12.57%	$ 3,198	1.50%	n/a	n/a
Tangible Equity Ratio	26,800	12.57%	4,264	2.00%	n/a	n/a
Tier 1 Capital	26,800	12.57%	6,396	3.00%	$ 10,660	5.00%
Tier 1 Risk Based Capital	26,800	27.78%	3,858	4.00%	5,787	6.00%
Total Risk-Based Capital	47,401	28.41%	7,716	8.00%	9,645	10.00%

NOTE P - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Association is a party to credit related commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These consist of outstanding mortgage and construction loan commitments and commercial lines of credit.  Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

The Association’s exposure to credit loss is represented by the contractual amount of these commitments.  The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

As of December 31, 2004 and 2003, outstanding mortgage, construction and commercial lines of credit commitments were approximately $9,517,000 and $7,961,000, respectively.

NOTE P - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK  (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if it is deemed necessary by the Association, is based on management’s credit evaluation of the customer.

NOTE Q - COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACTS

The chief executive officer and the executive vice-president of the Company serve under employment contracts that were approved by the Board of Directors on February 13, 1997.  The contracts were amended on February 14, 2002, to extend the term thereof to February 13, 2005.  As more fully described in Note W, the Chief Executive Officer retired from the Company on January 7, 2005.

OPERATING LEASES

During 2003, the Association entered into a lease with the Company for a Branch Office Location.  The rental expense associated with this lease is eliminated in the consolidated statement of operations.  The lease has a term of 24 months with a rental rate of $4,025 per month.  In addition, the Association leases on a month-to-month basis a facility for a loan production office.

Total rent expense incurred by the Association under these leases amounted to $60,300, $60,300, and $39,907 for the years ended December 31, 2004, 2003, and 2002, respectively.

NOTE R - CONCENTRATION OF CREDIT RISK

In accordance with industry practices, the Company has deposits in other financial institutions for more than the insured limit.  These deposits in other institutions do not represent more than the normal industry credit risk.

NOTE S - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments.  Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash.  In cases where quoted market prices are not available, fair values have been estimated using the present value of future cash flows or other valuation techniques.  The results of these techniques are highly sensitive to the assumptions used, such as those concerning appropriate discount rates and estimates of future cash flows, which require considerable judgment.  Accordingly, estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current settlement of the underlying financial instruments.  SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.  These disclosures should not be interpreted as representing an aggregate measure of the underlying value of the Company.

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE S - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2004		2003
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$ 7,024	$ 7,024	$ 11,371	$ 11,371
Securities Available-for-Sale	94,557	94,557	119,271	119,271
Loans, Net	92,158	99,520	77,367	84,367
Federal Home Loan Bank Stock	2,445	2,445	2,726	2,726
Accrued Interest Receivable	596	596	547	547
Financial Liabilities
Deposits	$ 130,723	$ 129,576	$ 142,108	$ 140,466
Borrowings	39,689	45,090	42,135	46,587
Accrued Interest Payable	177	177	200	200

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments.

Cash and Cash Equivalents - The carrying amount of cash and due from financial institutions, federal funds sold and short-term investments approximate fair values.

Securities - Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices.  If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans Receivable, Net - The fair values of loans are estimated through discounted cash flow analysis, using current rates at which loans with similar terms would be made to borrowers with similar credit quality.  Appropriate adjustments are made to reflect probable credit losses.  The carrying amount of accrued interest on loans approximated its fair value.

Federal Home Loan Bank Stock - The carrying value of Federal Home Loan Bank Stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Deposit Liabilities - SFAS No. 107 specifies that the fair value of deposit liabilities with no defined maturity is the amount payable on demand at the reporting date, i.e., their carrying or book value. These deposits include interest and non-interest bearing checking, passbook, and money market accounts. The fair value of fixed rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates of similar remaining maturities to a schedule of aggregate expected cash flows on time deposits.

Advances from the Federal Home Loan Bank - The fair value of fixed rate borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest - The carrying amount of accrued interest approximates its fair value.

Off Balance-Sheet Instruments - Off-balance-sheet financial instruments include commitments to extend credit and undisbursed lines of credit. The fair value of such instruments is estimated using fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk as appropriate.  The estimated fair value for these instruments was not significant at December 31, 2004 and 2003.  The contract or notional amounts of the Company’s financial instruments with off-balance-sheet risk are disclosed in Note P.

NOTE T - SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

The following sets forth condensed quarterly results of operations for 2004 and 2003:

	First	Second	Third	Fourth
($ in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter
2004
Interest Income	$ 2,683	$ 2,717	$ 2,793	$ 2,796
Interest Expense	1,428	1,378	1,333	1,297
Net Interest Income	1,255	1,339	1,460	1,499
Provision for Loan Losses	14	19	-	310
Other Income (Loss)	21	(117)	(85)	(510)
Other Expense	1,143	1,120	1,129	1,091
Income Tax Expense (Benefit)	8	(11)	6	(166)
Net Income (Loss)	$ 111	$ 94	$ 240	$ (246)
Net Income per Common Share (1)
Basic	$ 0.10	$ 0.08	$ 0.21	$ (0.21)
Diluted	$ 0.09	$ 0.08	$ 0.20	$ (0.21)
Dividends Per Share	$ 0.10	$ 0.10	$ 0.10	$ 0.10
2003
Interest Income	$ 2,610	$ 2,492	$ 2,315	$ 2,538
Interest Expense	1,608	1,613	1,502	1,455
Net Interest Income	1,002	879	813	1,083
Provision for Loan Losses	-	56	41	21
Other Income	593	281	606	34
Other Expense	1,129	1,126	1,179	985
Income Tax Expense (Benefit)	91	(28)	49	(49)
Net Income	$ 375	$ 6	$ 150	$ 160
Net Income per Common Share (1)
Basic	$ 0.29	$ 0.01	$ 0.13	$ 0.14
Diluted	$ 0.28	$ 0.01	$ 0.13	$ 0.14
Dividends Per Share	$ 0.10	$ 0.10	$ 0.10	$ 0.10
(1) Quarterly per share amounts do not add to total for the year ended due to rounding.

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE U - EARNINGS PER COMMON SHARE

Earnings per share are computed using the weighted average number of shares outstanding as prescribed in SFAS No. 128.  Options to purchase 275,076 shares at $17.18 per share were outstanding during 2002, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market value price of the common shares.  The options were still outstanding at December 31, 2004, and 2003, and were included in the computation of diluted earnings per share.  The Company had no other securities outstanding during the years ended December 31, 2004, 2003 or 2002 that would have a dilutive effect on earnings per share.

	Years Ended December 31,
($ in thousands, except per share data)	2004	2003	2002
Numerator:
Net Income	$ 199	$ 691	$ 1,177
Effect of Dilutive Securities	-	-	-
Numerator for Diluted Earnings Per Share	$ 199	$ 691	$ 1,177
Denominator:
Weighted-Average Shares Outstanding	1,156,441	1,194,296	1,371,800
Effect of Potentially Dilutive Securities	21,572	20,147	-
Denominator for Diluted Earnings Per Share	1,178,013	1,214,443	1,371,800
Earnings Per Share
Basic	$ 0.17	$ 0.58	$ 0.86
Diluted	$ 0.17	$ 0.57	$ 0.86
Cash Dividends Per Share	$ 0.40	$ 0.40	$ 0.36

The following table presents the components of average outstanding shares for each of the three years:

	Years Ended December 31,
	2004	2003	2002
Average Common Shares Issued	3,438,500	3,438,500	3,438,500
Average Treasury Shares	(2,142,322)	(2,063,289)	(1,845,346)
Average Unearned ESOP Shares	(80,109)	(108,241)	(136,373)
Average Unearned RRP Trust Shares	(59,628)	(72,674)	(84,981)
	1,156,441	1,194,296	1,371,800

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE V – PARENT COMPANY FINANCIAL STATEMENTS

Financial information pertaining only to GS Financial Corp. is as follows:

BALANCE SHEETS
	December 31,
($ in thousands)	2004	2003
ASSETS
Cash and Cash Equivalents	$ 356	$ 148
Investments - Available-for-Sale, at Fair Value	545	555
Investment in Subsidiary	26,744	26,945
Loan Receivable	697	1,031
Other Assets	791	825
Total Assets	$ 29,133	$ 29,504
LIABILITIES AND STOCKHOLDERS' EQUITY
Deferred Tax Liability	$ 6	$ 12
Other Liabilities	5	6
Stockholders' Equity	29,122	29,486
Total Liabilities and Stockholders' Equity	$ 29,133	$ 29,504

STATEMENTS OF INCOME
	Years Ended December 31,
($ in thousands)	2004	2003	2002
Equity in Undistributed Earnings of Subsidiary	$ 262	$ 687	$ 1,138
Interest Income	108	160	218
Other Income	94	97	97
Total Income	464	944	1,453
Total Expenses	272	249	251
Income Before Income Taxes	192	695	1,202
Income Tax (Benefit) Expense	(7)	4	25
Net Income	$ 199	$ 691	$ 1,177

GS Financial Corp and Subsidiary
Notes to Consolidated Financial Statements

NOTE V – PARENT COMPANY FINANCIAL STATEMENTS (Continued)

STATEMENTS OF CASH FLOWS
	Years Ended December 31,
($ in thousands)	2003	2003	2002
OPERATING ACTIVITIES
Net Income	$ 199	$ 691	$ 1,177
Adjustments to Reconcile Net Income to Net Cash (Used in) Provided by Operating Activities
Depreciation Expense	20	20	17
Loss (Gains) on Sale of Investments	3	-	(20)
Equity in Undistributed Earnings of Subsidiary	(262)	(687)	(1,138)
Amortization of Investment Premium	2	4	7
Mutual Fund Dividends Reinvested	(6)	(23)	(37)
Decrease in Accrued Interest Receivable	1	2	2
Decrease in Dividend Receivable from Subsidiary	-	-	3,000
Decrease (Increase) in Other Assets	12	(55)	(2)
Increase (Decrease) in Deferred Income Tax	(9)	(3)	4
Increase in Other Liabilities	2	-	2
Net Cash (Used in) Provided by Operating Activities	(38)	(51)	3,012

INVESTING ACTIVITIES
(Investment) Redemption in Mutual Funds	(108)	1,315	(758)
Proceeds from Sale of Other Equity Securities	-	-	193
Principal Paydowns Note Receivable GS Financial ESOP	334	307	380
Proceeds from Maturities of Investment Securities	114	197	311
Investment in Premises and Equipment	-	-	(26)
Dividends Received From Subsidiary	687	2,716	-
Net Cash Provided by Investing Activities	1,027	4,535	100

FINANCING ACTIVITIES
Purchase of Treasury Stock	(315)	(4,109)	(2,516)
Payment of Dividends	(466)	(472)	(482)
Net Cash (Used in) Financing Activities	(781)	(4,581)	(2,998)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	208	(97)	114
CASH AND CASH EQUIVALENTS - Beginning of Year	148	245	131
CASH AND CASH EQUIVALENTS - End of Year	$ 356	$ 148	$ 245

GS Financial Corp and Subsidiary
Board of Directors

Donald C. Scott

Mr. Scott (age 53) has served as Chariman of the Board of GS Financial  and Guaranty Savings since February 1997 and March 1985, respectively; previously, Mr. Scott served as President and Chief Executive Officer of the Company from February 1997 to January 2005, and the Association from March 1985 to January 2005.  He has been a director since 1982.

Edward J. Bourgeois

Mr. Bourgeois (age 48) is a certified public accountant in the State of Louisiana and currently serves as President of Centergy consulting, LLC, New Orleans, Louisiana, a consulting firm specializing in the banking and financial industry.  Mr. Bourgeois was formerly the Executive Vice President/Chief Operating Officer of Crescent Bank and Trust, New Orleans, Louisiana from 2001 to 2004.  Prior thereto, Mr. Bourgeois was President of Bourgeois Consulting, a bank consulting agency in New Orleans, Louisiana from 2000 to 2001, and during 2001, was a Senior Vice President of Ebank.com, Atlanta, Georgia.  He is a member of the American Institute of Certified Public Accountants and Louisiana Society of Certified Public Accountants and Board member of the National Automotive Finance Association.  He has been a director since 2004.

Kenneth B. Caldcleugh

Mr. Caldcleugh (age 55) is the President and Owner of The Cellars of River Ridge, a fine wine and spirit retail outlet in Louisiana.  Prior thereto, Mr. Caldcleugh was Vice President and Regional Manager of Glazer Companies of Louisiana (formerly Glazer Wholesale Spirit & Wine Distributors), from 1973 to 1996.  He has been a director since 1996.

Stephen L. Cory

Mr. Cory (age 55) is an insurance agent and President of Cory, Tucker & Larrowe Agency in Metairie, Louisiana.  He has been a director since 1995.

Bradford A. Glazer

Mr. Glazer (age 49) is President of Glazer Enterprises, Inc., a freight agency and real estate  management and development company located in Cincinnati, Ohio.  While serving as President of  Glazer Enterprises, Inc. Mr. Glazer has also served as Chairman of Glazer Steel Corp. in New Orleans, Louisiana, Baton Rouge, Louisiana, and Knoxville, Tennessee, as well as Senior Vice President of Espy & Strauss, Inc. in Cincinnati, Ohio.  He has been a director since 1991.

Bruce A. Scott

Mr. Scott (age 52) is an attorney and has served as Executive Vice President of GS Financial since February 1997 and Executive Vice President of Guaranty Savings since 1985.  Mr. Scott also serves as legal counsel and Personnel Manager of Guaranty Savings, and performs certain legal services for Guaranty Savings and its borrowers in connection with real estate loan closings and receives fees from the borrowers in connection therewith.  He has been a director since 1982.

Hayden W. Wren III

Mr. Wren (age 56) is the Director of Commercial/Investment Brokerage of Corporate Realty, Inc., New Orleans Louisiana.  Mr. Wren is a Certified Commercial Investment Member (CCIM), a member of the Society of Industrial and Office Realtors (SIOR), and a licensed Certified Public Accountant having membership affiliations with the American Society of Certified Public Accountants and the Louisiana Society of Certified Public Accountants.  In 2003, he was appointed in May 2004 to fill the position of a retiring director.

Albert J. Zahn, Jr.

Mr. Zahn (age 53) is a certified public accountant and president of the firm Al Zahn, CPA, A Professional Accounting Corporation.  He has been a director since 1992.

Executive Officers Who Are Not Directors

Lettie R. Moll

Mrs. Moll has served as Vice President and Corporate Secretary of the Company since 1997 and Vice President and Corporate Secretary of the Association since March 1987 and March 1982, respectively.

Jerry Sintes

Mr. Sintes has served as Chief Financial Officer and Controller of GS Financial Corp. and Guaranty Savings since May 2003.  Prior to his employment with the Company, Mr. Sintes served as an Audit Manager from 1999-2003 and Audit Supervisor from 1995-1999 with a local accounting firm located in New Orleans, Louisiana.

Ralph E. Weber

Mr. Weber has served as interim President and Chief Executive Officer of the Company and of the Association since January 2005.  Mr. Weber previously served as Vice President of the Company and the Association from February 1997 and 1987, respectively until January 2005.  He oversees data processing, electronic banking and network administration, and he serves as a member of both loan committees, as the company security officer, and as the management representative to the Audit Committee.

GS Financial Corp and Subsidiary
Banking Locations

Main Office

3798 Veterans Memorial Blvd.

Metairie, LA   70002

1700 Veterans Memorial Blvd.

Metairie, LA    70005

3915 Canal Street

New Orleans, LA  70119

2111 N. Causeway Blvd

Mandeville, LA  70471

Loan Production Office

1515 Hwy 51 South

Ponchatoula, LA  70454