Form 10-K, Exhibit 13
period 2005-12-31
GS FINANCIAL CORP
filed 2006-03-31
CIK 1029630

                                                                    Exhibit 13.0


--------------------------------------------------------------------------------
                                                              GS Financial Corp.
--------------------------------------------------------------------------------
                                                              2005 ANNUAL REPORT

PRESIDENT'S LETTER TO SHAREHOLDERS

2005 - A YEAR OF LEADERSHIP TRANSITION

I am very excited to be a part of a local community based financial institution like Guaranty Savings and Homestead Association that is conscious of its past, understands its local market and is poised to play a key role in the recovery and rebuilding of our metropolitan area. Since joining the Company in December 2005, I have been very impressed by the dedication and loyalty of both our clients and employees.

The year 2005 was one of transition that began with the retirement of our company's longtime Chairman, President and CEO, Mr. Donald Scott, in January. His service and leadership since 1985 contributed to the building of a strong balance sheet and solid foundation upon which we can build success for future generations of Guaranty.

Also in January, our Board wisely determined that Mr. Ralph Weber should serve as interim President and CEO during the search for a permanent replacement. His loyalty and knowledge of the Association's operations and its personnel were severely tested when Hurricane Katrina made land fall. We were fortunate and grateful to have Mr. Weber and those dedicated and loyal employees who worked under some very trying conditions to re-establish our operations.

2005 - A YEAR OF UNPRECEDENTED NATURAL DISASTER

None of us anticipated the severity of the devastation caused by Hurricane Katrina. Because of electrical outages and concern for the safety of our employees, our main office and branches were closed for a short period of time. One inner city branch location was severely damaged by the flood waters associated with the storm and has yet to be re-opened. Although our business and the lives of our employees were temporarily disrupted, we were able to offer immediate assistance to our customers and neighbors within several days after the storm had passed. Our employees demonstrated their dedication and commitment to our Association and the community we serve.

Unfortunately, our operations and earnings were negatively impacted by Hurricane Katrina resulting in a significant net loss for the year for GS Financial Corp.

Prior to the hurricane, we expected to earn net income of approximately $700,000. However, with the addition of $4.8 million to our loan loss reserve due to Katrina, a $159,000 loss on fixed assets for the damages sustained to our inner city branch, as well as the recognition of a $1.3 million loss in a mortgage backed mutual fund, we posted an after tax loss of $3.7 million.

Despite this loss, our company remains very well capitalized with Tier 1 regulatory capital of $23.8 million and a Tier 1 capital to total assets ratio of 13.47% at year-end.

The impact of this hurricane will continue to be a major factor in 2006 and beyond. As insurance claims continue to settle, we anticipate growth in deposits followed by new construction lending to both new and existing consumers and small businesses throughout our market area. We also expect to increase our mortgage loan volume as repairs are made to homes in the most severely impacted neighborhoods.


2005 ANNUAL REPORT                                                        PAGE 1

2006 AND BEYOND - OUR INITIATIVES FOR THE FUTURE

As we move into 2006, our management team has developed some key strategic initiatives to leverage technology across all of our lines of business to enhance customer service, product offerings and to make it easier for our employees to service the needs of our customers. This project was initiated in 2005 with the purchase and implementation of a windows based teller and loan applications system that has improved our capabilities.

With continued investment in technology, development of new products and the addition of key lending professionals to our team in both mortgage banking and commercial banking, we believe that we are poised to capitalize on some key opportunities for growth.

We will focus our efforts on growth in mortgage banking production and revenue as well as increasing commercial lending by targeting commercial real estate and development loans. We also plan to develop additional consumer products and services to enhance our retail banking efforts. In order to better serve our community, we intend to rebuild and remodel our damaged branches and consider expansion within our geographic market when the right opportunities present themselves.

I can assure you that we are dedicated to improving long-term shareholder value. It is our mission to build strong, profitable relationships with our clients over time by delivering exceptional customer service and integrating additional financial products and services from all of our business segments.

Our familiarity with local real estate markets and local industries, our ability to make decisions locally, as well as our experienced and dedicated team of banking professionals form the foundations from which we will build our success in 2006 and beyond.

This has been a year of transition and recovery for all of us at GS Financial Corp. I am honored to assume the role of President and Chief Executive Officer, confident in our team and excited about the possibilities lying ahead of us.

Thank you for your continued support and interest in GS Financial Corp., your company.


/s/ Stephen E. Wessel
President and Chief Executive Officer




2005 ANNUAL REPORT                                                        PAGE 2

------------------------------------------------------------------------------------------------
INDEX TO ANNUAL REPORT
------------------------------------------------------------------------------------------------

Business Description                                                                          4

Shareholder Information                                                                       4

Selected Consolidated Financial Data                                                          5

Management's Discussion and Analysis of Financial Condition and Results of Operations         6

Report of Independent Registered Public Accounting Firm                                      28

Consolidated Balance Sheets                                                                  29

Consolidated Statements of Income                                                            31

Consolidated Statements of Comprehensive Income                                              32

Consolidated Statements of Changes in Stockholders' Equity                                   33

Consolidated Statements of Cash Flows                                                        34

Notes to the Consolidated Financial Statements                                               36

Board of Directors                                                                           66

Executive Officers                                                                           66

Banking Locations                                                                            67




2005 ANNUAL REPORT                                                        PAGE 3

------------------------------------------------------------------------------------------------------------------------------------
BUSINESS DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------

GS Financial Corp. ("GS Financial" or the "Company") provides community banking services through its wholly-owned subsidiary,
Guaranty Savings and Homestead Association, a Louisiana chartered savings association, at its five locations in the metropolitan New
Orleans area.

The Company, a thrift holding company organized and incorporated under the laws of the State of Louisiana, is subject to the supervision and regulation of the Office of Thrift Supervision as well as other federal and state agencies governing the banking industry and public companies.

------------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDER INFORMATION
------------------------------------------------------------------------------------------------------------------------------------

TRANSFER AGENT, REGISTRAR, AND DIVIDEND PAYING AGENT FOR              COMMON STOCK
COMMON STOCK                                                          GS Financial's common stock is traded on The NASDAQ Stock
Registered shareholder inquiries related to stock transfers,          Market under the ticker symbol GSLA. At December 31, 2005, the
address changes, lost stock certificates, dividend payments or        closing price was $15.00 per share and there were 104
account consolidations should be directed to:                         shareholders of record.
     Registrar and Transfer Company
     10 Commerce Drive                                                MARKET PRICES AND DIVIDENDS
     Cranford, New Jersey 07016                                       Set forth below are the high and low bid quotations for GS
     (800) 368-5948                                                   Financial's common stock on the Nasdaq National Market and
     www.rtco.com                                                     dividends paid for the periods presented.

FORM 10-K AND OTHER FINANCIAL INFORMATION                             -------------------------------------------------------------
Shareholders are advised to review financial information and          YEAR 2005                      STOCK PRICE        DIVIDENDS
other disclosures about GS Financial contained in its Annual          -------------------------------------------------------------
Report on Form 10-K. A copy of Form 10-K for the year ended           QUARTER ENDED               HIGH         LOW
December 31, 2005 and other financial reports filed by GS             March 31                  $  19.66    $  17.87    $    0.10
Financial with the SEC is available on the Company's web site         June 30                      18.99       17.70         0.10
at www.gsfinancialcorp.com or the SEC's web site at                   September 30                 18.45       12.86         0.10
www.sec.gov, or may be obtained without charge by calling             December 31                  15.80       14.67         0.10
Lettie Moll, Corporate Secretary, or Andrew Bower, Chief              -------------------------------------------------------------
Financial Officer, at (504) 457-6220 or by writing to:                YEAR 2004                      STOCK PRICE        DIVIDENDS
     GS Financial Corp.                                               -------------------------------------------------------------
     Investor Relations                                               QUARTER ENDED               HIGH         LOW
     3798 Veterans Boulevard                                          March 31                  $  19.90    $  18.70    $    0.10
     Metairie, Louisiana 70002                                        June 30                      19.90       18.46         0.10
                                                                      September 30                 19.79       18.00         0.10
INDEPENDENT AUDITORS                                                  December 31                  19.26       17.90         0.10
LaPorte, Sehrt, Romig and Hand                                        -------------------------------------------------------------
A Professional Accounting Corporation
110 Veterans Boulevard, Suite 200
Metairie, Louisiana 70005                                             NOTICE OF ANNUAL MEETING
                                                                      The Annual Meeting of Shareholders of GS Financial Corp. will be held Tuesday, April 25, 2006, at 10:00 a.m. CST at its
                                                                      corporate office. The address is:
                                                                           Guaranty Savings and Homestead Association
                                                                           3798 Veterans Boulevard
                                                                           Metairie, Louisiana 70002


2005 ANNUAL REPORT                                                                                                            PAGE 4

------------------------------------------------------------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
------------------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA


                                                                              YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
($ IN THOUSANDS, EXCEPT PER SHARE DATA)                 2005            2004            2003            2002            2001
------------------------------------------------------------------------------------------------------------------------------------
YEAR-END BALANCE SHEET DATA
  Total assets                                       $  177,614      $  200,066      $  214,714      $  210,029      $  188,494
  Cash and cash equivalents                              22,555           7,024          11,371          13,352           8,638
  Loans receivable, net                                  69,657          92,158          77,367          78,334          81,611
  Investment securities                                  77,344          94,557         119,271         108,726          88,792
  Deposit accounts                                      118,866         130,723         142,108         106,781          71,169
  Borrowings                                             32,106          39,689          42,135          66,392          79,265
  Stockholders' equity                                   25,407          28,944          29,308          34,384          35,408
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
  Interest income                                    $   10,466      $   10,989      $    9,993      $   12,433      $   13,100
  Interest expense                                        4,856           5,436           6,178           6,804           7,825
  Net interest income                                     5,610           5,553           3,815           5,629           5,275
  Provision for loan losses                               4,793             343             118              48              25
  Non-interest income (loss)                             (1,294)           (691)          1,476             102             634
  Non-interest expense                                    4,707           4,483           4,419           4,188           3,678
  Net (loss) income before taxes                         (5,184)             36             754           1,495           2,206
  Net (loss) income                                      (3,676)            199             691           1,177           1,617
------------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
  Return on average assets                                (1.96)%          0.10%           0.32%           0.60%           0.86%
  Return on average shareholders' equity                 (13.76)           0.70            2.17            3.35            4.43
  Net interest margin                                      3.12            2.73            1.84            2.94            2.87
  Average loans to average deposits                       71.74           62.69           60.15           93.77          120.83
  Earning assets to interest-bearing liabilities         115.04          114.37          115.53          120.68          122.80
  Efficiency ratio                                       109.06           92.20           83.52           73.08           62.24
  Non-interest expense to average assets                   2.51            2.12            2.06            2.13            1.97
  Allowance for loan losses to loans                       7.58            0.99            0.77            0.62            0.53
  Stockholders' equity to total assets                    14.30           14.47           13.65           16.37           18.78
------------------------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA
  Earnings (loss) per share:
    Basic                                            $    (3.11)     $     0.17      $     0.58      $     0.86      $     1.04
    Diluted                                               (3.11)           0.17            0.57            0.86            1.04
  Dividends paid per share                                 0.40            0.40            0.40            0.36            0.36
  Dividend payout ratio                                     n/a          235.29%          68.97%          41.86%          34.62%
  Book value per share                               $    20.99      $    22.47      $    22.46      $    22.61      $    21.29
  Trading data:
    High closing price                               $    19.66      $    19.90      $    19.50      $    18.60      $    15.50
    Low closing price                                     12.86           17.90           18.00           14.70           14.19
    End of period closing price                           15.00           18.00           19.44           18.15           14.94
  Average shares outstanding:
    Basic                                             1,181,313       1,156,441       1,194,296       1,371,800       1,555,260
    Diluted                                           1,181,313       1,178,013       1,214,443       1,371,800       1,555,260
------------------------------------------------------------------------------------------------------------------------------------


2005 ANNUAL REPORT                                                                                                            PAGE 5

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The purpose of this discussion and analysis is to focus on significant changes in the financial condition of GS Financial Corp. ("GS Financial" or the "Company"), and its subsidiary and on their results of operations during 2005, 2004 and 2003. Virtually all of the Company's operations are dependent on the operations of its subsidiary, Guaranty Savings and Homestead Association ("Guaranty" or the "Association"). This discussion is presented to highlight and supplement information presented elsewhere in this annual report, particularly the consolidated financial statements and related notes. This discussion should be read in conjunction with accompanying tables and the aforementioned consolidated financial statements. Certain financial information in prior years has been reclassified to conform to the current year's presentation.

FORWARD-LOOKING STATEMENTS
In addition to the historical information, this annual report includes certain forward-looking statements as that term is defined by the Private Securities Litigation Reform Act of 1995. Such statements include, but may not be limited to comments regarding (a) the potential for earnings volatility from changes in the estimated allowance for loan losses over time, (b) the expected growth rate of the loan portfolio, (c) future changes in the mix of deposits, (d) the results of net interest income simulations run by the Company to measure interest rate sensitivity, (d) the performance of Guaranty's net interest income and net interest margin assuming certain future conditions, and (f) changes or trends in certain expense levels.

Forward-looking statements are based on numerous assumptions, certain of which may be referred to specifically in connection with a particular statement. Some of the more important assumptions include:

     o expectations about overall economic recovery in Guaranty's market area,
     o expectations about the ability of the Association's borrowers to make payments on outstanding loans and the sufficiency of the allowance for loan losses,
     o expectations about the current values of collateral securing the Association's outstanding loans,
     o expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions,
     o reliance on existing or anticipated changes in laws or regulations affecting the activities of the banking industry and other financial service providers, and
     o expectations regarding the nature and level of competition, changes in customer behavior and preferences, and Guaranty's ability to execute its plans to respond effectively.

Because it is uncertain whether future conditions and events will confirm these assumptions, there is a risk that the Company's future results will differ materially from what is stated or implied by such forward-looking statements. The Company cautions the reader to consider this risk.

The Company undertakes no obligation to update any forward-looking statement included in this annual report, whether as a result of new information, future events or developments, or for any other reason.

OVERVIEW

The Company reported a net loss of $3.7 million, or $3.11 per share, for the year ended December 31, 2005. The Company's results of operations for 2005 were significantly impacted by the effects of Hurricane Katrina which struck in August 2005. Hurricane Katrina resulted in substantial property damage in the greater New Orleans market area that the Company operates in and has displaced a significant number of people and businesses. Based upon its assessment of the property damage caused by Hurricane Katrina, and taking into consideration its estimates of the potential economic impact on its borrowers, the Company made provisions for loan losses of $4.8 million for the year ended December 31, 2005 compared to $343,000 for the year ended December 31, 2004. In addition, the Company recognized $159,000 in losses resulting from damages to its offices and other assets. The Association's mid-city New Orleans office was damaged extensively and remains closed, but is expected to reopen in the second half of 2006. Our other four offices suffered minor damage and reopened shortly after the Hurricane. During the


2005 ANNUAL REPORT                                                        PAGE 6

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


third quarter of 2005, the Company unilaterally agreed to defer payments on all outstanding loans for three months in recognition of the difficulties faced by borrowers after Hurricane Katrina. As a result, accrued interest receivable on loans increased by $970,000 to $1.4 million at December 31, 2005 compared to $454,000 at December 31, 2004. The amounts deferred will become due and payable at the time of loan maturity or payoff.

During the year ended December 31, 2005, the Company's results also were adversely affected by its recognition of a charge of $1.3 million as the result of an other-than-temporary impairment of securities available for sale.

The Company's net loan portfolio amounted to $69.7 million at December 31, 2005 compared to $92.2 million at December 31, 2004. The decrease in net loans receivable was due to increased loan payoffs, as borrowers used insurance proceeds to repay loans, decreased loan originations during the year and the increase in the allowance for loan losses. In December 2005, Stephen Wessel was hired as the Association's new President and Chief Executive Officer. In addition, in January, 2006, two new commercial loan officers were hired. As a result, the Company has increased its efforts to originate new loans and expects loan originations to increase in 2006 compared to 2005.

As a result of the impact of Hurricane Katrina, management has been confronted with significant uncertainties regarding future operations and prospects. As discussed below under "Loans and Allowance for Loan Losses," management undertook an extensive review of the Association's loan portfolio after Hurricane Katrina and, based on this review, made a $4.8 million provision to the allowance for loan losses. However, management's review is subject to significant uncertainties, such as the ultimate resolution of insurance claims and the ability of the greater New Orleans area to recover. In addition, in light of the three-month loan deferment provided to borrowers, we have not yet had an opportunity to fully assess borrowers' capabilities to resume loan payments. While the amount of the allowance for loan losses at December 31, 2005 incorporated management's best estimate, based on available information, of inherent losses in the loan portfolio, additional provisions may be required in the event new information reveals additional losses in the future.

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

The Company believes that the determination of its estimate of the allowance for loan losses involves a higher degree of judgment and complexity than its application of other significant accounting policies. Factors considered in this determination and the processes used by management are discussed in Note A to the consolidated financial statements and in the discussion below under the heading "Loans and Allowance for Loan Losses." Although management believes it has identified appropriate factors for review and designed and implemented adequate procedures to support the estimation process that are consistently followed, the allowance remains an estimate about the effect of matters that are inherently uncertain. Over time, changes in economic conditions or the actual or perceived financial condition of Guaranty's credit customers or other factors can materially impact the allowance estimate, potentially subjecting the Company to significant earnings volatility.

One other estimate requiring a high degree of judgment is the valuation allowance on the deferred tax asset. As operating losses can be carried forward fifteen years and the Company expects positive taxable income for each year going forward, no valuation allowance is deemed necessary on the portion of the deferred tax


2005 ANNUAL REPORT                                                        PAGE 7

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


asset created by net operating losses. However, a portion of the deferred tax asset relates to capital losses. Tax rules only allow these losses to be offset against future capital gains for five years. As it is uncertain whether the Association will be able to realize capital gains of the magnitude to fully offset these losses in the next five years, management elected to establish an appropriate valuation allowance for the portion of the capital loss carryforward which it estimates may not be utilized. See Note J of the consolidated financial statements for further discussion of the Company's income tax accounting.

FINANCIAL CONDITION
At December 31, 2005, GS Financial reported total assets of $177.6 million compared to $200.1 million at the end of 2004. Average total assets were $187.2 million in 2005, down $24.1 million compared to 2004, primarily reflecting a decrease in loan balances due to payoffs of loans secured by properties damaged by Hurricane Katrina, repayments of investment securities and decreased loan originations.

LOANS AND ALLOWANCE FOR LOAN LOSSES
As with most savings associations, a significant portion of Guaranty's assets are comprised of loans made to its customers. Guaranty engages primarily in real estate lending, both residential and commercial.

In general, credit is extended based on the current market conditions, prevailing economic trends, value of the underlying collateral and the character of the borrower. The lending activities of the Company are subject to written underwriting standards and loan origination procedures established by the Company's Board of Directors (the "Board") and senior officers and are incorporated into the Company's Lending Policy which is reviewed as needed by the Board and senior officers. The underwriting standards establish the manner in which loan applications are accepted and processed. Such standards are written to comply with all applicable laws and regulations including but not limited to Truth-In-Lending (Regulation Z) and the Real Estate Settlement and Procedures Act ("RESPA"). These standards pertain to such issues as maximum loan amounts, acceptable rates and terms, appraisal guidelines, disclosure requirements, credit criteria, debt-to-income ratios, complete applications, and title requirements. The Lending Policy establishes the overall direction of the Company's lending activities within the community and forms the basis for setting underwriting standards which limit the Company's exposure to credit risk.

The outstanding balance in total loans at December 31, 2005 was $75.4 million, a decrease of $17.7 million, or 19.0%, from the year-end 2004 balance of $93.1 million. The 2004 balance was up 19.4%, or $15.1 million, from the end of 2003. Average loans for 2005 were $87.4 million, an increase of $252,000, or 0.3%, from the prior year's average level. Table 1, which is based on regulatory reporting codes, shows loan balances at year end of the previous five years.


TABLE 1. COMPOSITION OF LOAN PORTFOLIO
----------------------------------------------------------------------------------------------------------------------
                                                                            AT DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                                    2005           2004           2003            2002           2001
----------------------------------------------------------------------------------------------------------------------
Real estate loans - residential               $   36,800     $   45,007     $   44,021      $   57,502     $   69,852

Real estate loans - commercial and other          24,794         36,143         26,460          18,124         10,181

Real estate loans - construction                  11,282          8,233          4,709           1,263          1,056

Consumer loans                                       669            629            513             403            265

Commercial business loans                          1,819          3,058          2,257           1,515            683
----------------------------------------------------------------------------------------------------------------------
  Total Loans at Year-End                     $   75,364     $   93,070     $   77,960      $   78,807     $   82,037
----------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses                      (5,713)          (920)          (601)           (483)          (435)
----------------------------------------------------------------------------------------------------------------------
  Deferred Loan Origination Costs                      6              8              8               8              9
----------------------------------------------------------------------------------------------------------------------
  Net loans at year end                           69,657         92,158         77,367          78,332         81,611
----------------------------------------------------------------------------------------------------------------------
  Average total loans during year             $   87,437     $   87,185     $   76,623      $   81,463     $   76,300
----------------------------------------------------------------------------------------------------------------------

2005 ANNUAL REPORT                                                        PAGE 8

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Guaranty's investment in residential mortgage loans, which includes those loans secured by 1-4 family properties, decreased 18.2%, or $8.2 million, between December 31, 2004 and 2005, after an increase of 2.2%, or $986,000 million, between 2003 and 2004. The decrease experienced in 2005 was primarily due to payoffs on loans on properties damaged by Hurricane Katrina. Subsequent to Hurricane Katrina, borrowers received insurance proceeds checks that were then used to repay the loans. In addition, the Association's originations of new single-family residential real estate loans decreased by 38.0% in 2005 compared to 2004. Decreased loan originations reflect the slowdown in business activity in the fourth quarter of 2005 after Hurricane Katrina as well as reduced new originations in general during 2005 as the Association completed its search for a new President.

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

During 2004 and 2003, Guaranty was able to develop significant new business in the growing commercial market. Commercial real estate loans, including multi-family and retail property, increased 36.6%, or $9.7 million, between December 31, 2003 and 2004. Construction loan draws declined $1.7 million, or 25.3%, from December 31, 2004 to 2005, and were up 107.8%, or $3.4 million, between year-end 2003 and 2004. At December 31, 2005, commercial real estate and construction loans made up 47.9% of the entire loan portfolio compared to 47.7% and 40.0% at December 31, 2004 and 2003, respectively.

For the year ended December 31, 2005, the Association's total loan origination's amounted to $14.7 million compared to $41.0 million and $34.2 million for the years ended December 31, 2004 and 2003, respectively. The decrease in new loan originations in 2005, reflects the slowdown in business activity in the fourth quarter of 2005 as well as reduced new originations in general during 2005 as the Association completed its search for a new President. The Association recently hired two new commercial loan officers and a new mortgage lender and expects that loan originations will increase in 2006 compared to 2005.

Table 2 reflects the Company's total loan origination and repayment experience during the periods indicated. Historically, the Company has not purchased or sold any loans.


TABLE 2. LOAN ORIGINATIONS BY TYPE
------------------------------------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                                   2005            2004            2003            2002            2001
------------------------------------------------------------------------------------------------------------------------
Real estate loans - residential              $    8,339      $   13,452      $   12,469      $    8,021      $   12,062
Real estate loans - commercial and other          1,143          18,733          15,103           8,839           7,460
Real estate loans - construction                  4,896           6,550           3,152           2,143           1,670
Consumer loans                                      366             269             338             364             252
Commercial loans                                      -           2,003           3,153           2,049             610
------------------------------------------------------------------------------------------------------------------------
  Total originations                             14,744          41,007          34,215          21,416          22,054
------------------------------------------------------------------------------------------------------------------------
Loan principal repayments                       (32,204)        (25,897)        (35,062)        (24,646)        (14,535)
------------------------------------------------------------------------------------------------------------------------
  Net portfolio activity                        (17,460)     $   15,110      $     (847)     $   (3,230)     $    7,519
------------------------------------------------------------------------------------------------------------------------

Table 3 reflects contractual loan maturities, unadjusted for scheduled principal reductions, prepayments or repricing opportunities. Demand loans and loans having no stated maturity are reported as due in one year or less. All of the Association's outstanding loans carry a fixed rate of interest.


2005 ANNUAL REPORT                                                        PAGE 9

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


TABLE 3. LOAN MATURITIES BY TYPE
-------------------------------------------------------------------------------------------
                     AT DECEMBER 31, 2005, LOANS MATURING IN
-------------------------------------------------------------------------------------------
                                        One year    One through      More than
($ IN THOUSANDS)                         or less     five years     five years       Total
-------------------------------------------------------------------------------------------
Real estate loans - residential              347          1,699         31,248      33,294
Other real estate loans                    7,283          9,257         18,516      35,056
Consumer loans                               295              -            357         652
Commercial loans                           6,606              -              2       6,608
-------------------------------------------------------------------------------------------
  Total                                   14,531         10,956         50,213      75,610
-------------------------------------------------------------------------------------------
  Percentage                                19.2%          14.5%          66.3%      100.0%
-------------------------------------------------------------------------------------------

All loans carry a degree of credit risk. Management's evaluation of this risk ultimately is reflected in the estimate of probable loan losses that is reported in the Company's financial statements as the allowance for loan losses. Changes in this ongoing evaluation are reflected in the provision for loan losses charged to operating expense.

The Company has adopted an asset classification policy which is designed to draw attention to assets before collection becomes a problem, thus maintaining the quality of the Company's investment as an interest-earning asset. The policy also ensures the accurate reporting of the Company's assets from a valuation standpoint. As part of this policy, all of the Company's loans are reviewed on a regular basis. Payment histories as well as the value of the underlying collateral are reviewed and assessed in light of several risk factors. The state of the local economy factors into the evaluation process as do current interest rates and expectations of the movement thereof. Other risk factors include the level of credit concentration the customer has with the Company, environmental factors which could impair the value of the underlying collateral of an asset, or other factors which might reduce the ability of the Company to collect all of the principal and interest owed to the Company.

The Company maintains a "Watch List" of loans, which is part of management's internal asset classification system. The Watch List identifies assets classified as "substandard," "doubtful" or "loss," pursuant to OTS regulations. Assets displaying tendencies which might hinder full collection of principal are classified as substandard. Such tendencies include but are not limited to late payments on loans or deterioration of the underlying collateral.

Loan collection efforts in the form of past due notices commence when loan payments are more than 15 days past due. Once a loan reaches 30 days past due status, the Company's collection manager initiates personal contact with the borrower. When a loan becomes 90 days past due, the Company initiates foreclosure proceedings. At this point, loans are placed on non-accrual status. All interest and late charges due on such loans are reversed in the form of reserves for uncollectible interest and late charges.

In making its risk evaluation and establishing an allowance for loan loss level that it believes is adequate to absorb probable losses in the portfolio, management considers various sources of information. Some of the more significant sources include analyses prepared on specific loans reviewed for impairment, statistics on balances of loans assigned to internal risk rating categories, reports on the composition and repayment portion of loan portfolios not subject to individual risk ratings, and factors derived from historical loss experience. In addition to this more objective and quantitative information, management's evaluation must take into consideration its assessment of general economic conditions and how current conditions affect segments of borrowers. Management must also make judgments regarding the level of accuracy inherent in the loss allowance estimation process. An allowance analysis is prepared at least quarterly that summarizes the results of the evaluation process and helps ensure a consistent process over time.


2005 ANNUAL REPORT                                                       PAGE 10

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


At December 31, 2005, the allowance for loan losses was $5.7 million, or 7.56% of total loans, compared to $920,000, or 0.99% of total loans at the end of 2004. The increase was due to a provision for loan losses of $4.8 million taken in the fourth quarter of 2005 for potential losses caused by the impact of Hurricane Katrina. No loans were charged off during the year ended December 31, 2005. As previously indicated, the Company unilaterally deferred all loan payments after Hurricane Katrina. Table 4 presents an analysis of the activity in the allowance for loan losses for the past five years.


TABLE 4. SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOSSES
--------------------------------------------------------------------------------------------------------------------
                                                                     YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                                         2005          2004         2003         2002          2001
--------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year                          921    $      601   $      483   $      435    $      420

Provision for loan losses charged to operations         4,792           343          118           48            25

Loans charged to the allowance                              -           (24)           -            -           (10)

Recoveries of loans previously charged off                  -             -            -            -             -
--------------------------------------------------------------------------------------------------------------------
Balance at the end of year                              5,713    $      921   $      601   $      483    $      435
--------------------------------------------------------------------------------------------------------------------
Ratios
  Charge-offs to average loans                          0.00%         0.03%        0.00%        0.00%         0.01%
  Provision for loan losses to charge-offs                n/a     1,429.17%          n/a          n/a       250.00%
  Allowance for loan losses to loans at end of
    year                                                7.56%         0.99%        0.77%        0.61%         0.53%
--------------------------------------------------------------------------------------------------------------------

The allowance for loan losses is comprised of specific reserves for each loan that is reviewed for impairment or for which a probable loss has been identified and general reserves for groups of homogenous loans. Reserves for impaired loans are based on discounted cash flows using the loan's initial effective interest rate, the observable market value of the loan or the fair value of the underlying collateral. General reserves are established based on historic charge-offs, and based upon consideration of various other factors including risk rating, industry concentration and loan type.

The $4.8 million provision for loan losses made in 2005 reflects management's assessment, based on the information available at the time, of the inherent level of losses in the Association's portfolio after Hurricane Katrina. In its assessment for year-end 2005, management attempted to contact all borrowers with loans over $200,000 and evaluated the collateral on any borrowers on a loan who did not make a payment for December or for which the Association did not receive any insurance proceeds. Of the $4.8 million provision, $3.3 million was recorded specifically on an aggregate of $8.2 million of loans deemed impaired and on which no loan payments had been received and the Company knew the collateral had suffered property damage as a result of the hurricane. The remaining $1.5 million of the provision was applied to the general allowance for loan losses. Because significant uncertainties remain regarding the performance of the Company's loan portfolio after Hurricane Katrina, such as the ultimate disposition of property insurance claims and the ultimate economic recovery of greater New Orleans, it is unclear whether additional losses may become apparent in the future. The recovery process is expected to be lengthy and management will continue to review the allowance for loan losses and make additional provisions as required.


2005 ANNUAL REPORT                                                       PAGE 11

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


TABLE 5. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------------------------------------
                                                                     AT DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                              2005                  2004                  2003                  2002                  2001
------------------------------------------------------------------------------------------------------------------------------------
                         ALLOWANCE      % OF   ALLOWANCE      % OF   ALLOWANCE      % OF   ALLOWANCE      % OF   ALLOWANCE      % OF
                          FOR LOAN     TOTAL    FOR LOAN     TOTAL    FOR LOAN     TOTAL    FOR LOAN     TOTAL    FOR LOAN     TOTAL
($ IN THOUSANDS)            LOSSES   RESERVE      LOSSES   RESERVE      LOSSES   RESERVE      LOSSES   RESERVE      LOSSES   RESERVE
------------------------------------------------------------------------------------------------------------------------------------
Real estate loans -
  residential            $   3,332     58.3%   $     239     26.0%   $     147     24.5%   $     217     45.0%   $     337     77.5%
Real estate loans -
  commercial and other       1,805     31.6%         591     64.2          410     68.2          241     49.9           90     20.7
Real estate loans -
  construction                 292      5.1%           4      0.4           10      1.7            5      1.0            5      1.1

Commercial loans               284      5.0%          87      9.4           34      5.6           20      4.1            3      0.7
------------------------------------------------------------------------------------------------------------------------------------

  Total                  $   5,713    100.0%   $     920    100.0%   $     601    100.0%   $     483    100.0%   $     435    100.0%
------------------------------------------------------------------------------------------------------------------------------------

Tables 6 and 7 set forth the Company's delinquent loans and nonperforming assets for each of the prior three years. The balances presented in Table 6 are total principal balances outstanding on the loans rather than the actual principal past due. Nonperforming assets consist of loans on nonaccrual status and foreclosed assets. There were no loans 90 days delinquent and still accruing interest at any of the five previous year ends.


TABLE 6. DELINQUENT LOANS
--------------------------------------------------------------------------------------------------------------------
                                                                                         AT DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                                                                2005           2004            2003
--------------------------------------------------------------------------------------------------------------------
30-89 Days                                                                     9,296      $   8,106       $   5,345

90+ Days                                                                         931            894             929
--------------------------------------------------------------------------------------------------------------------
  Total                                                                       10,227      $   9,000       $   6,274
--------------------------------------------------------------------------------------------------------------------
Ratios
  Loans delinquent 90 days to total loans                                      1.24%          0.96%           1.19%
  Total delinquent loans to total loans                                       13.57%          9.67%           8.05%
  Allowance for loan losses to 90 day delinquent loans                       613.75%        102.91%          64.69%
  Allowance for loan losses to total delinquent loans                         55.87%         10.22%           9.58%
--------------------------------------------------------------------------------------------------------------------

TABLE 7. NONPERFORMING ASSETS
--------------------------------------------------------------------------------------------------------------------
                                                                                    AT DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                                                  2005        2004       2003       2002        2001
--------------------------------------------------------------------------------------------------------------------
Loans accounted for on a nonaccrual basis                        3,582   $     894   $    929   $    651   $    249

Foreclosed assets                                                    -           -         52          -           -
--------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets                                     3,582   $     894   $    981   $    651   $    249
--------------------------------------------------------------------------------------------------------------------
Ratios
  Nonperforming assets to loans plus foreclosed assets           4.75%       0.96%       1.26%     0.83%       0.30%
  Nonperforming assets to total assets                           2.01%       0.45%       0.46%     0.31%       0.13%
  Allowance for loan losses to nonperforming loans             159.52%     102.91%      64.69%    74.19%     174.70%
--------------------------------------------------------------------------------------------------------------------

2005 ANNUAL REPORT                                                       PAGE 12

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


During the fourth quarter of 2005, the Association unilaterally agreed to defer all loan payments. As a result, no loans other than those that were delinquent prior to the deferral period were deemed to be delinquent, non-performing or non-accrual during the three-month deferral period.

The deferment program offered after Hurricane Katrina has rendered traditional indicators of loan portfolio risk, such as delinquent and non-performing loans, to be less useful as a tool to measure risk elements.

INVESTMENT IN SECURITIES
Interest rates dictate many of the investment decisions and policies of the Company. It is the policy of the Company not to engage in speculative purchasing, selling or trading of investments; however, certain profits may be taken from time to time on the sale of investments. When interest rate spreads reach acceptable levels, the Company may utilize leveraged purchasing of investment securities, as has been done in the past. Also, when anticipated earnings permit, certain portfolio adjustments may be made to enhance overall portfolio yield even though losses may be recognized in doing so.

Strong demand for deposit products during 2003 led to significant increases in liquidity. During 2004, short term interest rates increased, causing liquidity to begin a return to a more moderate level. Liquidity was reduced in 2005 as the result of a decline in deposits, caused in part by Hurricane Katrina, and by contractual paydowns on FHLB borrowings. Information on changes in deposits and liquidity sources are presented in later sections of this discussion and analysis. Management routinely places much of its liquid assets into its investment portfolio, particularly in collateralized mortgage obligations with a relatively short estimated duration and mutual funds, based on its expectations regarding the stability of the funding sources and the near-term prospects for loan demand.

At December 31, 2005, total securities were $77.3 million, down 18.3%, or $17.3 million, from December 31, 2004. During 2005, the Company's average investment in securities was down 25.1%, or $27.6 million, from 2004. Mutual fund investments were 63.7% of the total portfolio in 2005 compared with 52.5% in the prior year. Regular principal repayments and a lack of acceptable replacement investments caused the Company's investment in collateralized mortgage obligations ("CMOs") to decrease 8.1%, or $2.0 million, at December 31, 2005 compared to December 31, 2004. At December 31, 2005, CMOs made up 29.1% of the investment portfolio, compared to 25.9% at December 31, 2004.

During the years ended December 31, 2005 and 2004, the Company recognized charges of $1.3 million and $497,000, respectively, for other-than-temporary impairments of available-for-sale securities. The 2004 impairment charge related to the Company's investment in FHLMC preferred stock, all of which was sold in 2005. The $1.3 million charge recognized in 2005 relates to the Company's investment in an ARM mutual fund which, based on current rates and market conditions, is deemed to be other-than-temporarily impaired. Table 8 shows the makeup of the Company's investment portfolio at December 31, 2005, 2004 and 2003.


TABLE 8. COMPOSITION OF INVESTMENT PORTFOLIO
--------------------------------------------------------------------------------------------------------------------
                                                                      AT DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------
                                                   2005                       2004                    2003
--------------------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                           BALANCE      PERCENT       Balance      Percent     Balance    Percent
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Agency securities       $   5,449        7.1%      $     832        0.9%    $     881       0.8%

Mortgage-backed securities                      100        0.1             238        0.2           362       0.3

Collateralized mortgage obligations          22,496       29.1          24,481       25.9        32,486      27.2

Mutual funds                                 49,299       63.7          49,657       52.5        65,371      54.8

FHLMC stock                                       -        0.0          19,349       20.5        20,171      16.9
--------------------------------------------------------------------------------------------------------------------
  Total Investments at Year End              77,344      100.0%      $  94,557      100.0%    $ 119,271     100.0%
--------------------------------------------------------------------------------------------------------------------
  Average Investments During Year         $  78,516                  $ 110,004                $ 111,669
--------------------------------------------------------------------------------------------------------------------


2005 ANNUAL REPORT                                                       PAGE 13

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Information about the contractual maturity of Company's investment securities at December 31, 2005 is shown in Table 9 below. At December 31, 2005, 64% of the investment portfolio consists of mutual fund or equity investments carrying no stated maturity. These investments are redeemable immediately at their current market value. Scheduled principal reductions and principal repayments on mortgage-backed securities and collateralized mortgage obligations are not reflected in Table 9. If these expected principal reductions were taken into consideration, the weighted-average maturity of the Company's overall securities portfolio would be approximately 22 months at December 31, 2005.


TABLE 9. DISTRIBUTION OF INVESTMENT MATURITIES
-----------------------------------------------------------------------------------------------------------------------------
                                                      AT DECEMBER 31, 2005
-----------------------------------------------------------------------------------------------------------------------------
                               One year      Over one through    Over five through
($ IN THOUSANDS)                or less            five years            ten years     Over ten years             Total
-----------------------------------------------------------------------------------------------------------------------------
                           Amount    Yield    Amount    Yield    Amount      Yield    Amount     Yield       Amount    Yield
-----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
  securities             $    506    6.92%         -        -    $4,943          -   $     -         -      $ 5,449    5.31%
Mortgage-backed
  securities                    -       -          -        -         -          -       100      7.78%         100    7.78%
CMOs                            -       -          -        -         -          -    22,496      5.31%      22,496    5.31%

Mutual funds               49,299    3.60%         -        -         -          -         -         -       49,299    3.60%
-----------------------------------------------------------------------------------------------------------------------------
  Total                  $ 49,805    3.63%         -        -    $4,943          -   $22,596      5.32%      77,344    4.22%
-----------------------------------------------------------------------------------------------------------------------------
  Percentage of Total       64.4%               0.0%               6.4%                29.2%                 100.0%
-----------------------------------------------------------------------------------------------------------------------------

All of the Company's investments in marketable securities are classified as available for sale. The net unrealized losses on these investments totaled $300,000, or 0.39%, of amortized cost at December 31, 2005. At year-end 2004, there was a net unrealized loss of $448,000, or 0.47% of amortized cost. This net unrealized gain or loss will vary based on the overall changes in market rates, shifts in the slope of the yield curve, and movement in spreads to the yield curve for different types of securities.

At December 31, 2005, the Company had certain investment concentrations exceeding 10% of stockholders' equity. While these are significant in amount, they are limited to "AAA" rated securities and management feels that they present a limited risk of default. Investments of the Company that exceed 10% of stockholders' equity at December 31, 2005 are shown in Table 10 below.


TABLE 10. INVESTMENTS GREATER THAN 10% OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------
                                                 AT DECEMBER 31, 2005
--------------------------------------------------------------------------------------------------------------------
                                                                                                                % of
                                                                                                       Stockholders'
($ IN THOUSANDS)                           Type            Total Investment      % of Total Assets            Equity
--------------------------------------------------------------------------------------------------------------------
Shay Mutual Funds                       Mutual Fund                $ 49,299                 27.76%           194.04%
Federal National Mortgage Association   Agency Bond                   4,944                  2.78%            19.46%
First Horizon Mortgage                      CMO                       2,746                  1.54%            10.81%
FHLMC REMIC                                 CMO                       2,593                  1.46%            10.20%
--------------------------------------------------------------------------------------------------------------------
  Total                                                            $ 59,582                 33.54%           234.51%
--------------------------------------------------------------------------------------------------------------------

2005 ANNUAL REPORT                                                       PAGE 14

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


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

DEPOSITS
Deposits are the Company's primary source of funding for earning assets. The Company offers a variety of products designed to attract and retain customers. The principal methods used by the Company to attract deposits include its emphasis on personal service, competitive interest rates and convenient office locations. The Company does not pay "jumbo" rates for deposits over $100,000 and does not advertise for deposits outside of its primary market area. The Company had no deposits that were obtained through outside deposit brokers at December 31, 2005 or 2004.

At December 31, 2005, deposits were 9.1%, or $11.8 million, below the level at December 31, 2004. Average deposits for fiscal 2005 decreased 12.5%, or $17.5 million over 2004 and increased 9.2%, or $11.7 million, in 2004 from 2003. During 2004, in response to the Company's liquidity management objectives, management decreased the rate of interest paid on customer deposits in an effort to reduce overall interest costs. The decline in 2005 can be largely attributed to the impact of Hurricane Katrina and many customers leaving the Association's market area. Further declines in 2006 may be experienced as insurance proceeds are used and in the event more of our depositors relocate outside of our market area. A summary of deposit composition is presented in Table 11.


TABLE 11.  DEPOSIT COMPOSITION
---------------------------------------------------------------------------------------------------------------
                                                                      AT DECEMBER 31,
---------------------------------------------------------------------------------------------------------------
                                                    2005                   2004                   2003
---------------------------------------------------------------------------------------------------------------
                                             AVERAGE       % OF     Average       % of    Average        % of
($ IN THOUSANDS)                            BALANCES   DEPOSITS    Balances   Deposits    Balances   Deposits
---------------------------------------------------------------------------------------------------------------
Noninterest bearing demand deposits        $     895       0.7%   $     816       0.6%   $     711       0.6%

NOW account deposits                           7,778       6.4        9,065       6.5        7,127       5.6

Savings deposits                              30,551      25.1       34,348      24.7       33,422      26.2

Certificates of deposit                       82,409      67.8       94,855      68.2       86,131      67.6
---------------------------------------------------------------------------------------------------------------
  Total                                    $ 121,633     100.0%   $ 139,084     100.0%   $ 127,391     100.0%
---------------------------------------------------------------------------------------------------------------

Average certificates of deposit (or "time deposits") totaled $82.4 million, or 67.8% of total average deposits during 2005, down $12.5 million, or 13.2%, compared to 2004. Average savings deposits made up 25.1% of total average deposits during 2005, up slightly from 24.7% in the previous year. During 2005, transaction accounts continued to make up less than 10% of total deposits.

Table 12 shows the maturity structure of time deposits over and under $100,000 at December 31, 2005.


TABLE 12. MATURITIES OF TIME DEPOSITS
----------------------------------------------------------------------------------------------------------------
                                               AT DECEMBER 31, 2005
----------------------------------------------------------------------------------------------------------------
                                                                                                 Total
                                                      Less than                      ---------------------------
($ in thousands)                                      $100,000     $100,000 or more       Amount     Percentage
----------------------------------------------------------------------------------------------------------------
Three months or less                                $    12,587    $          1,681     $  14,268       18.66%
Over three months through twelve months                  26,842               4,982        31,824       41.61%
Over twelve months                                       25,937               4,444        30,382       39.73%
----------------------------------------------------------------------------------------------------------------
  Total                                             $    65,366    $         11,107     $  76,474      100.00%
----------------------------------------------------------------------------------------------------------------

2005 ANNUAL REPORT                                                       PAGE 15

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


BORROWINGS
The Association is a member of the Federal Home Loan Bank System. This membership provides access to a variety of Federal Home Loan Bank advance products as an alternative source of funds. At December 31, 2005, the Company had outstanding advances totaling $32.1 million, compared to $39.7 million at year-end 2004. Average advances outstanding during 2005 were $35.6 million, compared with $39.7 million for 2004. The average rate paid on FHLB advances during 2005 was 5.25%, compared to 5.56% in 2004. FHLB advances decreased $7.6 million, or 19.1%, at December 31, 2005 when compared to December 31, 2004. This reduction was due to the contractually scheduled repayment of the advances and no new borrowings. The Company's reliance on borrowings continues to be within the parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity. Table 13 shows the scheduled maturities of FHLB advances at December 31, 2005.

TABLE 13. MATURITIES OF ADVANCES
--------------------------------------------------------------------------------
                                   AT DECEMBER 31, 2005
--------------------------------------------------------------------------------
($ IN THOUSANDS)        Amount      % of Total Advances    Weighted Average Rate
--------------------------------------------------------------------------------
2006                  $   15,056           46.89%                  4.39%
2007                       5,513           17.17%                  5.63%
2008                      11,537           35.94%                  5.44%
                     -----------------------------------------------------------
  Total Advances      $   32,106          100.00%                  4.98%
--------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY AND CAPITAL ADEQUACY
At December 31, 2005, stockholders' equity totaled $25.4 million, compared to $28.9 million at the end of 2004. The major factors in the $3.5 million decrease in 2005 were the net loss of $3.7 million and dividends declared totaling $474,000 offset by the release of stock from the ESOP and RRP totaling $589,000 and a $98,000 decrease in the accumulated comprehensive loss. As the Company incurred a net loss in 2005 and had minimal earnings in 2004, the dividend payout ratio has not been a meaningful measure.

Since 1998, the Company has been consistently repurchasing shares of its common stock when shares have been available at prices and amounts deemed prudent by management. Table 14 summarizes the repurchase of the shares of its common stock by year. All of the purchases were open market transactions and most were at a discount to book value.

TABLE 14. SUMMARY OF STOCK REPURCHASES
--------------------------------------------------------------------------------
                                                                  Average Price
YEAR ENDED DECEMBER 31,                Shares      Cost ($000)        Per Share
--------------------------------------------------------------------------------
1998                                  491,054      $     8,324        $   16.95
1999                                  299,000            3,653            12.22
2000                                  679,600            8,590            12.64
2001                                  305,684            4,612            15.09
2002                                  142,201            2,516            17.69
2003                                  216,181            4,109            19.01
2004                                   16,842              315            18.70
2005                                    3,907               74            19.06
--------------------------------------------------------------------------------
  Total Stock Repurchases           2,154,469      $    32,193        $   14.94
--------------------------------------------------------------------------------


2005 ANNUAL REPORT                                                       PAGE 16

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The ratios in Table 15 indicate that the Association is well capitalized at December 31, 2005. During 2005, net losses were offset by proportional decreases in asset size such that capital, both Tier 1 and total stockholders' equity, as a percentage of total assets was relatively unchanged. Risk-based capital ratios improved in 2005 as there was a $26.0 million reduction in risk-weighted assets which can be attributed primarily to reductions in the loan portfolio. The regulatory capital ratios of Guaranty Savings and Homestead Association exceed the minimum required ratios, and the Association has been categorized as "well-capitalized" in the most recent notice received from its primary regulatory agency.

TABLE 15. CAPITAL AND RISK BASED CAPITAL RATIOS
--------------------------------------------------------------------------------
                                                     DECEMBER 31,
--------------------------------------------------------------------------------
($ IN THOUSANDS)                              2005         2004         2003
--------------------------------------------------------------------------------
Tier 1 regulatory capital                  $  23,772    $  26,631    $  26,800

Tier 2 regulatory capital                        905          920          601
--------------------------------------------------------------------------------
  Total regulatory capital                 $  24,677    $  27,551    $  27,401
--------------------------------------------------------------------------------
Adjusted total assets                      $ 176,444    $ 198,443    $ 213,199
Risk-weighted assets                       $  72,399    $  98,415    $  96,456
--------------------------------------------------------------------------------
Ratios
  Tier 1 capital to total assets              13.47%       13.42%       12.57%
  Tier 1 capital to risk-weighted assets      32.83%       27.06%       27.78%
  Total capital to risk-weighted assets       34.08%       27.99%       28.41%
  Stockholders' equity to total assets        14.26%       14.47%       13.65%
--------------------------------------------------------------------------------

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

On the liability side, liquidity management focuses on growing the base of more stable core deposits at competitive rates, while at the same time ensuring access to economical wholesale funding sources. The sections above on Deposits and Borrowings discuss changes in these liability-funding sources in 2005.

Liquidity management on the asset side primarily addresses the composition and maturity structure of the loan and investment securities portfolios and their impact on the Company's ability to generate cash flows from scheduled payments, contractual maturities and prepayments, their use as collateral for borrowings and possible outright sales on the secondary market. Tables 3 and 9 above present the contractual maturities of the loan portfolio and the Company's investment in securities.

Cash generated from operations is another important source of funds to meet liquidity needs. The consolidated statements of cash flows present operating cash flows and summarize all significant sources and uses of funds for each year in the three-year period ended December 31, 2005. While the Company reported a net loss of $3.7 million for the year ended December 31, 2005, net cash from operations contributed $1.2 million in cash to the Company. The difference is primarily due to the $4.8 million provision for loan losses and the $1.3 million recognition of an unrealized loss on an investment as other-than-temporary, which were partially offset by $1.7 million in a deferred tax benefit and a $1.0 million increase in accrued interest receivable.


2005 ANNUAL REPORT                                                       PAGE 17

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Table 16 illustrates some the factors that the Company uses to measure liquidity. Cash and cash equivalents increased substantially during 2005 compared to 2004, primarily resulting from significant loan paydowns occurring subsequent to Hurricane Katrina. Deposits decreased primarily as a result of customers leaving the Association's market area following Hurricane Katrina. As discussed in the above section on deposits, during 2004 management decreased the rate of interest paid on customer deposits and liquidity began to return to more normal levels.

The Company has made investment allocation decisions and developed loan and deposit pricing strategies consistent with its assessment of current and future economic conditions. Management feels that these higher liquidity levels of the past three years will continue to move toward more normal levels with liquidity being used to pay down maturing FHLB debt and to take advantage of anticipated significant new lending opportunities resulting from both Post-Hurricane-Katrina rebuilding and the hiring of experienced commercial lenders.


TABLE 16. KEY LIQUIDITY INDICATORS
-----------------------------------------------------------------------------------------------
                                                                  DECEMBER 31,
-----------------------------------------------------------------------------------------------
($ IN THOUSANDS)                                        2005          2004           2003
-----------------------------------------------------------------------------------------------
Cash and cash equivalents                            $  22,555     $   7,024     $   11,371

Total loans                                             75,364        93,070         77,960

Total deposits                                         118,866       130,723        142,108

Deposits $100,000 and over                              16,301        22,067         27,235
-----------------------------------------------------------------------------------------------
Ratios
  Total loans to total deposits                         63.40%        71.20%         54.86%
  Deposits $100,000 and over to total deposits          13.71%        16.88%         19.17%
-----------------------------------------------------------------------------------------------

ASSET/LIABILITY MANAGEMENT
The objective the Company's asset/liability management is to implement strategies for the funding and deployment of its financial resources that are expected to maximize profitability over time at acceptable levels of risk.

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

Since thrift organizations are generally invested primarily in home mortgage loans varying in contractual terms to maturity usually from 15 to 30 years while their longest term interest-bearing liabilities are typically five-year certificates of deposit, they tend to create negative gaps over the short term. Guaranty is no different; therefore, it is vital that the Association utilize its other investments to offset in the short-term (12-months or less) horizon, the substantial negative re-pricing gap which arises from one to five years, while at the same time maximizing net interest income. The Company has placed much of its ready cash in short-term investments such as mortgage-based mutual funds that provide the benefit of overnight


2005 ANNUAL REPORT                                                       PAGE 18

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


availability. The Association also places a high emphasis on cash flows in its portfolio of CMOs. The duration of the Association's CMOs varies from two to 15 years. Table 17 shows the Company's static gap position as of December 31, 2005. This table indicates that the Company is significantly asset sensitive in the very near term and liability sensitive over a three-year time frame.

Gap analysis has several limitations, including the fact that it is a point-in-time measurement that ignores the dynamic nature of the Company's assets and liabilities, and it does not take into consideration actions that management can and will take to maximize net interest income over time.

Another tool used by management is a net portfolio value ("NPV") model. The NPV is the difference between the market value of the Association's assets and the market value of the Association's liabilities and off balance sheet commitments. At least quarterly, the Board reviews the internal model and a standard thrift industry model prepared by the OTS from the Association's quarterly Consolidated Maturity and Rate Report.


TABLE 17. INTEREST RATE SENSITIVITY
---------------------------------------------------------------------------------------------------------------------------
                                                   BY MATURITY OR REPRICING AT DECEMBER 31, 2005
---------------------------------------------------------------------------------------------------------------------------

                                                                 After 1 through     After 3      Non-interest
($ IN THOUSANDS)                       0-90 Days    91-365 Days          3 Years       Years   earning/bearing     Total
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans                                  $   2,325         $7,046           $7,963     $52,323         $       -   $  69,657
Securities available for sale             49,299          9,460                -      18,585                 -      77,344
Cash and cash equivalents                 22,555              -                -           -                 -      22,555
Other assets                                   -              -                -           -             8,058       8,058
---------------------------------------------------------------------------------------------------------------------------
   Total assets                           74,179         16,506            7,963      70,908             8,058     177,614
---------------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS
Noninterest bearing deposits                   -              -                -           -             2,195       2,195
NOW account deposits                       8,200              -                -           -                 -       8,200
Savings deposits                          31,997              -                -           -                 -      31,997
Time deposits                             14,269         31,824           26,443       3,938                 -      76,474
Advances                                   5,244          4,594           22,268           -                 -      32,106
Other liabilities                              -              -                -           -             1,235       1,235
Stockholders' equity                           -              -                -           -            25,407      25,407
---------------------------------------------------------------------------------------------------------------------------
   Total sources of funds                 59,710         36,418           48,711       3,938            28,837     177,614
---------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap
  Period                               $  14,469       $(19,912)        $(40,748)    $66,970         $ (20,779)
  Cumulative                           $  14,469       $ (5,443)        $(46,191)    $20,779         $       -
---------------------------------------------------------------------------------------------------------------------------
Gap/total earning assets
  Period                                    8.5%         (11.7)%          (24.0)%      39.5%             (12.3)%
  Cumulative                                8.5%          (3.2)%          (27.2)%      12.3%                 -
---------------------------------------------------------------------------------------------------------------------------

Table 18 presented below is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points in accordance with OTS regulations. Currently, due to the low level of interest rates, the only downward shocks capable of being applied are 100 and 200 basis points. As illustrated in the tables below, NPV is currently more sensitive to and may be more negatively impacted by rising rates than falling rates.


2005 ANNUAL REPORT                                                       PAGE 19

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


TABLE 18. NET PORTFOLIO VALUE
----------------------------------------------------------------------------------------------------------
                                                                  AT DECEMBER 31,
----------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                          2005                                     2004
----------------------------------------------------------------------------------------------------------
  Change (Basis Point)
   in Interest Rates       $ VALUE      $ CHANGE     % CHANGE       $ Value      $ Change      % Change
----------------------------------------------------------------------------------------------------------
          +300             $ 23,988     $ (8,467)        (26)%      $ 28,613     $ (7,228)         (20)%
          +200               27,266       (5,189)        (16)%        30,949       (4,892)         (14)%
          +100               30,203       (2,253)         (7)%        33,346       (2,495)          (7)%

             0               32,455            -           -          35,841            -            -

          -100               33,258          804           2%         38,405        2,564            7%

          -200               33,276          821           3%         40,719        4,878           14%
          -300                  n/a          n/a          n/a            n/a          n/a           n/a
----------------------------------------------------------------------------------------------------------

IMPACT OF INFLATION AND CHANGING PRICES
The great majority of assets and liabilities of a financial institution are monetary in nature. Management believes the most significant potential impact of inflationary or deflationary economic cycles on the Company's financial results is its ability to react to changes in interest rates. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of goods and services. As discussed above, the Company employs asset/liability management strategies in its attempt to minimize the effects of economic cycles on its net interest income.

Inflation and changing prices also have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Changing prices will also affect trends in noninterest operating expenses and noninterest income.

RESULTS OF OPERATIONS

The Company reported net loss of $3.7 million, or $3.11 per share, during 2005, compared to net income of $199,000, or $0.17 per share in 2004, and $691,000, or $0.58 per share, in 2003. The losses in 2005 resulted primarily from a substantial loan loss provision of $4.8 million to cover potential loan losses resulting from the impact of Hurricane Katrina and a $1.3 million recognition of losses on available-for-sale investment securities as other-than-temporary. The reductions in earnings during 2004 were primarily due to investment losses and one-time write-downs.

NET INTEREST INCOME
The Company's net interest income increased 1.0%, or $57,000, in 2005, on an 11.7% decline in average interest-earning assets. This followed a 45.6%, or $1.7 million, increase in net interest income for 2004 over 2003 when interest-earning assets decreased 1.7%. Net interest margin is net interest income expressed as a percent of average interest-earning assets. In 2005, the Company was able to add 39 basis points to increase its net interest margin to 3.12% with a 42 basis point increase in the average yield on earning assets which more than offset a 6 basis point increase in the cost of interest-bearing liabilities. This followed an 89 basis point increase in net interest margin in 2004.

During 2005 average loans were 49% of average interest-earning assets, up from 43% in 2004 and 37% in 2003. Collateralized mortgage obligation investments made up 13% of average interest-earning assets during 2005, down from 15% in 2004 and up from 11% in 2003. With rates remaining well below historical average levels, management has directed excess liquidity into short-term investments. Mutual fund investments, consisting primarily of investments in funds secured by short-term mortgage instruments, were 28% of average interest-earning assets in both 2005 and 2004, down from 32% in 2003.


2005 ANNUAL REPORT                                                       PAGE 20

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


As discussed above, market rates fell to record lows in 2003 and remained well below historical averages throughout 2004 and 2005. Discipline in loan pricing in the face of restrained demand helped the Company to keep the loan yield flat in 2005 and limit the decrease in loan portfolio yield to 14 basis points in 2004. Low market rates stimulated home mortgage refinancing activity and accelerated prepayments on mortgage-backed securities and collateralized mortgage obligations. These repayments have had significant impact on the Company's yield on its loans and investment portfolios.

The Company's funding mix continued to have a negative impact on interest margins in 2005. The percentage of average interest-earning assets funded by higher-cost sources of funds, including time deposits and FHLB borrowings remained unchanged at 66% in 2005, 2004 and 2003. This is expected to improve in 2006 due to significant contractual paydowns on FHLB advances and an increased emphasis on attracting lower-cost transaction accounts. Lower-cost core deposits totaled 21% of average interest-earning assets in 2005 and 2004, up from 20% in 2003.

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


2005 ANNUAL REPORT                                                       PAGE 21

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


TABLE 19. SUMMARY OF AVERAGE BALANCES, NET INTEREST INCOME AND INTEREST RATES
------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                    2005                         2004                         2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                  AVERAGE                      AVERAGE                      AVERAGE
                                               AVERAGE             YIELD/   AVERAGE             YIELD/   AVERAGE             YIELD/
($ IN THOUSANDS)                               BALANCE   INTEREST   COST    BALANCE   INTEREST   COST    BALANCE   INTEREST   COST
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
INTEREST-EARNING ASSETS
Loans                                           87,437      6,658   7.61%   $ 87,185  $  6,638   7.61%   $ 76,623  $  5,938   7.75%
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Agency securities              4,376        231   5.28         864        58   6.71         908        57   6.28
Mortgage-backed securities                         136          9   6.62         266        19   7.14         419        33   7.88
Collateralized mortgage obligations             22,788      1,471   6.46      31,315     1,693   5.41      23,184     1,234   5.32
Mutual funds                                    49,495      1,720   3.48      57,578     1,349   2.34      65,627     1,357   2.07
FHLMC stock                                      1,721          -      -      19,982     1,116   5.59      21,531     1,120   5.20
------------------------------------------------------------------------------------------------------------------------------------
  Total investment in securities                78,516      3,431   4.37%    110,005     4,235   3.85     111,669     3,801   3.40
------------------------------------------------------------------------------------------------------------------------------------
FHLB stock                                       2,294         82   3.57%      2,526        46   1.82       5,027       114   2.27
------------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and demand deposits          11,584        295   2.55%      3,881        70   1.80      13,772       140   1.02
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets                179,831     10,466   5.82%    203,597    10,989   5.40%    207,091     9,993   4.83%
------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST-EARNING ASSETS
Other assets                                     8,313                         8,290                        8,203
Allowance for loan losses                          933                           604                          521
------------------------------------------------------------------------------------------------------------------------------------
  Total assets                                 187,213                      $211,283                     $214,773
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
NOW account deposits                          $  7,778    $    97   1.25%   $  9,065  $    120   1.32%   $  7,127  $    119   1.67%
Savings deposits                                30,551        382   1.25%     34,348       454   1.32      33,422       569   1.70
Time deposits                                   82,409      2,508   3.04%     94,855     2,653   2.80      86,131     2,644   3.07
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits              120,738      2,987   2.47%    138,268     3,227   2.33     126,680     3,332   2.63
------------------------------------------------------------------------------------------------------------------------------------
Borrowings                                      35,589      1,869   5.25%     39,743     2,209   5.56      50,428     2,846   5.64
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities           156,327      4,856   3.11%    178,011     5,436   3.05%    177,108     6,178   3.49%
------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits                                  1,138                           816                          711
Other liabilities                                3,021                         3,895                        5,161
Shareholders' equity                            26,727                        28,561                       31,793
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity  $187,213                      $211,283                     $214,773
------------------------------------------------------------------------------------------------------------------------------------
Net interest income and margin                            $ 5,610   3.12%             $  5,553   2.73%             $  3,815   1.84%
Net interest-earning assets and spread        $ 23,504              2.69%   $ 25,586             2.35%   $ 29,983             1.34%
Cost of funding interest-earning assets                             2.70%                        2.67%                        2.98%
------------------------------------------------------------------------------------------------------------------------------------

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


2005 ANNUAL REPORT                                                       PAGE 22

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


TABLE 20. SUMMARY OF CHANGES IN NET INTEREST INCOME
--------------------------------------------------------------------------------------------------------------------
                                               2005 COMPARED TO 2004                2004 Compared to 2003
--------------------------------------------------------------------------------------------------------------------

                                            DUE TO CHANGE IN      TOTAL       Due to Change in       Total
                                         ---------------------   INCREASE   ---------------------   Increase
($ IN THOUSANDS)                            VOLUME      RATE    (DECREASE)    Volume      Rate     (Decrease)
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                       $   19     $    1    $     20     $  804     $ (104)    $    700
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Agency securities            236        (63)        173         (3)         4            1
Mortgage-backed securities                      (9)        (1)        (10)       (11)        (3)         (14)
Collateralized mortgage obligations           (461)       241        (220)       440         19          459
Mutual funds                                  (189)       560         371       (189)       181           (8)
FHLMC stock                                 (1,020)       (96)     (1,116)       (87)        83           (4)
--------------------------------------------------------------------------------------------------------------------
  Total investment in securities            (1,443)       641        (802)       150        284          434
--------------------------------------------------------------------------------------------------------------------
FHLB stock                                      (4)        40          36        (46)       (22)         (68)
--------------------------------------------------------------------------------------------------------------------
Federal funds sold and demand deposits         139         84         223       (178)       108          (70)
--------------------------------------------------------------------------------------------------------------------
  Total interest income                     (1,289)       766        (523)       730        266          996
--------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
NOW account deposits                           (17)        (6)        (23)        26        (25)           1
Savings deposits                               (50)       (22)        (72)        12       (127)        (115)
Time deposits                                 (348)       203        (145)       244       (235)           9
--------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits             (415)       175        (240)       282       (387)        (105)
--------------------------------------------------------------------------------------------------------------------
Borrowings                                    (231)      (109)       (340)      (594)       (43)        (637)
--------------------------------------------------------------------------------------------------------------------
  Total interest expense                      (646)        66        (580)      (312)      (430)        (742)
--------------------------------------------------------------------------------------------------------------------
  Change in net interest income             $ (643)    $  700    $     57     $1,043     $  695     $  1,738
--------------------------------------------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES
The Company took a provision for loan losses of $4.8 million in 2005, all subsequent to Hurricane Katrina, as the hurricane severely impacted the entire area in which the Company does business. The impact was on both the collateral securing certain loans and on the income or cash flow of many borrowers. At year-end, the Company evaluated the entire loan portfolio to make its assessment of potential losses, including contacting borrowers, inspecting properties and determining the status of insurance claims against damaged properties. Management believes the provision and resultant reserve to be adequate but not excessive. As previously discussed under "Loans and Allowance for Loan Losses," the provision for loan losses for the year ended December 31, 2005 was based on the information available to management at the time. Considerable uncertainties remain regarding, among other things, the extent of any economic recovery in the greater New Orleans area and the ultimate disposition of property insurance claims. The recovery process is expected to be lengthy and management will continue to review the allowance for loan losses and make additional provisions as required. The Company provided $343,000 for loan losses in 2004, up from $118,000 in 2003, primarily due to the changing composition of the loan portfolio with an increased emphasis on commercial loans. The Company had charge-offs of $24,000 in 2004. There were no charge-offs in 2005 or 2003.

For a more detailed discussion of the changes in the allowance for loan losses, non-performing assets and general credit quality, see the earlier section on Loans and Allowance for Loan Losses. The future level of the allowance and provisions for loan losses will reflect management's ongoing evaluation of credit risk, based on established internal policies and practices.


2005 ANNUAL REPORT                                                       PAGE 23

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NON-INTEREST INCOME
Total non-interest income decreased $604,000 from a loss of $691,000 in 2004 to a loss of $1.3 million in 2005. Both losses were primarily due to writedowns due to other-than-temporary impairment of securities available for sale. Table 21 shows the components of non-interest income for each year in the three-year period ended December 31, 2005, along with the percent changes between years for each component. Non-interest income before securities transactions was adversely impacted by a $159,000 loss taken on fixed assets destroyed by Hurricane Katrina. Guaranty recognized a gain of $40,000 on the sale of foreclosed real estate in 2005. Excluding gains and losses from the sale of foreclosed real estate and the disposal of fixed assets, non-interest income was $101,000, up from $93,000 in both 2004 and 2003.

Service charges on deposit accounts were unchanged at $19,000 in 2005, 2004 and 2003. The Company continues to develop new deposit products and pricing strategies to increase transaction accounts and related fee income.

Income from real estate held for investment, the largest component of recurring non-interest income, increased 8%, or $4,000, in 2005, compared to 2004. This income is for rent received by the Company on property not used in its banking operations. The Company took a loss of $159,000 in 2005 on property at one branch location that was substantially damaged by Hurricane Katrina. The non-recoverable assets have been written off and the Company intends to repair and reopen the branch location in the latter half of 2006.


TABLE 21. NON-INTEREST INCOME
-----------------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                                             2005   % CHANGE        2004     % change      2003
-----------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                      $     19      0.00%     $    19        0.00%    $   19
ATM fees                                                        6     45.45%          11       57.14%         7
Early closing penalties                                         9     50.00%           6     (33.33)%         9
Income from real estate held for investment                    53      8.16%          49        2.08%        48
Gain on sales and income from foreclosed assets                40        n/a        (31)    (487.50)%         8
Loss on impairment of fixed assets                          (159)       100%           -            -         -
Miscellaneous                                                  33    312.50%           8     (20.00)%        10
-----------------------------------------------------------------------------------------------------------------
Total noninterest income before securities transactions         1   (98.39)%          62     (38.61)%       101
Net (loss)/gain on securities transactions                (1,295)   (71.98)%       (753)    (154.76)%     1,375
-----------------------------------------------------------------------------------------------------------------
Total noninterest income                                  (1,294)   (87.42)%     $ (691)    (146.82)%    $1,476
-----------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Table 22 shows the components of non-interest expense for each year of the three-year period ended December 31, 2005 along with percent changes between years for each component. Non-interest expense increased 5.0%, or $224,000, in 2005 after a 1.5%, or $64,000, increase in 2004.


2005 ANNUAL REPORT                                                       PAGE 24

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



TABLE 22. NON-INTEREST EXPENSE
--------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                                   2005    % CHANGE        2004    % change        2003
--------------------------------------------------------------------------------------------------------
Employee compensation                          $  2,083       7.31%     $ 1,941       1.04%     $ 1,921
Employee benefits                                   893      20.04%         744     (0.80)%         750
--------------------------------------------------------------------------------------------------------
  Total personnel expense                         2,976      10.84%       2,685      0.52%        2,671
Net occupancy expense                               458       8.78%         421     (2.32)%         431
Ad Valorem taxes                                    435       9.85%         396    (19.51)%         492
Data processing costs                               178    (26.14%)         241      66.21%         145
Advertising                                          67    (57.86%)         159      84.88%          86
ATM expenses                                         23    (54.90%)          51      15.91%          44
Professional fees                                   200      90.47%         105      12.90%          93
Deposit insurance and supervisory fees              124       5.98%         117       7.34%         109
Printing and office supplies                         58      34.83%          89       7.23%          83
Telephone                                            66      14.29%          77     (8.33)%          84
Prepayment penalty on FHLB advances                   -           -           -         (a)          83
Other operating expenses                            122    (14.08%)         142      44.90%          98
--------------------------------------------------------------------------------------------------------
Total non-interest expense                        4,707       5.00%     $ 4,483       1.45%     $ 4,419
--------------------------------------------------------------------------------------------------------
Efficiency Ratio                                109.06%                  92.20%                  83.52%
--------------------------------------------------------------------------------------------------------
(a) NOT MEANINGFUL

Total personnel costs increased 10.8%, or $291,000, in 2005, primarily due to the Early Retirement and Consulting Agreement with the Company's former President and Chief Executive Officer addressed below. This followed a 0.5%, or $14,000, increase in 2004. The Company provides full health insurance benefits to its employees and partial benefits to dependents of employees. Employee health insurance costs were $247,000 in 2005, an increase of $2,000, or less than 1% from 2004, and in 2004 the Company incurred an increase of $1,000, or less than 1%, compared to 2003.

The Company provides retirement benefits under an Employee Stock Ownership Plan ("ESOP"). The cost of providing this benefit fluctuates with the price of the Company's stock. The cost associated with this plan was $412,000 in 2005, down from $475,000 in 2004 and $488,000 in 2003.

On January 7, 2005, the Company entered into an Early Retirement and Consulting Agreement with its former President and Chief Executive Officer. During 2005, the Company recognized $449,000 in expense with respect to this agreement, which represents the discounted present value of the 36 monthly payments due to the former President and Chief Executive Officer and interest accrued during 2005. The only remaining expense relating to this agreement is the interest expense on the discounted amount.

Advertising costs in 2005 declined by $92,000, or 58%, compared with 2004. This was the result of a significant radio advertising campaign in 2004 which was not continued in 2005.

Occupancy expenses increased nearly 9%, or $37,000, primarily due to increases in repairs and in utility costs. There was a decrease of 2%, or $10,000 in 2004. Ad Valorem taxes increased 10%, or $39,000, in 2005, following a decrease of 20%, or $96,000, in 2004. Included in this category is a tax that banks in Louisiana pay in lieu of a state income tax. This tax, known as the bank shares tax, is based on the value of their capital stock. This expense will fluctuate based in part on the growth in Guaranty's equity and earnings and in part on market valuation trends for the banking industry.


2005 ANNUAL REPORT                                                       PAGE 25

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Professional fees increased 90%, or $95,000 in 2005, following a $12,000, or 13% increase in 2004. This was primarily due to consulting costs associated with a conversion of the Association's accounting and operating systems.

INCOME TAXES
Income tax benefit was $1.5 million in 2005, compared with $163,000 in 2004 and an expense of $63,000 in 2003. The Company's effective tax rate in 2005 was lower than the 34% federal statutory rate because of a valuation allowance created due to the uncertainty of whether the Company can realize all of the capital losses generated from the writedown of impairment losses on securities. The Company's effective tax rates in 2004 and 2003 were lower than the 34% federal statutory rate primarily because of credits received for dividend income generated from equity investments. The decrease in tax expense throughout 2004 and 2005 was primarily due to lower earnings. See Note J to the financial statements for additional information on the Company's effective tax rates and the composition of changes in income tax expense for all periods.

CONTRACTUAL OBLIGATIONS
The following table summarized payments due from the Company under specified long-term and certain other contractual obligations as of December 31, 2005. Guaranty's only non-Company-owned banking facility is rented month-to-month without a lease obligation. Obligations under deposit contracts are not included. The maturities of time deposits are scheduled in Table 12 above in the section on "Deposits".


TABLE 23. CONTRACTUAL OBLIGATIONS
--------------------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                                      PAYMENTS DUE BY PERIOD FROM DECEMBER 31, 2005
--------------------------------------------------------------------------------------------------------------------
                                       Total Less Than 1 Year      1-3 Years     3-5 Years     More Than 5 Years
--------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank Advances        $ 32,106       $ 9,838      $  22,268     $       -         $     -
Total Obligations                      $ 32,106       $ 9,838      $  22,268     $       -         $     -
--------------------------------------------------------------------------------------------------------------------

OFF-BALANCE SHEET OBLIGATIONS
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage and construction loan commitments and commercial lines of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments (see Note P of the "Notes to Consolidated Financial Statements").

The Company's contingent liabilities and commitments as of December 31, 2005 are as follows:


TABLE 24. OFF-BALANCE SHEET OBLIGATIONS
--------------------------------------------------------------------------------------------------------------------
($ IN THOUSANDS)                                     COMMITMENTS DUE BY PERIOD FROM DECEMBER 31, 2005
--------------------------------------------------------------------------------------------------------------------
                                       Total Less Than 1 Year      1-3 Years     3-5 Years     More Than 5 Years
--------------------------------------------------------------------------------------------------------------------
Mortgage Loan Commitments              $    588       $   588      $       -     $       -         $     -
Construction Loan Commitments             8,092         8,092              -             -               -
Total Obligations                      $  8,680       $ 8,680      $       -     $       -         $     -
--------------------------------------------------------------------------------------------------------------------


2005 ANNUAL REPORT                                                       PAGE 26

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The information required for this item is included in the section entitled "Asset/Liability Management" above. The assumptions used by management to evaluate the vulnerability of the Association's operations to changes in interest rates in Tables 17 and 18 are based on assumptions for timing of prepayment. Although management finds these assumptions reasonable, the interest rate sensitivity of the Association's assets and liabilities and the estimated effects of changes in interest rates on the Association's net interest income and net portfolio value indicated could vary substantially if different assumptions were used or actual experience differs from such assumptions.


2005 ANNUAL REPORT                                                       PAGE 27

                                   [LOGO LSRH]

                                  LAPORTE SEHRT
                                   ROMIG HAND
                          CERTIFIED PUBLIC ACCOUNTANTS


To The Board of Directors
GS FINANCIAL CORP. AND SUBSIDIARY
Metairie, Louisiana

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

     We have audited the accompanying consolidated balance sheets of GS FINANCIAL CORP. and its wholly-owned subsidiary, Guaranty Savings and Homestead Association, as of December 31, 2005 and 2004, and the related consolidated statements of (loss) income, comprehensive loss, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GS FINANCIAL CORP. and its wholly-owned subsidiary, Guaranty Savings and Homestead Association, as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.



                                          /s/ LAPORTE, SEHRT, ROMIG & HAND
                                        A Professional Accounting Corporation

Metairie, Louisiana
January 26, 2006


       110 VETERANS MEMORIAL BOULEVARD, SUITE 200, METAIRIE, LA 70005-4958
                         504.835.5522 o FAX 985.892.5956
             5100 VILLAGE WALK, SUITE 202, COVINGTON, LA 70433-4012
                         985.892.5850 o FAX 985.892.5956
                                 WWW.LAPORTE.COM

                              RSM MCGLADREY NETWORK
                          An Independent Owned Member


2005 ANNUAL REPORT                                                       PAGE 28


---------------------------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
---------------------------------------------------------------------------------------------------
Consolidated Balance Sheets


                                           ASSETS

                                                                                December 31,
                                                                        ---------------------------
                                                                            2005           2004
                                                                        ------------   ------------
                                                                               (IN THOUSANDS)
Cash and Amounts Due from Depository Institutions                       $      3,040   $      1,613
Interest-Bearing Deposits in Other Banks                                       4,515          3,761
Federal Funds Sold                                                            15,000          1,650
                                                                        ------------   ------------

          Total Cash and Cash Equivalents                                     22,555          7,024

Securities Available-for-Sale                                                 77,344         94,557
Loans, Net of Allowance for Loan Losses of $5,713 and $920                    69,657         92,158
Accrued Interest Receivable                                                    1,627            596
Premises and Equipment, Net                                                    2,257          2,508
Stock in Federal Home Loan Bank, at Cost                                       1,833          2,445
Real Estate Held-for-Investment, Net                                             478            493
Other Assets                                                                   1,863            285
                                                                        ------------   ------------
           Total Assets                                                 $    177,614   $    200,066
                                                                        ============   ============


Liabilities and Stockholders' Equity

                                                                                December 31,
                                                                        ---------------------------
                                                                            2005           2004
                                                                        ------------   ------------
                                                                               (IN THOUSANDS)
LIABILITIES
    Deposits
       Noninterest-bearing                                              $      2,195   $        965
       Interest-bearing                                                      116,671        129,758
                                                                        ------------   ------------

          Total Deposits                                                     118,866        130,723

    Advance Payments by Borrowers for Taxes and Insurance                        127            296
    FHLB Advances                                                             32,106         39,689
    Other Liabilities                                                          1,108            414
                                                                        ------------   ------------

          Total Liabilities                                                  152,207        171,122
                                                                        ------------   ------------

STOCKHOLDERS' EQUITY
    Preferred Stock - $.01 Par Value;  5,000,000 Shares Authorized,
       None Issued                                                                 -              -
    Common Stock - $.01 Par Value;  20,000,000 Shares Authorized
        3,438,500 Shares Issued                                                   34             34
    Additional Paid-In Capital                                                34,565         34,425
    Unearned ESOP Stock                                                         (239)          (521)
    Unearned RRP Trust Stock                                                    (698)          (865)
    Treasury Stock (2,154,469 Shares in 2005 and
       2,150,562 Shares in 2004) at Cost                                     (32,193)       (32,119)
    Retained Earnings                                                         24,136         28,286
    Accumulated Other Comprehensive Loss                                        (198)          (296)
                                                                        ------------   ------------

          Total Stockholders' Equity                                          25,407         28,944
                                                                        ------------   ------------

          Total Liabilities and Stockholders' Equity                    $    177,614   $    200,066
                                                                        ============   ============

The accompanying notes are an integral part of these financial statements.


2005 ANNUAL REPORT                                                       PAGE 29


----------------------------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
----------------------------------------------------------------------------------------------------
Consolidated Statements of (Loss) Income


                                                                     For the Years Ended
                                                                         December 31,
                                                          ------------------------------------------
                                                              2005           2004           2003
                                                          ------------   ------------   ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME
    Loans, Including Fees                                 $      6,658   $      6,638   $      5,938
    Investment Securities                                        3,431          4,281          3,915
    Other Interest Income                                          377             70            140
                                                          ------------   ------------   ------------

        Total Interest Income                                   10,466         10,989          9,993
                                                          ------------   ------------   ------------

INTEREST EXPENSE
    Deposits                                                     2,987          3,227          3,332
    Advances from Federal Home Loan Bank                         1,869          2,209          2,846
                                                          ------------   ------------   ------------

        Total Interest Expense                                   4,856          5,436          6,178
                                                          ------------   ------------   ------------

NET INTEREST INCOME                                              5,610          5,553          3,815

PROVISION FOR LOAN LOSSES                                        4,793            343            118
                                                          ------------   ------------   ------------

NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                                817          5,210          3,697
                                                          ------------   ------------   ------------

NON-INTEREST (LOSS) INCOME
    Net (Loss) Gain on Available-for-Sale Securities            (1,295)          (753)         1,375
    Other Income                                                     1             62            101
                                                          ------------   ------------   ------------

        Total Non-Interest (Loss) Income                        (1,294)          (691)         1,476
                                                          ------------   ------------   ------------

NON-INTEREST EXPENSES
    Salaries and Employee Benefits                               2,976          2,685          2,671
    Occupancy Expense                                              458            429            431
    Ad Valorem Taxes                                               435            403            492
    Other Expenses                                                 838            966            825
                                                          ------------   ------------   ------------

        Total Non-Interest Expenses                              4,707          4,483          4,419
                                                          ------------   ------------   ------------

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE               (5,184)            36            754

INCOME TAX (BENEFIT) EXPENSE                                    (1,508)          (163)            63
                                                          ------------   ------------   ------------

NET (LOSS) INCOME                                         $     (3,676)  $        199   $        691
                                                          ============   ============   ============

(LOSS) EARNINGS PER SHARE - BASIC                         $      (3.11)  $       0.17   $       0.58
                                                          ============   ============   ============
(LOSS) EARNINGS PER SHARE - DILUTED                       $      (3.11)  $       0.17   $       0.57
                                                          ============   ============   ============

The accompanying notes are an integral part of these financial statements.


2005 ANNUAL REPORT                                                       PAGE 30


----------------------------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
----------------------------------------------------------------------------------------------------
Consolidated Statements of Comprehensive Loss


                                                                            For the Years Ended
                                                                               December 31,
                                                                ------------------------------------------
                                                                    2005           2004           2003
                                                                ------------   ------------   ------------
                                                                               (IN THOUSANDS)
NET (LOSS) INCOME                                               $     (3,676)  $        199   $        691

OTHER COMPREHENSIVE INCOME (LOSS),
    NET OF TAX:
      Unrealized Holding Losses Arising During the
        Period                                                          (704)          (910)          (834)

      Reclassification Adjustment for Losses (Gains)
        Included in Net Income                                           802            459         (1,039)
                                                                ------------   ------------   ------------

        Total Other Comprehensive Income (Loss)                           98           (451)        (1,873)
                                                                ------------   ------------   ------------

COMPREHENSIVE LOSS                                              $     (3,578)  $       (252)  $     (1,182)
                                                                ============   ============   ============

The accompanying notes are an integral part of these financial statements.


2005 ANNUAL REPORT                                                       PAGE 31

------------------------------------------------------------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2005, 2004, and 2003


                                                                                                        Accumulated
                                           Additional              Unearned   Unearned                     Other          Total
                                  Common    Paid-In     Treasury     ESOP     RRP Trust    Retained    Comprehensive  Stockholders'
                                  Stock     Capital      Stock      Stock       Stock      Earnings    Income (Loss)      Equity
                                 --------  ---------   ---------  ---------   ---------   ----------  --------------  -------------
                                                                            (IN THOUSANDS)

BALANCES AT JANUARY 1, 2003      $     34  $  34,040   $ (27,695) $  (1,083)  $  (1,274)  $   28,334  $        2,028  $      34,384
Distribution of RRP Trust
  Stock                                 -        (57)          -          -         215            -               -            158
ESOP Compensation Earned                -        248           -        281           -            -               -            529
Purchase of Treasury Stock              -          -      (4,109)         -           -            -               -         (4,109)
Dividends Declared                      -          -           -          -           -         (472)              -           (472)
Net Income - Year Ended
  December 31, 2003                     -          -           -          -           -          691               -            691
Other Comprehensive Loss,
  Net of Applicable
  Deferred Income Taxes                 -          -           -          -           -            -          (1,873)        (1,873)
                                 --------  ---------   ---------  ---------   ---------   ----------  --------------  -------------

BALANCES AT DECEMBER 31, 2003          34     34,231     (31,804)      (802)     (1,059)      28,553             155         29,308
Distribution of RRP Trust
  Stock                                 -        (51)          -          -         194            -               -            143
ESOP Compensation Earned                -        245           -        281           -            -               -            526
Purchase of Treasury Stock              -          -        (315)         -           -            -               -           (315)
Dividends Declared                      -          -           -          -           -         (466)              -           (466)
Net Income - Year Ended
  December 31, 2004                     -          -           -          -           -          199               -            199
Other Comprehensive Loss,
  Net of Applicable
  Deferred Income Taxes                 -          -           -          -           -            -            (451)          (451)
                                 --------  ---------   ---------  ---------   ---------   ----------  --------------  -------------

BALANCES AT DECEMBER 31, 2004          34     34,425     (32,119)      (521)       (865)      28,286            (296)        28,944
Distribution of RRP Trust
  Stock                                 -        (43)          -          -         167            -               -            124
ESOP Compensation Earned                -        183           -        282           -            -               -            465
Purchase of Treasury Stock              -          -         (74)         -           -            -               -            (74)
Dividends Declared                      -          -           -          -           -         (474)              -           (474)
Net Loss - Year Ended
  December 31, 2005                     -          -           -          -           -       (3,676)              -         (3,676)
Other Comprehensive Income,
  Net of Applicable
  Deferred Income Taxes                 -          -           -          -           -            -              98             98
                                 --------  ---------   ---------  ---------   ---------   ----------  --------------  -------------

BALANCES AT DECEMBER 31, 2005    $     34  $  34,565   $ (32,193) $    (239)  $    (698)  $   24,136  $         (198) $      25,407
                                 ========  =========   =========  =========   =========   ==========  ==============  =============

The accompanying notes are an integral part of these financial statements.


2005 ANNUAL REPORT                                                       PAGE 32


-------------------------------------------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
-------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Cash Flows


                                                                                   For the Years Ended
                                                                                       December 31,
                                                                         ------------------------------------------
                                                                             2005           2004           2003
                                                                         ------------   ------------   ------------
                                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net (Loss) Income                                                    $     (3,676)  $        199   $        691
    Adjustments to Reconcile Net (Loss) Income to Net Cash
      Provided by (Used in) Operating Activities:
        Depreciation                                                              154            142            142
        Discount Accretion Net of Premium Amortization                            (80)           (46)           (19)
        Provision for Loan Losses                                               4,793            343            118
        Non-Cash Dividend - FHLB Stock                                            (81)           (46)          (114)
        Net Loan Fees                                                               2              -              2
        Mutual Fund Dividends Reinvested                                            -         (1,347)        (1,357)
        ESOP Expense                                                              465            526            529
        RRP Expense                                                               119            128            168
        (Gain) Loss on Sale of Foreclosed Real Estate                             (40)            31             (8)
        Loss (Gain) on Sale of Investments                                         18            256         (1,375)
        Loss on Write-Down of Investments                                       1,277            497              -
        Deferred Income Tax Benefit                                            (1,722)          (387)           (96)
        Changes in Operating Assets and Liabilities:
          (Increase) Decrease in Accrued Interest Receivable                   (1,025)           (49)            91
          (Increase) Decrease in Prepaid Income Taxes                             (16)            41             75
          Decrease (Increase) in Other Assets                                      54            (17)           (37)
          Increase (Decrease) in Accrued Interest - FHLB Advances                  27           (157)          (112)
          Increase in Accrued Income Tax                                           83             65              -
          Increase (Decrease) in Other Liabilities                                894            258             (9)
                                                                         ------------   ------------   ------------

            Net Cash Provided by (Used in) Operating Activities                 1,246            437         (1,311)
                                                                         ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from Maturities of Investment Securities                           8,872          8,594         62,276
    Proceeds from Sales of Investment Securities                               19,631         11,395          8,299
    Purchases of Investment Securities                                        (12,077)       (11,941)       (49,083)
    (Investment in) Redemption of Mutual Funds, Net                              (133)        16,623        (32,138)
    Loan Originations and Principal Collections, Net                           17,312        (15,492)           736
    Purchases of Premises and Equipment                                           (49)           (41)           (47)
    Proceeds from Sales of Foreclosed Real Estate                                 199            403             73
    Investment in Foreclosed Real Estate                                           (5)           (24)            (6)
    Redemption of Federal Home Loan Bank Stock                                    692            327          2,849
                                                                         ------------   ------------   ------------

            Net Cash Provided by (Used in) Investing Activities                34,442          9,844         (7,041)
                                                                         ------------   ------------   ------------

The accompanying notes are an integral part of these financial statements.


2005 ANNUAL REPORT                                                       PAGE 33


-------------------------------------------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
-------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Cash Flows (Continued)


                                                                                   For the Years Ended
                                                                                       December 31,
                                                                         ------------------------------------------
                                                                             2005           2004           2003
                                                                         ------------   ------------   ------------
                                                                                       (IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
    Purchase of Treasury Stock                                                    (74)          (315)        (4,109)
    Decrease in Advances from Federal Home Loan Bank                           (7,583)        (2,446)       (24,257)
    Payment of Cash Stock Dividends                                              (474)          (466)          (472)
    (Decrease) Increase in Deposits                                           (11,857)       (11,385)        35,327
    Decrease in Deposits for Escrows                                             (169)           (16)          (118)
                                                                         ------------   ------------   ------------

          Net Cash (Used in) Provided by Financing Activities                 (20,157)       (14,628)         6,371
                                                                         ------------   ------------   ------------

NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                                15,531         (4,347)        (1,981)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    7,024         11,371         13,352
                                                                         ------------   ------------   ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                   $     22,555   $      7,024   $     11,371
                                                                         ============   ============   ============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION
      Cash Paid During the Year for:
        Interest                                                         $      4,883   $      5,593   $      6,489
        Income Taxes                                                              109            118             69
      Loans Transferred to Foreclosed Real Estate
        During the Year                                                           154            358            111
      Market Value Adjustment for Gain (Loss)
        on Securites Available-for-Sale                                           148           (682)        (2,852)

The accompanying notes are an integral part of these financial statements.


2005 ANNUAL REPORT                                                       PAGE 34

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

        SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
                Most of the Company's activities are with customers located within the Greater New Orleans area in Louisiana. Note B discusses the types of securities in which the Company invests. Note C discusses the types of lending in which the Company engages. The Company does not have any significant concentrations in any one industry or to any one customer.

        CASH AND CASH EQUIVALENTS
                For the purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and securities purchased under agreements to resell, all of which mature within ninety days.

        SECURITIES AVAILABLE-FOR-SALE
                Marketable securities are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.


2005 ANNUAL REPORT                                                       PAGE 35

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        SECURITIES AVAILABLE-FOR-SALE (CONTINUED)
                Purchase premiums and discounts are recognized in interest income over the terms of the securities. Gains and losses on sales of securities are recorded on the trade date and are determined using the specific identification method.

        LOANS
                The Company, through the Association, grants mortgage, commercial and construction loans, and lines of credit to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Greater New Orleans area. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

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

                The accrual of interest on loans is discontinued at the time the loan is 90 days past due. At that time, uncollected interest previously recorded is reversed. If the delinquent interest is subsequently collected, it is credited to income in the period collected. Interest on impaired loans is discontinued when in management's opinion the borrower may be unable to meet payments as they become due.

                Subsequent to Hurricane Katrina, the Association deferred loan payments for certain loans for the months of September, October and November 2005. Interest continued to accrue at the contract rate, and unpaid interest for these months will be due at maturity. For loans which were performing prior to Katrina, the deferral period was not considered in measuring delinquency and performing status.

        ALLOWANCE FOR LOAN LOSSES
                The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

                The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.


2005 ANNUAL REPORT                                                       PAGE 36

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A
        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        ALLOWANCE FOR LOAN LOSSES (CONTINUED)
                A loan is considered impaired when, based on current information and events, it is probable the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

        PREMISES AND EQUIPMENT
                Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. Estimated useful lives of premises and equipment range as follows:

                Building and Improvements               10 - 39 Years
                Furniture and Equipment                   3 - 7 Years

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

                While the Association is exempt from Louisiana income tax, it is subject to the Louisiana Ad Valorem tax that is based on stockholders' equity and net income.


2005 ANNUAL REPORT                                                       PAGE 37

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        STOCK COMPENSATION PLANS
                Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them.

                During 2005, the FASB revised SFAS No. 123. SFAS No. 123(R) replaced SFAS No. 123 and superceded APB Opinion No. 25. This Statement required a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which an employee is required to provide service in exchange for the award. The adoption had no impact on the Company's interim or annual financial statements for 2005, since the options issued had fully vested in 2002.

        ADVERTISING COSTS
                The Company expenses advertising costs as incurred. Advertising costs were $67,000, $159,000, and $85,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

        COMPREHENSIVE INCOME
                Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheets; such items, along with net income, are components of comprehensive income.

        RECENT ACCOUNTING PRONOUNCEMENTS
                During 2005, the Company adopted SFAS No. 123(R), which revised SFAS No. 123, SHARE-BASED PAYMENT. SFAS No. 123(R) replaces SFAS No. 123 and superceded APB Opinion No. 25. This Statement required a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost is to be recognized over the period during which an employee is required to provide service in exchange for the award. The adoption had no impact on the Company's interim or annual financial statements for 2005, since options issued by the Company under its stock option plan had fully vested in 2002.


2005 ANNUAL REPORT                                                       PAGE 38

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A
        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)
                In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS. This Statement replaces APB Opinion No. 20, ACCOUNTING Changes, and SFAS No. 3, REPORTING ACCOUNTING CHANGES IN INTERIM FINANCIAL STATEMENTS, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application of changes in accounting principle to prior periods' financial statements, unless impracticable, and enhances the consistency of financial information between periods. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

                In 2005, the FASB issued Interpretation No. 47, ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT OBLIGATIONS. This Interpretation clarifies that the term "conditional asset retirement obligation", as used in SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. In addition, this Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. The Interpretation had no effect on the Company's financial statements.

                In February 2006, the FASB issued SFAS No. 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS. This Statement amends SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, to narrow the scope of exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS No. 155 also amends SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. SFAS No. 155 is effective for all financial instruments acquired or issued following the start of an entity's first fiscal year beginning after September 15, 2006.


2005 ANNUAL REPORT                                                       PAGE 39

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE B

        SECURITIES AVAILABLE-FOR-SALE
                The amortized costs and fair value of securities available-for-sale, with gross unrealized gains and losses, follows:

                                                                             December 31, 2005
                                                          -------------------------------------------------------
                                                                            Gross         Gross
                                                           Amortized     Unrealized     Unrealized
                                                             Cost           Gains         Losses      Fair Value
                                                          -----------   ------------   -----------   ------------
                                                                              (IN THOUSANDS)
        Debt Securities
             U.S. Government and Federal Agencies         $     5,488   $          6   $        45   $      5,449
             Mortgage-Backed Securities                            94              6             -            100
             Collateralized Mortgage Obligations               22,741             23           268         22,496
                                                          -----------   ------------   -----------   ------------
                 Total Debt Securities                         28,323             35           313         28,045
                                                          -----------   ------------   -----------   ------------
        Marketable Equity Securities
             Mutual Funds                                      49,320              -            21         49,299
                                                          -----------   ------------   -----------   ------------
                 Total Marketable Equity Securities            49,320              -            21         49,299
                                                          -----------   ------------   -----------   ------------

                 Total Securities Available-for-Sale      $    77,643   $         35   $       334   $     77,344
                                                          ===========   ============   ===========   ============


                                                                             December 31, 2004
                                                          -------------------------------------------------------
                                                                            Gross         Gross
                                                           Amortized     Unrealized     Unrealized
                                                             Cost           Gains         Losses      Fair Value
                                                          -----------   ------------   -----------   ------------
                                                                              (IN THOUSANDS)
        Debt Securities
             U.S. Government and Federal Agencies         $       801   $         31   $         -   $        832
             Mortgage-Backed Securities                           223             15             -            238
             Collateralized Mortgage Obligations               24,340            215            74         24,481
                                                          -----------   ------------   -----------   ------------
                 Total Debt Securities                         25,364            261            74         25,551
                                                          -----------   ------------   -----------   ------------
        Marketable Equity Securities
             Mutual Funds                                      50,292              -           635         49,657
             FHLMC Preferred Stock                             19,349              -             -         19,349
                                                          -----------   ------------   -----------   ------------
                 Total Marketable Equity Securities            69,641              -           635         69,006
                                                          -----------   ------------   -----------   ------------

                 Total Securities Available-for-Sale      $    95,005   $        261   $       709   $     94,557
                                                          ===========   ============   ===========   ============

2005 ANNUAL REPORT                                                       PAGE 40

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE B
        SECURITIES - AVAILABLE-FOR-SALE (CONTINUED)
                The Company's investment in FHLMC common and preferred stock at December 31, 2004 represents an investment in securities, which pay a stated rate of interest quarterly of which 70% is exempt from Federal income tax. This FHLMC preferred stock contains call options from 2004 to 2009.

                The amortized cost and fair value of debt securities by contractual maturity at December 31, 2005, follows. Debt securities with scheduled repayments, such as mortgage-backed-securities and collateralized mortgage obligations are presented in separate totals.

                                                        Amortized
                                                          Cost       Fair Value
                                                       -----------   ----------
                                                            (IN THOUSANDS)

                Amounts Maturing in:
                  Within One Year                      $      500   $      506
                  One to Five Years                             -            -
                  Five to Ten Years                         4,988        4,943
                                                       ----------   ----------
                                                            5,488        5,449
                  Mortgage-Backed Securities                   94          100
                  Collateralized Mortgage Obligations      22,741       22,496
                                                       ----------   ----------

                                                       $   28,323   $   28,045
                                                       ==========   ==========

                For the years ended December 31, 2005, 2004 and 2003, proceeds from the sale of securities available-for-sale amounted to $19,631,000, $11,395,000, and $8,299,000, respectively. Gross realized gains amounted to $92,000, $9,000, and $1,375,000, respectively. Gross realized losses in 2005 and 2004 were $110,000 and $265,000, respectively. There were no realized losses in 2003.

                In addition to the sales of securities available-for-sale during the year ended December 31, 2004, the Company also redeemed shares of its investment in mutual funds. Proceeds from the redemption of these shares amounted to $20,828,000, and the Company realized losses of $262,000 on these redemptions. There were no redemptions in 2005 and 2003.

                In accordance with the Company's policy to review the investment portfolio for declines that may be other than temporary, non-cash losses of approximately $1,277,000 and $497,000 were recorded on certain available-for-sale securities in 2005 and 2004.

                No securities were pledged at December 31, 2005 and 2004.


2005 ANNUAL REPORT                                                       PAGE 41

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE B
        SECURITIES AVAILABLE-FOR-SALE (CONTINUED)
                Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

                                                   Less Than Twelve Months          Over Twelve Months
                                                  --------------------------    --------------------------
                                                     Gross                         Gross
                                                   Unrealized       Fair         Unrealized       Fair
                                                     Losses         Value          Losses         Value
                                                  ------------   -----------    ------------   -----------
                                                                       (IN THOUSANDS)
        U.S. Government and Federal Agencies      $          -   $         -    $         45   $     4,944
        Mortgage-Backed Securities                           -             -               -             -
        Collateralized Mortgage Obligations                139         5,951             129        10,354
        Marketable Equity Securities                         -             -              21           427
                                                  ------------   -----------    ------------   -----------

            Total Securities                      $        139   $     5,951    $        195   $    15,725
                                                  ============   ===========    ============   ===========

                The Company's investment in equity securities consists primarily of shares of an adjustable rate mortgage loan mutual fund. The unrealized losses associated with this fund were caused by interest rate increases, and the timing between when these rate increases took place compared to the resulting adjustment in rates in the underlying mortgage loans. These losses have increased throughout the Company's holding period, and it is uncertain whether the Company will hold the securities long enough for a recovery to fair value to occur. Based on this assessment the Company elected to deem the securities as "other-than-temporarily" impaired as of December 31, 2005 and recognized a $1,277,000 impairment loss.


2005 ANNUAL REPORT                                                       PAGE 42

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE C

        LOANS
                A summary of the balances of loans follows:

                                                                    December 31,
                                                            ---------------------------
                                                                2005           2004
                                                            ------------   ------------
                                                                  (IN THOUSANDS)
        Loans Secured by First Mortgages on Real Estate:
            1-4 Family Residential                          $     36,800   $     45,007
            Construction                                          11,282          8,233
            Commercial Real Estate                                13,989         20,390
            Other                                                 10,805         15,753
                                                            ------------   ------------

              Total Real Estate Loans                             72,876         89,383
        Consumer Loans                                               669            629
        Commercial Loans                                           1,819          3,058
                                                            ------------   ------------

              Total Loans                                         75,364         93,070
        Allowance for Loan Losses                                 (5,713)          (920)
        Net Deferred Loan Origination Costs                            6              8
                                                            ------------   ------------

              Loans, Net                                    $     69,657   $     92,158
                                                            ============   ============

                An analysis of the allowance for loan losses is as follows:

                                                      Years Ended December 31,
                                             ------------------------------------------
                                                 2005           2004           2003
                                             ------------   ------------   ------------
                                                           (IN THOUSANDS)
        Balance, Beginning of Year           $        920   $        601   $        483
        Provision for Losses                        4,793            343            118
        Loans Charged-off                               -            (24)             -
                                             ------------   ------------   ------------

        Balance, End of Year                 $      5,713   $        920   $        601
                                             ============   ============   ============

2005 ANNUAL REPORT                                                       PAGE 43

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE C
        LOANS (CONTINUED)
                Loans receivable as of December 31, 2005, are scheduled to mature and adjustable rate loans are scheduled to reprice as follows:


                                          Under One     One to Five     Six to Ten     Over Ten
                                            Year           Years          Years          Years          Total
                                         -----------    -----------    -----------    -----------    -----------
                                                                     (IN THOUSANDS)
        1-4 Family - Fixed Rate          $       347    $     1,699    $     3,653    $    27,595    $    33,294
        Other Real Estate - Fixed Rate         7,283          9,257          6,914         11,602         35,056
        Commercial - Fixed Rate                6,606              -              2              -          6,608
        All Other Loans                          295              -              -            357            652
                                         -----------    -----------    -----------    -----------    -----------

                                         $    14,531    $    10,956    $    10,569    $    39,554    $    75,610
                                         ===========    ===========    ===========    ===========    ===========

                Loans for which impairment had been recognized totaled approximately $11,841,000 and $4,752,000 at December 31, 2005 and 2004,
        respectively. The increase in 2005 can be attributed to uncertainties following Hurricane Katrina. The valuation allowance related to impaired loans amounted to $3,764,000 and $509,000 at December 31, 2005 and 2004, respectively. The amount of interest income that would have been recorded on impaired loans at December 31, 2005 and 2004, was $230,000 and $71,000, respectively.

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

                                                     December 31,
                                             ----------------------------
                                                 2005            2004
                                             ------------    ------------
                                                    (IN THOUSANDS)

        Balance, Beginning of Year           $        763    $        888
        Additions                                       -             242
        Payments and Renewals                        (541)           (367)
                                             ------------    ------------

        Balance, End of Year                 $        222    $        763
                                             ============    ============


2005 ANNUAL REPORT                                                       PAGE 44

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE C
        LOANS (CONTINUED)
                The Company's lending activity is concentrated within the metropolitan New Orleans area and surrounding parishes, with its major emphasis in the origination of permanent single-family dwelling loans and real-estate secured commercial loans. Such loans comprise the majority of the Company's loan portfolio.

NOTE D
        ACCRUED INTEREST RECEIVABLE
                Accrued interest receivable increased substantially in 2005 as the result of deferring three months of payments on most loans immediately following Hurricane Katrina. The deferred interest will be collected at the time of maturity or payoff. Accrued interest receivable at December 31, 2005 and 2004, consists of the following:

                                                           December 31,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
                                                          (IN THOUSANDS)

        Loans                                      $      1,424   $        454
        Securities                                          203            142
                                                   ------------   ------------

        Total Accrued Interest                     $      1,627   $        596
                                                   ============   ============

NOTE E
        FORECLOSED ASSETS
                A summary of the activity of the Foreclosed Assets account follows:

                                                           December 31,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
                                                          (IN THOUSANDS)

        Balance, Beginning of Year                 $         -    $         52
        Acquired in Settlement of Loans                     154            358
        Costs Capitalized                                     5             24
        Sales of Foreclosed Assets                         (159)          (434)
                                                   ------------   ------------

                                                   $          -   $          -
                                                   ============   ============

                Expenses applicable to foreclosed assets consist of operating expenses, net of rental income. The Company incurred net expenses associated with foreclosed real estate of approximately $2,000, $1,000, and $-0- for the years ended December 31, 2005, 2004, and 2003, respectively.


2005 ANNUAL REPORT                                                       PAGE 45

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE F
        PREMISES AND EQUIPMENT
                A summary of the cost and accumulated depreciation of premises and equipment follows:

                                                           December 31,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
                                                          (IN THOUSANDS)

        Land                                       $        952   $        952
        Buildings and Improvements                        1,702          2,074
        Furniture, Fixtures and Equipment                   829            774
                                                   ------------   ------------

                                                          3,483          3,800
        Accumulated Depreciation and Amortization        (1,226)        (1,292)
                                                   ------------   ------------

                                                   $      2,257   $      2,508
                                                   ============   ============

                Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was approximately $139,000, $124,000, and $124,000, respectively. During 2005, the Association recognized an impairment charge of $159,000 relating to fixed assets damaged as a result of Hurricane Katrina.

NOTE G
        REAL ESTATE HELD-FOR-INVESTMENT
                Real estate held-for-investment, which consists of a multi-suite office building located on the property of a former branch location of the Association, is summarized below:

                                                           December 31,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
                                                          (IN THOUSANDS)

        Land                                       $        226   $        226
        Buildings and Improvements                          320            320
                                                   ------------   ------------

                                                            546            546
        Accumulated Depreciation and Amortization           (68)           (53)
                                                   ------------   ------------

                                                   $        478   $        493
                                                   ============   ============

                Depreciation expense for each of the years ended December 31, 2005, 2004 and 2003 was $15,000, $18,000 and $18,000, respectively.

                In 2005, the Company realized $53,000 in rental income from this property. During 2004 and 2003, the Company had $48,000 in such rental income.


2005 ANNUAL REPORT                                                       PAGE 46

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE H
        DEPOSITS
                Deposit account balances at December 31, 2005 and 2004, are summarized as follows:

                                        Weighted Average           Account Balances at December 31,
                                             Rate at         --------------------------------------------
                                           December 31,              2005                    2004
                                       ------------------    --------------------    --------------------
                                         2005      2004       Amount     Percent      Amount     Percent
                                       --------  --------    --------   ---------    --------   ---------
                                                     (IN THOUSANDS)
        Balance by Interest Rate
          Demand Deposit Accounts        1.03%     1.13%     $ 10,395        8.75%   $  9,956        7.62%
          Savings Accounts               1.25%     1.25%       31,997       26.92%     33,425       25.57%
          Certificates of Deposit        3.35%     2.80%       76,474       64.34%     87,342       66.81%
                                                             --------   ---------    --------   ---------

                                                             $118,866      100.00%   $130,723      100.00%
                                                             ========   =========    ========   =========

        Certificate Accounts Maturing
          One Year or Less                                   $ 46,093       60.27%   $ 63,777       73.02%
          One to Two Years                                     14,278       18.67%     19,205       21.99%
          Two to Three Years                                   11,175       14.61%      3,062        3.51%
          Three to Five Years                                   4,928        6.44%      1,298        1.48%
                                                             --------   ---------    --------   ---------

                                                             $ 76,474      100.00%   $ 87,342      100.00%
                                                             ========   =========    ========   =========

                The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004, was approximately $8,107,000 and $22,067,000, respectively.

                Interest expense for each of the following periods is as follows:

                                                      Years Ended December 31,
                                             ------------------------------------------
                                                 2005           2004           2003
                                             ------------   ------------   ------------
                                                           (IN THOUSANDS)
        Certificates of Deposit              $      2,508   $      2,653   $      2,644
        NOW Accounts                                   97            120            119
        Passbook Savings                              382            454            569
                                             ------------   ------------   ------------

                                             $      2,987   $      3,227   $      3,332
                                             ============   ============   ============

                The Company held deposits of approximately $1,552,000 and $1,487,000 for related parties at December 31, 2005 and 2004, respectively.


2005 ANNUAL REPORT                                                       PAGE 47

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE I
        BORROWINGS
                Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances issued by the Federal Home Loan Bank are secured by a blanket floating lien on first mortgage loans and certain pledged CMO's. Total interest expense recognized on FHLB Advances in 2005, 2004, and 2003 was $1,869,000, $2,209,000, and $2,846,000, respectively.

                Advances consisted of the following at December 31, 2005 and 2004, respectively.

                                         FHLB Advance Total
                                    ----------------------------
        Contract Rate                   2005            2004
      -----------------             ------------    ------------
                                           (IN THOUSANDS)

         2% - 2.99%                 $      5,000    $      5,000
         5% - 5.99%                       27,106          30,571
         6% - 6.99%                            -           4,118
                                    ------------    ------------

                                    $     32,106    $     39,689
                                    ============    ============

                Maturities of FHLB Advances at December 31, 2005, for each of the next three years are as follows:

        Year Ending                                    Amount
        December 31,                                   Maturing
      -----------------                             ------------
                                                   (IN THOUSANDS)

           2006                                     $     15,056
           2007                                            5,513
           2008                                           11,537
                                                    ------------

                                                    $     32,106
                                                    ============

NOTE J
        INCOME TAX EXPENSE
                The provision for income taxes for 2005, 2004 and 2003 consists of the following:

                                                      Years Ended December 31,
                                             ------------------------------------------
                                                 2005           2004           2003
                                             ------------   ------------   ------------
                                                           (IN THOUSANDS)
        Current Tax Expense                  $         -    $        187   $        140
        Deferred Tax Benefit                      (1,508)           (350)           (77)
                                             ------------   ------------   ------------

                                             $    (1,508)   $      (163)   $         63
                                             ============   ============   ============


2005 ANNUAL REPORT                                                       PAGE 48

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE J
        INCOME TAX EXPENSE (CONTINUED)
                The provision for Federal income taxes differs from that computed by applying Federal statutory rates to income (loss) before Federal income tax expense, as indicated in the following analysis:

                                                                Years Ended December 31,
                                                       ------------------------------------------
                                                           2005           2004           2003
                                                       ------------   ------------   ------------
                                                                     (IN THOUSANDS)
                Expected Tax Provision at a 34% Rate   $     (1,762)  $         12   $        256
                Expected State Corporate Tax                     (4)             -              1
                Effect of Tax Exempt Income                       -           (263)          (212)
                Employee Stock Ownership Plan                    37            109             36
                Valuation Allowance on Capital Loss             241              -              -
                Other                                           (20)           (21)           (18)
                                                       ------------   ------------   ------------

                                                       $     (1,508)  $       (163)  $         63
                                                       ============   ============   ============

                Deferred tax liabilities have been provided for the temporary differences related to unrealized gains on available-for-sale securities, deferred loan costs, depreciation, the allowance for loan losses, and non-cash Federal Home Loan Bank dividends. Deferred tax assets have been provided for the temporary differences related to the Company's Recognition and Retention Plan and Employee Stock Ownership Plan, reserves for uncollected interest and late charges, deferred loan fees, and the allowance for losses on foreclosed real estate. The net deferred tax assets or liabilities in the accompanying consolidated balance sheets include the following components:

                                                                                   2005           2004
                                                                               ------------   ------------
                                                                                     (IN THOUSANDS)
                Deferred Tax Assets
                  Recognition and Retention Plan                               $          9   $         12
                  Employee Stock Ownership Plan                                          32             60
                  Recognition of Other-than-Temporary Decline in
                      Market Value of Available-for-Sale Securities                     434            169
                  Market Value Adjustment to Available-for-Sale Securities              102            152
                  Net Operating Loss Carryforward                                       585              -
                  Capital Loss Carryforward                                             172              -
                  Allowance for Loan Losses                                             510              -
                  Other                                                                  54            109
                                                                               ------------   ------------

                      Total Deferred Tax Assets                                $      1,898   $        502
                                                                               ------------   ------------


2005 ANNUAL REPORT                                                       PAGE 49

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE J
        INCOME TAX EXPENSE (CONTINUED)

                                                        2005           2004
                                                    ------------   ------------
                                                           (IN THOUSANDS)
                Deferred Tax Liabilities
                  FHLB Stock Dividends              $       (438)  $       (410)
                  Other                                      (63)           (68)
                                                    ------------   ------------

                    Total Deferred Tax Liabilities          (501)          (478)
                                                    ------------   ------------

                    Valuation Allowance                     (241)             -
                                                    ------------   ------------

                Net Deferred Tax Asset              $      1,156   $         24
                                                    ============   ============

                SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. At December 31, 2005, a valuation allowance of $241,000 for approximately 50% of the recognition in other-than-temporary decline of market value of available-for-sale securities was recorded because of uncertainties as to the amount of capital gains that would be generated in future years.

                Included in retained earnings at December 31, 2005 and 2004, is approximately $3,800,000 in bad debt reserves for which no deferred Federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $1,292,000 for December 31, 2005 and 2004, respectively.

NOTE K
        EMPLOYEE STOCK OWNERSHIP PLAN
                During 1997, GS Financial Corp. instituted an employee stock ownership plan. The GS Financial Corp. Employee Stock Ownership Plan
        (ESOP) enables all eligible employees of the Bank to share in the growth of the Company through the acquisition of stock. Employees are generally eligible to participate in the ESOP after completion of one year of service and attaining age 21.

                The ESOP purchased eight percent of the shares offered in the initial public offering of the Company (275,080 shares). This purchase was facilitated by a loan from the Company to the ESOP in the amount of $2,750,800. The loan is secured by a pledge of the ESOP shares. The shares pledged as collateral are reported as unearned ESOP shares in the balance sheets. The corresponding note is to be paid back in 40 equal quarterly payments of $103,000 on the last business day of each quarter, beginning June 30, 1997, at the rate of 8.5%. The note payable and the corresponding note receivable have been eliminated for consolidation purposes.


2005 ANNUAL REPORT                                                       PAGE 50

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE K
        EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)
                The Company may contribute to the plan, in the form of debt service, at the discretion of its Board of Directors. Dividends received on the ESOP shares are utilized to service the debt. Shares are released for allocation to plan participants based on principal and interest payments of the note. Compensation expense is recognized based on the number of shares allocated to plan participants each year and the average market price of the stock for the current year. Released ESOP shares become outstanding for earnings per share computations.

                As compensation expense is incurred, the Unearned ESOP Shares account is reduced based on the original cost of the stock. The difference between the cost and average market price of shares released for allocation is applied to Additional Paid-In Capital. ESOP compensation expense was approximately $412,000, $475,000, and $488,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

                The ESOP shares as of December 31, 2005 and 2004 were as follows:

                                                                   2005            2004
                                                               ------------    ------------
                Allocated Shares                                    156,602         156,756
                Shares Released for Allocation                       28,132          28,132
                Unreleased Shares                                    23,922          52,054
                                                               ------------    ------------

                Total ESOP Shares                                   208,656         236,942
                                                               ============    ============

                Fair Value of Unreleased Shares (IN THOUSANDS) $        359    $        937
                                                               ============    ============

                Stock Price at December 31                     $      15.00    $      18.00
                                                               ============    ============

                Total ESOP shares decreased in 2005 and 2004, due to the release of shares for employees who terminated their employment in 2005 and 2004.

NOTE L
        RECOGNITION AND RETENTION PLAN
                On October 15, 1997, the Company established a Recognition and Retention Plan (the Plan) as an incentive to retain personnel of experience and ability in key positions. The Company approved a total of 137,540 shares of stock to be acquired for the Plan, of which 125,028 shares were allocated for distribution to key employees and directors. In 2005, 1,769 shares were forfeited due to the expiration of a director's term. During 2004, 2,358 awarded shares were forfeited due to the resignation of a director, and during 2003, 2,500 awarded shares were forfeited due to the resignation of a member of management. The Company granted 2,355 shares to a new director during 2004.


2005 ANNUAL REPORT                                                       PAGE 51

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE L
        RECOGNITION AND RETENTION PLAN (CONTINUED)
                As shares are acquired for the Plan, the purchase price of these shares is recorded as unearned compensation, a contra equity account. As the shares are distributed, the contra equity account is reduced.

                During 1998, with unanimous approval of the Plan participants, the Plan was amended by the Board as a direct effort to reduce the Company's expenses resulting from the Plan. Prior to the amendment to the Plan, Plan share awards were earned by recipients at a rate of 20% of the aggregate number of shares covered by the Plan over five years. The amended Plan stipulates that Plan share awards are earned by recipients at a rate of 10% of the aggregate number of shares covered by the plan over ten years. If the employment of an employee or service as a non-employee director is terminated prior to the tenth anniversary of the date of grant of Plan share award for any reason (except for death, disability or retirement), the recipient shall forfeit the right to any shares subject to the awards which have not been earned.

                Compensation expense pertaining to the Recognition and Retention Plan was $119,000, $128,000, and $169,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The higher expense in 2003 was attributable to a lump sum distribution of the remaining awarded shares under the terms of the Plan to a member of the Board of Directors who retired for health reasons.

                A summary of the changes in restricted stock follows:

                                             Unawarded Shares               Awarded Shares
                                      ---------------------------    ---------------------------
                                          2005           2004            2005           2004
                                      ------------   ------------    ------------   ------------
        Balance, Beginning of Year          14,975         14,972          33,063         44,477
        Purchased by Plan                        -              -               -              -
        Granted                                  -         (2,355)              -          2,355
        Forfeited                            1,769          2,358          (1,769)        (2,358)
        Earned and Issued                        -              -          (9,883)       (11,411)
                                      ------------   ------------    ------------   ------------

        Balance, End of Year                16,744         14,975          21,411         33,063
                                      ============   ============    ============   ============

NOTE M
        STOCK OPTION PLAN
                In 1997, the Company adopted a stock option plan for the benefit of directors, officers, and other key employees. The number of shares of common stock reserved for issuance under the stock option plan was 343,850 shares, or ten percent of the total number of shares of common stock sold in the Company's initial public offering of its common stock.

                The plan also permits the granting of Stock Appreciation Rights
        (SARs). SARs entitle the holder to receive, in the form of cash or stock, the increase in the fair value of the Company stock from the date of grant to the date of exercise. No SARs have been issued under the plan.


2005 ANNUAL REPORT                                                       PAGE 52

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE M
        STOCK OPTION PLAN (CONTINUED)
                On October 15, 1997, the Company granted a total of 275,076 options to directors. Under the plan, the exercise price of each option cannot be less than the fair value of the underlying common stock as of the date of the option grant, and the maximum term is 10 years. Options vest over five years. During 2002, the options had fully vested.

                The Company accounted for the plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations. No stock-based employee compensation cost was reflected in net income, as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of the grant.

                The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation (dollar amounts in thousands, except per share data):

                                                              2005           2004           2003
                                                          ------------   ------------   ------------
                Net (Loss) Income as Reported             $     (3,676)  $        199   $        691

                Deduct:  Total Stock-Based Employee
                  Compensation Expense Determined Under
                  Fair Based Method, Net of Related Tax
                  Effects                                            -              -              -
                                                          ------------   ------------   ------------

                Pro Forma Net (Loss) Income               $     (3,676)  $        199   $        691
                                                          ============   ============   ============

                (Loss) Earnings per Share
                  Basic, as Reported                      $      (3.11)  $       0.17   $       0.58
                  Basic, Pro Forma                        $      (3.11)  $       0.17   $       0.58
                  Diluted, as Reported                    $      (3.11)  $       0.17   $       0.57
                  Diluted, Pro Forma                      $      (3.11)  $       0.17   $       0.57

                The fair value of options granted on October 15, 1997, was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 1.59%; expected volatility of 16.2%; risk-free interest rate of 6.14%; and life of 9.88 years.

                During 2005, the Company adopted SFAS No. 123(R), which amended SFAS No. 123 and superceded APB No. 25. The adoption of this pronouncement had no impact on the Company's interim or annual financial position or results of operations.


2005 ANNUAL REPORT                                                       PAGE 53

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE M
        STOCK OPTION PLAN (CONTINUED)
                A summary of the status of the Company's stock option plan as of December 31, 2005, 2004, and 2003, and changes during the years ending on those dates is presented below:

                                                 2005                       2004                      2003
                                        ------------------------   ------------------------   ------------------------
                                                      Exercise                   Exercise                   Exercise
        Fixed Options                      Shares       Price         Shares       Price         Shares       Price
        -------------                   ------------------------   ------------------------   ------------------------
        Outstanding, Beginning of Year    245,604      $17.18        260,340      $17.18        275,076      $17.18

        Granted                                 -                          -                          -
        Exercised                               -                          -                          -
        Forfeited                          29,472                     14,736                     14,736
                                         --------                   --------                   --------

        Outstanding, End of Year          216,132      $17.18        245,604      $17.18        260,340      $17.18
                                         ========                   ========                   ========

        Options Exercisable at Year-End   216,132      $17.18        245,604      $17.18        260,340      $17.18
                                         ========                   ========                   ========

                The following table summarizes information about fixed stock options outstanding at December 31, 2005:

                                 Options Outstanding               Options Exercisable
                      ----------------------------------------  -------------------------
                                                     Weighted                   Weighted
                         Number       Remaining      Average       Number       Average
          Exercise     Outstanding    Contractual    Exercise    Exercisable    Exercise
           Price       at 12/31/05       Life         Price      at 12/31/05     Price
        -----------   -------------  -------------  ----------  -------------  ----------
          $ 17.18        216,132       1.8 years      $ 17.18      245,604      $ 17.18


2005 ANNUAL REPORT                                                       PAGE 54

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE N
        COMPREHENSIVE INCOME
                Comprehensive income was comprised of changes in the Company's unrealized holding gains or losses on securities available-for-sale during 2005, 2004 and 2003. The components of comprehensive income and related tax effects are as follows:

                                                             Years Ended December 31,
                                                   ----------------------------- ------------
                                                       2005           2004           2003
                                                   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
        Gross Unrealized Holding Losses
          Arising During the Period                $     (1,066)  $     (1,378)  $     (1,277)
        Tax Benefit                                         362            468            443
                                                   ------------   ------------   ------------

                                                           (704)          (910)          (834)
                                                   ------------   ------------   ------------

        Reclassification Adjustment for Losses
          (Gains) Included in Net Income                  1,215            696         (1,575)
        Tax (Benefit) Expense                              (413)          (237)           536
                                                   ------------   ------------   ------------

                                                            802            459         (1,039)
                                                   ------------   ------------   ------------

        Net Unrealized Holding Gains (Losses)
          Arising During the Period                $         98   $       (451)  $     (1,873)
                                                   ============   ============   ============

NOTE O
        REGULATORY MATTERS
                The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), tangible capital to adjusted total assets (as defined), and tangible equity to adjusted total assets (as defined). As of December 31, 2005, the Association meets all of the capital requirements to which it is subject and is deemed to be well capitalized.


2005 ANNUAL REPORT                                                       PAGE 55

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE O
        REGULATORY MATTERS (CONTINUED)
                The actual and required capital amounts and ratios applicable to the Association for the years ended December 31, 2005 and 2004, are presented in the following tables, including a reconciliation of capital under generally accepted accounting principles (GAAP) to such amounts reported for regulatory purposes.

                                                                                                 Minimum to be Well
                                                                                                 Capitalized Under
                                                                   Minimum for Capital           Prompt Corrective
                                             Actual                 Adequacy Purposes            Action Provisions
                                    -----------------------      -----------------------      -----------------------
        December 31, 2005             Amount        Ratio          Amount        Ratio          Amount        Ratio
        -----------------           ----------    ---------      ----------    ---------      ----------    ---------
                                                                  (DOLLARS IN THOUSANDS)
        Tangible Capital            $   23,772      13.47%          2,647        1.50%             N/A          N/A
        Tangible Equity Ratio           23,772      13.47%          3,529        2.00%             N/A          N/A
        Tier 1 Capital                  23,772      13.47%          5,293        3.00%         $ 9,919        5.00%
        Tier 1 Risk-Based Capital       23,772      32.83%          2,896        4.00%           5,905        6.00%
        Total Risk-Based Capital        24,677      34.08%          5,792        8.00%           9,842       10.00%

        DECEMBER 31, 2004
        -----------------
        Tangible Capital            $   26,631      13.42%        $ 2,976        1.50%             N/A          N/A
        Tangible Equity Ratio           26,631      13.42%          3,968        2.00%             N/A          N/A
        Tier 1 Capital                  26,631      13.42%          5,952        3.00%         $ 9,919        5.00%
        Tier 1 Risk-Based Capital       26,631      27.06%          3,937        4.00%           5,905        6.00%
        Total Risk-Based Capital        27,551      27.99%          7,873        8.00%           9,842       10.00%

NOTE P
        FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
                The Association is a party to credit related commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These consist of outstanding mortgage and construction loan commitments and commercial lines of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

                The Association's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

                As of December 31, 2005 and 2004, outstanding mortgage, construction and commercial lines of credit commitments were approximately $9,968,000 and $9,517,000, respectively.


2005 ANNUAL REPORT                                                       PAGE 56

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE P
        FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
                Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Association, is based on management's credit evaluation of the customer.

NOTE Q
        COMMITMENTS AND CONTINGENCIES

        EMPLOYMENT CONTRACTS
                On January 7, 2005, the former Chief Executive Officer retired from the Company. The Company entered into an early retirement and consulting agreement with the former Chief Executive Officer. The agreement provides that the former Chief Executive Officer will provide up to 60 hours of consulting services per month for 36 months. In addition, the agreement provided provisions for a non-compete period which expires on January 6, 2006. The agreement stipulates that the Company will pay the former Chief Executive Officer $13,000 per month for 36 months.

        OPERATING LEASES
                During 2003, the Association entered into a lease with the Company for a Branch Office Location. The rental expense associated with this lease is eliminated in the consolidated statement of operations. The lease had a term of 24 months with a rental rate of $4,025 per month. The Association has continued to lease this property subsequent to the lease expiration on a month-to-month basis. In addition, the Association leases on a month-to-month basis a facility for a loan production office.

                Total rent expense incurred by the Association under these leases amounted to $60,300 for each of the years ended December 31, 2005, 2004, and 2003.

NOTE R
        CONCENTRATION OF CREDIT RISK
                In accordance with industry practices, the Company has deposits in other financial institutions for more than the insured limit. These deposits in other institutions do not represent more than the normal industry credit risk.


2005 ANNUAL REPORT                                                       PAGE 57

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE S
        ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
                The following disclosure is made in accordance with the requirements of SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. In cases where quoted market prices are not available, fair values have been estimated using the present value of future cash flows or other valuation techniques. The results of these techniques are highly sensitive to the assumptions used, such as those concerning appropriate discount rates and estimates of future cash flows, which require considerable judgment. Accordingly, estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current settlement of the underlying financial instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. These disclosures should not be interpreted as representing an aggregate measure of the underlying value of the Company.

                The estimated fair values of the Company's financial instruments are as follows:

                                                 December 31, 2005            December 31, 2004
                                             -------------------------    -------------------------
                                              Carrying                     Carrying
                                               Amount      Fair Value       Amount      Fair Value
                                             ----------   ------------    ----------   ------------
                                                                (IN THOUSANDS)
        Financial Assets
          Cash and Cash Equivalents          $   22,055   $     22,055    $    7,024   $      7,024
          Securities Available-for-Sale          77,344         77,344        94,557         94,557
          Loans, Net                             69,897         70,987        92,158         99,520
          Federal Home Loan Bank Stock            1,833          1,833         2,445          2,445
          Accrued Interest Receivable             1,621          1,621           596            596

        Financial Liabilities
          Deposits                           $  118,866   $    118,065    $  130,723   $    129,576
          Borrowings                             32,106         29,651        39,689         45,090
          Accrued Interest Payable                  194            194           177            177

                The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments.

        CASH AND CASH EQUIVALENTS
                The carrying amount of cash and due from financial institutions, federal funds sold and short-term investments approximate fair values.

        SECURITIES
                Fair values for securities, excluding Federal Home Loan Bank Stock, are based on quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


2005 ANNUAL REPORT                                                       PAGE 58

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE S
        ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

        LOANS RECEIVABLE, NET
                The fair values of loans are estimated through discounted cash flow analysis, using current rates at which loans with similar terms would be made to borrowers with similar credit quality. Appropriate adjustments are made to reflect probable credit losses. The carrying amount of accrued interest on loans approximated its fair value.

        FEDERAL HOME LOAN BANK STOCK
                The carrying value of Federal Home Loan Bank Stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

        DEPOSIT LIABILITIES
                SFAS No. 107 specifies that the fair value of deposit liabilities with no defined maturity is the amount payable on demand at the reporting date, i.e., their carrying or book value. These deposits include interest and non-interest bearing checking, passbook, and money market accounts. The fair value of fixed rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates of similar remaining maturities to a schedule of aggregate expected cash flows on time deposits.

        ADVANCES FROM THE FEDERAL HOME LOAN BANK
                The fair value of fixed rate borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements.

        ACCRUED INTEREST
                The carrying amount of accrued interest approximates its fair value.

        OFF-BALANCE SHEET INSTRUMENTS
                Off-balance sheet financial instruments include commitments to extend credit and undisbursed lines of credit. The fair value of such instruments is estimated using fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk as appropriate. The estimated fair value for these instruments was not significant at December 31, 2005 and 2004. The contract or notional amounts of the Company's financial instruments with off-balance sheet risk are disclosed in Note P.


2005 ANNUAL REPORT                                                       PAGE 59

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE T
        SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
                The following sets forth condensed quarterly results of operations for 2005 and 2004 (dollar amounts in thousands, except per share data):

                                                       First      Second         Third        Fourth
        2005                                          Quarter     Quarter       Quarter       Quarter
                                                   ------------------------------------------------------
        Interest Income                               $ 2,663     $ 2,647       $ 2,670       $ 2,486
        Interest Expense                                1,223       1,220         1,231         1,182
                                                      -------     -------       -------       -------
             Net Interest Income                        1,440       1,427         1,439         1,304
        Provision for Loan Losses                           -           -             -         4,793
        Other Income (Loss)                                 8          24            39        (1,211)
        Other Expense                                   1,517       1,071         1,136         1,138
        Income Tax Expense (Benefit)                       30         109           111        (1,758)
                                                      -------     -------       -------       -------

             Net (Loss) Income                        $   (99)    $   271       $   231       $(4,080)
                                                      =======     =======       =======       =======

        Net (Loss) Income per Common Share(1)
             Basic                                    $ (0.09)    $  0.23       $  0.20       $ (3.45)
                                                      =======     =======       =======       =======
             Diluted                                  $ (0.08)    $  0.23       $  0.20       $ (3.45)
                                                      =======     =======       =======       =======
        Dividends Per Share                           $  0.10     $  0.10       $  0.10       $  0.10
                                                      =======     =======       =======       =======

        (1) QUARTERLY PER SHARE AMOUNTS DO NOT ADD TO TOTAL FOR THE YEAR ENDED DUE TO ROUNDING.

                                                       First      Second         Third        Fourth
        2004                                          Quarter     Quarter       Quarter       Quarter
                                                   ------------------------------------------------------

        Interest Income                               $ 2,683     $ 2,717       $ 2,793       $ 2,796
        Interest Expense                                1,428       1,378         1,333         1,297
                                                      -------     -------       -------       -------
             Net Interest Income                        1,255       1,339         1,460         1,499
        Provision for Loan Losses                       14.00          19             -           310
        Other Income (Loss)                                21        (117)          (85)         (510)
        Other Expense                                   1,143       1,120         1,129         1,091
        Income Tax Expense (Benefit)                        8         (11)            6          (166)
                                                      -------     -------       -------       -------

             Net Income (Loss)                        $   111     $    94       $   240       $  (246)
                                                      =======     =======       =======       =======

        Net Income (Loss) per Common Share(1)
             Basic                                    $  0.10     $  0.08       $  0.21       $ (0.21)
                                                      =======     =======       =======       =======
             Diluted                                  $  0.09     $  0.08       $  0.20       $ (0.21)
                                                      =======     =======       =======       =======
        Dividends Per Share                           $  0.10     $  0.10       $  0.10       $  0.10
                                                      =======     =======       =======       =======

        (1) QUARTERLY PER SHARE AMOUNTS DO NOT ADD TO TOTAL FOR THE YEAR ENDED DUE TO ROUNDING.

2005 ANNUAL REPORT                                                       PAGE 60

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE U
        (LOSS) EARNINGS PER COMMON SHARE
                (Loss) Earnings per share are computed using the weighted average number of shares outstanding as prescribed in SFAS No. 128. Options to purchase 216,132 shares at $17.18 per share were outstanding during 2005, but were not included in the computation of diluted (loss) earnings per share because the options' exercise price was greater than the average market value price of the common shares. The options were included in the computation of diluted (loss) earnings per share for the years ended December 31, 2004 and 2003. The Company had no other securities outstanding during the years ended December 31, 2005, 2004 or 2003 that would have a dilutive effect on (loss) earnings per share.

                                                                     Years Ended December 31,
                                                            ------------------------------------------
                                                                2005           2004           2003
                                                            ------------   ------------   ------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
        Numerator:
          Net (Loss) Income                                 $     (3,676)  $        199   $        691
          Effect of Dilutive Securities                                -              -              -
                                                            ------------   ------------   ------------

          Numerator for Diluted (Loss) Earnings Per Share   $     (3,676)  $        199   $        691
                                                            ============   ============   ============

        Denominator:
          Weighted-Average Shares Outstanding                  1,181,313      1,156,441      1,194,296
          Effect of Potentially Dilutive Securities                    -         21,572         20,147
                                                            ------------   ------------   ------------

        Denominator for Diluted Earnings Per Share             1,181,313      1,178,013      1,214,443
                                                            ============   ============   ============

        (Loss) Earnings Per Share
          Basic                                             $      (3.11)  $       0.17   $       0.58
                                                            ============   ============   ============
          Diluted                                           $      (3.11)  $       0.17   $       0.57
                                                            ============   ============   ============

        Cash Dividends Per Share                            $       0.40   $       0.40   $       0.40
                                                            ============   ============   ============


2005 ANNUAL REPORT                                                       PAGE 61

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE U
        (LOSS) EARNINGS PER COMMON SHARE (CONTINUED)
                The following table presents the components of average outstanding shares for each of the three years:

                                                                     Years Ended December 31,
                                                            ------------------------------------------
                                                                2005           2004           2003
                                                            ------------   ------------   ------------
        Average Common Shares Issued                           3,438,500      3,438,500      3,438,500
        Average Treasury Shares                               (2,153,780)    (2,142,322)    (2,063,289)
        Average Unearned ESOP Shares                             (51,977)       (80,109)      (108,241)
        Average Unearned RRP Trust Shares                        (51,430)       (59,628)       (72,674)
                                                            ------------   ------------   ------------

                                                               1,181,313      1,156,441      1,194,296
                                                            ============   ============   ============


2005 ANNUAL REPORT                                                       PAGE 62

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE V
        CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
                Financial information pertaining only to GS Financial Corp. is as follows:

                                  CONDENSED BALANCE SHEETS

                                           ASSETS
                                                                   December 31,
                                                            ---------------------------
                                                                2005           2004
                                                            ------------   ------------
                                                                  (IN THOUSANDS)
        Cash and Cash Equivalents                           $        472   $        356
        Investments - Available-for-Sale, at Fair Value              554            545
        Investment in Subsidiary                                  23,574         26,744
        Loan Receivable                                              334            697
        Other Assets                                                 747            791
                                                            ------------   ------------

        Total Assets                                        $     25,681   $     29,133
                                                            ============   ============


                            LIABILITIES AND STOCKHOLDERS' EQUITY

        Deferred Tax Liability                              $          -   $          6
        Other Liabilities                                             97              5
        Stockholders' Equity                                      25,584         29,122
                                                            ------------   ------------

        Total Liabilities and Stockholders' Equity          $     25,681   $     29,133
                                                            ============   ============


2005 ANNUAL REPORT                                                       PAGE 63

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE V
        CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (CONTINUED)


                                CONDENSED STATEMENTS OF INCOME

                                                                    Years Ended December 31,
                                                           ------------------------------------------
                                                               2005           2004           2003
                                                           ------------   ------------   ------------
                                                                         (IN THOUSANDS)
        Income:
           Dividends from Guaranty Savings and
             Homestead Association                         $        262   $        687   $      2,716
           Interest Income                                           82            108            160
           Other Income                                              97             94             97
                                                           ------------   ------------   ------------

             Total Income                                           441            889          2,973
             Operating Expenses                                     274            272            249
                                                           ------------   ------------   ------------

        Income Before Income Taxes and Equity in
           Undistributed (Loss) Net Income of Guaranty
           Savings and Homestead Association                        167            617          2,724

        Applicable Income Tax (Benefit) Provision                   (23)            (7)             4

        Equity in Undistributed (Loss) Net Income of
           Guaranty Savings and Homestead Association            (3,866)          (425)        (2,029)
                                                           ------------   ------------   ------------

        Net (Loss) Income                                  $     (3,676)  $        199   $        691
                                                           ============   ============   ============


2005 ANNUAL REPORT                                                       PAGE 64

--------------------------------------------------------------------------------
GS FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE V
        CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (CONTINUED)

                                      CONDENSED STATEMENTS OF CASH FLOWS


                                                                            Years Ended December 31,
                                                                   ------------------------------------------
                                                                       2005           2004           2003
                                                                   ------------   ------------   ------------
                                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
    Net (Loss) Income                                              $     (3,676)  $        199   $        691
    Adjustments to Reconcile Net (Loss) Income to Net Cash
      Provided by (Used in) Operating Activities
        Depreciation Expense                                                 18             20             20
        Loss on Sale of Investments                                           -              3              -
        Equity in Undistributed Loss (Earnings) of Subsidiary             3,866            425          2,029
        Amortization of Investment Premium                                    3              2              4
        Mutual Fund Dividends Reinvested                                      -             (6)           (23)
        Decrease in Accrued Interest Receivable                               -              1              2
        Decrease (Increase) in Other Assets                                  25             12            (55)
        Change in Deferred Income Tax Assets/Liabilities                     (5)            (9)            (3)
        Increase in Other Liabilities                                        95              2              -
                                                                   ------------   ------------   ------------

         Net Cash Provided by (Used in) Operating Activities                326            649          2,665
                                                                   ------------   ------------   ------------

INVESTING ACTIVITIES
    (Investment) Redemption in Mutual Funds                                (150)          (108)         1,315
    Principal Paydowns Note Receivable GS Financial ESOP                    363            334            307
    Proceeds from  Maturities of Investment Securities                      125            114            197
                                                                   ------------   ------------   ------------

         Net Cash Provided by Investing Activities                          338            340          1,819
                                                                   ------------   ------------   ------------

FINANCING ACTIVITIES
    Purchase of Treasury Stock                                              (74)          (315)        (4,109)
    Payment of Dividends                                                   (474)          (466)          (472)
                                                                   ------------   ------------   ------------

         Net Cash Used in Financing Activities                             (548)          (781)        (4,581)
                                                                   ------------   ------------   ------------

INCREASE (DECREASE ) IN CASH AND CASH EQUIVALENTS                           116            208            (97)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                356            148            245
                                                                   ------------   ------------   ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                             $        472   $        356   $        148
                                                                   ============   ============   ============


2005 ANNUAL REPORT                                                       PAGE 65

GS Financial Corp and Subsidiary
------------------------------------------------------------------------------------------------------------------------------------
BOARD OF DIRECTORS
------------------------------------------------------------------------------------------------------------------------------------

ALBERT J. ZAHN, JR.                                                  HAYDEN W. WREN III
Mr. Zahn (age 54) is a certified public accountant and               Mr. Wren (age 57) is the Director of Commercial/Investment
president of the firm Al Zahn, CPA, A Professional Accounting        Brokerage of Corporate Realty, Inc., New Orleans Louisiana.
Corporation. He has served as Chairman of the Board of GS            Mr. Wren is a Certified Commercial Investment Member (CCIM), a
Financial and Guaranty Savings since April 2005 and has been a       member of the Society of Industrial and Office Realtors
director since 1992.                                                 (SIOR), and a licensed Certified Public Accountant having
                                                                     membership affiliations with the American Society of Certified
EDWARD J. BOURGEOIS                                                  Public Accountants and the Louisiana Society of Certified
Mr. Bourgeois (age 49) is a certified public accountant in the       Public Accountants. He was appointed in May 2004 to fill the
State of Louisiana and currently serves as President of              position of a retiring director.
Centergy consulting, LLC, New Orleans, Louisiana, a consulting firm specializing in the banking and financial industry. Mr.
Bourgeois was formerly the Executive Vice President/Chief            --------------------------------------------------------------
Operating Officer of Crescent Bank and Trust, New Orleans,           EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS\
Louisiana from 2001 to 2004. Prior thereto, Mr. Bourgeois was        --------------------------------------------------------------
President of Bourgeois Consulting, a bank consulting agency in
New Orleans, Louisiana from 2000 to 2001, and during 2001, was       STEPHEN E. WESSEL
a Senior Vice President of Ebank.com, Atlanta, Georgia. He is        Mr. Wessel (age 43) has served as President and Chief
a member of the American Institute of Certified Public               Executive Officer of GS Financial and Guaranty Savings since
Accountants and Louisiana Society of Certified Public                December, 2005. Previously he served as Senior Vice
Accountants and Board member of the National Automotive              President/South Louisiana Business Banking Manager for AmSouth
Finance Association. He has been a director since 2004.              Bank, a regional commercial bank, New Orleans, Louisiana since
                                                                     August, 2001. Prior thereto, Mr. Wessel served as Vice
STEPHEN L. CORY                                                      President/Regional Business Banking Manager for Whitney
Mr. Cory (age 56) is an insurance agent and President of Cory,       National Bank, New Orleans, Louisiana from December 1991 to
Tucker & Larrowe Agency in Metairie, Louisiana. He has been a        August 2001.
director since 1995.
                                                                     LETTIE R. MOLL
BRADFORD A. GLAZER                                                   Ms. Moll (age 52) has served as Vice President and Corporate
Mr. Glazer (age 50) is President of Glazer Enterprises, Inc.,        Secretary of the Company since 1997 and Vice President and
a freight agency primarily representing the Landstar Carrier         Corporate Secretary of the Association since March 1987 and
Group, a full truckload carrier serving 48 states, Mexico, and       March 1982, respectively.
Canada. Glazer Enterprises, Inc., located in Cincinnati,
Ohio, is also a real estate management and development               RALPH E. WEBER
company. He has been a director since 1991.                          Mr. Weber (age 61) has served as Senior Vice President of GS
                                                                     Financial and Guaranty Savings since December 2005; prior
BRUCE A. SCOTT                                                       thereto, Mr. Weber served as interim President and Chief
Mr. Scott (age 53) is an attorney and has served as Executive        Executive Officer of GS Financial and Guaranty Savings from
Vice President of GS Financial since February 1997 and               January 2005 until December 2005. Mr. Weber previously served
Executive Vice President of Guaranty Savings since 1985. Mr.         as Vice President of the Company and the Association from
Scott also serves as legal counsel and Personnel Manager of          February 1997 and 1987, respectively until January 2005. He
Guaranty Savings, and performs certain legal services for            also serves as a member of both loan committees of Guaranty
Guaranty Savings and its borrowers in connection with real           Savings and as the company security officer.
estate loan closings and receives fees from the borrowers in
connection therewith. He has been a director since 1982.             J. ANDREW BOWER
                                                                     Mr. Bower (age 41) has served as Chief Financial Officer and
DONALD C. SCOTT                                                      Senior Vice President of GS Financial and Guaranty Savings
Mr. Scott (age 54) served as President and Chief Executive           since January 2006. Prior thereto, Mr. Bower was a
Officer of the Company from February 1997 to January 2005, and       self-employed consultant providing internal audit, accounting
the Association from March 1985 to January 2005. He has been a       and loan review services primarily to banks in the greater New
director since 1982.                                                 Orleans area, including GS Financial and Guaranty Savings
                                                                     since January 2002. Previously, Mr. Bower was employed as an accounting manager at Stewart Enterprises, Inc., Metairie,
                                                                     Louisiana, from September 2000 through January 2002, and as an audit manager at Arthur Andersen LLP from December 1992 to
                                                                     September 2000.

                                                                                                                             PAGE 66

GS Financial Corp and Subsidiary
--------------------------------------------------------------------------------
BANKING LOCATIONS
--------------------------------------------------------------------------------

MAIN OFFICE                                    2111 N. Causeway Blvd
3798 Veterans Memorial Blvd.                   Mandeville, LA  70471
Metairie, LA   70002
                                               LOAN PRODUCTION OFFICE
1700 Veterans Memorial Blvd.                   1515 Hwy 51 South
Metairie, LA    70005                          Ponchatoula, LA  70454

3915 Canal Street
New Orleans, LA  70119





                                                                         PAGE 67