Form 10-K, Exhibit 13
period 2006-12-31
GS FINANCIAL CORP
filed 2007-04-02
CIK 1029630

Exhibit 13.0

GS Financial Corp.

2006 Annual Report

To our shareholders: A message from The President and CEO

2006 - A YEAR OF UNCERTAINTY AND PROMISE

We began 2006 with a tremendous amount of uncertainty as we were significantly impacted by Hurricane Katrina. The devastation wrought by this hurricane was without question our nation’s largest natural disaster. I was proud of how our employees responded to this tremendous challenge and helped each other, our customers and our community to recover. The year 2006 proved to be a successful year for Guaranty Savings Bank as we enhanced our profitability and began to implement a long term strategy to transition our company from a traditional homestead association into a community bank. It was more than a name change because we plan to deliver on our promise to grow our company and increase shareholder value by focusing on our core business.

In fact, we grew total loans by $22.4 million (29.7%) and deposits by $3.9 million (3.3%). Our earnings improved to $2.1 million in 2006, which included both improved core earnings and a reversal of a portion of the allowance for loan losses taken due to Katrina in 2005. We managed to improve our credit quality by reducing loans past due 30 days or more from $10.2 million at December 31, 2005 to $1.6 million by year-end 2006. Our capital position was $27.2 million at December 31, 2006, resulting in tier 1 capital of 15.90%, our investment portfolio was more diversified and our net interest margin improved by 46 basis points compared with 2005. Our borrowings from the FHLB were significantly reduced from $32.1 million at December 31, 2005 to $17.0 million at December 31, 2006. In 2006, the Company’s market capitalization increased by over $5.9 million and our stock price increased from $15.00 at December 31, 2005 to $19.80 at year-end 2006

This annual report includes a full set of our consolidated, audited financial statements and notes explaining in detail how we performed financially.

2006 - A YEAR TO IMPLEMENT OUR STRATEGIC INTIATIVES

In 2006, we experienced positive growth and created value for shareholders by building and expanding customer relationships throughout our market area. We focused our efforts on the implementation of our six (6) strategic initiatives to enhance our revenue growth. These initiatives include the following:

•	Grow residential mortgage banking; loans and fee income
•	Grow commercial banking; loans, deposits and fee income
•	Grow consumer banking; loans, deposits and fee income
•	Utilize new and existing information technology
•	Attract, train and retain quality employees
•	Rebuild, remodel, and construct new bank branches

As promised, we made significant investments in the Company in the form of new technology, personnel, and training. This increased our capabilities and resulted in a wider array of products and services as well as even more business expertise for our clients. We have talented people and the right products and systems in place to distinguish ourselves from our competitors.

Now more than ever, we are placing increased focus on understanding the needs of our clients. Rather than just selling and servicing products, we are taking a solutions-based approach to develop a true “relationship banking” concept which will drive customer satisfaction.

2006 - EXECUTING ON THE PROMISE OF A COMMUNITY BANK

We believe that our clients and our community are best served by a local, strong financial institution that re-invests its deposits into the local community. We understand how comforting it is to our clients to know that local lending decisions are being made by experienced bankers who understand our neighborhoods and our business community. After all, we are friends and neighbors serving friends and neighbors. That’s why in our 70 year history we have always tried to invest more in our community - whether it is through support of charitable organizations or the commitment to rebuild our Canal Street branch in New Orleans to support the city’s revitalization efforts. We were one of the first financial institutions in our area large or small to begin making loans to rebuild flood damaged residential and commercial properties. We believe in the promise of a brighter future for all of us. In fact, we invest our assets here because we want to be a part of the greatest rebuilding effort in the history of the United States, and it’s happening right here, right now.

2007 and beyond - BUILDING OUR FRANCHISE AND SHAREHOLDER VALUE

In 2007 our management team will focus on the continued implementation and execution of our strategic initiatives, developed through a collaborative effort of management and our Board of Directors. It’s a new way to do business that will allow us to take advantage of the many opportunities for growth that lie ahead of us.

As part of our commitment to providing better service to our clients, we converted our Ponchatoula Loan Production Office to a full service branch, and we are currently in the process of rebuilding our Canal Street branch, which was flooded in Hurricane Katrina, and project that it will re-open in July 2007. We also plan to build and develop new branches in Covington, and on the west bank of Jefferson Parish. We believe that these branch sites are located in fast-growing markets that will provide great long term returns for our company.

We are optimistic about the future of our region and we plan to participate in a significant way to help people and businesses rebuild and expand throughout the entire metropolitan area.

All of us at GS Financial Corp. remain dedicated to improving long-term shareholder value. Thank you for your continued confidence in Guaranty Savings Bank and for your support of GS Financial Corp., your company.

/s/ Stephen E. Wessel

Stephen E. Wessel
President and CEO

Index to Annual Report

Business Description	4
Shareholder Information	4
Selected Consolidated Financial Data	5
Management’s Discussion and Analysis of Financial Condition and Results of Operations	6
Report of Independent Registered Public Accounting Firm	27
Consolidated Balance Sheets	28
Consolidated Statements of Income	30
Consolidated Statements of Comprehensive Income	31
Consolidated Statements of Changes in Stockholders’ Equity	32
Consolidated Statements of Cash Flows	33
Notes to the Consolidated Financial Statements	35
Banking Locations	65
GS Financial Corp. Stock Performance	65
Board of Directors	66
Executive Officers Who Are Not Directors	66

Business Description

GS Financial Corp. (“GS Financial” or the “Company”) provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a Louisiana chartered savings association, at its five locations in the metropolitan New Orleans area.

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

Shareholder Information

TRANSFER AGENT, REGISTRAR, AND DIVIDEND PAYING AGENT FOR COMMON STOCK
Registered shareholder inquiries related to stock transfers, address changes, lost stock certificates, dividend payments or account consolidations should be directed to:
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
www.rtco.com

FORM 10-K AND OTHER FINANCIAL INFORMATION
Shareholders are advised to review financial information and other disclosures about GS Financial contained in its Annual Report on Form 10-K. A copy of the Form 10-K for the year ended December 31, 2006 and other financial reports filed by GS Financial with the SEC is available on the Company’s web site at www.gsfinancialcorp.com or the SEC’s web site at www.sec.gov, or may be obtained without charge by calling Lettie Moll, Corporate Secretary, or Andrew Bower, Chief Financial Officer, at (504) 457-6220 or by writing to:
GS Financial Corp.
Investor Relations
3798 Veterans Boulevard
Metairie, Louisiana 70002

INDEPENDENT AUDITORS
LaPorte, Sehrt, Romig and Hand
A Professional Accounting Corporation
110 Veterans Boulevard, Suite 200
Metairie, Louisiana 70005

COMMON STOCK
GS Financial’s common stock is traded on The Nasdaq Global Market under the ticker symbol GSLA. At December 31, 2006, the closing price was $19.80 per share and there were 441 shareholders of record.

MARKET PRICES AND DIVIDENDS
Set forth below are the high and low bid quotations for GS Financial’s common stock on the Nasdaq Global Market and dividends paid for the periods presented.
Year 2006	Stock Price		Dividends
Quarter Ended	High	Low
March 31	$17.68	$14.99	$0.10
June 30	18.15	16.74	0.10
September 30	18.50	16.50	0.10
December 31	21.76	18.20	0.10
Year 2005	Stock Price		Dividends
Quarter Ended	High	Low
March 31	$19.66	$17.87	$0.10
June 30	18.99	17.70	0.10
September 30	18.45	12.86	0.10
December 31	15.80	14.67	0.10

ANNUAL MEETING
The Annual Meeting of Shareholders of GS Financial Corp. will be held Tuesday, April 24, 2007, at 10:00 a.m. CST at its corporate office. The address is:
Guaranty Savings Bank
3798 Veterans Boulevard
Metairie, Louisiana 70002

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

At or For Years Ended December 31,
($ in thousands, except per share data)	2006	2005	2004	2003	2002
BALANCE SHEET DATA
Total assets	$168,380	$177,614	$200,066	$214,714	$210,029
Cash and cash equivalents	11,117	22,555	7,024	11,371	13,352
Loans receivable, net	93,987	69,657	92,158	77,367	78,334
Investment securities	55,090	77,344	94,557	119,271	108,726
Deposit accounts	122,754	118,866	130,723	142,108	106,781
Borrowings	17,042	32,106	39,689	42,135	66,392
Stockholders' equity	27,164	25,407	28,944	29,308	34,384
INCOME STATEMENT DATA
Interest income	$11,000	$10,466	$10,989	$9,993	$12,433
Interest expense	4,904	4,856	5,436	6,178	6,804
Net interest income	6,096	5,610	5,553	3,815	5,629
Provision (reversal) for loan losses	(1,981)	4,793	343	118	48
Non-interest income (loss)	51	(1,294)	(691)	1,476	102
Non-interest expense	4,926	4,707	4,483	4,419	4,188
Net income (loss) before taxes	3,202	(5,184)	36	754	1,495
Net income (loss)	2,114	(3,676)	199	691	1,177
KEY RATIOS
Return on average assets	1.21%	(1.96)%	0.10%	0.32%	0.60%
Return on average shareholders' equity	8.15	(13.76)	0.70	2.17	3.35
Net interest margin	3.58	3.12	2.73	1.84	2.94
Average loans to average deposits	70.74	71.74	62.69	60.15	93.77
Earning assets to interest-bearing liabilities	117.88	115.04	114.37	115.53	120.68
Efficiency ratio	80.14	109.06	92.20	83.52	73.08
Non-interest expense to average assets	2.82	2.51	2.12	2.06	2.13
Allowance for loan losses to loans	3.82	7.58	0.99	0.77	0.62
Stockholders' equity to total assets	16.16	14.30	14.47	13.65	16.37
COMMON SHARE DATA
Earnings (loss) per share:
Basic	$1.74	$(3.11)	$0.17	$0.58	$0.86
Diluted	1.73	(3.11)	0.17	0.57	0.86
Dividends paid per share	0.40	0.40	0.40	0.40	0.36
Dividend payout ratio	22.99%	n/a	235.29%	68.97%	41.86%
Book value per share	$22.00	$20.99	$22.47	$22.46	$22.61
Trading data:
High closing price	$21.76	$19.66	$19.90	$19.50	$18.60
Low closing price	14.99	12.86	17.90	18.00	14.70
End of period closing price	19.80	15.00	18.00	19.44	18.15
Average shares outstanding:
Basic	1,212,174	1,181,313	1,156,441	1,194,296	1,371,800
Diluted	1,222,950	1,181,313	1,178,013	1,214,443	1,371,800

The purpose of this discussion and analysis is to focus on significant changes in the financial condition of GS Financial Corp. (“GS Financial” or the “Company”), and its subsidiary and on their results of operations during 2006, 2005 and 2004. Virtually all of the Company’s operations are dependent on the operations of its subsidiary, Guaranty Savings Bank (“Guaranty” or the “Bank”), formerly known as Guaranty Savings and Homestead Association. This discussion is presented to highlight and supplement information presented elsewhere in this annual report, particularly the consolidated audited financial statements and related notes. This discussion should be read in conjunction with the accompanying tables and our consolidated, audited financial statements. Certain financial information in prior years has been reclassified to conform to the current year’s presentation.

FORWARD-LOOKING STATEMENTS
In addition to the historical information, this annual report includes certain forward-looking statements as that term is defined by the Private Securities Litigation Reform Act of 1995. Such statements include, but may not be limited to comments regarding (a) the potential for earnings volatility from changes in the estimated allowance for loan losses over time, (b) the expected growth rate of the loan portfolio, (c) future changes in the mix of deposits, (d) the results of net interest income simulations run by the Company to measure interest rate sensitivity, (e) the performance of Guaranty’s net interest income and net interest margin assuming certain future conditions, (f) the future prospects of metropolitan New Orleans after Hurricane Katrina and (g) changes or trends in certain expense levels.

Forward-looking statements are based on numerous assumptions, certain of which may be referred to specifically in connection with a particular statement. Some of the more important assumptions include:

•	expectations about overall economic recovery in Guaranty’s market area,
•	expectations about the ability of the Bank’s borrowers to make payments on outstanding loans and the sufficiency of the allowance for loan losses,
•	expectations about the current values of collateral securing the Bank’s outstanding loans,
•	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions,
•	reliance on existing or anticipated changes in laws or regulations affecting the activities of the banking industry and other financial service providers, and
•	expectations regarding the nature and level of competition, changes in customer behavior and preferences, and Guaranty’s ability to execute its plans to respond effectively.

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

OVERVIEW

The Company reported earnings of $2.1 million, or $1.74 per share, for the year ended December 31, 2006. The Company’s results of operations for 2005 were significantly impacted by the effects of Hurricane Katrina which struck in August 2005. Hurricane Katrina resulted in substantial property damage in the greater New Orleans market area that the Company operates in and has displaced a significant number of people and businesses. Based upon its assessment of the property damage caused by Hurricane Katrina, and taking into consideration its estimates of the potential economic impact on its borrowers, the Company made provisions for loan losses of $4.8 million for the year ended December 31, 2005. In 2006, $2.0 million of these provisions were reversed as conditions in the Bank’s area improved and the level of actual loan impairment was less than what management expected at the end of 2005.  The Bank’s mid-city New Orleans office was damaged extensively by Katrina-related flooding in 2005 and remains closed, but construction is in progress and the office is expected to reopen in July of 2007. Our other four offices suffered minor damage and reopened shortly after the hurricane.

During the year ended December 31, 2005, the Company’s results also were adversely affected by its recognition of a charge of $1.3 million as the result of an other-than-temporary impairment of $49 million in securities available for sale. In 2006 approximately $38 million of these securities were sold at an additional loss of $93,000.

The Company’s net loan portfolio amounted to $94.0 million at December 31, 2006 compared to $69.7 million at December 31, 2005. The increase in net loans receivable was due to a substantial increase in the volume of both residential and non-residential real estate loan originations and the decrease in the allowance for loan losses. In December 2005, Stephen Wessel was hired as the Bank’s new President and Chief Executive Officer. In addition, in January, 2006, two new commercial loan officers were hired and, in March, 2006, a mortgage banking manager was hired. During 2006 the Bank was approved as an originator to sell loans to Fannie Mae and Freddie Mac and, in the fourth quarter of 2006, the Bank sold its first loans in the secondary market. The Bank anticipates continuing to sell loans in the secondary market while retaining servicing on these loans to maintain customer relationships and earn servicing fee income.

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

The Company believes that the determination of its estimate of the allowance for loan losses involves a higher degree of judgment and complexity than its application of other significant accounting policies. Factors considered in this determination and the processes used by management are discussed in Note A to the consolidated financial statements and in the discussion below under the headings “Loans” and “Allowance for Loan Losses.” Although management believes it has identified appropriate factors for review and designed and implemented adequate procedures to support the estimation process that are consistently followed, the allowance remains an estimate about the effect of matters that are inherently uncertain. Over time, changes in economic conditions or the actual or perceived financial condition of Guaranty’s credit customers or other factors can materially impact the allowance estimate, potentially subjecting the Company to significant earnings volatility.

One other estimate requiring a high degree of judgment is the valuation allowance on the deferred tax asset. As operating losses can be carried forward 15 years and the Company expects positive taxable income for each year going forward, no valuation allowance is deemed necessary on the portion of the deferred tax asset created by net operating losses. However, a portion of the deferred tax asset relates to capital losses. Tax rules only allow these losses to be offset against future capital gains for five years. As it is uncertain whether the Bank will be able to realize capital gains of the magnitude to fully offset these losses in the next five years, we elected to establish an appropriate valuation allowance for the portion of the capital loss carryforward which we estimate may not be utilized. See Note J of the consolidated financial statements for further discussion of the Company’s income tax accounting.

FINANCIAL CONDITION
At December 31, 2006, GS Financial reported total assets of $168.4 million compared to $177.6 million at the end of 2005. Average total assets were $174.1 million in 2006, a decrease of $13.1 million compared to 2005, primarily reflecting a reduction in investment securities, and we sold certain securities during the year and used the proceeds, among other things, to repay FHLB advances. New loan originations during 2006 were funded primarily by utilizing existing liquid assets rather than additional liabilities such as deposits or borrowings.

LOANS AND ALLOWANCE FOR LOAN LOSSES
As with most savings associations, a significant portion of Guaranty’s assets are comprised of loans made to its customers. Guaranty engages primarily in real estate lending, both residential and commercial.

In general, credit is extended based on the current market conditions, prevailing economic trends, value of the underlying collateral and the character of the borrower. The lending activities of the Company are subject to written underwriting standards and loan origination procedures established by the Company's Board of Directors (the “Board”) and senior officers and are incorporated into the Company's Lending Policy which is reviewed as needed by the Board and senior officers. The underwriting standards establish the manner in which loan applications are accepted and processed. Such standards are written to comply with all applicable laws and regulations including but not limited to Truth-In-Lending (Regulation Z) and the Real Estate Settlement Procedures Act (“RESPA”). These standards pertain to such issues as maximum loan amounts, acceptable rates and terms, appraisal guidelines, disclosure requirements, credit criteria, debt-to-income ratios, complete applications, and title requirements. The Lending Policy establishes the overall direction of the Company's lending activities within the community and forms the basis for setting underwriting standards which limit the Company's exposure to credit risk.

The outstanding balance in total loans at December 31, 2006 was $97.7 million, an increase of $22.3 million, or 29.7%, from the year-end 2005 balance of $75.4 million. The 2005 balance was down 19.0%, or $17.7 million, from the end of 2004. Average loans for 2006 were $87.4 million, unchanged from the prior year’s average level. Table 1, which is based on regulatory reporting codes, shows loan balances at year end of the previous five years.

TABLE 1. COMPOSITION OF LOAN PORTFOLIO
At December 31,
($ in thousands)	2006	2005	2004	2003	2002
Real estate loans - residential	$48,610	$36,800	$45,007	$44,021	$57,502
Real estate loans - commercial and other	36,896	24,794	36,143	26,460	18,124
Real estate loans - construction	9,089	11,282	8,233	4,709	1,263
Consumer loans	677	669	629	513	403
Commercial business loans	2,445	1,819	3,058	2,257	1,515
Total Loans at Year-End	$97,717	$75,364	$93,070	$77,960	$78,807
Allowance for loan losses	(3,732)	(5,713)	(920)	(601)	(483)
Deferred Loan Origination Costs	2	6	8	8	8
Net loans at year end	93,987	69,657	92,158	77,367	78,332
Average total loans during year	$87,360	$87,437	$87,185	$76,623	$81,463

Guaranty’s investment in residential mortgage loans, which includes those loans secured by 1-4 family properties, increased 32.1%, or $11.8 million, between December 31, 2005 and 2006, after a decrease of 18.2%, or $8.2 million, between 2004 and 2005. The increase in 2006 was due to concerted marketing efforts as well as rebuilding loans made subsequent to Hurricane Katrina converting to permanent mortgages. The decrease experienced in 2005 was primarily due to payoffs of loans on properties damaged by Hurricane Katrina. Subsequent to Hurricane Katrina, borrowers received insurance proceeds checks that were then often used to repay the loans.

In 2000, the Company began shifting its lending emphasis towards the commercial real estate market to diversify and enhance the products and services offered to its customers and add higher yielding loans to its overall portfolio. Commercial real estate loans typically carry higher yields and associated risk than loans on 1-4 family dwellings. The Company offers mortgage loans on multifamily residential dwellings, commercial real estate and vacant land. The Company also offers commercial asset-based loans secured by non-real estate collateral such as inventory and accounts receivable though it does not actively solicit non-mortgage commercial loans. The Company has a commercial loan committee consisting of board members to evaluate such applications.

During 2006 Guaranty was able to develop significant new business in commercial real estate loans. Commercial real estate loans, including multi-family and retail property, increased 48.8%, or $12.1 million, between December 31, 2005 and 2006. At December 31, 2006, commercial real estate and construction loans made up 47.1% of the entire loan portfolio compared to 47.9% and 47.7% at December 31, 2005 and 2004, respectively.

For the year ended December 31, 2006, the Bank’s total loan origination’s amounted to $42.0 million compared to $14.7 million and $41.0 million for the years ended December 31, 2005 and 2004, respectively. The increase in both residential and commercial lending in 2006 was due to the Bank hiring experienced lending professionals in each area of expertise. The decrease in new loan originations in 2005, reflects the slowdown in business activity in the fourth quarter of 2005 as well as reduced new originations in general during 2005 as the Bank completed its search for a new President. In 2006 the Bank sold seven single-family residential real estate loans for a total of $1.4 million and recognized gains on the sale of the loans of $30,000.

Table 2 reflects the Company’s total loan origination and repayment experience during the periods indicated.

TABLE 2. LOAN ORIGINATIONS BY TYPE
Year Ended December 31,
($ in thousands)	2006	2005	2004	2003	2002
Real estate loans - residential	$20,487	$8,339	$13,452	$12,469	$8,021
Real estate loans - commercial and other	16,938	1,143	18,733	15,103	8,839
Real estate loans - construction	2,432	4,896	6,550	3,152	2,143
Consumer loans	345	366	269	338	364
Commercial loans	2,332	-	2,003	3,153	2,049
Total originations	41,994	14,744	41,007	34,215	21,416
Loan principal repayments	(18,108)	(32,204)	(25,897)	(35,062)	(24,646)
Loans sold	(1,353)	-	-	-	-
Net portfolio activity	$22,353	$(17,460)	$15,110	$(847)	$(3,230)

Table 3 reflects contractual loan maturities, unadjusted for scheduled principal reductions, prepayments or repricing opportunities. Demand loans and loans having no stated maturity are reported as due in one year or less. Most of the Bank’s outstanding loans carry a fixed rate of interest, though certain commercial loans and home equity lines of credit have floating interest rates which are tied to the Wall Street Prime rate.

TABLE 3. LOAN MATURITIES BY TYPE
At December 31, 2006, Loans Maturing In
($ in thousands)	One year or less	One through five years	More than five years	Total
Real estate loans - residential	$2,414	$2,493	$46,744	$51,651
Other real estate loans	11,571	17,320	14,058	42,949
Consumer loans	445	227	-	672
Commercial loans	1,444	162	839	2,445
Total	$15,874	$20,202	$61,641	$97,717
Percentage	16.2%	20.7%	63.5%	100.0%

All loans carry a degree of credit risk. Management’s evaluation of this risk ultimately is reflected in the estimate of probable loan losses that is reported in the Company’s financial statements as the allowance for loan losses. Additions to the allowance for loan losses as a result of this ongoing evaluation are reflected in the provision for loan losses charged to operating expense.

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

Loan collection efforts in the form of past due notices commence when loan payments are more than 15 days past due. Once a loan reaches 15 days past due status, the Company’s collection manager initiates personal contact with the borrower. When a loan becomes 90 days past due, the Company initiates foreclosure proceedings. At this point, loans are placed on non-accrual status. All interest and late charges due on such loans are reversed in the form of reserves for uncollectible interest and late charges.

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

At December 31, 2006, the allowance for loan losses was $3.7 million, or 3.82% of total loans, compared to $5.7 million, or 7.56% of total loans at the end of 2005. The relatively large amount of our allowance for loan losses at December 31, 2005 was due to a provision for loan losses of $4.8 million taken in the fourth quarter of 2005 for potential losses caused by the impact of Hurricane Katrina. No loans were charged off during the year ended December 31, 2006. As a result of credit quality in 2006 being better than expectations at the time the Katrina-related provision was recorded, a reversal of the provision for loan losses of $2.0 million was recorded in 2006. Table 4 presents an analysis of the activity in the allowance for loan losses for the past five years.

TABLE 4. SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOSSES
Year Ended December 31,
($ in thousands)	2006	2005	2004	2003	2002
Balance at the beginning of year	$5,713	$920	$601	$483	$435
Provision (reversal) for loan losses charged to operations	(1,981)	4,793	343	118	48
Loans charged to the allowance	-	-	(24)	-	-
Recoveries of loans previously charged off	-	-	-	-	-
Balance at the end of year	$3,732	$5,713	$920	$601	$483
Ratios
Charge-offs to average loans	0.00%	0.00%	0.03%	0.00%	0.00%
Provision for loan losses to charge-offs	n/a	n/a	1,429.17%	n/a	n/a
Allowance for loan losses to loans at end of year	3.82%	7.56%	0.99%	0.77%	0.61%

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

The $4.8 million provision for loan losses made in 2005 and subsequent $2.0 million reversal in 2006 reflect management’s assessment, based on the information available at the time, of the inherent level of losses in the Bank’s portfolio. In its assessment for year-end 2005, management attempted to contact all borrowers with loans over $200,000 and evaluated the collateral value for all loans where the Bank did not receive either a loan payment or insurance proceeds for December, 2005. Of the $4.8 million provision, $3.3 million was recorded specifically on an aggregate of $8.2 million of loans deemed impaired and on which no loan payments had been received and the Company knew the collateral had suffered property damage as a result of the hurricane. The remaining $1.5 million of the provision was applied to the general allowance for loan losses. Because significant uncertainties remain regarding the performance of the Company’s loan portfolio after Hurricane Katrina, such as the ultimate disposition of property insurance claims and the ultimate economic recovery of greater New Orleans, the Company maintained this general allowance for loan losses at $1.5 million at December 31, 2006. We will continue to assess the allowance for loan losses and adjust it as appropriate for changes subsequent to December 31, 2006.

TABLE 5. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
At December 31,
	2006		2005		2004		2003		2002
($ in thousands)	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve
Real estate loans - residential	$1,177	31.5%	$3,332	58.3%	$239	26.0%	$147	24.5%	$217	45.0%
Real estate loans - commercial and other	1,963	52.6%	1,805	31.6%	591	64.2	410	68.2	241	49.9
Real estate loans - construction	360	9.7%	292	5.1%	4	0.4	10	1.7	5	1.0
Commercial loans	232	6.2%	284	5.0%	87	9.4	34	5.6	20	4.1
Total	$3,732	100.0%	$5,713	100.0%	$920	100.0%	$601	100.0%	$483	100.0%

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

TABLE 6. DELINQUENT LOANS
At December 31,
($ in thousands)	2006	2005	2004
30-89 Days	$1,379	$9,296	$8,106
90+ Days	179	931	894
Total	$1,558	$10,227	$9,000
Ratios
Loans delinquent 90 days to total loans	0.18%	1.24%	0.96%
Total delinquent loans to total loans	1.59%	13.57%	9.67%
Allowance for loan losses to 90 day delinquent loans	2,084.92%	613.75%	102.91%
Allowance for loan losses to total delinquent loans	239.54%	55.87%	10.22%

TABLE 7. NONPERFORMING ASSETS
At December 31,
($ in thousands)	2006	2005	2004	2003	2002
Loans accounted for on a nonaccrual basis	$179	$3,582	$894	$929	$651
Foreclosed assets	-	-	-	52	-
Total nonperforming assets	$179	$3,582	$894	$981	$651
Ratios
Nonperforming assets to loans plus foreclosed assets	0.18%	4.75%	0.96%	1.26%	0.83%
Nonperforming assets to total assets	0.11%	2.01%	0.45%	0.46%	0.31%
Allowance for loan losses to nonperforming loans	2,084.92%	159.52%	102.91%	64.69%	74.19%

During the fourth quarter of 2005, the Bank unilaterally agreed to defer all loan payments. As a result, no loans other than those that were delinquent prior to the deferral period were deemed to be delinquent, non-performing or non-accrual during the three-month deferral period.

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

During 2004, short term interest rates increased, causing liquidity to begin a return to a more moderate level. Liquidity was reduced in 2005 as the result of a decline in deposits, caused in part by Hurricane Katrina, and by contractual paydowns on FHLB borrowings. Continued reductions in FHLB borrowings and significant loan growth in 2006 further reduced liquidity. However, the Company still has substantial liquidity and is in compliance within all regulatory requirements regarding liquidity. Information on changes in deposits and liquidity sources are presented in later sections of this Management’s Discussion and Analysis. Management routinely places much of the Company’s liquid assets into its investment portfolio to balance its need for liquidity with the need to earn a competitive yield. To allow for the investment portfolio to fund liquidity needs as necessary, all investments have been classified as available-for-sale during the past three years.

At December 31, 2006, total securities were $55.1 million, down 28.7%, or $22.2 million, from December 31, 2005. Mutual fund investments were 19.6% of the total portfolio at December 31, 2006 compared with 63.7% at the prior year-end. Regular principal repayments and a lack of acceptable replacement investments caused the Company’s investment in collateralized mortgage obligations (“CMOs”) to decrease 23.7%, or $5.3 million, at December 31, 2006 compared to December 31, 2005. At December 31, 2006, CMOs made up 31.2% of the investment portfolio, compared to 29.1% at December 31, 2005.

During the years ended December 31, 2005 and 2004, the Company recognized charges of $1.3 million and $497,000, respectively, for other-than-temporary impairments of available-for-sale securities. The 2004 impairment charge related to the Company’s investment in FHLMC preferred stock, all of which was sold in 2005. The $1.3 million charge recognized in 2005 relates to the Company’s then $49 million investment in an ARM mutual fund which, based on then current rates and market conditions, was deemed to be other-than-temporarily impaired. Approximately $39.0 million of the holdings in this fund were sold in 2006. Table 8 shows the makeup of the Company’s investment portfolio at December 31, 2006, 2005 and 2004.

TABLE 8. COMPOSITION OF INVESTMENT PORTFOLIO
	At December 31,
	2006		2005		2004
($ in thousands)	Balance	Percent	Balance	Percent	Balance	Percent
U.S. Treasury and Agency securities	$23,326	42.3%	$5,449	7.1%	$832	0.9%
Mortgage-backed securities	3,791	6.9	100	0.1	238	0.2
Collateralized mortgage obligations	17,173	31.2	22,496	29.1	24,481	25.9
Mutual funds	10,800	19.6	49,299	63.7	49,657	52.5
FHLMC stock	-	-	-	-	19,349	20.5
Total Investments at Year End	55,090	100.0%	77,344	100.0%	$94,557	100.0%
Average Investments During Year	$68,469		$78,516		$110,004

Information about the contractual maturity of Company’s investment securities at December 31, 2006 is shown in Table 9 below. At December 31, 2006, 19.6% of the investment portfolio consists of mutual fund or equity investments carrying no stated maturity. These investments are redeemable immediately at their current market value. Scheduled principal reductions and principal repayments on mortgage-backed securities and collateralized mortgage obligations are not reflected in Table 9. If these expected principal reductions were taken into consideration, the weighted-average maturity of the Company’s overall securities portfolio would be approximately 32 months at December 31, 2006.

TABLE 9. DISTRIBUTION OF INVESTMENT MATURITIES
At December 31, 2006
($ in thousands)	One year or less		Over one through five years		Over five through ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Agency securities	$4,999	5.08%	$2,987	5.25%	$7,920	5.46%	$7,420	6.47%	$23,326	5.67%
Mortgage-backed securities	-	-	-	-	-	-	3,791	5.90%	3,791	5.90%
CMOs	-	-	-	-	-	-	17,173	5.33%	17,173	5.33%
Mutual funds	10,800	5.08%	-	-	-	-	-	-	10,800	5.08%
Total	$15,799	5.08%	$2,987	5.25%	$7,920	5.46%	$28,383	5.70%	$55,090	5.46%
Percentage of Total	28.68%		5.42%		14.38%		51.52%		100.0%

All of the Company’s investments in marketable securities are classified as available for sale. The net unrealized losses on these investments totaled $477,000, or 0.90%, of amortized cost at December 31, 2006. At year-end 2005, there was a net unrealized loss of $300,000, or 0.39% of amortized cost. This net unrealized gain or loss will vary based on the overall changes in market rates, shifts in the slope of the yield curve, and movement in spreads to the yield curve for different types of securities.

At December 31, 2006, the Company had certain investment concentrations exceeding 10% of stockholders’ equity. While these are significant in amount, they were limited to “AAA” rated securities and management feels that they present a limited risk of default. Investments of the Company that exceed 10% of stockholders’ equity at December 31, 2006 are shown in Table 10 below.

TABLE 10. INVESTMENTS GREATER THAN 10% OF STOCKHOLDERS' EQUITY
At December 31, 2006
($ in thousands)	Type	Total Investment	% of Total Assets	% of Stockholders' Equity
Federal National Mortgage Association	Agency Bond	$10,907	6.48%	40.10%
Shay Mutual Funds	Mutual Fund	10,800	6.42%	39.71%
Federal Home Loan Bank	Agency Bond	10,461	6.21%	38.46%
Total		$32,168	19.11%	118.27%

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

DEPOSITS
Deposits are the Company’s primary source of funding for earning assets. The Company offers a variety of products designed to attract and retain customers. The principal methods used by the Company to attract deposits include its emphasis on personal service, competitive interest rates and convenient office locations. The Company does not actively solicit or pay higher rates for “jumbo” (amounts over $100,000) certificates of deposit and does not advertise for deposits outside of its primary market area. The Company had no deposits that were obtained through outside deposit brokers at December 31, 2006 or 2005.

At December 31, 2006, deposits were up 3.3%, or $3.9 million, from the level at December 31, 2005. Average deposits for fiscal 2006 increased 1.5%, or $1.9 million over 2005 and decreased 12.5%, or $17.5 million, in 2005 from 2004. The decline in 2005 can be largely attributed to the impact of Hurricane Katrina and many customers leaving the Bank’s market area. The increase in deposits in 2006 was due to the addition of a money market account in 2006 which attracted substantial balances (included in Table 11 in NOW account deposits) and the stabilization in the area’s population base as it recovers from the impact of Hurricane Katrina.

TABLE 11. DEPOSIT COMPOSITION
At December 31,
	2006		2005		2004
($ in thousands)	Average Balances	% of Deposits	Average Balances	% of Deposits	Average Balances	% of Deposits
Noninterest bearing demand deposits	$2,367	1.9%	$895	0.7%	$816	0.6%
NOW account deposits	17,186	13.9	7,778	6.4	9,065	6.5
Savings deposits	27,103	22.0	30,551	25.1	34,348	24.7
Certificates of deposit	76,841	62.2	82,409	67.8	94,855	68.2
Total	$123,498	100.0%	$121,633	100.0%	$139,084	100.0%

Average certificates of deposit (or “time deposits”) totaled $76.8 million, or 62.2% of total average deposits during 2006, down $5.6 million, or 6.8%, compared to 2005. Average savings deposits made up 22.0% of total average deposits during 2005, down from 25.1% in the previous year. During 2006, transaction accounts increased from 7.1% to 15.8% of total deposits, with money market accounts contributing to the $9.4 million increase in NOW accounts and noninterest bearing demand deposits increasing by $1.5 million as the Bank has increased its volume of activity with commercial customers. Table 12 shows the maturity structure of time deposits over and under $100,000 at December 31, 2006.

TABLE 12. MATURITIES OF TIME DEPOSITS
At December 31, 2006
($ in thousands)	Less than $100,000	$100,000 or more
			Amount	Percentage
Three months or less	$ 12,063	$ 2,432	$ 14,495	18.43%
Over three months through twelve months	28,052	7,633	35,685	45.39%
Over twelve months	23,078	5,373	28,451	36.18%
Total	$ 63,193	$ 15,438	$ 78,631	100.00%

BORROWINGS
The Bank is a member of the Federal Home Loan Bank System. This membership provides access to a variety of Federal Home Loan Bank advance products as an alternative source of funds. At December 31, 2006, the Company had outstanding advances totaling $17.0 million, compared to $32.1 million at year-end 2005. Average advances outstanding during 2006 were $23.4 million, compared with $35.6 million for 2005. The average rate paid on FHLB advances during 2006 was 5.30%, compared to 5.25% in 2005. FHLB advances decreased $15.1 million, or 47.0%, at December 31, 2006 when compared to December 31, 2005. This reduction was due to the contractually scheduled repayment of the advances and no new borrowings. The Company’s reliance on borrowings continues to be within the parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity, though the Company has significant additional borrowing capacity should borrowing needs arise. Table 13 shows the scheduled maturities of FHLB advances at December 31, 2006.

TABLE 13. MATURITIES OF ADVANCES
At December 31, 2006
($ in thousands)	Amount	% of Total Advances	Weighted Average Rate
2007	5,514	32.36%	5.61%
2008	11,528	67.64%	5.44%
Total Advances	$17,042	100.00%	5.50%

STOCKHOLDERS’ EQUITY AND CAPITAL ADEQUACY
At December 31, 2006, stockholders’ equity totaled $27.2 million, compared to $25.4 million at the end of 2005. The major factors in the $1.8 million increase in 2006 were the net income of $2.1 million and the release of stock from the ESOP and RRP totaling $550,000, offset by dividends paid of $486,000, treasury stock purchases of $300,000 and a $121,000 increase in the accumulated comprehensive loss. The dividend payout was 23.0% of net income in 2006. As the Company incurred a net loss in 2005 the dividend payout ratio was not a meaningful measure.

Since 1998, the Company has been consistently repurchasing shares of its common stock when shares have been available at prices and amounts deemed prudent by management. Table 14 summarizes the repurchase of the shares of its common stock by year. All of the purchases were open market transactions and most were at a discount to book value.

TABLE 14. SUMMARY OF STOCK REPURCHASES
Year Ended December 31,	Shares	Cost($000)	Average Price Per Share
1998	491,054	$8,324	$16.95
1999	299,000	3,653	12.22
2000	679,600	8,590	12.64
2001	305,684	4,612	15.09
2002	142,201	2,516	17.69
2003	216,181	4,109	19.01
2004	16,842	315	18.70
2005	3,907	74	19.06
2006	17,763	300	16.87
Total Stock Repurchases	2,172,232	$32,493	$14.96

The ratios in Table 15 indicate that the Bank was well capitalized at December 31, 2006. During 2006, total regulatory capital ratios improved as the bank’s overall capital levels increased as a result of factors noted above. Risk-based capital ratios declined in 2006 as there was a $15.2 million increase in risk-weighted assets, attributable primarily to growth in the loan portfolio. The regulatory capital ratios of Guaranty Savings Bank far exceed the minimum required ratios, and the Bank has been categorized as “well-capitalized” in the most recent notice received from its primary regulatory agency.

TABLE 15. CAPITAL AND RISK BASED CAPITAL RATIOS
	December 31,
($ in thousands)	2006	2005	2004
Tier 1 regulatory capital	$26,580	$23,772	$26,631
Tier 2 regulatory capital	1,096	905	920
Total regulatory capital	$27,676	$24,677	$27,551
Adjusted total assets	$167,126	$176,444	$198,443
Risk-weighted assets	$87,645	$72,399	$98,415
Ratios
Tier 1 capital to total assets	15.90%	13.47%	13.42%
Tier 1 capital to risk-weighted assets	30.33%	32.83%	27.06%
Total capital to risk-weighted assets	31.58%	34.08%	27.99%
Stockholders' equity to total assets	16.14%	14.47%	13.65%

LIQUIDITY AND CAPITAL RESOURCES
The objective of liquidity management is to ensure that funds are available to meet cash flow requirements of depositors and borrowers, while at the same time meeting the operating, capital and strategic cash flow needs of the Company and the Bank, all in the most cost-effective manner. The Company develops its liquidity management strategies and measures and monitors liquidity risk as part of its overall asset/liability management process, making use of the quantitative modeling tools to project cash flows under a variety of possible scenarios.

On the liability side, liquidity management focuses on growing the base of more stable core deposits at competitive rates, while at the same time ensuring access to economical wholesale funding sources. The sections above on deposits and borrowings discuss changes in these liability-funding sources in 2006.

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

Table 16 illustrates some the factors that the Company uses to measure liquidity. Cash and cash equivalents decreased substantially during 2006 compared to 2005. Cash balances were unusually high at the end of 2005 primarily resulting from significant loan paydowns occurring subsequent to Hurricane Katrina. This excess cash was used to fund loans and pay down FHLB advances in 2006. Deposits increased slightly in 2006 as the area’s population stabilized as people returned to the city following Hurricane Katrina and the Bank introduced money market accounts, which attracted over $11 million in new deposits in 2006. In 2005, deposits decreased primarily as a result of customers leaving the Bank’s market area following Hurricane Katrina.

The Company has made investment allocation decisions and developed loan and deposit pricing strategies consistent with its assessment of current and future economic conditions. Management feels that these higher liquidity levels of the past three years will continue to move toward more normal levels with liquidity being used to pay down maturing FHLB debt and to take advantage of anticipated significant new lending opportunities resulting from both post-Hurricane-Katrina rebuilding and the hiring of experienced commercial and residential lenders.

TABLE 16. KEY LIQUIDITY INDICATORS
December 31,
($ in thousands)	2006	2005	2004
Cash and cash equivalents	$11,116	$22,555	$7,024
Total loans	97,717	75,364	93,070
Total deposits	122,754	118,866	130,723
Deposits $100,000 and over	27,285	16,301	22,067
Ratios
Total loans to total deposits	79.60%	63.40%	71.20%
Deposits $100,000 and over to total deposits	22.23%	13.71%	16.88%

ASSET/LIABILITY MANAGEMENT
The objective the Company’s asset/liability management is to implement strategies for the funding and deployment of its financial resources that are expected to maximize profitability over time at acceptable levels of risk.

Interest rate sensitivity is the potential impact of changing rate environments on both net interest income and cash flows. The Bank monitors its interest rate sensitivity on a quarterly basis by reviewing net interest income simulations, monitoring the economic value of equity and preparing interest rate gap analyses.

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

Since thrift organizations are traditionally invested primarily in home mortgage loans varying in contractual terms to maturity usually from 15 to 30 years while their longest term interest-bearing liabilities are typically five-year certificates of deposit, they tend to create negative gaps over the short term. Guaranty is no different; therefore, it is vital that the Bank utilize its other investments to offset in the short-term (12-months or less) horizon, the substantial negative re-pricing gap which arises from one to five years, while at the same time maximizing net interest income. The Company has placed much of its ready cash in short-term investments such as mortgage-based mutual funds that provide the benefit of overnight availability. The Bank also places a high emphasis on cash flows in its portfolio of CMOs and mortgage-backed securities. The duration of the Bank’s CMOs varies from two to 15 years. Table 17 shows the Company’s static gap position as of December 31, 2006.

Gap analysis has several limitations, including the fact that it is a point-in-time measurement that ignores the dynamic nature of the Company’s assets and liabilities, and it does not take into consideration actions that management can and will take to maximize net interest income over time.

Another tool used by management is a net portfolio value (“NPV”) model. The NPV is the difference between the market value of the Bank’s assets and the market value of the Bank’s liabilities and off balance sheet commitments. At least quarterly, the Board reviews the internal model and a standard thrift industry model prepared by the OTS from the Association’s quarterly Consolidated Maturity and Rate Report.

TABLE 17. INTEREST RATE SENSITIVITY
	By Maturity or Repricing at December 31, 2006
($ in thousands)	0-90 Days	91-365 Days	After 1 through 3 Years	After 3 Years	Non-interest earning/ bearing	Total
ASSETS
Loans	$5,916	$9,762	$9,186	$69,123	$-	$93,987
Securities available for sale	15,799	6,140	-	33,151	-	55,090
Cash and cash equivalents	11,116	-	-	-	-	11,116
Other assets	-	-	-	-	8,187	8,187
Total assets	32,831	15,902	9,186	102,274	8,187	168,380
SOURCES OF FUNDS
Noninterest bearing deposits	-	-	-	-	2,195	2,195
NOW account deposits	17,186	-	-	-	-	17,186
Savings deposits	27,103	-	-	-	-	27,103
Time deposits	14,494	35,685	22,799	3,292	-	76,270
Advances	1,350	4,163	11,529	-	-	17,042
Other liabilities	-	-	-	-	1,420	1,420
Stockholders' equity	-	-	-	-	27,164	27,164
Total sources of funds	60,133	39,848	34,328	3,292	30,779	168,380
Interest rate sensitivity gap
Period	$(27,302)	$(23,946)	$(25,142)	$98,982	$(22,592)
Cumulative	$(27,302)	$(51,248)	$(76,390)	$22,592	$-
Gap/total earning assets
Period	(17.0)%	(15.0)%	(15.7)%	61.8%	(14.1)%
Cumulative	(17.0)%	(32.0)%	(47.7)%	14.1%	-

Table 18 presented below is an analysis of the Bank’s interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points in accordance with OTS regulations. Currently, due to the low level of interest rates, the only downward shocks capable of being applied realistically are 100 and 200 basis points. As illustrated in the tables below, NPV is currently more sensitive to and may be more negatively impacted by rising rates than falling rates.

TABLE 18. NET PORTFOLIO VALUE
At December 31,
($ in thousands)	2006					2005
Change (Basis Point) in Interest Rates	$	Value	$	Change	% Change	$	Value	$	Change	% Change
+300		$24,026		$(10,822)	(31)%		$23,988		$(8,467)	(26)%
+200		27,705		(7,142)	(20)%		27,266		(5,189)	(16)%
+100		31,189		(3,658)	(10)%		30,203		(2,253)	(7)%
0		34,847		-	-		32,455		-	-
-100		36,662		1,815	5%		33,258		804	2%
-200		38,159		3,312	10%		33,276		821	3%
-300		n/a		n/a	n/a		n/a		n/a	n/a

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

RESULTS OF OPERATIONS

The Company reported net income of $2.1 million, or $1.74 per share, compared with a loss of $3.7 million, or $3.11 per share, during 2005, and net income of $199,000, or $0.17 per share in 2004. Earnings in 2006 included a reversal of $2.0 million ($1.3 million after tax) of the loan loss reserves established in 2005 due to the uncertainties in the loan portfolio subsequent to Hurricane Katrina. The losses in 2005 resulted primarily from a substantial loan loss provision of $4.8 million to cover potential loan losses resulting from the impact of Hurricane Katrina and a $1.3 million recognition of losses on available-for-sale investment securities as other-than-temporary. Net income for 2004 was significantly impacted by $753,000 in investment losses.

NET INTEREST INCOME
The Company’s net interest income increased 8.7%, or $486,000, in 2006, despite a 5.3% decline in average interest-earning assets. This followed a 1.0%, or $57,000 increase in net interest income for 2005 over 2004 when interest-earning assets decreased 11.7%. Net interest margin is net interest income expressed as a percent of average interest-earning assets. In 2006, the Company was able to add 46 basis points to increase its net interest margin to 3.58% with a 64 basis point increase in the average yield on earning assets which more than offset a 28 basis point increase in the cost of interest-bearing liabilities. This followed an 39 basis point increase in net interest margin in 2005 over 2004.

During 2006 average loans were 51% of average interest-earning assets, up from 49% in 2005 and 43% in 2004. Collateralized mortgage obligation investments made up 11% of average interest-earning assets during 2006, down from 13% in 2005 and 15% in 2004. Mutual fund investments, consisting primarily of investments in funds secured by short-term mortgage instruments, were 17% of average interest-earning assets in 2006, down from 28% in both 2005 and 2004. The mutual fund investments were liquidated to diversify the investment portfolio and to fund loan growth.

The Company’s funding mix showed improvement in 2006 but continues to have a negative impact on interest margins. The percentage of average interest-earning assets funded by higher-cost sources of funds, including time deposits and FHLB borrowings was 59%, compared to 66% in both 2005 and 2004. This is expected to further improve in 2007 due to significant contractual paydowns on FHLB advances and an increased emphasis on attracting lower-cost transaction accounts. Lower-cost core deposits totaled 26% of average interest earning assets, up from 21% of average interest-earning assets in 2005 and 2004. The improved funding mix was offset by increase in cost of funds, as the cost of interest-bearing deposits increased by 56 basis points in 2006 compared to 2005 and 14 basis points in 2005 compared to 2004, and the total cost of interest-bearing liabilities increased by 28 basis points in 2006 compared to 2005, following a 6 basis point increase in 2005 compared to 2004. These increases were industry-driven, as short-term interest rates have been increasing and the competition for deposits has been extremely intense in the Bank’s market.

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

TABLE 19. SUMMARY OF AVERAGE BALANCES, NET INTEREST INCOME AND INTEREST RATES
Year Ended December 31,	2006			2005			2004
($ in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
ASSETS
INTEREST-EARNING ASSETS
Loans	$87,360	$6,803	7.79%	$87,437	$6,658	7.61%	$87,185	$6,638	7.61%
U.S. Treasury and Agency securities	16,916	892	5.27	4,376	231	5.28	864	58	6.71
Mortgage-backed securities	2,502	152	6.08	136	9	6.62	266	19	7.14
Collateralized mortgage obligations	19,383	1,098	5.66	22,788	1,471	6.46	31,315	1,693	5.41
Mutual funds	29,668	1,344	4.53	49,495	1,720	3.48	57,578	1,349	2.34
FHLMC stock	-	-	-	1,721	-	-	19,982	1,116	5.59
Total investment in securities	68,469	3,485	5.09%	78,516	3,431	4.37%	110,005	4,235	3.85%
FHLB stock	1,437	74	5.17%	2,294	82	3.57%	2,526	46	1.82%
Federal funds sold and demand deposits	13,069	637	4.88%	11,584	295	2.55%	3,881	70	1.80%
Total interest-earning assets	170,335	11,000	6.46%	179,831	10,466	5.82%	203,597	10,989	5.40%
NONINTEREST-EARNING ASSETS
Other assets	8,942			8,315			8,290
Allowance for loan losses	(5,207)			(933)			(604)
Total assets	$174,070			$187,213			$211,283

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
NOW account deposits	$17,186	$388	2.26%	$7,778	$97	1.25%	$9,065	$120	1.32%
Savings deposits	27,103	339	1.25%	30,551	382	1.25%	34,348	454	1.32
Time deposits	76,842	2,938	3.82%	82,409	2,508	3.04%	94,855	2,653	2.80
Total interest-bearing deposits	121,131	3,665	3.03%	120,738	2,987	2.47%	138,268	3,227	2.33%
Borrowings	23,368	1,239	5.30%	35,589	1,869	5.25%	39,743	2,209	5.56%
Total interest-bearing liabilities	144,499	4,904	3.39%	156,327	4,856	3.11%	178,011	5,436	3.05%
NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	2,367			895			816
Other liabilities	1,195			3,264			3,895
Shareholders' equity	26,009			26,727			28,561
Total liabilities and stockholders' equity	$174,070			$187,213			$211,283
Net interest income and margin		$6,096	3.58%		$5,610	3.12%		$5,553	2.73%
Net interest-earning assets and spread	$25,836		3.07%	$23,504		2.69%	$25,586		2.35%
Cost of funding interest-earning assets			2.88%			2.70%			2.67%

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

TABLE 20. SUMMARY OF CHANGES IN NET INTEREST INCOME
	2006 Compared to 2005			2005 Compared to 2004
	Due to Change In		Total Increase (Decrease )	Due to Change in		Total Increase (Decrease )
($ in thousands)	Volume	Rate		Volume
INTEREST INCOME
Loans	$(6)	$151	$145	$19	$1	$20
U.S. Treasury and Agency securities	661	(1)	660	236	(63)	173
Mortgage-backed securities	157	(14)	143	(9)	(1)	(10)
Collateralized mortgage obligations	(220)	(153)	(373)	(461)	241	(220)
Mutual funds	(689)	313	(376)	(189)	560	371
FHLMC stock	-	-	-	(1,020)	(96)	(1,116)
Total investment in securities	(91)	145	54	(1,443)	641	(802)
FHLB stock	(31)	23	(8)	(4)	40	36
Federal funds sold and demand deposits	38	304	342	139	84	223
Total interest income	(90)	623	533	(1,289)	766	(523)

INTEREST EXPENSE
NOW account deposits	117	174	291	(17)	(6)	(23)
Savings deposits	(43)	-	(43)	(50)	(22)	(72)
Time deposits	(169)	599	430	(348)	203	(145)
Total interest-bearing deposits	(95)	773	678	(415)	175	(240)
Borrowings	(642)	12	(630)	(231)	(109)	(340)
Total interest expense	(737)	785	48	(646)	66	(580)
Change in net interest income	$647	$(162)	$485	$(643)	$700	$57

PROVISION FOR LOAN LOSSES
The Company took a provision for loan losses of $4.8 million in 2005, all subsequent to Hurricane Katrina, as the hurricane severely impacted the entire area in which the Company does business. The impact was on both the collateral securing certain loans and on the income or cash flow of many borrowers. At the 2005 year-end, the Company evaluated the entire loan portfolio to make its assessment of potential losses, including contacting borrowers, inspecting properties and determining the status of insurance claims against damaged properties. Management believes the provision and resultant reserve to be adequate but not excessive. As previously discussed under “Loans and Allowance for Loan Losses,” the provision for loan losses for the year ended December 31, 2005 was based on the information available to management at the time. Considerable uncertainties were outstanding regarding, among other things, the extent of any economic recovery in the greater New Orleans area and the ultimate disposition of property insurance claims.

In 2006 the Company reversed $2.0 million of the provision that was taken in 2005. The area remains in a state of uncertainty regarding the level of recovery from Hurricane Katrina, but borrower performance and insurance claims have been better in 2006 than management’s expectations, hence reducing the level of impairment in the loan portfolio. The Bank’s asset quality committee will continue to meet quarterly and address all potentially impaired loans and adjust the allowance for loan losses accordingly based on the information available at the time. The Company’s provision for loan loss was $343,000 in 2004.

For a more detailed discussion of the changes in the allowance for loan losses, non-performing assets and general credit quality, see the earlier section on Loans and Allowance for Loan Losses. The future level of the allowance and provisions for loan losses will reflect management’s ongoing evaluation of credit risk, based on established internal policies and practices.

NON-INTEREST INCOME
Total non-interest income increased $1.3 million from a loss of $1,294,000 in 2005 to income of $51,000 in 2006. The losses in 2005 were primarily due to writedowns due to other-than-temporary impairment of securities available for sale. Table 21 shows the components of non-interest income for each year in the three-year period ended December 31, 2006, along with the percent changes between years for each component. Excluding gains and losses from the sale of foreclosed real estate and the disposal of fixed assets, non-interest income was $141,000, up from $101,000 in 2005 and $93,000 in 2004, an increase primarily attributable to gains on the sales of mortgage loans and an increase in penalties for the early closing of certificates of deposit.

Service charges on deposit accounts were unchanged at $19,000 in 2006, 2005 and 2004. The Company continues to develop new deposit products and pricing strategies to increase transaction accounts and related fee income. In 2006, the Bank recognized $30,000 in gains on the sale of mortgage loans, an activity which the Bank engaged in for the first time in the fourth quarter of 2006. Non-interest income before securities transactions was adversely impacted in 2005 by a $159,000 loss taken on fixed assets destroyed by Hurricane Katrina. Guaranty recognized a gain of $40,000 on the sale of foreclosed real estate in 2005.

Income from real estate held for investment, the largest component of recurring non-interest income, decreased 2%, or $1,000, in 2006, compared to 2005. This income is for rent received by the Company on property not used in its banking operations. The Company took a loss of $159,000 in 2005 on property at one branch location that was substantially damaged by Hurricane Katrina. The non-recoverable assets have been written off and the Company is in the process of restoring the branch and anticipates re-opening the location in the second or third quarter of 2007.

TABLE 21. NON-INTEREST INCOME
($ in thousands)	2006	% change	2005	% change	2004
Service charges on deposit accounts	$19	-	$19	-	$19
ATM fees	4	(33.33)%	6	45.45%	11
Early closing penalties	21	133.33%	9	50.00%	6
Income from real estate held for investment	52	(1.89)%	53	8.16%	49
Gain on sales of mortgage loans	30	-	-	-	-
Gain on sales and income from foreclosed assets	-	-	40	n/a	(31)
Loss on impairment of fixed assets	-	(100.00)%	(159)	n/a	-
Miscellaneous	15	(54.55)%	33	312.50%	8
Total noninterest income before securities transactions	141	14,100.00%	1	(98.39)%	62
Net (loss)/gain on securities transactions	(90)	(93.05)%	(1,295)	(71.98)%	(753)
Total noninterest income (loss)	51	n/a	(1,294)	(87.42)%	$(691)

NON-INTEREST EXPENSE
Table 22 shows the components of non-interest expense for each year of the three-year period ended December 31, 2006 along with percent changes between years for each component. Non-interest expense increased 4.7%, or $219,000, in 2006 after a 5.0%, or $224,000, increase in 2005.

TABLE 22. NON-INTEREST EXPENSE
($ in thousands)	2006	% change	2005	% change	2004
Employee compensation	$2,282	9.55%	$2,083	7.31%	$1,941
Employee benefits	958	7.28%	893	20.04%	744
Total personnel expense	3,240	8.87%	2,976	10.84%	2,685
Net occupancy expense	542	18.34%	458	6.76%	429
Ad Valorem taxes	194	(55.40%)	435	7.94%	403
Data processing costs	241	35.39%	178	(26.14%)	241
Advertising	40	(40.30%)	67	(57.86%)	159
ATM expenses	24	4.35%	23	(54.90%)	51
Professional fees	173	(13.50%)	200	90.47%	105
Deposit insurance and supervisory fees	103	(16.94%)	124	5.98%	117
Printing and office supplies	119	105.17%	58	34.83%	89
Telephone	51	(22.73%)	66	14.29%	77
Other operating expenses	199	63.11%	122	(3.94%)	127
Total non-interest expense	$4,926	4.65%	$4,707	5.00%	$4,483
Efficiency Ratio	80.14%		109.06%		92.20%
(a) Not meaningful

Total personnel costs increased 8.9%, or $264,000, in 2006 compared to 2005, primarily due to increasing headcount as the Bank added employees to accommodate its increasing product offerings and transaction volume. This followed a 10.8%, or $291,000, increase in 2005 over 2004 which was due primarily to the Early Retirement and Consulting Agreement with the Company’s former President and Chief Executive Officer. The Company provides full health insurance benefits to its employees and partial benefits to dependents of employees. Employee health insurance costs were $266,000 in 2006, an increase of $19,000, or 7.8%, from 2005, and in 2005 the Company incurred an increase of $1,000, or less than 1%, compared to 2004.

The Company provides retirement benefits under an Employee Stock Ownership Plan (“ESOP”). The cost of providing this benefit fluctuates with the price of the Company’s stock. The cost associated with this plan was $407,000 in 2006, down from $412,000 in 2005 and $475,000 in 2004. While the share price increased in 2006, this was offset by a lower number of shares remaining to be allocated in 2006. The ESOP allocation has been fully distributed, and participant ESOP balances have been rolled into a new 401(k) plan established by the Company effective January 1, 2007. The company will recognize no expense on its ESOP in 2007 and anticipates that 401(k) plan expense will be approximately $210,000 in 2007.

On January 7, 2005, the Company entered into an Early Retirement and Consulting Agreement with its former President and Chief Executive Officer. During 2005, the Company recognized $449,000 in expense with respect to this agreement, which represents the discounted present value of the 36 monthly payments due to the former President and Chief Executive Officer and interest accrued during 2005. The only remaining expense relating to this agreement is the interest expense on the discounted amount, which amounted to $14,000 in 2006.

Advertising costs in 2006 declined by $27,000, or 40% compared with 2005, and in 2005 advertising costs declined by $92,000, or 58%, compared with 2004.

Occupancy expenses increased 18%, or $84,000 in 2006, primarily due to increases in property taxes and in depreciation expense. There was an increase of 7%, or $29,000 in 2005. Ad Valorem taxes decreased 55%, or $241,000, in 2006 over 2005, following an increase of 8%, or $32,000, in 2005 compared to 2004. Included in this category is a tax that banks in Louisiana pay in lieu of a state income tax. This tax, known as the bank shares tax, is based on the value of their capital stock. This expense fluctuates based in part on the growth in Guaranty’s equity and earnings and in part on market valuation trends for the banking industry. A decrease in equity and an overpayment of 2005 taxes being applied as a credit in 2006 was the primary reason for the decrease in ad valorem taxes in 2006 compared to 2005.

Printing and office supplies increased by $61,000, or 105%, in 2006, following a $31,000 decrease in 2005. This was the result of expenses associated with the Bank’s name change from Guaranty Savings and Homestead Association to Guaranty Savings Bank.

INCOME TAXES
Income tax expense was $1.1 million in 2006, compared with a $1.5 million benefit in 2005 and a tax benefit of $163,000 in 2004. The Company’s effective tax rate in 2005 was lower than the 34% federal statutory rate because of a valuation allowance created due to the uncertainty of whether the Company can realize all of the capital losses generated from the writedown of impairment losses on securities. The Company’s effective tax rate in 2004 were lower than the 34% federal statutory rate primarily because of credits received for dividend income generated from equity investments. The decrease in tax expense throughout 2004 and 2005 was primarily due to lower earnings. See Note J to the financial statements for additional information on the Company’s effective tax rates and the composition of changes in income tax expense for all periods.

CONTRACTUAL OBLIGATIONS
The following table summarized payments due from the Company under specified long-term and certain other contractual obligations as of December 31, 2006. Guaranty’s only non-Company-owned banking facility is rented month-to-month with a lease of $1,500 per month through October, 2007. Obligations under deposit contracts are not included. The maturities of time deposits are scheduled in Table 12 above in the section on “Deposits”.

TABLE 23. CONTRACTUAL OBLIGATIONS
($ in thousands)	Payments Due By Period From December 31, 2006
Total		Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Federal Home Loan Bank advances	$17,042	$5,514	$11,528	$-	$-
Operating lease on banking facility	15	15	-	-	-
Total obligations	$17,057	$5,529	$11,528	$-	$-

OFF-BALANCE SHEET OBLIGATIONS
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage and construction loan commitments and commercial lines of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Company’s contingent liabilities and commitments as of December 31, 2006 are as follows:

TABLE 24. OFF-BALANCE SHEET OBLIGATIONS
($ in thousands)	Commitments Due By Period From December 31, 2006
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Mortgage loan commitments	$1,309	$1,309	$-	$-	$-
Construction loan commitments	4,964	4,964	-	-	-
Unused portions of lines of credit	420	420
Total Obligations	$6,693	$6,693	$-	$-	$-

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The information required for this item is included in the section entitled “Asset/Liability Management” above. The assumptions used by management to evaluate the vulnerability of the Bank’s operations to changes in interest rates in Tables 17 and 18 are based on assumptions for timing of prepayment. Although management finds these assumptions reasonable, the interest rate sensitivity of the Bank’s assets and liabilities and the estimated effects of changes in interest rates on the Bank’s net interest income and net portfolio value indicated could vary substantially if different assumptions were used or actual experience differs from such assumptions.

To the Board of Directors
GS Financial Corp. and Subsidiary
Metairie, Louisiana

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of GS FINANCIAL CORP. and its wholly-owned subsidiary, Guaranty Savings Bank, as of December 31, 2006 and 2005, and the related consolidated statements of income (loss), comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GS FINANCIAL CORP. and its wholly-owned subsidiary, Guaranty Savings Bank, as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/Laporte, Sehrt, Romig, & Hand
A Professional Accounting Corporation

Metairie, Louisiana
March 26, 2007

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

ASSETS

December 31,
	2006	2005
(In Thousands)
Cash and Cash Equivalents
Cash and Amounts Due from Depository Institutions	$1,893	$3,040
Interest-Bearing Deposits in Other Banks	6,544	4,515
Federal Funds Sold	2,680	15,000

Total Cash and Cash Equivalents	11,117	22,555

Securities Available-for-Sale	55,090	77,344
Loans, Net of Allowance for Loan Losses of $3,732 and $5,713	93,987	69,657
Accrued Interest Receivable	2,004	1,627
Premises and Equipment, Net	3,578	2,257
Stock in Federal Home Loan Bank, at Cost	982	1,833
Real Estate Held-for-Investment, Net	464	478
Other Assets	1,158	1,863

Total Assets	$168,380	$177,614

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

December 31,
	2006	2005
(In Thousands)
LIABILITIES
Deposits
Noninterest-bearing	$3,390	$2,195
Interest-bearing	119,364	116,671

Total Deposits	122,754	118,866

Advance Payments by Borrowers for Taxes and Insurance	235	127
FHLB Advances	17,042	32,106
Other Liabilities	1,185	1,108

Total Liabilities	141,216	152,207

STOCKHOLDERS' EQUITY
Preferred Stock - $.01 Par Value; 5,000,000 Shares Authorized,
None Issued	-	-
Common Stock - $.01 Par Value; 20,000,000 Shares Authorized
3,438,500 Shares Issued	34	34
Additional Paid-In Capital	34,701	34,565
Unearned ESOP Stock	-	(239)
Unearned RRP Trust Stock	(523)	(698)
Treasury Stock (2,172,232 Shares in 2006, and
2,154,469 Shares in 2005) at Cost	(32,493)	(32,193)
Retained Earnings	25,764	24,136
Accumulated Other Comprehensive Loss	(319)	(198)

Total Stockholders' Equity	27,164	25,407

Total Liabilities and Stockholders' Equity	$168,380	$177,614

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

For the Years Ended
December 31,
	2006	2005	2004
(In Thousands, Except Per Share Data)
INTEREST AND DIVIDEND INCOME
Loans, Including Fees	$6,803	$6,658	$6,638
Investment Securities	3,485	3,431	4,281
Other Interest Income	712	377	70

Total Interest Income	11,000	10,466	10,989

INTEREST EXPENSE
Deposits	3,665	2,987	3,227
Advances from Federal Home Loan Bank	1,239	1,869	2,209

Total Interest Expense	4,904	4,856	5,436

NET INTEREST INCOME	6,096	5,610	5,553

(REVERSAL) PROVISION FOR LOAN LOSSES	(1,981)	4,793	343

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	8,077	817	5,210

NON-INTEREST INCOME (LOSS)
Net Loss on Available-for-Sale Securities	(90)	(1,295)	(753)
Other Income	141	1	62

Total Non-Interest Income (Loss)	51	(1,294)	(691)

NON-INTEREST EXPENSES
Salaries and Employee Benefits	3,240	2,976	2,685
Occupancy Expense	542	458	429
Ad Valorem Taxes	194	435	403
Other Expenses	950	838	966

Total Non-Interest Expenses	4,926	4,707	4,483

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	3,202	(5,184)	36

INCOME TAX EXPENSE (BENEFIT)	1,088	(1,508)	(163)

NET INCOME (LOSS)	$2,114	$(3,676)	$199

EARNINGS (LOSS) PER SHARE - BASIC	$1.74	$(3.11)	$0.17
EARNINGS (LOSS) PER SHARE - DILUTED	$1.73	$(3.11)	$0.17

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended
December 31,
	2006	2005	2004
(In Thousands)

NET INCOME (LOSS)	$2,114	$(3,676)	$199

OTHER COMPREHENSIVE (LOSS) INCOME,
NET OF TAX:
Unrealized Holding Losses Arising During the
Period	(150)	(704)	(910)

Reclassification Adjustment for Losses
Included in Net Income	29	802	459

Total Other Comprehensive (Loss) Income	(121)	98	(451)

COMPREHENSIVE INCOME (LOSS)	$1,993	$(3,578)	$(252)

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2006, 2005, and 2004

				Unearned	Unearned		Other	Total
	Common	Paid-In	Treasury	ESOP	RRP Trust	Retained	Comprehensive	Stockholders'
	Stock	Capital	Stock	Stock	Stock	Earnings	Income (Loss )	Equity
(In Thousands)

BALANCES AT JANUARY 1, 2004	$34	$34,231	$(31,804)	$(802)	$(1,059)	$28,553	$155	$29,308

Distribution of RRP Trust Stock	-	(51)	-	-	194	-	-	143

ESOP Compensation Earned	-	245	-	281	-	-	-	526

Purchase of Treasury Stock	-	-	(315)	-	-	-	-	(315)

Dividends Declared	-	-	-	-	-	(466)	-	(466)

Net Income - Year Ended December 31, 2004	-	-	-	-	-	199	-	199

Other Comprehensive Loss, Net of Applicable
Deferred Income Taxes	-	-	-	-	-	-	(451)	(451)

BALANCES AT DECEMBER 31, 2004	34	34,425	(32,119)	(521)	(865)	28,286	(296)	28,944

Distribution of RRP Trust Stock	-	(43)	-	-	167	-	-	124

ESOP Compensation Earned	-	183	-	282	-	-	-	465

Purchase of Treasury Stock	-	-	(74)	-	-	-	-	(74)

Dividends Declared	-	-	-	-	-	(474)	-	(474)

Net Loss - Year Ended December 31, 2005	-	-	-	-	-	(3,676)	-	(3,676)

Other Comprehensive Income, Net of Applicable
Deferred Income Taxes	-	-	-	-	-	-	98	98

BALANCES AT DECEMBER 31, 2005	34	34,565	(32,193)	(239)	(698)	24,136	(198)	25,407

Distribution of RRP Trust Stock	-	(50)	-	-	175	-	-	125

ESOP Compensation Earned	-	186	-	239	-	-	-	425

Purchase of Treasury Stock	-	-	(300)	-	-	-	-	(300)

Dividends Declared	-	-	-	-	-	(486)	-	(486)

Net Income - Year Ended December 31, 2006	-	-	-	-	-	2,114	-	2,114

Other Comprehensive Loss, Net of Applicable
Deferred Income Taxes	-	-	-	-	-	-	(121)	(121)

BALANCES AT DECEMBER 31, 2006	$34	$34,701	$(32,493)	$-	$(523)	$25,764	$(319)	$27,164

The accompanying notes are an integral part of these financial statements.

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended
December 31,
	2006	2005	2004
(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$2,114	$(3,676)	$199
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation	172	154	142
Impairment of Fixed Assets	-	159	-
Discount Accretion Net of Premium Amortization	(45)	(80)	(46)
(Reversal) Provision for Loan Losses	(1,981)	4,793	343
Non-Cash Dividend - FHLB Stock	(74)	(81)	(46)
Net Loan Fees	2	2	-
Mutual Fund Dividends Reinvested	(517)	-	(1,347)
ESOP Expense	408	465	526
RRP Expense	143	119	128
Gain on Sale of Loans	(30)	-	-
(Gain) Loss on Sale of Foreclosed Real Estate	-	(40)	31
Loss on Sale of Investments	90	18	256
Loss on Write-Down of Investments	-	1,277	497
Deferred Income Tax Expense (Benefit)	325	(1,722)	(387)
Changes in Operating Assets and Liabilities:
Increase in Accrued Interest Receivable	(377)	(1,025)	(49)
(Increase) Decrease in Prepaid Income Taxes	-	(16)	41
Decrease (Increase) in Other Assets	451	54	(17)
Increase (Decrease) in Accrued Interest - FHLB Advances	27	27	(157)
(Decrease) Increase in Accrued Income Tax	(65)	83	65
Increase in Other Liabilities	308	735	258

Net Cash Provided by Operating Activities	951	1,246	437

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Maturities of Investment Securities	6,117	8,872	8,594
Proceeds from Sales of Investment Securities	14,963	19,631	11,395
Purchases of Investment Securities	(37,543)	(12,077)	(11,941)
Redemption of (Investment in) Mutual Funds, Net	38,961	(133)	16,623
Loan Originations and Principal Collections, Net	(23,638)	17,312	(15,492)
Proceeds from Sales of Loans	1,353	-	-
Purchases of Premises and Equipment	(1,480)	(49)	(41)
Proceeds from Sales of Foreclosed Real Estate	-	199	403
Investment in Foreclosed Real Estate	-	(5)	(24)
Redemption of Federal Home Loan Bank Stock	925	692	327

Net Cash (Used in) Provided by Investing Activities	(342)	34,442	9,844

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of Treasury Stock	(300)	(74)	(315)
Decrease in Advances from Federal Home Loan Bank	(15,064)	(7,583)	(2,446)
Payment of Cash Stock Dividends	(486)	(474)	(466)
Increase (Decrease) in Deposits	3,888	(11,857)	(11,385)
Decrease in Deposits for Escrows	(85)	(169)	(16)

Net Cash Used in Financing Activities	(12,047)	(20,157)	(14,628)

NET (DECREASE) INCREASE IN CASH AND CASH
EQUIVALENTS	(11,438)	15,531	(4,347)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	22,555	7,024	11,371

CASH AND CASH EQUIVALENTS, END OF YEAR	$11,117	$22,555	$7,024

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Cash Paid During the Year for:
Interest	$5,014	$4,883	$5,593
Income Taxes	-	109	118
Loans Transferred to Foreclosed Real Estate
During the Year	-	154	358
Market Value Adjustment for (Loss) Gain
on Securites Available-for-Sale	(183)	148	(682)

The accompanying notes are an integral part of these financial statements

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS
GS FINANCIAL CORP. (Company) was organized as a Louisiana corporation on December 24, 1996, for the purpose of becoming the holding company of Guaranty Savings and Homestead Association (Association) in anticipation of converting the Association from a Louisiana chartered mutual savings and loan association to a Louisiana chartered stock savings and loan association. In June 2006, the Association changed its name to Guaranty Savings Bank (Bank). The Bank operates in the banking/savings and loan industry and, as such, provides financial services to individuals, corporate entities and other organizations through the origination of loans and the acceptance of deposits in the form of passbook savings, certificates of deposit, money market accounts and demand deposit accounts.

The Bank is subject to competition from other financial institutions, and is also subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF PRESENTATION AND CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Guaranty Savings Bank. All significant inter-company balances and transactions have been eliminated in consolidation.

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

LOANS
The Company, through the Bank, grants mortgage, commercial and construction loans, and lines of credit to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the greater New Orleans area. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

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

The accrual of interest on loans is discontinued at the time the loan is 90 days past due. At that time, uncollected interest previously recorded is reversed. If the delinquent interest is subsequently collected, it is credited to income in the period collected. Interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due.

Subsequent to Hurricane Katrina, the Bank deferred loan payments for certain loans for the months of September, October and November 2005. Interest continued to accrue at the contract rate, and unpaid interest for these months will be due at payoff or maturity. For loans which were performing prior to Katrina, the deferral period was not considered in measuring delinquency and performing status.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to pay, the estimated value of underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ALLOWANCE FOR LOAN LOSSES (Continued)
A loan is considered impaired when, based on current information and events, it is probable the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Building and Improvements10 - 39 Years
Furniture and Equipment3 - 7 Years

REAL ESTATE HELD-FOR-INVESTMENT
Real estate held-for-investment consists of a multi-suite office building. The Company leases two of the four suites to the Bank, which serves as a branch office location. The remaining two suites are leased by unrelated third parties.

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

While the Bank is exempt from Louisiana income tax, it is subject to the Louisiana Ad Valorem tax that is based on stockholders’ equity and net income.

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

STOCK COMPENSATION PLANS
During 2005, the FASB revised SFAS No. 123. SFAS No. 123(R) replaces the prior SFAS No. 123 and superceded APB Opinion No. 25. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which an employee is required to provide service in exchange for the award. The adoption had no impact on the Company’s interim or annual financial statements for 2006, since all outstanding options issued became fully vested in 2002.

ADVERTISING COSTS
The Company expenses advertising costs as incurred. Advertising costs were $40,000, $67,000, and $159,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

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

RECENT ACCOUNTING PRONOUNCEMENTS
In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments. This Statement amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securities financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. This pronouncement is not expected to have an effect on the financial position and results of operations of the Company.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain prescribed situations. In addition, this Statement requires that all separately recognized servicing assets and servicing liabilities be measured at fair value, if practicable. The FASB recommends that entities should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. This pronouncement is not expected to have a material effect on the financial position and results of operations of the Company.

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS (Continued)
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. This pronouncement is not expected to have a material effect on the financial position and results of operations of the Company.

In September 2006, the FASB issued SFAS No. 158, Postretirement Plans. This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. This pronouncement is not expected to have a material effect on the financial position and results of operations of the Company.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

In June 2006, the FASB issued Interpretation Number (FIN) 48, Accounting for Uncertainty in Income Taxes (as amended). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006.

NOTE B
SECURITIES AVAILABLE-FOR-SALE
The amortized costs and fair value of securities available-for-sale, with gross unrealized gains and losses, follows:

December 31, 2006
	Gross		Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
(In Thousands)
Debt Securities
U.S. Government and Federal
Agencies	$23,485	$-	$159	$23,326
Mortgage-Backed Securities	3,764	27	-	3,791
Collateralized Mortgage Obligations	17,486	3	316	17,173
Total Debt Securities	44,735	30	475	44,290
Marketable Equity Securities
Mutual Funds	10,832	-	32	10,800
Total Marketable Equity Securities	10,832	-	32	10,800

Total Securities Available-for-Sale	$55,567	$30	$507	$55,090

December 31, 2005
	Gross		Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
(In Thousands)
Debt Securities
U.S. Government and Federal
Agencies	$5,488	$6	$45	$5,449
Mortgage-Backed Securities	94	6	-	100
Collateralized Mortgage Obligations	22,741	23	268	22,496
Total Debt Securities	28,323	35	313	28,045
Marketable Equity Securities
Mutual Funds	49,320	-	21	49,299
Total Marketable Equity Securities	49,320	-	21	49,299

Total Securities Available-for-Sale	$77,643	$35	$334	$77,344

NOTE B
SECURITIES - AVAILABLE-FOR-SALE (Continued)
The amortized cost and fair value of debt securities by contractual maturity at December 31, 2006, follows. Debt securities with scheduled repayments, such as mortgage-backed-securities and collateralized mortgage obligations are presented in separate totals.

	Amortized Cost	Fair Value
(In Thousands)

Amounts Maturing in:
Within One Year	$5,000	$4,999
One to Five Years	2,995	2,987
Five to Ten Years	7,990	7,920
Greater than Ten Years	7,500	7,420
	23,485	23,326
Mortgage-Backed Securities	3,764	3,791
Collateralized Mortgage Obligations	17,486	17,173

	$44,735	$44,290

For the years ended December 31, 2006, 2005 and 2004, proceeds from the sale of securities available-for-sale amounted to $14,963,000, $19,631,000, and $11,395,000, respectively. Gross realized gains amounted to $3,000, $92,000, and $9,000, respectively. Gross realized losses in 2006, 2005 and 2004, were $-0-, $110,000, and $-0-, respectively.

In addition to the sales of securities available-for-sale during the years ended December 31, 2006 and 2004, the Company also redeemed shares of its investment in mutual funds. Proceeds from the redemption of these shares amounted to $38,463,000 and $20,828,000, respectively, and the Company realized losses of $93,000 and $265,000 on these redemptions in the years ended December 31, 2006 and 2004, respectively. There were no redemptions in 2005.

In accordance with the Company’s policy to review the investment portfolio for declines that may be other than temporary, non-cash losses of approximately $1,277,000 and $497,000 were recorded on certain available-for-sale securities in 2005 and 2004, respectively. No other-than-temporary losses were recorded in 2006.

No securities were pledged at December 31, 2006 and 2005.

NOTE B
SECURITIES AVAILABLE-FOR-SALE (Continued)
Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:
	Less Than Twelve Months		Over Twelve Months
December 31, 2006	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
(In Thousands)
U.S. Government and Federal
Agencies	$159	$23,326	$-	$-
Mortgage-Backed Securities	-	-	-	-
Collateralized Mortgage Obligations	-	-	316	16,112
Marketable Equity Securities	-	-	32	10,800

Total Securities	$159	$23,326	$348	$26,912

The unrealized losses on the Collateralized Mortgage Obligations are consistent with recent increases in interest rates. The Company’s investment in equity securities consists primarily of shares of an adjustable rate mortgage loan mutual fund. The unrealized losses associated with this fund were caused by interest rate increases, and the timing between when these rate increases took place compared to the resulting adjustment in rates in the underlying mortgage loans. Because the Company has the ability to hold these investments for a reasonable period of time sufficient for recovery of fair value, which may be maturity for the Collateralized Mortgage Obligations, it does not consider the investments to be other-than-temporarily impaired at December 31, 2006.

	Less Than Twelve Months		Over Twelve Months
December 31, 2005	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
(In Thousands)
U.S. Government and Federal
Agencies	$-	$-	$45	$4,944
Mortgage-Backed Securities	-	-	-	-
Collateralized Mortgage Obligations	139	5,951	129	10,354
Marketable Equity Securities	-	-	21	427

Total Securities	$139	$5,951	$195	$15,725

NOTE C
LOANS
A summary of the balances of loans follows:

December 31,
	2006	2005
(In Thousands)

Loans Secured by First Mortgages on Real Estate:
1-4 Family Residential	$48,610	$36,800
Construction	9,089	11,282
Commercial Real Estate	30,791	13,989
Other	6,105	10,805

Total Real Estate Loans	94,595	72,876
Consumer Loans	677	669
Commercial Loans	2,445	1,819

Total Loans	97,717	75,364
Allowance for Loan Losses	(3,732)	(5,713)
Net Deferred Loan Origination Costs	2	6

Loans, Net	$93,987	$69,657

An analysis of the allowance for loan losses is as follows:

Allowance for Loan Losses
Years Ended December 31,
	2006	2005	2004
(In Thousands)

Balance, Beginning of Year	$5,713	$920	$601
(Reversal) Provision for Loan Losses	(1,981)	4,793	343
Charge-offs	-	-	(24)

Balance, End of Year	$3,732	$5,713	$920

NOTE C
LOANS (Continued)
Loans receivable as of December 31, 2006, are scheduled to mature and adjustable rate loans are scheduled to reprice as follows:

	Under One	One to Five	Six to Ten	Over Ten
	Year	Years	Years	Years	Total
(In Thousands)

1-4 Family - Fixed Rate	$2,414	$2,493	$5,121	$41,623	$51,651
Other Real Estate -
Fixed Rate	11,571	17,320	14,058	-	42,949
Commercial - Fixed Rate	58	162	839	-	1,059
All Other Loans	1,831	227	-	-	2,058

	$15,874	$20,202	$20,018	$41,623	$97,717

Loans for which impairment had been recognized totaled approximately $8,894,000 and $11,841,000 at December 31, 2006 and 2005, respectively. The higher amount in 2005 can be attributed to uncertainties following Hurricane Katrina. The valuation allowance related to impaired loans amounted to $1,248,000 and $3,764,000 at December 31, 2006 and 2005, respectively. The amount of interest income that would have been recorded on impaired loans at December 31, 2006 and 2005, was $46,000 and $230,000, respectively.

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

December 31,
	2006	2005
(In Thousands)

Balance, Beginning of Year	$222	$763
Additions	410	-
Payments and Renewals	(12)	(541)

Balance, End of Year	$620	$222

NOTE C
LOANS (Continued)
The Company’s lending activity is concentrated within the metropolitan New Orleans area and surrounding parishes, with its major emphasis in the origination of permanent single-family dwelling loans and real-estate secured commercial loans. Such loans comprise the majority of the Company’s loan portfolio.

NOTE D
ACCRUED INTEREST RECEIVABLE
Accrued interest receivable increased substantially in 2005, as the result of deferring three months of payments on most loans immediately following Hurricane Katrina. The deferred interest will be collected at the time of maturity or payoff. Accrued interest receivable at December 31, 2006 and 2005, consists of the following:

	December 31,	December 31,
	2006	2005
(In Thousands)

Loans	$1,507	$1,424
Securities	497	203

Total Accrued Interest	$2,004	$1,627

NOTE E
FORECLOSED ASSETS
A summary of the activity of the foreclosed assets account follows:

	December 31,	December 31,
	2006	2005
(In Thousands)

Balance, Beginning of Year	$-	$-
Acquired in Settlement of Loans	-	154
Costs Capitalized	-	5
Sales of Foreclosed Assets	-	(159)

$ -		$-

Expenses applicable to foreclosed assets consist of operating expenses, net of rental income. The Company incurred net expenses associated with foreclosed real estate of approximately $-0-, $2,000, and $1,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

NOTE F
PREMISES AND EQUIPMENT
A summary of the cost and accumulated depreciation of premises and equipment follows:

December 31,
	2006	2005
(In Thousands)

Land	$2,099	$952
Buildings and Improvements	1,849	1,702
Furniture, Fixtures and Equipment	999	829

	4,947	3,483
Accumulated Depreciation and Amortization	(1,369)	(1,226)

	$3,578	$2,257

Depreciation expense for the years ended December 31, 2006, 2005 and 2004, was approximately $158,000, $139,000, and $124,000, respectively. During 2005, the Bank recognized an impairment charge of $159,000 relating to fixed assets damaged as a result of Hurricane Katrina.

NOTE G
REAL ESTATE HELD-FOR-INVESTMENT
Real estate held-for-investment, which consists of a multi-suite office building that includes a branch location of the Bank, is summarized below:

December 31,
	2006	2005
(In Thousands)

Land	$226	$226
Buildings and Improvements	320	320

	546	546
Accumulated Depreciation and Amortization	(82)	(68)

	$464	$478

Depreciation expense for each of the years ended December 31, 2006, 2005 and 2004, was $14,000, $15,000 and $18,000, respectively.

Rental income for the years ended December 31, 2006, 2005 and 2004, was $52,000, $53,000 and $48,000 respectively.

NOTE H
DEPOSITS
Interest-bearing deposit account balances at December 31, 2006 and 2005, are summarized as follows:

Weighted Average Rate at December 31,			Account Balances at December 31,
			2006		2005
	2006	2005	Amount	Percent	Amount	Percent
(In Thousands)

Balance by Interest Rate
Demand Deposit Accounts	2.47%	1.03%	$17,926	15.02%	$8,200	8.75%
Savings Accounts	1.25%	1.25%	22,807	19.11%	31,997	26.92%
Certificates of Deposit	4.40%	3.35%	78,631	65.87%	76,474	64.33%

			$119,364	100.00%	$116,671	100.00%

Certificate Accounts Maturing
One Year or Less			$50,180	63.81%	$46,093	60.27%
One to Two Years			23,140	29.43%	14,278	18.67%
Two to Three Years			2,019	2.57%	11,175	14.61%
Three to Five Years			3,292	4.19%	4,928	6.45%

			$78,631	100.00%	$76,474	100.00%
The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005, was approximately $15,438,000 and $8,107,000, respectively.

Interest expense for each of the following periods is as follows:

Years Ended December 31,
	2006	2005	2004
(In Thousands)

Certificates of Deposit	$2,938	$2,508	$2,653
NOW Accounts	388	97	120
Passbook Savings	339	382	454

	$3,665	$2,987	$3,227

The Bank held deposits of approximately $1,261,000 and $1,552,000 for related parties at December 31, 2006 and 2005, respectively.

NOTE I
BORROWINGS
Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances issued by the Federal Home Loan Bank are secured by a blanket floating lien on first mortgage loans and certain pledged CMO’s. Total interest expense recognized on FHLB Advances in 2006, 2005 and 2004, was $1,239,000, $1,869,000, and $2,209,000, respectively.

Advances consisted of the following at December 31, 2006 and 2005, respectively.

FHLB Advance Total
Contract Rate	2006	2005
(In Thousands)
2% - 2.99%	$-	$5,000
5% - 5.99%	17,042	27,106
6% - 6.99%	-	-

	$17,042	$32,106

Maturities of FHLB Advances at December 31, 2006, are as follows:

Year Ending Amount
December 31, Maturing
(In Thousands)

2007                    $5,514
2008                    11,528
                                              $17,042

NOTE J
INCOME TAX EXPENSE

The provision for income taxes for 2006, 2005 and 2004, consists of the following:

		Years Ended
		December 31,
	2006	2005	2004
(In Thousands)
Current Tax Expense	$193	$-	$187
Deferred Tax Expense (Benefit)	895	(1,508)	(350)

	$1,088	$(1,508)	$(163)

NOTE J
INCOME TAX EXPENSE (Continued)
The provision for Federal income taxes differs from that computed by applying Federal statutory rates to income (loss) before Federal income tax expense, as indicated in the following analysis:

	Years Ended
	December 31,
	2006	2005	2004
	(In Thousands)

Expected Tax Provision at 34% Rate	$ 1,089	$ (1,762)	$ 12
Expected State Corporate Tax	3	(4)	-
Effect of Tax Exempt Income	-	-	(263)
Employee Stock Ownership Plan	63	37	109
Valuation Allowance on Capital Loss	-	241	-
Other	(67)	(20)	(21)

	$ 1,088	$ (1,508)	$ (163)

The net deferred tax assets or liabilities in the accompanying consolidated balance sheets include the following components:

	2006	2005
(In Thousands)
Deferred Tax Assets
Recognition and Retention Plan	$9	$9
Employee Stock Ownership Plan	-	32
Recognition of Other-than-Temporary Decline in
Market Value of Available-for-Sale Securities	434	434
Market Value Adjustment to Available-for-Sale Securities	161	102
Net Operating Loss Carryforward	1	585
Capital Loss Carryforward	172	172
Allowance for Loan Losses	255	510
Other	53	54

Total Deferred Tax Assets	$1,085	$1,898

NOTE J
INCOME TAX EXPENSE (Continued)

	2006	2005
(In Thousands)
Deferred Tax Liabilities
FHLB Stock Dividends	$(464)	$(438)
Other	(89)	(63)

Total Deferred Tax Assets	(553)	(501)

Valuation Allowance	(241)	(241)

Net Deferred Tax Asset	$291	$1,156

SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. At December 31, 2006 and 2005, a valuation allowance of $241,000 for approximately 50% of the recognition in other-than-temporary decline of market value of available-for-sale securities was recorded because of uncertainties as to the amount of capital gains that would be generated in future years.

Included in retained earnings at December 31, 2006 and 2005, is approximately $3,800,000 in bad debt reserves for which no deferred Federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $1,292,000 for December 31, 2006 and 2005, respectively.

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

The ESOP purchased eight percent of the shares offered in the initial public offering of the Company (275,080 shares). This purchase was facilitated by a loan from the Company to the ESOP in the amount of $2,750,800. The loan is secured by a pledge of the ESOP shares. The shares pledged as collateral are reported as unearned ESOP shares in the balance sheets. The corresponding note was paid back in 40 equal quarterly payments of $103,000 on the last business day of each quarter, beginning June 30, 1997, at the rate of 8.5%. The loan was fully repaid as of December 31, 2006, but in prior periods the note payable and the corresponding note receivable have been eliminated for consolidation purposes.

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

As compensation expense is incurred, the Unearned ESOP Shares account is reduced based on the original cost of the stock. The difference between the cost and average market price of shares released for allocation is applied to Additional Paid-In Capital. ESOP compensation expense was approximately $407,000, $412,000, and $475,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The ESOP shares as of December 31, 2006 and 2005, were as follows:

	2006	2005

Allocated Shares	155,669	156,602
Shares Released for Allocation	23,922	28,132
Unreleased Shares	-	23,922

Total ESOP Shares	179,591	208,656

Fair Value of Unreleased Shares (In Thousands)	$-	$359

Stock Price at December 31	$19.80	$15.00

Total ESOP shares decreased in 2006 and 2005, due to the release of shares for employees who terminated their employment in 2006 and 2005.

The ESOP was amended and restated in 2006 to add a 401(k) feature and was renamed the “Guaranty Savings Bank 401(k) Plan.” See Note V below.

NOTE L
RECOGNITION AND RETENTION PLAN
On October 15, 1997, the Company established a Recognition and Retention Plan (the Plan) as an incentive to retain personnel of experience and ability in key positions. The Company approved a total of 137,540 shares of stock to be acquired for the Plan, of which 125,028 shares were allocated for distribution to key employees and directors. In 2005, 1,769 shares were forfeited due to the expiration of a director’s term. The Company granted 1,776 shares to a new director in 2006, and 2,355 shares to a new director during in 2004.

NOTE L
RECOGNITION AND RETENTION PLAN (Continued)
As shares are acquired for the Plan, the purchase price of these shares is recorded as unearned compensation, a contra equity account. As the shares are distributed, the contra equity account is reduced.

During 1998, with unanimous approval of the Plan participants, all outstanding grants were amended by the Board as a direct effort to reduce the Company’s expenses resulting from the Plan. Prior to the amendments, Plan share awards were earned by recipients at a rate of 20% of the aggregate number of shares covered by the Plan over five years. Plan share awards were amended to provide that they are earned by recipients at a rate of 10% of the aggregate number of shares covered by the plan over ten years. If the employment of an employee or service as a non-employee director is terminated prior to the tenth anniversary of the date of grant of Plan share award for any reason (except for death or disability or a change in control), the recipient shall forfeit the right to any shares subject to the awards which have not been earned.

Compensation expense pertaining to the Recognition and Retention Plan was $126,000, $119,000, and $128,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

A summary of the changes in restricted stock follows:

	Unawarded Shares		Awarded Shares
	2006	2005	2006	2005

Balance, Beginning of Year	16,744	14,975	21,411	33,063
Purchased by Plan	-	-	-	-
Granted	(1,776)	-	1,776	-
Forfeited	-	1,769	-	(1,769)
Earned and Issued	-	-	(9,818)	(9,883)

Balance, End of Year	14,968	16,744	13,369	21,411

On January 16, 2007, the Company issued 5,000 shares to its President under the Plan, which will have the same ten-year vesting schedule as noted above.

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

During 2005, the Company adopted SFAS No. 123(R), which replaced SFAS No. 123 and superceded APB No. 25. The adoption of this pronouncement had no impact on the Company’s interim or annual financial position or results of operations.

A summary of the status of the Company’s stock option plan as of December 31, 2006, 2005, and 2004, and changes during the years ending on those dates is presented below:

	2006		2005		2004
Exercise				Exercise		Exercise
Fixed Options	Shares	Price	Shares	Price	Shares	Price

Outstanding,
Beginning of Year	216,132	$17.18	245,604	$17.18	260,340	$17.18

Granted	-		-		-
Exercised	-		-		-
Forfeited	-		29,472		14,736

Outstanding,
End of Year	216,132	$17.18	216,132	$17.18	245,604	$17.18

Options Exercisable at
Year-End	216,132	$17.18	216,132	$17.18	245,604	$17.18

The following table summarizes information about fixed stock options outstanding at December 31, 2006:

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding at 12/31/06	Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/06	Weighted Average Exercise Price
$ 17.18	216,132	0.8 years	$17.18	216,132	$17.18

The aggregate intrinsic value of options outstanding and exercisable at December 31, 2006 was $566,266.

NOTE N
COMPREHENSIVE INCOME
Comprehensive income was comprised of changes in the Company’s unrealized holding gains or losses on securities available-for-sale during 2006, 2005 and 2004. The components of comprehensive income and related tax effects are as follows:

Years Ended December 31,
	2006	2005	2004
(In Thousands)

Gross Unrealized Holding Losses
Arising During the Period	$(227)	$(1,066)	$(1,378)
Tax Benefit	77	362	468

	(150)	(704)	(910)

Reclassification Adjustment for Losses
Included in Net Income	44	1,215	696
Tax Benefit	(15)	(413)	(237)

	29	802	459

Net Unrealized Holding (Losses) Gains
Arising During the Period	$(121)	$98	$(451)

NOTE O
REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), tangible capital to adjusted total assets (as defined), and tangible equity to adjusted total assets (as defined). As of December 31, 2006, the Bank meets all of the capital requirements to which it is subject and is deemed to be well capitalized.

NOTE O
REGULATORY MATTERS (Continued)
The actual and required capital amounts and ratios applicable to the Bank for the years ended December 31, 2006 and 2005, are presented in the following tables, including a reconciliation of capital under generally accepted accounting principles (GAAP) to such amounts reported for regulatory purposes.

					Minimum to be Well
					Capitalized Under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2006	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

Tangible Capital	$ 26,580	15.90%	$ 2,507	1.50%	N/A	N/A
Tangible Equity Ratio	26,580	15.90%	3,343	2.00%	N/A	N/A
Tier 1 Capital	26,580	15.90%	5,014	3.00%	$ 8,356	5.00%
Tier 1 Risk-Based Capital	26,580	30.33%	3,506	4.00%	5,259	6.00%
Total Risk-Based Capital	27,676	31.58%	7,012	8.00%	8,765	10.00%

December 31, 2005

Tangible Capital	$ 23,772	13.47%	$ 2,647	1.50%	N/A	N/A
Tangible Equity Ratio	23,772	13.47%	3,529	2.00%	N/A	N/A
Tier 1 Capital	23,772	13.47%	5,293	3.00%	$ 9,919	5.00%
Tier 1 Risk-Based Capital	23,772	32.83%	2,896	4.00%	5,905	6.00%
Total Risk-Based Capital	24,677	34.08%	5,792	8.00%	9,842	10.00%

NOTE P
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is a party to credit related commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These consist of outstanding mortgage and construction loan commitments and commercial lines of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

As of December 31, 2006 and 2005, outstanding mortgage, construction and commercial lines of credit commitments were approximately $6,693,000 and $9,968,000, respectively.

NOTE P
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued)
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

NOTE Q
COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACTS
On January 7, 2005, the former Chief Executive Officer retired from the Company. The Company entered into an early retirement and consulting agreement with the former Chief Executive Officer. The agreement provides that the former Chief Executive Officer will provide up to 60 hours of consulting services per month for 36 months. In addition, the agreement provided provisions for a non-compete period, which expired on January 6, 2006. The agreement stipulates that the Company will pay the former Chief Executive Officer $13,000 per month for 36 months.

OPERATING LEASES
During 2003, the Bank entered into a lease with the Company for a branch office location. The rental expense associated with this lease is eliminated in the consolidated statement of operations. The lease had a term of 24 months with a rental rate of $4,025 per month. The Bank has continued to lease this property subsequent to the lease expiration on a month-to-month basis. In addition, the Bank leases a branch location from a third party for $1,500 per month. The lease, which is renewable, expires on October 31, 2007. The Bank’s total obligation under this lease in 2007, is $15,000.

Total rent expense incurred by the Bank under these leases amounted to $61,300 for the year ended December 31, 2006, and $60,300 for the years ended December 31, 2005, and 2004.

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

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
(In Thousands)
Financial Assets
Cash and Cash Equivalents	$11,117	$11,117	$22,555	$22,555
Securities Available-for-Sale	55,090	55,090	77,344	77,344
Loans, Net	93,987	98,080	69,657	70,987
Federal Home Loan Bank Stock	982	982	1,833	1,833
Accrued Interest Receivable	2,004	2,004	1,627	1,627

Financial Liabilities
Deposits	$122,754	$122,417	$118,866	$118,065
Borrowings	17,042	17,082	32,106	29,651
Accrued Interest Payable	84	84	194	194

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

Off-Balance Sheet Instruments
Off-balance sheet financial instruments include commitments to extend credit and undisbursed lines of credit. The fair value of such instruments is estimated using fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk as appropriate. The estimated fair value for these instruments was not significant at December 31, 2006 and 2005. The contract or notional amounts of the Company’s financial instruments with off-balance sheet risk are disclosed in Note P.

NOTE T
SELECTED QUARTERLY FINANCIAL DATA (Unaudited)
The following sets forth condensed quarterly results of operations for 2006 and 2005, (dollar amounts in thousands, except per share data):

	First	Second	Third	Fourth
2006	Quarter	Quarter	Quarter	Quarter

Interest Income	$2,712	$2,782	$2,800	$2,706
Interest Expense	1,173	1,170	1,262	1,299
Net Interest Income	1,539	1,612	1,538	1,407
Provision (Reversal) for Loan Losses	-	-	(1,981)	-
Other Income (Loss)	7	(53)	31	66
Other Expense	1,132	1,187	1,261	1,346
Income Tax Expense	138	129	778	43

Net Income	$276	$243	$1,511	$84

Net Income per Common Share¹
Basic	$0.23	$0.20	$1.25	$0.07
Diluted	$0.23	$0.20	$1.24	$0.07
Dividends Per Share	$0.10	$0.10	$0.10	$0.10

¹ Quarterly per share amounts do not add to total for the year ended due to rounding.

		Second	Third	Fourth
2005	Quarter	Quarter	Quarter	Quarter

Interest Income	$2,663	$2,647	$2,670	$2,486
Interest Expense	1,223	1,220	1,231	1,182
Net Interest Income	1,440	1,427	1,439	1,304
Provision for Loan Losses	-	-	-	4,793
Other Income (Loss)	8	24	39	(1,211)
Other Expense	1,517	1,071	1,136	1,138
Income Tax Expense (Benefit)	30	109	111	(1,758)

Net (Loss) Income	$(99)	$271	$231	$(4,080)

Net (Loss) Income per Common Share¹
Basic	$(0.09)	$0.23	$0.20	$(3.45)
Diluted	$(0.08)	$0.23	$0.20	$(3.45)
Dividends Per Share	$0.10	$0.10	$0.10	$0.10

¹ Quarterly per share amounts do not add to total for the year ended due to rounding.

NOTE U
EARNINGS (LOSS) PER COMMON SHARE
Earnings (loss) per share are computed using the weighted average number of shares outstanding as prescribed in SFAS No. 128. Options to purchase 216,132 shares at $17.18 per share were outstanding during 2006. These options were not included in the computation of diluted loss per share for 2005, because the options’ exercise price was greater than the average market value price of the common shares. The options were included in the computation of diluted earnings per share for the years ended December 31, 2006 and 2004. The Company had no other securities outstanding during the years ended December 31, 2006, 2005 or 2004, that would have a dilutive effect on earnings (loss) per share.

		Years Ended December 31,
	2006	2005	2004
(Dollars in Thousands, Except Per Share Data)
Numerator:
Net Income (Loss)	$2,114	$(3,676)	$199
Effect of Dilutive Securities	-	-	-

Numerator for Diluted Earnings (Loss) Per Share	$2,114	$(3,676)	$199

Denominator:
Weighted-Average Shares Outstanding	1,212,174	1,181,313	1,156,441
Effect of Potentially Dilutive Securities	10,776	-	21,572

Denominator for Diluted Earnings Per Share	1,222,950	1,181,313	1,178,013

Earnings (Loss) Per Share
Basic	$1.74	$(3.11)	$0.17
Diluted	$1.73	$(3.11)	$0.17

Cash Dividends Per Share	$0.40	$0.40	$0.40

NOTE U
EARNINGS (LOSS) PER COMMON SHARE (Continued)
The following table presents the components of average outstanding shares for each of the three years:

		Years Ended December 31,
	2006	2005	2004

Average Common Shares Issued	3,438,500	3,438,500	3,438,500
Average Treasury Shares	(2,162,860)	(2,153,780)	(2,142,322)
Average Unearned ESOP Shares	(23,856)	(51,977)	(80,109)
Average Unearned RRP Trust Shares	(39,610)	(51,430)	(59,628)

	1,212,174	1,181,313	1,156,441
NOTE V
SUBSEQUENT EVENTS

AWARD OF RECOGNITION AND RETENTION PLAN SHARES
As described in Note L, the Company issued 5,000 shares of stock under its Recognition and Retention Plan to its President on January 16, 2007. The vesting period for these shares is 10 years.

PROFIT SHARING AND 401(K) PLAN
Effective January 1, 2007, the Company amended and restated its ESOP, added a 401(k) feature and renamed the plan the “Guaranty Savings Bank 401(k) Plan” (the 401(k) Plan). ESOP shares will be maintained in the 401(k) Plan, which will provide the ability to diversify into other 401(k) Plan investments. Employees may defer up to 15% of their salary, up to the IRS maximum ($15,500 in 2007) on a tax-deferred basis and have a variety of investment options, including a money market fund, fixed-income, blended and equity mutual funds, and GS Financial Corp. stock. The Company will match 100% of contributions up to 3% of an employee’s salary and 50% of the next 2% of employee contributions. This match enables the 401(k) Plan to comply with IRS safe harbor rules exempting it from top-heavy testing and maintaining its tax-exempt status. In addition, the Company may, at its discretion, make additional profit sharing contributions of up to 6% of participants’ salaries.

NOTE W
CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
Financial information pertaining only to GS Financial Corp. is as follows:

CONDENSED BALANCE SHEETS

ASSETS
December 31,
	2006	2005
(In Thousands)

Cash and Cash Equivalents	$661	$472
Investments - Available-for-Sale, at Fair Value	107	554
Investment in Subsidiary	26,262	23,574
Loan Receivable	-	334
Other Assets	815	747

Total Assets	$27,845	$25,681

LIABILITIES AND STOCKHOLDERS' EQUITY

Other Liabilities	$589	$97
Stockholders' Equity	27,256	25,584

Total Liabilities and Stockholders' Equity	$27,845	$25,681

NOTE V
CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)

CONDENSED STATEMENTS OF INCOME

Years Ended December 31,
	2006	2005	2004
(In Thousands)

Income:
Dividends from Guaranty Savings Bank	$-	$262	$687
Interest Income	53	82	108
Other Income	96	97	94

Total Income	149	441	889
Operating Expenses	321	274	272

(Loss) Income Before Income Taxes and Equity in
Undistributed Earnings (Loss) of Guaranty Savings Bank	(172)	167	617

Applicable Income Tax Benefit	(58)	(23)	(7)

Equity in Undistributed Earnings (Loss) of
Guaranty Savings Bank	2,228	(3,866)	(425)

Net Income (Loss)	$2,114	$(3,676)	$199

NOTE V
CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,
	2006	2005	2004
(In Thousands)

OPERATING ACTIVITIES
Net Income (Loss)	$2,114	$(3,676)	$199
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities
Depreciation Expense	16	18	20
Loss on Sale of Investments	4	-	3
Equity in Undistributed (Earnings) Loss of Subsidiary	(2,228)	3,866	425
Amortization of Investment Premium	2	3	2
Mutual Fund Dividends Reinvested	-	-	(6)
Decrease in Accrued Interest Receivable	-	-	1
(Increase) Decrease in Other Assets	(10)	25	12
Change in Deferred Income Tax Assets/Liabilities	(42)	(5)	(9)
Increase in Other Liabilities	321	95	2

Net Cash Provided by Operating Activities	177	326	649

INVESTING ACTIVITIES
Redemption (Investment) in Mutual Funds	442	(150)	(108)
Principal Paydowns Note Receivable GS Financial ESOP	334	363	334
Proceeds from Maturities of Investment Securities	22	125	114

Net Cash Provided by Investing Activities	798	338	340

FINANCING ACTIVITIES
Purchase of Treasury Stock	(300)	(74)	(315)
Payment of Dividends	(486)	(474)	(466)

Net Cash Used in Financing Activities	(786)	(548)	(781)

INCREASE IN CASH AND CASH EQUIVALENTS	189	116	208

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	472	356	148

CASH AND CASH EQUIVALENTS, END OF YEAR	$661	$472	$356

GS Financial Corp. Stock Performance

The following graph compares the cumulative total return relating to the Company’s common stock with (a) the cumulative total return on the stocks included in the Nasdaq Composite Index, and (b) the cumulative return on the stocks in the SNL under $250 million Thrift Index. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable period.

[Missing Graphic Reference]

Index	Period Ending
	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
GS Financial Corp.	$100.00	$124.14	$135.82	$128.38	$109.46	$147.92
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL <$250M Thrift Index	100.00	124.61	173.38	175.97	170.07	170.14
__________________

* Source: SNL Financial LC

Banking Locations

Main Office
3798 Veterans Memorial Blvd.
Metairie, LA 70002

1700 Veterans Memorial Blvd.
Metairie, LA 70005

3915 Canal Street
New Orleans, LA 70119
2111 N. Causeway Blvd
Mandeville, LA 70471

1515 Hwy 51 South
Ponchatoula, LA 70454

GS Financial Corp. Board of Directors
Albert J. Zahn, Jr.
Mr. Zahn (age 56) is a certified public accountant and president of the firm Al Zahn, CPA, A Professional Accounting Corporation. He has served as Chairman of the Board of GS Financial and Guaranty Savings since April 2005 and has been a director since 1992.

Edward J. Bourgeois
Mr. Bourgeois (age 50) is a certified public accountant in the State of Louisiana and currently serves as President of Centergy consulting, LLC, New Orleans, Louisiana, a consulting firm specializing in the banking and financial industry. Mr. Bourgeois was formerly the Executive Vice President/Chief Operating Officer of Crescent Bank and Trust, New Orleans, Louisiana from 2001 to 2004. Prior thereto, Mr. Bourgeois was President of Bourgeois Consulting, a bank consulting agency in New Orleans, Louisiana from 2000 to 2001, and during 2001, was a Senior Vice President of Ebank.com, Atlanta, Georgia. He is a member of the American Institute of Certified Public Accountants and Louisiana Society of Certified Public Accountants and Board member of the National Automotive Finance Association. He has been a director since 2004.

Stephen L. Cory
Mr. Cory (age 57) is an insurance agent and President of Cory, Tucker & Larrowe Agency in Metairie, Louisiana. He has been a director since 1995.

Bradford A. Glazer
Mr. Glazer (age 51) is President of Glazer Enterprises, Inc., a freight agency and real estate management and development company located in Cincinnati, Ohio. While serving as President of Glazer Enterprises, Inc. Mr. Glazer has also served as Chairman of Glazer Steel Corp. in New Orleans, Louisiana, Baton Rouge, Louisiana, and Knoxville, Tennessee, as well as Senior Vice President of Espy & Strauss, Inc. in Cincinnati, Ohio. He has been a director since 1991.

Bruce A. Scott
Mr. Scott (age 54) is an attorney and has served as Executive Vice President of GS Financial since February 1997 and Executive Vice President of Guaranty Savings since 1985. Mr. Scott also serves as legal counsel and Personnel Manager of Guaranty Savings, and performs certain legal services for Guaranty Savings and its borrowers in connection with real estate loan closings and receives fees from the borrowers in connection therewith. He has been a director since 1982.

Donald C. Scott
Mr. Scott (age 55) served as President and Chief Executive Officer of the Company from February 1997 to January 2005, and the Association from March 1985 to January 2005. He has been a director since 1982.

Hayden W. Wren III
Mr. Wren (age 58) is the Director of Commercial/Investment Brokerage of Corporate Realty, Inc., New Orleans Louisiana. Mr. Wren is a Certified Commercial Investment Member (CCIM), a member of the Society of Industrial and Office Realtors (SIOR), and a licensed Certified Public Accountant having membership affiliations with the American Society of Certified Public Accountants and the Louisiana Society of Certified Public Accountants. He was appointed in May 2004 to fill the position of a retiring director.

Executive Officers Who Are Not Directors

Stephen E. Wessel
Mr. Wessel (age 44) has served as President and Chief Executive Officer of GS Financial and Guaranty Savings since December, 2005. Previously he served as Senior Vice President/South Louisiana Business Banking Manager for AmSouth Bank, a regional commercial bank, New Orleans, Louisiana since August, 2001. Prior thereto, Mr. Wessel served as Vice President/Regional Business Banking Manager for Whitney National Bank, New Orleans, Louisiana from December 1991 to August 2001.

Lettie R. Moll
Ms. Moll (age 53) has served as Vice President and Corporate Secretary of the Company since 1997 and Vice President and Corporate Secretary of the Association since March 1987 and March 1982, respectively.

J. Andrew Bower
Mr. Bower (age 42) has served as Chief Financial Officer and Senior Vice President of GS Financial and Guaranty Savings since January 2006. Prior thereto, Mr. Bower was a self-employed consultant providing internal audit, accounting and loan review services primarily to banks in the greater New Orleans area, including GS Financial and Guaranty Savings since January 2002. Previously, Mr. Bower was employed as an accounting manager at Stewart Enterprises, Inc., Metairie, Louisiana, from September 2000 through January 2002, and as an audit manager at Arthur Andersen LLP from December 1992 to September 2000.