Form 10-K, Exhibit 13
period 2007-12-31
GS FINANCIAL CORP
filed 2008-03-31
CIK 1029630

  Exhibit 13.0

GS Financial Corp..
2007 Annual Report

To our Shareholders: A Message from the President and CEO

2007 – THE YEAR OF CHALLENGE

The year 2007 will be remembered as a challenging year for the banking industry and it was no different for GS Financial Corp.

Like the industry as a whole, our profitability was fettered by margin compression, a slow housing market, and increased competition for deposits.  Our net income was impacted by the expenses of planned growth relating to new banking locations, additional personnel, and additional investment in technology.

We, nevertheless, made progress in the fulfillment of our strategic objectives related to increased loan growth, a better mix of fixed rate loans with shorter maturities, the introduction of variable rate loans and enhanced product offerings, the establishment of new banking locations, growth in low cost deposits and improved technology.

Some of our performance highlights include:

•	Gross loans grew by $24.1 million or 24.7% during 2007 to $121.9 million.
•	We sold $15.2 million of residential loan originations in the secondary market in 2007 resulting in gains on loan sales of $189,000.
•	Deposits grew by $6.8 million or 5.5% during 2007, including $2.3 million in non-interest bearing deposits.
•
During 2007, the Bank re-opened its newly renovated Mid-City New Orleans office, which was flooded by Hurricane Katrina, converted its loan production office in Ponchatoula, Louisiana to a full service branch and opened a full service trailer branch on the Westbank of Jefferson Parish in Harvey, Louisiana.

•	Stockholders’ equity at December 31, 2007 was $28.2 million, up $1.0 million from December 31, 2006. Stockholders’ equity as a percentage of total assets at December 31, 2007 was 15.10%.

THE COMMUNITY BANK BUSINESS MODEL

In past communications to our shareholders, I have emphasized that we adopted a community bank business model, transitioning the Bank from the traditional savings and loan model.  I would like to share with you the status of our transition.

Below is a summary of some of the progress we have made in critical areas:

Information technology – Management has focused much of its time and resources over the past two years on developing new banking products and services, increasing capacity for all business lines.  We have made significant expenditures on hardware and software upgrades.  Some of the software expenditures have included those for the implementation of corporate wide e-mail and Internet access, online banking, documentation scanning, mortgage loan origination and processing software and loan documentation software. This investment will be increasingly leveraged over the next several years as each department realizes operating efficiencies and expands existing product offerings as more customers take advantage of our convenience products, such as online banking, remote deposit and free bill payment services.

Mortgage Banking – Management knew that, for our mortgage lending process to be competitive, we had to evolve from a low volume long term fixed rate portfolio lender.  To that end, we have added adjustable rate mortgage loan products and home equity loans, and we now originate loans for sale into the secondary market.  A significant investment in personnel was made during the past two years in order to assemble a team of mortgage banking professionals who could serve an increased volume of mortgage loans and implement the secondary market program.  Management believes that the significant changes we have made to mortgage lending will not only increase profitability and reduce interest rate risk (by retaining primarily adjustable rate loans in the portfolio), it will also allow us to both better serve our mortgage loan customers with the additional products and better pricing and permit us to be more competitive in our market area.

2007 Annual Report

Commercial Banking – Management has completed the successful implementation of a new commercial lending philosophy founded on the principles of safety, soundness and profitability.  We hired experienced commercial lenders with a successful business development track record and formal credit training in their backgrounds, and placed them in locations where they have a customer following. As a result of the investment in these new personnel, the commercial lending team has significantly increased the quality of our commercial loan portfolio.  These new bankers are committed to a relationship banking approach to business development.  They have been the driving force in the growth of our low cost commercial deposits and have already made a significant contribution through their efforts to cross-sell mortgage loans, home equity loans and retail deposits. Quarter by quarter these activities will continue to improve the profitability of our Bank.

Deposit Mix- Management recognized that our past reliance upon certificates of deposit and traditional passbook savings accounts to fund the community bank business model would be insufficient. We needed new and better deposit products in order to compete more effectively.  Accordingly, we enhanced our deposit product offerings.  We introduced tiered money market accounts for individuals and businesses; we implemented several new pricing options for certificates of deposit in an effort to move the high cost time deposit customer into longer or shorter terms based upon management’s anticipation of interest rate movements; and we placed increased emphasis on the sale of NOW checking accounts coupled with better online banking products.

2008 - WHAT ARE THE OPPORTUNITIES?

Guaranty Savings Bank has made great progress transitioning to a community bank business model.  This model reaches more customers through the offering of more products, earns a higher interest margin and, in recent years, achieved more profits than if we had retained the savings and loan business model.  Although the amount of time it will take to fully transform our pre-existing savings and loan balance sheet to one of a community bank is uncertain, we believe it will occur gradually over a period of several productive years.  Currently, much of our deposit mix remains concentrated in time deposits as opposed to non-interest bearing and other transactional accounts.  That is why we have placed emphasis and have demonstrated progress in the growth of transactional and non-interest bearing deposit products.  In addition, much of the loan portfolio remains concentrated in 15-year and 30-year fixed rate residential portfolio loans as opposed to adjustable rate loans, home equity loans and higher yielding shorter term commercial loans.  That is why we have aggressively revitalized both the mortgage lending and commercial banking teams.  While the progress we have made has reduced our exposure to margin compression and interest rate risk, we still have more to accomplish.

The execution of our multi-year strategic plan will transition Guaranty Savings Bank to a community bank and is expected to improve our profitability over time.  We have made great strides and see progress every day.  We believe our fundamentals are strong and our growth strategy is sound.  We have a good management team, a healthy capital position, minimal exposure to the sub-prime mortgage market, and, we believe, adequate loan loss reserves. In addition, we have diversified our revenue streams and we expect to capitalize on the recent big bank consolidation and acquisition activities in our market by attracting more customers.

Management and the Board of Directors of GS Financial Corp. and Guaranty Savings Bank appreciate the confidence that you have placed in us by investing in our Company.

/s/ Stephen E. Wessel

Stephen Wessel
President and Chief Executive Officer

2007 Annual Report

Index to Annual Report

Business Description	4

Shareholder Information	4

Selected Consolidated Financial Data	5

Management’s Discussion and Analysis of Financial Condition and Results of Operations	6

Management’s Report on Internal Control Over Financial Reporting	27

Report of Independent Registered Public Accounting Firm	28

Consolidated Balance Sheets	29

Consolidated Statements of Income	31

Consolidated Statements of Comprehensive Income	32

Consolidated Statements of Changes in Stockholders’ Equity	33

Consolidated Statements of Cash Flows	34

Notes to the Consolidated Financial Statements	36

Board of Directors	64

Executive Officers	64

Banking Locations	65

GS Financial Corp. Stock Performance	65

2007 Annual Report

Business Description

GS Financial Corp. (“GS Financial” or the “Company”) provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a Louisiana chartered savings bank, at its five banking locations and a loan production office in the metropolitan New Orleans area.

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
Cranford, New Jersey 07016
(800) 368-5948
www.rtco.com

FORM 10-K AND OTHER FINANCIAL INFORMATION
Shareholders are advised to review financial information and other disclosures about GS Financial contained in its Annual Report on Form 10-K.  A copy of the Form 10-K for the year ended December 31, 2007 and other financial reports filed by GS Financial with the SEC is available on the Company’s web site at www.gsfinancialcorp.com or the SEC’s web site at www.sec.gov, or may be obtained without charge by calling Lettie Moll, Corporate Secretary, or Andrew Bower, Chief Financial Officer, at (504) 457-6220 or by writing to:
GS Financial Corp.
Investor Relations
3798 Veterans Boulevard
Metairie, Louisiana 70002

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
LaPorte, Sehrt, Romig and Hand
A Professional Accounting Corporation
110 Veterans Boulevard, Suite 200
Metairie, Louisiana 70005

COMMON STOCK
GS Financial’s common stock is traded on The Nasdaq Global Market under the ticker symbol GSLA.  At December 31, 2007, the closing price was $18.94 per share and there were approximately 100 shareholders of record.

MARKET PRICES AND DIVIDENDS
Set forth below are the high and low sales prices for GS Financial’s common stock on the Nasdaq Global Market and dividends paid for the periods presented.

Year 2007	Stock Price		Dividends
Quarter Ended	High	Low
March 31	$21.38	$19.00	$0.10
June 30	21.49	18.26	0.10
September 30	20.75	17.04	0.10
December 31	19.50	17.59	0.10
Year 2006	Stock Price		Dividends
Quarter Ended	High	Low
March 31	$17.68	$14.99	$0.10
June 30	18.15	16.74	0.10
September 30	18.50	16.50	0.10
December 31	21.76	18.20	0.10

ANNUAL MEETING
The Annual Meeting of Shareholders of GS Financial Corp. will be held on Tuesday, April 22, 2008, at 10:00 a.m. CDT at its corporate office.  The address is:
Guaranty Savings Bank
3798 Veterans Boulevard
Metairie, Louisiana 70002

2007 Annual Report

GS Financial Corp. and Subsidiary
Selected Consolidated Financial Data

	At or For Years Ended December 31,
($ in thousands, except per share data)	2007	2006	2005	2004	2003
BALANCE SHEET DATA
Total assets	$186,487	$168,380	$177,614	$200,066	$214,714
Cash and cash equivalents	9,462	11,117	22,555	7,024	11,371
Loans receivable, net	118,477	93,987	69,657	92,158	77,367
Investment securities	47,747	55,090	77,344	94,557	119,271
Deposit accounts	129,510	122,754	118,866	130,723	142,108
Borrowings	26,986	17,042	32,106	39,689	42,135
Stockholders' equity	28,164	27,164	25,407	28,944	29,308
INCOME STATEMENT DATA
Interest income	$11,248	$11,000	$10,466	$10,989	$9,993
Interest expense	5,547	4,904	4,856	5,436	6,178
Net interest income	5,701	6,096	5,610	5,553	3,815
Provision (reversal) for loan losses	(300)	(1,981)	4,793	343	118
Non-interest income (loss)	424	51	(1,294)	(691)	1,476
Non-interest expense	5,409	4,926	4,707	4,483	4,419
Net income (loss) before taxes	1,016	3,202	(5,184)	36	754
Net income (loss)	658	2,114	(3,676)	199	691
KEY RATIOS
Return on average assets	0.38%	1.21%	(1.96)%	0.10%	0.32%
Return on average shareholders' equity	2.40	8.15	(13.76)	0.70	2.17
Net interest margin	3.44	3.58	3.12	2.73	1.84
Average loans to average deposits	88.35	70.74	71.74	62.69	60.15
Earning assets to interest-bearing liabilities	118.86	117.88	115.04	114.37	115.53
Efficiency ratio	88.27	80.14	109.06	92.20	83.52
Non-interest expense to average assets	3.12	2.82	2.51	2.12	2.06
Allowance for loan losses to loans	2.82	3.82	7.58	0.99	0.77
Stockholders' equity to total assets	15.10	16.16	14.30	14.47	13.65
COMMON SHARE DATA
Earnings (loss) per share:
Basic	$0.53	$1.74	$(3.11)	$0.17	$0.58
Diluted	0.52	1.73	(3.11)	0.17	0.57
Dividends paid per share	0.40	0.40	0.40	0.40	0.40
Dividend payout ratio	76.44%	22.99%	n/a	235.29%	68.97%
Book value per share	$21.90	$22.00	$20.99	$22.47	$22.46
Trading data:
High closing price	$21.49	$21.76	$19.66	$19.90	$19.50
Low closing price	17.04	14.99	12.86	17.90	18.00
End of period closing price	18.94	19.80	15.00	18.00	19.44
Average shares outstanding:
Basic	1,243,655	1,212,173	1,181,313	1,156,441	1,194,296
Diluted	1,268,995	1,222,949	1,181,313	1,178,013	1,214,443

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

Presented below is a discussion of the financial condition of GS Financial Corp. (“GS Financial” or the “Company”), changes in financial condition and its results of operations during 2007, 2006 and 2005.  Virtually all of the Company’s operations are dependent on the operations of its subsidiary, Guaranty Savings Bank (“Guaranty” or the “Bank”), formerly known as Guaranty Savings and Homestead Association.  This discussion is presented to highlight and supplement information presented elsewhere in this Annual Report, particularly the consolidated audited financial statements and related notes.  This discussion should be read in conjunction with the accompanying tables and our consolidated, audited financial statements.  Certain financial information in prior years has been reclassified to conform to the current year’s presentation.

FORWARD-LOOKING STATEMENTS
In addition to the historical information, this annual report includes certain forward-looking statements as that term is defined by the Private Securities Litigation Reform Act of 1995.  Such statements include, but may not be limited to comments regarding (a) the potential for earnings volatility from, among other factors, changes in the estimated allowance for loan losses over time, (b) the expected growth rate of the loan portfolio, (c) future changes in the mix of deposits, (d) the results of net interest income simulations run by the Company to measure interest rate sensitivity, (e) the performance of Guaranty’s net interest income and net interest margin assuming certain future conditions, (f) the future prospects of metropolitan New Orleans after Hurricane Katrina and (g) changes or trends in certain expense levels.

Forward-looking statements are based on numerous assumptions, certain of which may be referred to specifically in connection with a particular statement.  Some of the more important assumptions include:

•	expectations about overall economic recovery in the Company’s market area,
•	expectations about the ability of the Bank’s borrowers to make payments on outstanding loans and the sufficiency of the allowance for loan losses,
•	expectations about the current values of collateral securing the Bank’s outstanding loans,
•	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions,
•	reliance on existing or anticipated changes in laws or regulations affecting the activities of the banking industry and other financial service providers, and
•	expectations regarding the nature and level of competition, changes in customer behavior and preferences, and the Company’s ability to execute its plans to respond effectively.

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

OVERVIEW
The Company reported net income of $658,000, or $0.53 per share, for the year ended December 31, 2007, compared with $2.1 million, or $1.74 per share, for the year ended December 31, 2006.  The Company succeeded in its growth initiatives during the year, including continued strong loan growth during a year in which growth in the local market as a whole was minimal, deposit growth, particularly in transactional accounts, and the opening of a new banking location, re-opening of a banking location, and the conversion of our loan production office to a full service branch.  The decline in profitability in 2007 compared with 2006 was due in large part to the $2.0 million reversal in the provision for loan losses in 2006 compared to a $300,000 reversal in 2007, as well as margin compression as the Bank’s cost of funds increased substantially during 2007.  This adverse trend in funding costs began to reverse in the fourth quarter of 2007 and is continuing to trend favorably thus far in 2008.

Hurricane Katrina, which struck the Greater New Orleans area in August 2005, resulted in substantial property damage in the market area that the Company operates in and has displaced a significant number of people and businesses.  Based upon its assessment of the property damage caused by Hurricane Katrina, and taking into consideration its estimates of the potential economic impact on its borrowers, the Company made provisions for loan losses of $4.8 million for the year ended December 31, 2005.  In 2007 and 2006, $300,000 and $2.0 million, respectively, of these provisions were reversed as conditions in the Bank’s area improved and the level of actual loan impairment was less than what management expected at the end of 2005.  The Bank re-opened its one location which suffered extensive damage from Hurricane Katrina in August 2007.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company’s net loan portfolio amounted to $118.5 million at December 31, 2007, compared with $94.0 million and $69.7 million at December 31, 2006 and 2005, respectively.  The increase in net loans receivable was due to a substantial increase in the volume of new loan originations of both residential and commercial real estate loans.  In December 2005, Stephen Wessel was hired as the Bank’s new President and Chief Executive Officer.  In addition, in January 2006, two new commercial loan officers were hired and, in March 2006, a mortgage banking manager was hired.  During 2006, the Bank was approved as an originator to sell loans to Fannie Mae and Freddie Mac and, in the fourth quarter of 2006, the Bank sold its first loans in the secondary market.  During 2007, an additional experienced mortgage loan originator was hired, and the Bank was approved as an originator for two additional private investors.  These factors contributed to the Bank increasing its residential loan production from $20.5 million in 2006 to $35.6 million in 2007.  The Bank anticipates continuing to sell loans in the secondary market while retaining servicing on these loans to maintain customer relationships and earn servicing fee income.  During 2007 and 2006, we sold an aggregate of $15.2 million and $1.4 million, respectively, of residential mortgage loans into the secondary market at a gain of $189,000 and $30,000, respectively.

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

One other estimate requiring a high degree of judgment is the valuation allowance on the deferred tax asset.  As operating losses can be carried forward 15 years and the Company expects positive taxable income for each year going forward, no valuation allowance is deemed necessary on the portion of the deferred tax asset created by net operating losses.  However, a portion of the deferred tax asset relates to capital losses.  Tax rules only allow these losses to be offset against future capital gains for five years.  As it is uncertain whether the Bank will be able to realize capital gains of the magnitude to fully offset these losses in the applicable five year period, we elected to establish an appropriate valuation allowance for the portion of the capital loss carryforward which we estimate may not be utilized.  See Note I of the Consolidated Financial Statements for further discussion of the Company’s income tax accounting.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL CONDITION
At December 31, 2007, GS Financial reported total assets of $186.5 million compared to $168.4 million at the end of 2006.  Average total assets were $172.6 million for the year ended December 31, 2007, a decrease of $1.5 million compared to the year ended December 31, 2006, or 0.9%.

LOANS AND ALLOWANCE FOR LOAN LOSSES
As with most savings institutions, a significant portion of the Company’s assets are comprised of loans made to its customers.  The Company engages primarily in real estate lending, both residential and commercial.

In general, credit is extended based on the current market conditions, prevailing economic trends, the value of the underlying collateral and the borrower’s credit history.  The lending activities of the Company are subject to written underwriting standards and loan origination procedures established by the Company's Board of Directors (the “Board”) and senior officers and are incorporated into the Company's Lending Policy which is reviewed as needed by the Board and senior officers.  The underwriting standards establish the manner in which loan applications are accepted and processed.  Such standards are written to comply with all applicable laws and regulations including but not limited to Truth-In-Lending (Regulation Z) and the Real Estate Settlement Procedures Act (“RESPA”).  These standards pertain to such issues as maximum loan amounts, acceptable rates and terms, appraisal guidelines, disclosure requirements, credit criteria, debt-to-income ratios, complete applications, and title requirements.  The Lending Policy establishes the overall direction of the Company's lending activities within the community and forms the basis for setting underwriting standards which limit the Company's exposure to credit risk.

The outstanding balance in total loans at December 31, 2007 was $121.9 million, an increase of $24.1 million, or 24.7%, from the year-end 2006 balance of $97.7 million.  The 2006 balance was up 29.7%, or $22.3 million, from the end of 2005.  Average loans for 2007 were $107.8 million, up $20.4 million, or 23.4% from the prior year’s average level.  Table 1, which is based on regulatory reporting codes, shows loan balances at year-end of the most recent five years.

TABLE 1. COMPOSITION OF LOAN PORTFOLIO
	At December 31,
($ in thousands)	2007	2006	2005	2004	2003
Real estate loans - residential	$62,481	$48,610	$36,800	$45,007	$44,021
Real estate loans - commercial and other	45,757	36,896	24,794	36,143	26,460
Real estate loans - construction	9,074	9,089	11,282	8,233	4,709
Consumer loans	913	677	669	629	513
Commercial business loans	3,625	2,445	1,819	3,058	2,257
Total loans at year-end	$121,850	$97,717	$75,364	$93,070	$77,960
Allowance for loan losses	(3,432)	(3,732)	(5,713)	(920)	(601)
Deferred loan origination costs	59	2	6	8	8
Net loans at year end	118,477	93,987	69,657	92,158	77,367
Average total loans during year	$107,785	$87,360	$87,437	$87,185	$76,623

The Company’s investment in residential real estate loans, which includes those loans secured by 1-4 family properties, increased 28.5%, or $13.9 million, between December 31, 2006 and 2007, after an increase of 32.1%, or $11.8 million, between 2005 and 2006.  The increase in 2006 was due to concerted marketing efforts as well as rebuilding loans made subsequent to Hurricane Katrina converting to permanent mortgages.  In 2007, residential real estate loans continued to increase as the Company added an experienced mortgage loan originator and additional loan products as well as continuing its marketing efforts.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

Since 2000, the Company has been shifting its lending emphasis towards the commercial real estate market to diversify and enhance the products and services offered to its customers and add higher yielding loans to its overall portfolio.  Commercial real estate loans typically carry higher yields and associated risk than loans on 1-4 family dwellings.  The Company offers real estate loans on multifamily residential dwellings, commercial real estate and vacant land.  The Company also offers commercial asset-based loans secured by non-real estate collateral such as inventory and accounts receivable, though it does not actively solicit non-real estate commercial loans.  The Company has a commercial loan committee consisting of board members to evaluate commercial loan applications of significant size and complexity.

During 2007 and 2006, the Company was able to develop significant new business in commercial real estate loans.  Commercial real estate loans, including owner-occupied buildings multi-family and retail property, increased 24.0%, or $8.9 million between December 31, 2006 and 2007, which follow an increase of 48.8%, or $12.1 million, between December 31, 2005 and 2006.  At December 31, 2007, commercial real estate and construction loans made up 45.0% of the total loan portfolio compared to 47.1% and 47.9% at December 31, 2006 and 2005, respectively.

For the year ended December 31, 2007, the Bank’s total loan origination’s amounted to $56.2 million compared to $42.0 million and $14.7 million for the years ended December 31, 2006 and 2005, respectively.  The increases in both residential and commercial lending in 2007 and 2006 were due to the Bank hiring experienced lending professionals in each area of expertise.

Table 2 reflects the Company’s total loan origination and repayment experience during the periods indicated.

TABLE 2. LOAN ORIGINATIONS BY TYPE
	Year Ended December 31,
($ in thousands)	2007	2006	2005	2004	2003
Real estate loans - residential	$35,575	$20,487	$8,339	$13,452	$12,469
Real estate loans - commercial and other	15,447	16,398	1,143	18,733	15,103
Real estate loans - construction	3,684	2,432	4,896	6,550	3,152
Consumer loans	547	345	366	269	338
Commercial loans	949	2,332	-	2,003	3,153
Total originations	56,202	41,994	14,744	41,007	34,215
Loan principal repayments	(16,963)	(18,108)	(32,204)	(25,897)	(35,062)
Loans sold	(15,182)	(1,353)	-	-	-
Net portfolio activity	$24,057	$22,533	$(17,460)	$15,110	$(847)

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

Table 3 reflects contractual loan maturities, unadjusted for scheduled principal reductions, prepayments or re-pricing opportunities.  Demand loans and loans having no stated maturity are reported as due in one year or less.   Most of the Bank’s outstanding loans carry a fixed rate of interest, though certain commercial loans are tied to the Guaranty Savings Bank Prime rate and home equity lines of credit have floating interest rates which are tied to the Wall Street Prime rate.

TABLE 3. LOAN MATURITIES BY TYPE
At December 31, 2007, Loans Maturing In
($ in thousands)	One year or less	One through five years	More than five years	Total
Real estate loans – residential	$4,041	$7,563	$56,940	$68,544
Other real estate loans	10,340	20,639	15,408	46,387
Consumer loans	-	197	3,882	4,079
Commercial loans	1,693	1,147	-	2,840
Total	$16,074	$29,546	$76,230	$121,850
Percentage	13.2%	24.2%	62.6%	100.0%

Of the Bank’s loans outstanding at December 31, 2007 with maturities greater than one year, $101,036,000 have a fixed rate of interest and $4,740,000 have a variable interest rate.

All loans carry a degree of credit risk. Management’s evaluation of this risk ultimately is reflected in the estimate of probable loan losses that is reported in the Company’s financial statements as the allowance for loan losses.  Additions to the allowance for loan losses as a result of this ongoing evaluation are reflected in the provision for loan losses charged to operating expense.

The Company has adopted an asset classification policy which is designed to draw attention to assets before collection becomes a problem, thus maintaining the quality of the Company’s investment as an interest-earning asset.  The policy also helps ensure the accurate reporting of the Company’s assets from a valuation standpoint.  As part of this policy, all of the Company’s loans are reviewed on a regular basis.  Payment histories as well as the value of the underlying collateral are reviewed and assessed in light of several risk factors.  The evaluation process considers the state of the local economy as well as current interest rates and expectations of the movement thereof.  Other risk factors include the level of credit concentration the customer has with the Company, environmental factors which could impair the value of the underlying collateral of an asset, or other factors which might reduce the ability of the Company to collect all of the principal and interest owed to the Company.

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

In making its risk evaluation and establishing an allowance for loan loss level that it believes is adequate to absorb probable losses in the portfolio, management considers various sources of information.  Some of the more significant sources include analyses prepared on specific loans reviewed for impairment, statistics on balances of loans assigned to internal risk rating categories, reports on the composition and repayment portion of loan portfolios not subject to individual risk ratings, and factors derived from historical loss experience.  In addition to this more objective and quantitative information, management’s evaluation must take into consideration its assessment of general economic conditions and how current conditions affect segments of borrowers.  Management must also make judgments regarding the level of accuracy inherent in the loss allowance estimation process.  Management’s Asset Quality Committee, consisting of executive, lending and collections personnel, meets at least quarterly to discuss the status of all potentially impaired loans.  Based on these evaluations, an allowance analysis is prepared at least quarterly that summarizes the results of the evaluation process and helps ensure a consistent process over time.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

At December 31, 2007, the allowance for loan losses was $3.4 million, or 2.82% of total loans, compared to $3.7 million, or 3.82% of total loans at the end of 2006.  No loans were charged off during the year ended December 31, 2007.  As a result of credit quality in 2007 and 2006 being better than expectations at the time the Hurricane Katrina-related provision was recorded, reversals of the provision for loan losses of $300,000 and $2.0 million were recorded in 2007 and 2006, respectively.  Table 4 presents an analysis of the activity in the allowance for loan losses for the past five years.

TABLE 4. SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOSSES
	Year Ended December 31,
($ in thousands)	2007	2006	2005	2004	2003
Balance at the beginning of year	$3,732	$5,713	$920	$601	$483
Provision (reversal) for loan losses charged to operations	(300)	(1,981)	4,793	343	118
Loans charged to the allowance	-	-	-	(24)	-
Recoveries of loans previously charged off	-	-	-	-	-
Balance at the end of year	$3,432	$3,732	$5,713	$920	$601
Ratios
Charge-offs to average loans	-	-	-	0.03%	-
Provision for loan losses to charge-offs	n/a	n/a	n/a	1,429.17%	n/a
Allowance for loan losses to loans at end of year	2.82%	3.82%	7.58%	0.99%	0.77%

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

The $4.8 million provision for loan losses made in 2005 and subsequent $2.0 million and $300,000 reversals in 2006 and 2007, respectively, reflect management’s assessment, based on the information available at the time, of the inherent level of losses in the Bank’s portfolio.  In its assessment for year-end 2005, management attempted to contact all borrowers with loans over $200,000 and evaluated the collateral value for all loans where the Bank did not receive either a loan payment or insurance proceeds for December 2005.  Of the $4.8 million provision, $3.3 million was recorded specifically on an aggregate of $8.2 million of loans deemed impaired and on which no loan payments had been received and the Company knew the collateral had suffered property damage as a result of the hurricane.  The remaining $1.5 million of the provision was applied to the general allowance for loan losses.  Because significant uncertainties remain regarding the performance of the Company’s loan portfolio after Hurricane Katrina, such as the ultimate disposition of property insurance claims and the ultimate economic recovery of greater New Orleans in a stressed national economy, the Company maintained this general allowance for loan losses at $1.5 million at December 31, 2007 and 2006.  We will continue to assess the allowance for loan losses and adjust it as appropriate for changes subsequent to December 31, 2007.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 5. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
	At December 31,
	2007		2006		2005		2004		2003
($ in thousands)	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve	Allowance for Loan Losses	% of Total Reserve
Real estate loans - residential	$1,169	34.1%	$1,177	31.5%	$3,332	58.3%	$239	26.0%	$147	24.5%
Real estate loans - commercial and other	1,802	52.5%	1,963	52.6%	1,805	31.6%	591	64.2%	410	68.2%
Real estate loans - construction	189	5.5%	360	9.7%	292	5.1%	4	0.4%	10	1.7%
Commercial loans	272	7.9%	232	6.2%	284	5.0%	87	9.4%	34	5.6%
Total	$3,432	100.0%	$3,732	100.0%	$5,713	100.0%	$921	100.0%	$601	100.0%

Tables 6 and 7 set forth the Company’s delinquent loans and nonperforming assets for each of the prior three and five years, respectively.   The balances presented in Table 6 are total principal balances outstanding on the loans rather than the actual principal past due.  Nonperforming assets consist of loans on nonaccrual status and foreclosed assets.  There were no loans 90 days delinquent and still accruing interest at any of the five previous year ends.

TABLE 6. DELINQUENT LOANS
	At December 31,
($ in thousands)	2007	2006	2005
30-89 Days	$3,305	$1,379	$9,296
90+ Days	1,438	179	931
Total	$4,743	$1,558	$10,227
Ratios
Loans delinquent 90 days to total loans	1.18%	0.18%	1.24%
Total delinquent loans to total loans	3.89%	1.59%	13.57%
Allowance for loan losses to non-accrual loans	238.66%	2,084.92%	613.64%
Allowance for loan losses to total delinquent loans	72.36%	239.54%	55.86%

TABLE 7. NONPERFORMING ASSETS
	At December 31,
($ in thousands)	2007	2006	2005	2004	2003
Loans accounted for on a nonaccrual basis	$1,438	$179	$3,582	$894	$929
Foreclosed assets	-	-	-	-	52
Total nonperforming assets	$1,438	$179	$3,582	$894	$981
Ratios
Nonperforming assets to loans plus foreclosed assets	1.18%	0.18%	4.75%	0.96%	1.26%
Nonperforming assets to total assets	0.77%	0.11%	2.02%	0.45%	0.46%
Allowance for loan losses to nonperforming loans	238.66%	2,084.92%	159.49%	102.91%	64.69%

During the fourth quarter of 2005, the Bank unilaterally agreed to defer all loan payments.  As a result, no loans other than those that were delinquent prior to the deferral period were deemed to be delinquent, non-performing or non-accrual during the three-month deferral period.

2007 Annual Report

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

Liquidity was reduced in 2005 as the result of a decline in deposits, caused in part by Hurricane Katrina, and by contractual paydowns on FHLB borrowings.  Significant loan growth in 2007 and 2006 further reduced liquidity.  However, the Company still has substantial liquidity and is in compliance with all regulatory requirements regarding liquidity.  Information on changes in deposits and liquidity sources are presented in later sections of this Management’s Discussion and Analysis.  Management routinely places much of the Company’s liquid assets into its investment portfolio to balance its need for liquidity with the need to earn a competitive yield.  To allow for the investment portfolio to fund liquidity needs as necessary, all investment securities have been classified as available-for-sale during the past three years.

At December 31, 2007, total securities were $47.7 million, down 13.3%, or $7.3 million, from December 31, 2006.  Mutual fund investments were 12.1% of the total portfolio at December 31, 2007 compared with 19.6% at the prior year-end.   Mortgage-backed securities, consisting of fixed-rate and hybrid ARM securities issued by Fannie Mae and Freddie Mac, increased by $5.1 million, or 135.1%

During the year ended December 31, 2005, the Company recognized charges of $1.3 million, respectively, for other-than-temporary impairments of available-for-sale securities.  The $1.3 million charge recognized in 2005 relates to the Company’s then $49 million investment in an ARM mutual fund which, based on then current rates and market conditions, was deemed to be other-than-temporarily impaired.  Approximately $5.0 million and $39.0 million of the holdings in this fund were sold in 2007 and 2006, respectively.  Table 8 shows the book value of the Company’s investment portfolio at December 31, 2007, 2006 and 2005.

TABLE 8. COMPOSITION OF INVESTMENT PORTFOLIO
	At December 31,
	2007		2006		2005
($ in thousands)	Balance	Percent	Balance	Percent	Balance	Percent
U.S. Treasury and agency securities	$18,421	38.6%	$23,326	42.3%	$5,449	7.1%
Mortgage-backed securities	8,912	18.7	3,791	6.9	100	0.1
Collateralized mortgage obligations	14,633	30.6	17,173	31.2	22,496	29.1
Mutual funds	5,781	12.1	10,800	19.6	49,299	63.7
Total investments at year end	$47,747	100.0%	$55,090	100.0%	$77,344	100.0%
Average investments during year	$50,452		$68,469		$78,516

Information about the contractual maturity and weighted-average yield of the Company’s investment securities at December 31, 2007 is shown in Table 9 below.  At December 31, 2007, 12.1% of the investment portfolio consisted of mutual fund or equity investments carrying no stated maturity.  These investments are redeemable immediately at their current market value.  Scheduled principal reductions and principal repayments on mortgage-backed securities and collateralized mortgage obligations are not reflected in Table 9.  If these expected principal reductions were taken into consideration, the weighted-average maturity of the Company’s overall securities portfolio would be approximately 33 months at December 31, 2007.  As the Company owned no tax-exempt securities during the periods presented, no yield adjustments were necessary.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 9. DISTRIBUTION OF INVESTMENT MATURITIES
At December 31, 2007
($ in thousands)	One year or less		Over one through five years		Over five through ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury and Agency securities	$-	-	$5,015	5.13%	$3,002	6.00%	$10,404	6.48%	$18,421	5.67%
Mortgage-backed securities	-	-	-	-	-	-	8,912	5.68%	8,912	5.68%
Collateralized Mortgage Obligations	-	-	-	-	408	5.65%	14,225	5.35%	14,633	5.36%
Mutual funds	5,781	5.02%	-	-	-	-	-	-	5,781	5.02%
Total	$5,781	5.02%	$5,015	5.13%	$3,410	6.00%	$33,541	5.79%	$47,747	5.50%
Percentage of Total	12.11%		10.50%		7.14%		70.25%		100.0%

All of the Company’s investments in marketable securities are classified as available for sale.  The net unrealized losses on these investments totaled $167,000, or 0.35%, of amortized cost at December 31, 2007.  At year-end 2006, there was a net unrealized loss of $477,000, or 0.90% of amortized cost.  The reported amount of net unrealized gain or loss varies based on the overall changes in market rates, shifts in the slope of the yield curve, and movement in spreads to the yield curve for different types of securities.

At December 31, 2007, the Company had certain investment concentrations exceeding 10% of stockholders’ equity.   While these were significant in amount, they were limited to “AAA” rated securities and management feels that they present a limited risk of default, though the mutual funds do have a risk of share price fluctuation.  Investments of the Company that exceed 10% of stockholders’ equity at December 31, 2007 are shown in Table 10 below.

TABLE 10. INVESTMENTS GREATER THAN 10% OF STOCKHOLDERS' EQUITY
At December 31, 2006
($ in thousands)	Type	Total Investment	% of Total Assets	% of Stockholders' Equity
Federal National Mortgage Association	Agency Bond and Mortgage-Backed Securities	$15,060	8.08%	53.47%
Shay Mutual Funds	Mutual Fund	5,781	3.10%	20.53%
Federal Home Loan Mortgage Corporation	Mortgage-Backed Securities	5,461	2.93%	19.39%
Federal Home Loan Bank	Agency Bond	8,530	4.57%	30.29%
Total		$34,832	18.68%	123.68%

At December 31, 2007 the Company had $3.5 million in investments in financial instruments or participated in agreements with values that are linked to or derived from changes in some underlying asset or index.  These financial instruments or agreements are commonly referred to as derivatives and include such instruments as futures, forward contracts, option contracts, interest rate swap agreements and other financial arrangements with similar characteristics.  The Company’s investments in derivatives consist of two “range notes” issued by the Federal Home Loan Bank.  These notes are long-term agency bonds which pay interest so long as LIBOR falls within a certain range.  Since inception LIBOR has been within the required range and interest has been paid.  These instruments are classified as agency securities and as securities available for sale.  The impact of SFAS 133, which requires marking these securities to market value through operations, was not material in 2007.

DEPOSITS
Deposits are the Company’s primary source of funding for earning assets.  The Company offers a variety of products designed to attract and retain customers.  The principal methods used by the Company to attract deposits include its emphasis on personal service, competitive interest rates and convenient office locations.  The Company does not actively solicit or pay higher rates for “jumbo” (amounts over $100,000) certificates of deposit.  The Company had no deposits that were obtained through outside deposit brokers at December 31, 2007 or 2006.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

At December 31, 2007, deposits were up 5.5%, or $6.8 million, from the level at December 31, 2006.  Average deposits for fiscal 2007 increased 2.3%, or $2.9 million over 2006 and increased 1.5%, or $1.9 million, in 2006 from 2005.  The increase in deposits in 2006 was due to the addition of a money market account in 2006 which attracted substantial balances (included in Table 11 in NOW account deposits) and the stabilization in the area’s population base as it recovers from the impact of Hurricane Katrina.  Those factors also impacted the increase in 2007, as did the opening of new banking locations.

TABLE 11. DEPOSIT COMPOSITION
	At December 31,
	2007		2006		2005
($ in thousands)	Average Balances	% of Deposits	Average Balances	% of Deposits	Average Balances	% of Deposits
Noninterest bearing demand deposits	$4,380	3.5%	$2,367	1.9%	$895	0.7%
NOW account deposits	21,576	17.1	17,186	13.9	7,778	6.4
Savings deposits	20,511	16.2	27,103	22.0	30,551	25.1
Certificates of deposit	79,911	63.2	76,841	62.2	82,409	67.8
Total	$126,378	100.0%	$123,497	100.0%	$121,633	100.0%

Average certificates of deposit (or “time deposits”) totaled $79.9 million, or 63.2% of total average deposits during 2007, up $3.1 million, or 4.0%, compared to 2006.  Average savings deposits made up 16.2% of total average deposits during 2007, down from 22.0% in the previous year.  During 2007, the average balance of transaction accounts increased from 15.8% to 20.6% of total deposits, with money market accounts contributing to the $4.4 million increase in NOW accounts.  Non-interest bearing demand deposits increased by $2.0 million as the Bank continued to increase its volume of activity with commercial customers.  Table 12 shows the maturity structure of time deposits over and under $100,000 at December 31, 2007.

TABLE 12. MATURITIES OF TIME DEPOSITS
At December 31, 2007
($ in thousands)	Less than $100,000	$100,000 or more	Total
			Amount	Percentage
Three months or less	$18,889	$5,357	$24,246	29.95%
Over three months through twelve months	30,808	8,899	39,707	49.05%
Over twelve months	12,935	4,060	16,995	21.00%
Total	$62,632	$18,316	$80,948	100.00%

BORROWINGS
The Association is a member of the Federal Home Loan Bank.  This membership provides access to a variety of Federal Home Loan Bank advance products as an alternative source of funds.  At December 31, 2007, the Company had outstanding advances totaling $27.0 million, compared to $17.0 million at year-end 2006.  Average advances outstanding during 2007 were $17.6 million, compared with $23.4 million for 2006.  The average rate paid on FHLB advances during 2007 was 5.47%, compared to 5.30% in 2006.  FHLB advances increased $10.0 million, or 58.4%, at December 31, 2007 compared to December 31, 2006.  This increase was due to new borrowings in 2007 to fund loan growth.  The Company’s reliance on borrowings continues to be within the parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity, though the Company has significant additional borrowing capacity should borrowing needs arise.  Table 13 shows the scheduled maturities of FHLB advances at December 31, 2007.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 13. MATURITIES OF ADVANCES
At December 31, 2007
($ in thousands)	Amount	% of Total Advances	Weighted Average Rate
2008	$11,514	42.67%	5.44%
2009	-	-	-
2010	13,000	48.17%	4.51%
2011	-	-	-
2012	2,472	9.16%	5.81%
Total Advances	$26,986	100.00%	5.07%

STOCKHOLDERS’ EQUITY AND CAPITAL ADEQUACY
At December 31, 2007, stockholders’ equity totaled $28.2 million, compared to $27.2 million at the end of 2006.  The major factors in the $1 million increase in 2007 were the net income of $658,000, issuances of additional shares of common stock upon the exercise of stock options of $516,000, and a reduction in the accumulated other comprehensive loss of $204,000, partially offset by dividends paid of $503,000.  The dividend payout was 76.4% and 23.0% of net income in 2007 and 2006, respectively.   As the Company incurred a net loss in 2005 the dividend payout ratio was not a meaningful measure.

Since 1998, the Company has repurchased shares of its common stock when shares have been available at prices and amounts deemed prudent by management.  Table 14 summarizes the repurchase of the shares of its common stock by year.  All of the purchases were open market transactions and most were at a discount to book value.

TABLE 14. SUMMARY OF STOCK REPURCHASES
Year Ended December 31,	Shares	Cost ($000)	Average Price Per Share
1998	491,054	$8,324	$16.95
1999	299,000	3,653	12.22
2000	679,600	8,590	12.64
2001	305,684	4,612	15.09
2002	142,201	2,516	17.69
2003	216,181	4,109	19.01
2004	16,842	315	18.70
2005	3,907	74	19.06
2006	17,763	300	16.87
2007	10,468	188	18.00
Total Stock Repurchases	2,182,700	$32,681	$14.97

The ratios in Table 15 indicate that the Bank was well capitalized at December 31, 2007.    Risk-based capital ratios declined in 2006 as there was a $15.6 million increase in risk-weighted assets, attributable primarily to growth in the loan portfolio.    The regulatory capital ratios of Guaranty Savings Bank exceed the minimum required ratios, and the Bank has been categorized as “well-capitalized” in the most recent notice received from its primary regulatory agency.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 15. CAPITAL AND RISK BASED CAPITAL RATIOS
December 31,
($ in thousands)	2007	2006	2005
Tier 1 regulatory capital	$27,197	$26,580	$23,772
Tier 2 regulatory capital	1,260	1,096	905
Total regulatory capital	$28,457	$27,676	$24,677
Adjusted total assets	$184,285	$167,126	$176,444
Risk-weighted assets	$103,236	$87,645	$72,399
Ratios
Tier 1 capital to total assets	14.76%	15.90%	13.47%
Tier 1 capital to risk-weighted assets	26.34%	30.33%	32.83%
Total capital to risk-weighted assets	27.57%	31.58%	34.08%
Stockholders' equity to total assets	15.10%	16.14%	14.30%

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

On the liability side, liquidity management focuses on growing the base of more stable core deposits at competitive rates, while at the same time ensuring access to economical wholesale funding sources.  The sections above on deposits and borrowings discuss changes in these liability-funding sources in 2007.

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

Table 16 illustrates some the factors that the Company uses to measure liquidity.  Cash and cash equivalents decreased somewhat during 2007 after decreasing substantially during 2006 compared to 2005. Cash balances were unusually high at the end of 2005 primarily resulting from significant loan paydowns occurring subsequent to Hurricane Katrina.  This excess cash was used to fund loans and pay down FHLB advances in 2006.  Deposits increased in 2007 as the Bank continued to attract both commercial and personal transaction accounts.  Deposits increased slightly in 2006 as the area’s population stabilized as people returned to the city following Hurricane Katrina and the Bank introduced money market accounts, which attracted over $11 million in new deposits in 2006.

The Company has made investment allocation decisions and developed loan and deposit pricing strategies consistent with its assessment of current and future economic conditions.  Management feels that these higher liquidity levels of the past three years will continue to move toward more normal levels with liquidity being used to pay down maturing FHLB debt and to take advantage of anticipated significant new lending opportunities resulting from both post-Hurricane Katrina rebuilding and the hiring of experienced commercial and residential lenders.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 16. KEY LIQUIDITY INDICATORS
	December 31,
($ in thousands)	2007	2006	2005
Cash and cash equivalents	$9,462	$11,117	$22,555
Total loans	121,850	97,717	75,364
Total deposits	129,510	122,754	118,866
Deposits $100,000 and over	35,586	27,285	16,301
Ratios
Total loans to total deposits	94.09%	79.60%	63.40%
Deposits $100,000 and over to total deposits	27.48%	22.23%	13.71%

ASSET/LIABILITY MANAGEMENT
The objective of the Company’s asset/liability management is to implement strategies for the funding and deployment of its financial resources that are expected to maximize profitability over time at acceptable levels of risk.

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

Since thrift organizations are traditionally invested primarily in home mortgage loans varying in contractual terms to maturity usually from 15 to 30 years while their longest term interest-bearing liabilities are typically five-year certificates of deposit, they tend to create negative gaps over the short term.  Guaranty Savings Bank is no different; therefore, it is vital that the Bank utilize its other investments to offset in the short-term (12-months or less) horizon, the substantial negative re-pricing gap which arises from one to five years, while at the same time maximizing net interest income.  The Company has placed some of its ready cash in short-term investments such as mortgage-based mutual funds that provide the benefit of overnight availability.  The Bank also places a high emphasis on cash flows in its portfolio of CMOs and mortgage-backed securities.  The duration of the Bank’s CMOs varies from two to 15 years.  Table 17 shows the Company’s static gap position as of December 31, 2007.

Gap analysis has several limitations, including the fact that it is a point-in-time measurement that ignores the dynamic nature of the Company’s assets and liabilities, and it does not take into consideration actions that management can and will take to maximize net interest income over time.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 17. INTEREST RATE SENSITIVITY
	By Maturity or Re-pricing at December 31, 2007
($ in thousands)	0-90 Days	91-365 Days	After 1 through 3 Years	After 3 Years	Non-interest earning/ bearing	Total
ASSETS
Loans	$10,477	$4,192	$9,050	$94,758	$-	$118,477
Securities available for sale	5,781	-	-	41,966	-	47,747
Cash and cash equivalents	9,462	-	-	-	-	9,462
Other assets	-	-	-	-	10,801	10,801
Total assets	25,720	4,192	9,050	136,724	10,801	186,487
SOURCES OF FUNDS
Noninterest bearing deposits	-	-	-	-	5,685	5,685
NOW account deposits	23,968	-	-	-	-	23,968
Savings deposits	19,245	-	-	-	-	19,245
Time deposits	24,246	39,706	14,843	2,153	-	80,948
Advances	1,350	10,164	13,000	2,472	-	26,986
Other liabilities	-	-	-	-	1,491	1,491
Stockholders' equity	-	-	-	-	28,164	28,164
Total sources of funds	68,809	49,870	27,843	4,625	35,340	186,487
Interest rate sensitivity gap
Period	$(43,089)	$(45,678)	$(18,793)	$132,099	$(24,539)
Cumulative	$(43,089)	$(88,767)	$(107,560)	$24,539	$-
Gap/total earning assets
Period	(26.0)%	(27.6)%	(11.3)%	79.7%	(14.8)%
Cumulative	(26.0)%	(53.6)%	(64.9)%	14.8%	-

Another tool used by management is a net portfolio value (“NPV”) model.  The NPV is the difference between the market value of the Bank’s assets and the market value of the Bank’s liabilities and off balance sheet commitments.  At least quarterly, the Board reviews an internal model and a standard thrift industry model prepared by the OTS from the Bank’s quarterly Consolidated Maturity and Rate Report.

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

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 18. NET PORTFOLIO VALUE
	At December 31,
($ in thousands)	2007			2006
Change (Basis Point) in Interest Rates	$ Value	$ Change	% Change	$ Value	$ Change	% Change
+300	$23,861	$(11,632)	(33)%	$24,026	$(10,821)	(31)%
+200	27,686	(7,807)	(22)%	27,705	(7,142)	(20)%
+100	31,396	(4,097)	(12)%	31,189	(3,658)	(10)%
0	35,493	-	-	34,847	-	-
-100	37,876	2,383	7%	36,662	1,815	5%
-200	40,123	4,630	13%	38,159	3,312	10%
-300	n/a	n/a	n/a	n/a	n/a	n/a

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

RESULTS OF OPERATIONS
The Company reported net income of $658,000, or $0.53 per share in 2007, compared with $2.1 million, or $1.74 per share, during 2006, and a loss of $3.7 million, or $3.11 per share in 2005.  Earnings in 2007 and 2006 included reversals of $300,000 ($198,000 after tax) and $2.0 million ($1.3 million after tax) of the loan loss reserves established in 2005 due to the uncertainties in the loan portfolio subsequent to Hurricane Katrina.  The losses in 2005 resulted primarily from a substantial loan loss provision of $4.8 million to cover potential loan losses resulting from the impact of Hurricane Katrina and a $1.3 million recognition of losses on available-for-sale investment securities as other-than-temporary.

NET INTEREST INCOME
The Company’s net interest income decreased 6.5%, or $395,000, in 2007 compared to 2006, due primarily to a 2.7% decline in average interest-earning assets.  This followed an 8.7%, or $486,000 increase in net interest income for 2006 over 2005, when a 64 basis point increase in the average yield earned on interest earning assets more than offset a decrease in the average balance of interest-earning assets of 5.3%. Net interest margin is net interest income expressed as a percent of average interest-earning assets.  In 2007 compared to 2006, the Company’s net interest margin fell 14 basis points from 3.58% to 3.44% with a 33 basis point increase in the average yield on earning assets being offset by a 58 basis point increase in the cost of interest-bearing liabilities.  This increase in cost of funds, which was driven in large part by lower-yield certificates of deposit renewing into higher-yielding certificates, was experienced throughout the banking industry.  In 2006, the Company’s net interest margin increased by 46 basis points compared to 2005.

During 2007, loans constituted 65% of average interest-earning assets, up from 51% in 2006 and 49% in 2005. Collateralized mortgage obligation investments made up 10% of average interest-earning assets during 2007, down from 11% in 2006 and 13% in 2005.  Mutual fund investments, consisting primarily of investments in funds secured by short-term mortgage instruments, were 4% of average interest-earning assets in 2007, down from 17% in 2006 and 28% in 2005.  A substantial portion of the mutual fund investments were liquidated during the past three years to diversify the investment portfolio and to fund loan growth.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company’s funding mix, though improving, continues to have a negative impact on interest margins.  The percentage of average interest-earning assets funded by higher-cost sources of funds, including certificates of deposit and FHLB borrowings, was 59% in both 2007 and 2006, compared to 66% in 2005.  This is expected to further improve in 2008 as the Bank continues to emphasize attracting lower-cost transaction accounts.  During 2007, lower-cost core deposits totaled 28% of average interest earning assets, up from 26% of average interest-earning assets in 2006 and 21% in 2005.  The improved funding mix was more than offset by an increase in the cost of funds, as the cost of interest-bearing deposits increased by 73 basis points in 2007 compared to 2006 and 56 basis points in 2006 compared to 2005, and the total cost of interest-bearing liabilities increased by 58 basis points in 2007 compared to 2006, following a 28 basis point increase in 2006 compared to 2005.  These increases primarily reflect changes in market rates of interest, though the sharp upward trend in funding costs, which was experienced most heavily by savings institutions such as Guaranty Savings Bank which had high volumes of time deposits re-pricing at higher rates, reversed in the fourth quarter of 2007 and rates continue to decrease early in 2008.

2007 Annual Report

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

TABLE 19. SUMMARY OF AVERAGE BALANCES, NET INTEREST INCOME AND INTEREST RATES
Year Ended December 31,	2007			2006			2005
($ in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
ASSETS
INTEREST-EARNING ASSETS
Loans	$107,785	$8,043	7.46%	$87,360	$6,803	7.79%	$87,437	$6,658	7.61%
U.S. Treasury and Agency securities	22,103	1,301	5.89	16,916	892	5.27	4,376	231	5.28
Mortgage-backed securities	5,704	299	5.24	2,502	152	6.08	136	9	6.62
Collateralized mortgage obligations	15,794	875	5.54	19,383	1,098	5.66	22,788	1,471	6.46
Mutual funds	6,851	355	5.18	29,668	1,344	4.53	49,495	1,720	3.48
FHLMC stock	-	-	-	-	-	-	1,721	-	-
Total investment in securities	50,452	2,830	5.61%	68,469	3,486	5.09%	78,516	3,431	4.37%
FHLB stock	1,008	53	5.26%	1,437	74	5.17%	2,294	82	3.57%
Federal funds sold and demand deposits	6,410	322	5.02%	13,069	637	4.88%	11,584	295	2.55%
Total interest-earning assets	165,655	11,248	6.79%	170,335	11,000	6.46%	179,831	10,466	5.82%
NONINTEREST-EARNING ASSETS
Other assets	10,523			8,942			8,315
Allowance for loan losses	(3,580)			(5,207)			(933)
Total assets	$172,598			$174,070			$187,213

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
NOW account deposits	$21,576	$722	3.35%	$17,186	$388	2.26%	$7,778	$97	1.25%
Savings deposits	20,511	247	1.20%	27,103	339	1.25%	30,551	382	1.25%
Time deposits	79,911	3,617	4.53%	76,842	2,938	3.82%	82,409	2,508	3.04%
Total interest-bearing deposits	121,998	4,586	3.76%	121,131	3,665	3.03%	120,738	2,987	2.47%
Borrowings	17,564	961	5.47%	23,368	1,239	5.30%	35,589	1,869	5.25%
Total interest-bearing liabilities	139,562	5,547	3.97%	144,499	4,904	3.39%	156,327	4,856	3.10%
NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	4,380			2,367			895
Other liabilities	1,230			1,195			3,264
Shareholders' equity	27,426			26,009			26,727
Total liabilities and stockholders' equity	$172,598			$174,070			$187,213
Net interest income and margin		$5,701	3.44%		$6,096	3.58%		$5,610	3.12%
Net interest-earning assets and spread	$26,093		2.82%	$25,836		3.07%	$23,504		2.72%
Cost of funding interest-earning assets			3.35%			2.88%			2.70%

2007 Annual Report

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

TABLE 20. SUMMARY OF CHANGES IN NET INTEREST INCOME
	2007 Compared to 2006			2006 Compared to 2005
	Due to Change in		Total Increase (Decrease)	Due to Change in		Total Increase (Decrease)
($ in thousands)	Volume	Rate		Volume	Rate
INTEREST INCOME
Loans	$1,591	$(351)	$1,240	$(6)	$151	$145
U.S. Treasury and Agency securities	274	135	409	661	(1)	660
Mortgage-backed securities	195	(48)	147	157	(14)	143
Collateralized mortgage obligations	(203)	(20)	(223)	(220)	(153)	(373)
Mutual funds	(1,034)	45	(989)	(689)	313	(376)
FHLMC stock	-	-	-	-	-	-
Total investment in securities	(768)	112	(656)	(91)	145	54
FHLB stock	(22)	1	(21)	(31)	23	(8)
Federal funds sold and demand deposits	(325)	10	(315)	38	304	342
Total interest income	476	(228)	248	(90)	623	533

INTEREST EXPENSE
NOW account deposits	99	235	334	117	174	291
Savings deposits	(82)	(10)	(92)	(43)	-	(43)
Time deposits	117	562	679	(169)	599	430
Total interest-bearing deposits	134	787	921	(95)	773	678
Borrowings	(308)	30	(278)	(642)	12	(630)
Total interest expense	(174)	817	643	(737)	785	48
Change in net interest income	$650	$(1,045)	$(395)	$647	$(162)	$485

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

In 2007 and 2006 the Company reversed $300,000 and $2.0 million, respectively, of the provision that was taken in 2005.  The area remains in a state of uncertainty regarding the level of recovery from Hurricane Katrina, but borrower performance and insurance claims were better in 2007 and 2006 than management’s expectations, hence reducing the level of impairment in the loan portfolio.  The Bank’s asset quality committee will continue to meet quarterly and address all potentially impaired loans and adjust the allowance for loan losses accordingly based on the information available at the time.

2007 Annual Report

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

NON-INTEREST INCOME
Total non-interest income increased $373,000 from $51,000 in 2006 to $424,000 in 2007.  In 2007, the Bank recognized $189,000 in income from gains realized on the sale of mortgage loans in the secondary market, up from $30,000 in 2006.  The Bank also had an increase in miscellaneous income due to a non-recurring gain of $110,000 on a processing error by a third party vendor.  Table 21 shows the components of non-interest income for each year in the three-year period ended December 31, 2007, along with the percentage changes between years for each component.  Excluding gains and losses from the sale of securities, fixed assets and foreclosed assets, non-interest income was $424,000, up from $141,000 in 2006 and $120,000 in 2005, an increase primarily attributable to gains on the sales of mortgage loans, the non-recurring gain and an increase in penalties for the early closing of certificates of deposit.  2005 non-interest income was adversely affected by securities losses of $1.3 million which consisted primarily of an other-than-temporary impairment of the Bank’s investment in a mutual fund which invests in short-term mortgage instruments.

Service charges on deposit accounts were $25,000 in 2007, up from $19,000 in 2006 and 2005.  The Company continues to develop new deposit products and pricing strategies to increase transaction accounts and related fee income.  In 2007, the Bank recognized $189,000 in gains on the sale of mortgage loans, up from $30,000 in 2006.  The Bank began selling mortgage loans in the secondary market in the fourth quarter of 2006.  Non-interest income before securities transactions was adversely impacted in 2005 by a $159,000 loss taken on fixed assets destroyed by Hurricane Katrina.  The Company recognized a gain of $40,000 on the sale of foreclosed real estate in 2005.

Income from real estate held for investment was $52,000 in 2007 and 2006, compared to $53,000 in 2005.  This income is for rent received by the Company on property not used in its banking operations.  The Company took a loss of $159,000 in 2005 on property at one branch location that was substantially damaged by Hurricane Katrina.  The non-recoverable assets have been written off and the Company has now rebuilt its branch facility in the same location.

TABLE 21. NON-INTEREST INCOME
($ in thousands)	2007	% change	2006	% change	2005
Service charges on deposit accounts	$25	32%	$19	-	$19
ATM fees	9	125%	4	(33)%	6
Early closing penalties	34	62%	21	133%	9
Income from real estate held for investment	52	-	52	(2)%	53
Gain on sales of mortgage loans	189	530%	30	-	-
Gain on sales and income from foreclosed assets	-	-	-	(100)%	40
Loss on impairment of fixed assets	-	-	-	100%	(159)
Miscellaneous	115	667%	15	(55)%	33
Total noninterest income before securities transactions	424	201%	141	14,000%	1
Net (loss)/gain on securities transactions	-	(100)%	(90)	(93)%	(1,295)
Total noninterest income (loss)	424	731%	51	n/a	(1,294)

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

NON-INTEREST EXPENSE
Table 22 shows the components of non-interest expense for each year of the three-year period ended December 31, 2007 along with percent changes between years for each component.  Non-interest expense increased 9.8%, or $483,000, in 2007 after a 4.7%, or $219,000, increase in 2006 compared to 2005.

TABLE 22. NON-INTEREST EXPENSE
($ in thousands)	2007	% change	2006	% change	2005
Employee compensation	$2,518	10.34%	$2,282	9.55%	$2,083
Employee benefits	742	(22.55%)	958	7.28%	893
Total personnel expense	3,260	0.62%	3,240	8.87%	2,976
Net occupancy expense	673	24.16%	542	18.34%	458
Ad Valorem taxes	258	32.99%	194	(55.40%)	435
Data processing costs	301	24.90%	241	35.39%	178
Advertising	139	247.50%	40	(40.30%)	67
ATM expenses	39	62.50%	24	4.35%	23
Professional fees	188	8.67%	173	(13.50%)	200
Deposit insurance and supervisory fees	106	2.91%	103	(16.94%)	124
Printing and office supplies	113	(5.04%)	119	105.17%	58
Telephone	66	29.41%	51	(22.73%)	66
Other operating expenses	266	18.09%	199	63.11%	122
Total non-interest expense	$5,409	9.81%	$4,926	4.65%	$4,707
Efficiency Ratio	88.27%		80.14%		109.06%
(a) Not meaningful

Total personnel costs increased 0.6%, or $20,000, in 2007 compared to 2006, primarily due to the additional employees at our new banking locations offset by a reduction in employee benefits as a result of the Bank’s ESOP being combined with a less costly 401(k) plan.  This followed an 8.9%, or $264,000, increase in 2006 over 2005 which was due primarily to the Bank adding employees to accommodate its increasing product offerings and transaction volume.  The Company provides full health insurance benefits to its employees and partial benefits to dependents of employees.  Employee health insurance costs were $285,000 in 2007, an increase of $19,000, or 7.1% from 2006, and in 2005 the Company incurred an increase of $19,000, or 7.8%, compared to 2005.

The Company had provided retirement benefits under an Employee Stock Ownership Plan (“ESOP”).  The cost of providing this benefit fluctuated with the price of the Company’s stock.  The cost associated with this plan was $407,000 in 2006, down from $412,000 in 2005.  While the share price increased in 2006, this was offset by a lower number of shares remaining to be allocated in 2006.  The ESOP shares have been fully distributed, and participant ESOP balances have been rolled into a new 401(k) plan established by the Company effective January 1, 2007.   In 2007 the Company recognized expense relating to its 401(k) plan of $93,000.

On January 7, 2005, the Company entered into an Early Retirement and Consulting Agreement with its former President and Chief Executive Officer.  During 2005, the Company recognized $449,000 in expense with respect to this agreement, which represents the discounted present value of the 36 monthly payments due to the former President and Chief Executive Officer and interest accrued during 2005.  The last expense relating to this agreement is the interest expense on the discounted amount, which amounted to $4,000 and $14,000 in 2007 and 2006.  The agreement expired on January 7, 2008, at which time the former President and Chief Executive Officer resigned from the Board of Directors.

Advertising costs in 2007 increased by $99,000, or 248% compared with 2006, primarily relating to advertising to promote the Bank’s new products, its re-opened Mid-City New Orleans location, the new Westbank location and the conversion of the Ponchatoula location to a full-service branch.  Advertising costs in 2006 declined by $27,000, or 40%, compared with 2005.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

Occupancy expenses, net, increased 24%, or $131,000 in 2007, primarily due to the addition of a new branch location, the re-building and re-opening of an existing location damaged by Hurricane Katrina and the conversion of a loan production office to a full-service branch.  Occupancy expenses, net, increased 18%, or $84,000 in 2006.  Ad Valorem taxes increased 33%, or $64,000 in 2007 following a decrease of 55%, or $241,000, in 2006.  Included in this category is a tax that banks in Louisiana pay in lieu of a state income tax.  This tax, known as the bank shares tax, is based on the value of their capital stock.  This expense fluctuates based in part on the growth in the Bank’s equity and earnings and in part on market valuation trends for the banking industry.  A decrease in equity and an overpayment of 2005 taxes being applied as a credit in 2006 was the primary reason for the decrease in ad valorem taxes in 2006 compared to 2005.  The taxes returned to a more normal level in 2007.

INCOME TAXES
Income tax expense was $358,000 in 2007, compared with $1.1 million in 2006, and a $1.5 million benefit in 2005.  The Company’s effective tax rate in 2007 approximated the 34% statutory rate.  In 2005, the benefit was less than the 34% statutory rate because the Bank incurred losses relating to the write-down of securities as an other-than-temporary impairment, which is classified as a capital loss for tax purposes.  As there was and remains uncertainty whether the Company can generate sufficient capital gains to offset those losses, a valuation allowance against the Bank’s deferred tax asset was established.  See Note I to the financial statements for additional information on the Company’s effective tax rates and the composition of changes in income tax expense for all periods.

CONTRACTUAL OBLIGATIONS
The following table summarizes payments due from the Company under specified long-term and certain other contractual obligations as of December 31, 2007.  The Company leases one banking location from a third-party, plus it leases a temporary facility, including both the trailer and banking equipment, placed on Company-owned property.  Both of these are short-term, renewable leases expiring in 2008.  Obligations under deposit contracts are not included.  The maturities of time deposits are scheduled in Table 12 above in the section on “Deposits”.

TABLE 23. CONTRACTUAL OBLIGATIONS
($ in thousands)	Payments Due By Period From December 31, 2007
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Federal Home Loan Bank advances	$26,986	$11,514	$13,000	$2,472	$-
Operating leases on banking facilities	33	33	-	-	-
Total obligations	$27,019	$11,547	$13,000	$2,472	$-

OFF-BALANCE SHEET OBLIGATIONS
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include mortgage and construction loan commitments, letters of credit and commercial lines of credit.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual notional amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

2007 Annual Report

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company’s contingent liabilities and commitments as of December 31, 2007 are as follows:

TABLE 24. OFF-BALANCE SHEET OBLIGATIONS
($ in thousands)	Commitments Due By Period From December 31, 2007
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Mortgage loan commitments	$17,182	$17,182	$-	$-	$-
Construction loan commitments	2,777	2,777	-	-	-
Unused portions of lines of credit	2,215	2,215
Letters of credit	442	442
Total Obligations	$22,616	$22,616	$-	$-	$-

Management’s Report On Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f).  The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements prepared for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2007.

This Annual Report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this Annual Report.

2007 Annual Report

To the Board of Directors
GS Financial Corp. and Subsidiary
Metairie, Louisiana

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of GS FINANCIAL CORP. and its wholly-owned subsidiary, Guaranty Savings Bank, as of December 31, 2007 and 2006, and the related consolidated statements of income (loss), comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GS FINANCIAL CORP. and its wholly-owned subsidiary, Guaranty Savings Bank, as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

 A Professional Accounting Corporation

Metairie, Louisiana
March 25, 2008

2007 Annual Report

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2007	2006
	(In Thousands)
Cash and Cash Equivalents
Cash and Amounts Due from Depository Institutions	$2,485	$1,893
Interest-Bearing Deposits in Other Banks	6,008	6,544
Federal Funds Sold	969	2,680

Total Cash and Cash Equivalents	9,462	11,117

Securities Available-for-Sale	47,747	55,090
Loans, Net of Allowance for Loan Losses of $3,432 and
$3,732, Respectively	118,477	93,987
Accrued Interest Receivable	1,828	2,004
Premises and Equipment, Net	5,874	3,578
Stock in Federal Home Loan Bank, at Cost	1,220	982
Real Estate Held-for-Investment, Net	450	464
Other Assets	1,429	1,158

Total Assets	$186,487	$168,380

The accompanying notes are an integral part of these financial statements.

2007 Annual Report

GS FINANCIAL CORP. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31,
	2007	2006
	(In Thousands)
LIABILITIES
Deposits
Noninterest-bearing	$5,685	$3,390
Interest-bearing	123,825	119,364

Total Deposits	129,510	122,754

Advance Payments by Borrowers for Taxes and Insurance	335	235
FHLB Advances	26,986	17,042
Other Liabilities	1,492	1,185

Total Liabilities	158,323	141,216

STOCKHOLDERS' EQUITY
Preferred Stock - $.01 Par Value; 5,000,000 Shares Authorized, None Issued	-	-
Common Stock - $.01 Par Value; 20,000,000 Shares Authorized 3,438,500 Shares Issued	34	34
Additional Paid-In Capital	34,546	34,701
Unearned RRP Trust Stock	(158)	(523)
Treasury Stock (2,152,700 Shares in 2007, and 2,172,232 Shares in 2006) at Cost	(32,062)	(32,493)
Retained Earnings	25,919	25,764
Accumulated Other Comprehensive Loss	(115)	(319)

Total Stockholders' Equity	28,164	27,164

Total Liabilities and Stockholders' Equity	$186,487	$168,380

The accompanying notes are an integral part of these financial statements.

2007 Annual Report

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	For the Years Ended December 31,
	2007	2006	2005
	(In Thousands, Except Per Share Data)
INTEREST AND DIVIDEND INCOME
Loans, Including Fees	$8,043	$6,803	$6,658
Investment Securities	2,830	3,485	3,431
Other Interest Income	375	712	377

Total Interest Income	11,248	11,000	10,466

INTEREST EXPENSE
Deposits	4,586	3,665	2,987
Advances from Federal Home Loan Bank	961	1,239	1,869

Total Interest Expense	5,547	4,904	4,856

NET INTEREST INCOME	5,701	6,096	5,610

(REVERSAL) PROVISION FOR LOAN LOSSES	(300)	(1,981)	4,793

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	6,001	8,077	817

NON-INTEREST INCOME (LOSS)
Gain on Sale of Loans	189	30	-
Customer Service Fees	68	44	34
Other Income	167	67	(33)

Total Non-Interest Income (Loss)	424	141	1

NON-INTEREST EXPENSES
Salaries and Employee Benefits	3,260	3,240	2,976
Occupancy Expense	673	542	458
Ad Valorem Taxes	258	194	435
Net Loss on Sale of Available-for-Sale Securities	-	90	1,295
Other Expenses	1,218	950	838

Total Non-Interest Expenses	5,409	5,016	6,002

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	1,016	3,202	(5,184)

INCOME TAX EXPENSE (BENEFIT)	358	1,088	(1,508)

NET INCOME (LOSS)	$658	$2,114	$(3,676)

EARNINGS (LOSS) PER SHARE - BASIC	$0.53	$1.74	$(3.11)
EARNINGS (LOSS) PER SHARE - DILUTED	$0.52	$1.73	$(3.11)

The accompanying notes are an integral part of these financial statements.

2007 Annual Report

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2007	2006	2005
	(In Thousands)
NET INCOME (LOSS)
	$658	$2,114	$(3,676)
OTHER COMPREHENSIVE INCOME (LOSS),
NET OF TAX:
Unrealized Holding Gain (Losses) Arising During the Period	247	(150)	(704)

Reclassification Adjustment for Losses
Included in Net Income	(43)	29	802

Total Other Comprehensive Income (Loss)	204	(121)	98

COMPREHENSIVE INCOME (LOSS)	$862	$1,993	$(3,578)

The accompanying notes are an integral part of these financial statements.

2007 Annual Report

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2007, 2006, and 2005

							Accumulated
		Additional		Unearned	Unearned		Other	Total
	Common	Paid-In	Treasury	ESOP	RRP Trust	Retained	Comprehensive	Stockholders'
	Stock	Capital	Stock	Stock	Stock	Earnings	Income (Loss)	Equity
	(In Thousands)

BALANCES AT JANUARY 1, 2005	$34	$34,425	$(32,119)	$(521)	$(865)	$28,286	$(296)	$28,944

Distribution of RRP Trust Stock	-	(43)	-	-	167	-	-	124

ESOP Compensation Earned	-	183	-	282	-	-	-	465

Purchase of Treasury Stock	-	-	(74)	-	-	-	-	(74)

Dividends Declared	-	-	-	-	-	(474)	-	(474)

Net Loss - Year Ended December 31, 2005	-	-	-	-	-	(3,676)	-	(3,676)

Other Comprehensive Income, Net of Applicable Deferred Income Taxes	-	-	-	-	-	-	98	98

BALANCES AT DECEMBER 31, 2005	34	34,565	(32,193)	(239)	(698)	24,136	(198)	25,407

Distribution of RRP Trust Stock	-	(50)	-	-	175	-	-	125

ESOP Compensation Earned	-	186	-	239	-	-	-	425

Purchase of Treasury Stock	-	-	(300)	-	-	-	-	(300)

Dividends Declared	-	-	-	-	-	(486)	-	(486)

Net Income - Year Ended December 31, 2006	-	-	-	-	-	2,114	-	2,114

Other Comprehensive Loss, Net of Applicable Deferred Income Taxes	-	-	-	-	-	-	(121)	(121)

BALANCES AT DECEMBER 31, 2006	34	34,701	(32,493)	-	(523)	25,764	(319)	27,164

Distribution of RRP Trust Stock	-	(52)	-	-	177	-	-	125

Retirement of RRP Trust Stock	-	-	(188)	-	188	-	-	-

Exercise of Stock Options	-	(103)	619	-	-	-	-	516

Dividends Declared	-	-	-	-	-	(503)	-	(503)

Net Income - Year Ended December 31, 2007	-	-	-	-	-	658	-	658

Other Comprehensive Income, Net of Applicable Deferred Income Taxes	-	-	-	-	-	-	204	204

BALANCES AT DECEMBER 31, 2007	$34	$34,546	$(32,062)	$-	$(158)	$25,919	$(115)	$28,164

The accompanying notes are an integral part of these financial statements.

2007 Annual Report

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2007	2006	2005
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$658	$2,114	$(3,676)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation	229	172	154
Impairment of Fixed Assets	-	-	159
Accretion Net of Premium Amortization	(26)	(45)	(80)
(Reversal) Provision for Loan Losses	(300)	(1,981)	4,793
Non-Cash Dividend - FHLB Stock	(53)	(74)	(81)
Net Loan Fees	56	2	2
Mutual Fund Dividends Reinvested	-	(517)	-
ESOP Expense	-	408	465
RRP Expense	111	143	119
Gain on Sale of Loans	(189)	(30)	-
Gain on Sale of Foreclosed Real Estate	-	-	(40)
Loss on Sale of Investments	-	90	18
Loss on Write-Down of Investments	-	-	1,277
Deferred Income Tax Expense (Benefit)	970	325	(1,722)
Changes in Operating Assets and Liabilities:
Decrease (Increase) in Accrued Interest Receivable	176	(377)	(1,025)
Decrease (Increase) in Prepaid Income Taxes	80	-	(16)
(Increase) Decrease in Other Assets	(351)	451	54
Increase in Accrued Interest - FHLB Advances	22	27	27
Increase (Decrease) in Accrued Income Tax	1	(65)	83
(Decrease) Increase in Other Liabilities	(672)	308	735

Net Cash Provided by Operating Activities	712	951	1,246

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Maturities of Investment Securities	14,119	6,117	8,872
Proceeds from Sales of Investment Securities	-	14,963	19,631
Purchases of Investment Securities	(11,546)	(37,543)	(12,077)
Redemption of (Investment in) Mutual Funds, Net	5,000	38,961	(133)
Loan Originations and Principal Collections, Net	(39,239)	(23,638)	17,312
Proceeds from Sales of Loans	15,182	1,353	-
Purchases of Premises and Equipment	(2,511)	(1,480)	(49)
Proceeds from Sales of Foreclosed Real Estate	-	-	199
Investment in Foreclosed Real Estate	-	-	(5)
(Purchase) Redemption of Federal Home Loan Bank Stock	(185)	925	692

Net Cash (Used in) Provided by Investing Activities	(19,180)	(342)	34,442

The accompanying notes are an integral part of these financial statements.

2007 Annual Report

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Years Ended December 31,
	2007	2006	2005
	(In Thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of Treasury Stock	-	(300)	(74)
Proceeds from Stock Option Exercise	516	-	-
Increase (Decrease) in Advances from Federal Home Loan Bank	9,944	(15,064)	(7,583)
Payment of Cash Stock Dividends	(503)	(486)	(474)
Increase (Decrease) in Deposits	6,756	3,888	(11,857)
Increase (Decrease) in Deposits for Escrows	100	(85)	(169)

Net Cash Provided by (Used in) Financing Activities	16,813	(12,047)	(20,157)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,655)	(11,438)	15,531

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,117	22,555	7,024

CASH AND CASH EQUIVALENTS, END OF YEAR	$9,462	$11,117	$22,555

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Cash Paid During the Year for:
Interest	$5,524	$5,014	$4,883
Income Taxes	-	-	109
Loans Transferred to Foreclosed Real Estate During the Year	-	-	154
Market Value Adjustment for (Loss) Gain on Securites Available-for-Sale	244	(183)	148

The accompanying notes are an integral part of these financial statements.

2007 Annual Report

GS Financial Corp. and Subsidiary
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

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Subsequent to Hurricane Katrina, the Bank deferred loan payments for certain loans for the months of September, October and November 2005.  Interest continued to accrue at the contract rate, and unpaid interest for these months will be due at payoff or maturity.   For loans which were performing prior to Hurricane Katrina, the deferral period was not considered in measuring delinquency and performing status.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

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

REAL ESTATE HELD-FOR-INVESTMENT
Real estate held-for-investment consists of a multi-suite office building.  The Company leases two of the four suites to the Bank, which serve as a mortgage loan production office.  The remaining two suites are leased by unrelated third parties.

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE A
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

STOCK COMPENSATION PLANS
During 2005, the FASB revised SFAS No. 123.  SFAS No. 123(R) replaces the prior SFAS No. 123 and superseded APB Opinion No. 25.  This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost is to be recognized over the period during which an employee is required to provide service in exchange for the award.  The adoption had no impact on the Company’s interim or annual financial statements for 2007, 2006, or 2005 since all outstanding options issued became fully vested in 2002 and all unexercised options expired in 2007.

ADVERTISING COSTS
The Company expenses advertising costs as incurred.  Advertising costs were $139,000, $40,000, and $67,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

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

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS (Continued)
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (as amended).  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The Company did not elect to early-adopt SFAS No. 159 and currently has no intention of electing the fair value option for any financial instruments.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (an amendment of ARB No. 51).  This Statement was issued to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements.  This Statement is effective for fiscal years, and interim periods with those fiscal years, beginning on or after December 31, 2008.

NOTE B
SECURITIES AVAILABLE-FOR-SALE
The amortized costs and fair value of securities available-for-sale, with gross unrealized gains and losses, follows:

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In Thousands)
Debt Securities
U.S. Government and Federal
Agencies	$18,492	$138	$209	$18,421
Mortgage-Backed Securities	8,849	88	25	8,912
Collateralized Mortgage Obligations	14,736	10	113	14,633
Total Debt Securities	42,077	236	347	41,966
Marketable Equity Securities
Mutual Funds	5,837	-	56	5,781
Total Marketable Equity Securities	5,837	-	56	5,781

Total Securities Available-for-Sale	$47,914	$236	$403	$47,747

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE B
SECURITIES AVAILABLE-FOR-SALE (Continued)

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

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2007, follows.  Debt securities with scheduled repayments, such as mortgage-backed-securities and collateralized mortgage obligations are presented in separate totals.

	Cost	Fair Value
	(In Thousands)

Amounts Maturing in:
Within One Year	$-	$-
One to Five Years	4,992	5,016
Five to Ten Years	3,000	3,002
Greater than Ten Years	10,500	10,403
	18,492	18,421
Mortgage-Backed Securities	8,849	8,912
Collateralized Mortgage Obligations	14,736	14,633

	$42,077	$41,966

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE B
SECURITIES AVAILABLE-FOR-SALE (Continued)
For the years ended December 31, 2007, 2006 and 2005, proceeds from the sale of securities available-for-sale amounted to $-0-, $14,963,000, and $19,631,000, respectively.  Gross realized gains amounted to $-0-, $3,000, and $92,000, respectively.  Gross realized losses in 2007, 2006 and 2005, were $-0-, $-0-, and $110,000, respectively.  $10,000,000 was received as proceeds from called securities in 2007.  No securities were called in 2006 or 2005.

In addition to the sales of securities available-for-sale, the Company also redeemed shares of its investment in mutual funds during the years ended December 31, 2007 and 2006.  Proceeds from the redemption of these shares amounted to $5,000,000 and $38,463,000 in 2007 and 2006, respectively, and the Company realized losses of $-0- and $93,000 on these redemptions in the years ended December 31, 2007 and 2006, respectively.  There were no redemptions in 2005.

In accordance with the Company’s policy to review the investment portfolio for declines that may be other than temporary, non-cash losses of approximately $1,277,000 were recorded on certain available-for-sale securities in 2005.  No other-than-temporary losses were recorded in 2007 or 2006.

No securities were pledged at December 31, 2007 and 2006.

Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Over Twelve Months
December 31, 2007	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In Thousands)
U.S. Government and Federal
Agencies	$-	$2,033	$70	$16,527
Mortgage-Backed Securities	25	5,620	-	3,292
Collateralized Mortgage Obligations	-	-	172	14,574
Marketable Equity Securities	-	-	56	5,781

Total Securities	$25	$7,653	$298	$40,174

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE B
SECURITIES - AVAILABLE-FOR-SALE (Continued)
The Company’s investment in equity securities consists primarily of shares of an adjustable rate mortgage loan mutual fund.  The unrealized losses associated with this fund were caused by interest rate increases, and the timing between when these rate increases took place compared to the resulting adjustment in rates in the underlying mortgage loans.  Because the Company has the ability to hold these investments for a reasonable period of time sufficient for recovery of fair value, which may be maturity for the Collateralized Mortgage Obligations, it does not consider the investments to be other-than-temporarily impaired at December 31, 2007.

	Less Than Twelve Months		Over Twelve Months
December 31, 2006	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In Thousands)
U.S. Government and Federal Agencies	$159	$23,326	$-	$-
Collateralized Mortgage Obligations	-	-	316	16,112
Marketable Equity Securities	-	-	32	10,800

Total Securities	$159	$23,326	$348	$26,912

NOTE C
LOANS
A summary of the balances of loans follows:
	December 31,
	2007	2006
	(In Thousands)
Loans Secured by First Mortgages on Real Estate:
1-4 Family Residential	$62,481	$48,610
Construction	9,074	9,089
Commercial Real Estate	37,851	30,791
Other	7,906	6,105

Total Real Estate Loans	117,312	94,595
Consumer Loans	913	677
Commercial Loans	3,625	2,445

Total Loans	121,850	97,717
Allowance for Loan Losses	(3,432)	(3,732)
Net Deferred Loan Origination Costs	59	2

Loans, Net	$118,477	$93,987

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE C
LOANS (Continued)

An analysis of the allowance for loan losses is as follows:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)

Balance, Beginning of Year	$3,732	$5,713	$920
(Reversal) Provision for Loan Losses	(300)	(1,981)	4,793
Charge-offs	-	-	-

Balance, End of Year	$3,432	$3,732	$5,713

        Loans receivable as of December 31, 2007, are scheduled to mature and adjustable rate loans are scheduled to re-price as follows:

	Under One	One to Five	Six to Ten	Over Ten
	Year	Years	Years	Years	Total
	(In Thousands)

1-4 Family - Fixed Rate	$4,041	$7,563	$6,866	$50,074	$68,544
Other Real Estate - Fixed Rate	10,340	20,639	6,947	8,461	46,387
Commercial - Fixed Rate	1,693	1,147	-	-	2,840
All Other Loans	-	197	3,014	868	4,079

	$16,074	$29,546	$16,827	$59,403	$121,850

Loans for which impairment had been recognized totaled approximately $6,101,000 and $8,894,000 at December 31, 2007 and 2006, respectively.  The valuation allowance related to impaired loans amounted to $682,000 and $1,248,000 at December 31, 2007 and 2006, respectively.  The amount of interest income that would have been recorded on impaired loans at December 31, 2007 and 2006, was $35,000 and $46,000, respectively.

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE C
LOANS (Continued)

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates.  In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank.

An analysis of the changes in loans to such borrowers follows:

	December 31,
	2007	2006
	(In Thousands)

Balance, Beginning of Year	$620	$222
Additions	-	410
Payments and Renewals	(60)	(12)

Balance, End of Year	$560	$620

The Company’s lending activity is concentrated within the greater New Orleans area and surrounding parishes, with its major emphasis in the origination of permanent single-family dwelling loans and real-estate secured commercial loans.  Such loans comprise the majority of the Company’s loan portfolio.

NOTE D
ACCRUED INTEREST RECEIVABLE
Accrued interest receivable at December 31, 2007 and 2006, consists of the following:

	December 31,
	2007	2006
	(In Thousands)

Loans	$1,462	$1,507
Securities	366	497

Total Accrued Interest	$1,828	$2,004

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE E
PREMISES AND EQUIPMENT
A summary of the cost and accumulated depreciation of premises and equipment follows:

	December 31,
	2007	2006
	(In Thousands)

Land	$2,755	$2,099
Buildings and Improvements	3,157	1,849
Furniture, Fixtures and Equipment	1,418	999

	7,330	4,947
Accumulated Depreciation and Amortization	(1,456)	(1,369)

	$5,874	$3,578

Depreciation expense for the years ended December 31, 2007, 2006 and 2005, was approximately $215,000, $158,000, and $139,000, respectively.  During 2005, the Bank recognized an impairment charge of $159,000 relating to fixed assets damaged as a result of Hurricane Katrina.

NOTE F
REAL ESTATE HELD-FOR-INVESTMENT
Real estate held-for-investment, which consists of a multi-suite office building that includes a branch location of the Bank, is summarized below:

	December 31,
	2007	2006
	(In Thousands)

Land	$226	$226
Buildings and Improvements	320	320

	546	546
Accumulated Depreciation and Amortization	(96)	(82)

	$450	$464

Depreciation expense for each of the years ended December 31, 2007, 2006 and 2005, was $14,000, $14,000 and $15,000, respectively.

Rental income for the years ended December 31, 2007, 2006 and 2005, was $52,000, $52,000 and $53,000 respectively.

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE G
DEPOSITS
Interest-bearing deposit account balances at December 31, 2007 and 2006, are summarized as follows:

	Weighted Average		Account Balances at December 31,
	Rate at December 31,		2007		2006
	2007	2006	Amount	Percent	Amount	Percent
			(In Thousands)

Balance by Interest Rate
Demand Deposit Accounts	2.39%	2.47%	$23,632	19.08%	$17,926	15.02%
Savings Accounts	1.00%	1.25%	19,245	15.54%	22,807	19.11%
Certificates of Deposit	4.64%	4.40%	80,948	65.37%	78,631	65.87%

			$123,825	100.00%	$119,364	100.00%

Certificate Accounts Maturing
One Year or Less			$63,953	79.01%	$50,180	63.81%
One to Two Years			6,533	8.07%	23,140	29.43%
Two to Three Years			8,308	10.26%	2,019	2.57%
Three to Five Years			2,154	2.66%	3,292	4.19%

			$80,948	100.00%	$78,631	100.00%

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006, was approximately $18,316,000 and $15,438,000, respectively.

Interest expense for each of the following periods is as follows:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)

Certificates of Deposit	$3,617	$2,938	$2,508
NOW Accounts	722	388	97
Passbook Savings	247	339	382

	$4,586	$3,665	$2,987

The Bank held deposits of approximately $1,424,000 and $1,261,000 for related parties at December 31, 2007 and 2006, respectively.

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE H
BORROWINGS
Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances issued by the FHLB are secured by a blanket floating lien on first mortgage loans and certain pledged Collateralized Mortgage Obligations.  Total interest expense recognized on FHLB advances in 2007, 2006 and 2005, was $961,000, $1,239,000, and $1,869,000, respectively.

Advances consisted of the following at December 31, 2007 and 2006, respectively.

	FHLB Advance Total
Contract Rate	2007	2006
	(In Thousands)
4% - 4.99%	$11,000	$-
5% - 5.99%	15,986	17,042
6% - 6.99%	-	-

	$26,986	$17,042

            Maturities of FHLB advances at December 31, 2007, are as follows:

YearEnding December 31,	Amount Maturing
(In Thousands)

2008	$11,514
2009	-
2010	13,000
2011	-
2012	2,472

$26,986

NOTE I
INCOME TAX EXPENSE
The provision for income taxes for 2007, 2006 and 2005, consists of the following:

	Years Ended December 31,
	2007	2006	2005
		(In Thousands)

Current Tax Expense (Benefit)	$(612)	$193	$-
Deferred Tax Expense (Benefit)	970	895	(1,508)
	$358	$1,088	$(1,508)

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE I
INCOME TAX EXPENSE (Continued)
The provision for Federal income taxes differs from that computed by applying Federal statutory rates to income (loss) before Federal income tax expense, as indicated in the following analysis:

	Years Ended
	December 31,
	2007	2006	2005
	(In Thousands)
Expected Tax Provision at a 34% Rate	$346	$1,089	$(1,762)
Expected State Corporate Tax	--	3	(4)
Employee Stock Ownership Plan	--	63	37
Valuation Allowance on Capital Loss	--	--	241
Other	12	(67)	(20)

	$358	$1,088	$(1,508)

The net deferred tax assets or liabilities in the accompanying consolidated balance sheets include the following components:

	2007	2006
	(In Thousands)
Deferred Tax Assets
Recognition and Retention Plan	$5	$9
Credits Carryforward	118	-
Recognition of Other-than-Temporary Decline in
Market Value of Available-for-Sale Securities	93	434
Market Value Adjustment to Available-for-Sale Securities	56	161
Net Operating Loss Carryforward	356	1
Capital Loss Carryforward	322	172
Allowance for Loan Losses	93	255
Other	11	53
Total Deferred Tax Assets	$1,054	$1,085

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE I
INCOME TAX EXPENSE (Continued)

	2007	2006
	(In Thousands)
Deferred Tax Liabilities
Premises and Equipment	$(297)	$-
Section 585 Bad Debt Deduction	(455)	-
FHLB Stock Dividends	(261)	(464)
Other	(47)	(89)
Total Deferred Tax Liabilities	(1,060)	(553)

Valuation Allowance	(241)	(241)
Net Deferred Tax Liability	$(247)	$291

SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.  At December 31, 2007 and 2006, a valuation allowance of $241,000 for approximately 50% of the recognition in other-than-temporary decline of market value of available-for-sale securities was recorded because of uncertainties as to the amount of capital gains that would be generated in future years.

Included in retained earnings at December 31, 2007 and 2006, is approximately $3,800,000 in bad debt reserves for which no deferred Federal income tax liability has been recorded.  These amounts represent allocations of income to bad debt deductions for tax purposes only.  Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate.  The unrecorded deferred liability on these amounts was approximately $1,292,000 for December 31, 2007 and 2006, respectively.

NOTE J
EMPLOYEE STOCK OWNERSHIP PLAN
During 1997, GS Financial Corp. instituted an employee stock ownership plan. The GS Financial Corp. Employee Stock Ownership Plan (ESOP) enables all eligible employees of the Bank to share in the growth of the Company through the acquisition of stock.  Employees were generally eligible to participate in the ESOP after completion of one year of service and attaining age 21.

The ESOP purchased eight percent of the shares offered in the initial public offering of the Company (275,080 shares).  This purchase was facilitated by a loan from the Company to the ESOP in the amount of $2,750,800.  The loan was secured by a pledge of the ESOP shares.  The shares pledged as collateral were reported as unearned ESOP shares in the balance sheets.  The corresponding note was paid back in 40 equal quarterly payments of $103,000 on the last business day of each quarter, beginning June 30, 1997, at the rate of 8.5%.  The loan was fully repaid as of December 31, 2006, but in prior periods the note payable and the corresponding note receivable had been eliminated for consolidation purposes.

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

NOTE J
EMPLOYEE STOCK OWNERSHIP PLAN (Continued)
The Company made contributions to the plan, in the form of debt service, at the discretion of its Board of Directors.  Dividends received on the ESOP shares were utilized to service the debt.  Shares were released for allocation to plan participants based on principal and interest payments of the note.  Compensation expense was recognized based on the number of shares allocated to plan participants each year and the average market price of the stock for the current year.  Released ESOP shares become outstanding for earnings per share computations.

As compensation expense was incurred, the Unearned ESOP Shares account was reduced based on the original cost of the stock.  The difference between the cost and average market price of shares released for allocation was applied to Additional Paid-In Capital.  ESOP compensation expense was approximately $-0-, $407,000, and $412,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

The ESOP shares as of December 31, 2007 and 2006, were as follows:

	2007	2006

Allocated Shares	179,591	155,669
Shares Released for Allocation	-	23,922
Unreleased Shares	-	-

Total ESOP Shares	179,591	179,591

Fair Value of Unreleased Shares (In Thousands)	$-	$-

Stock Price at December 31	$18.94	$19.80

Total ESOP shares decreased in 2006, due to the release of shares for employees who terminated their employment in 2006.

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

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE K
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

During 1998, with unanimous approval of the Plan participants, all outstanding grants were amended by the Board as a direct effort to reduce the Company’s expenses resulting from the Plan.  Prior to the amendments, Plan share awards were earned by recipients at a rate of 20% of the aggregate number of shares covered by the Plan over five years.  Plan share awards were amended to provide that they are earned by recipients at a rate of 10% of the aggregate number of shares covered by the plan over ten years.  If the employment of an employee or service as a non-employee director was terminated prior to the tenth anniversary of the date of grant of Plan share award for any reason (except for death or disability or a change in control), the recipient would forfeit the right to any shares subject to the awards which have not been earned.

During 2007, the Company granted 5,000 shares to its President and in 2006 the Company granted 1,776 shares to a new director, both grants vesting over ten years at a rate of 10% per year.

Compensation expense pertaining to the Recognition and Retention Plan was $111,000 $126,000, and $119,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

A summary of the changes in restricted stock follows:

	Unawarded Shares		Awarded Shares
	2007	2006	2007	2006

Balance, Beginning of Year	14,968	16,744	13,369	21,411
Purchased by Plan	-	-	-	-
Granted	(5,000)	(1,776)	5,000	1,776
Forfeited/expired	(9,968)	-	(559)	-
Earned and Issued	-	-	(9,562)	(9,818)

Balance, End of Year	-	14,968	8,248	13,369

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE L
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

On October 15, 1997, the Company granted a total of 275,076 options to directors.  Under the plan, the exercise price of each option cannot be less than the fair value of the underlying common stock as of the date of the option grant, and the maximum term is 10 years.  Options vested over five years.  During 2002, the options had fully vested.

During 2005, the Company adopted SFAS No. 123(R), which replaced SFAS No. 123 and superceded APB No. 25.  The adoption of this pronouncement had no impact on the Company’s interim or annual financial position or results of operations.

A summary of the status of the Company’s stock option plan as of December 31, 2007, 2006, and 2005, and changes during the years ending on those dates is presented below:

	2007		2006		2005
		Exercise		Exercise		Exercise
Fixed Options	Shares	Price	Shares	Price	Shares	Price

Outstanding,
Beginning of Year	216,132		216,132	$17.18	245,604	$17.18

Granted	-		-		-
Exercised	30,000	17.18	-		-
Forfeited/expired	186,132		-		29,472

Outstanding,
End of Year	-		216,132	$17.18	216,132	$17.18

Options Exercisable at
Year-End	-		216,132	$17.18	216,132	$17.18

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE M
COMPREHENSIVE INCOME
Comprehensive income was comprised of changes in the Company’s unrealized holding gains or losses on securities available-for-sale during 2007, 2006 and 2005.  The components of comprehensive income and related tax effects are as follows:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)

Gross Unrealized Holding Gains (Losses)
Arising During the Period	$374	$(227)	$(1,066)
Tax (Expense) Benefit	(127)	77	362

	247	(150)	(704)

Reclassification Adjustment for Gains (Losses)
Included in Net Income	(65)	44	1,215
Tax (Expense) Benefit	22	(15)	(413)

	(43)	29	802

Net Unrealized Holding Gains (Losses)
Arising During the Period	$204	$(121)	$98

NOTE N
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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of:  total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), tangible capital to adjusted total assets (as defined), and tangible equity to adjusted total assets (as defined).  As of December 31, 2007, the Bank meets all of the capital requirements to which it is subject and is deemed to be well capitalized.

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE N
REGULATORY MATTERS (Continued)
The actual and required capital amounts and ratios applicable to the Bank for the years ended December 31, 2007 and 2006, are presented in the following tables, including a reconciliation of capital under generally accepted accounting principles (GAAP) to such amounts reported for regulatory purposes.

					Minimum to be Well
					Capitalized Under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2007	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

Tangible Capital	$27,107	14.65%	$2,776	1.50%	N/A	N/A
Tangible Equity Ratio	27,107	14.65%	3,702	2.00%	N/A	N/A
Tier 1 Capital	27,107	14.65%	5,552	3.00%	$9,254	5.00%
Tier 1 Risk-Based Capital	27,107	26.06%	4,161	4.00%	6,242	6.00%
Total Risk-Based Capital	28,367	27.27%	8,322	8.00%	10,403	10.00%

December 31, 2006

Tangible Capital	$26,580	15.90%	$2,507	1.50%	N/A	N/A
Tangible Equity Ratio	26,580	15.90%	3,343	2.00%	N/A	N/A
Tier 1 Capital	26,580	15.90%	5,014	3.00%	$8,356	5.00%
Tier 1 Risk-Based Capital	26,580	30.33%	3,506	4.00%	5,259	6.00%
Total Risk-Based Capital	27,676	31.58%	7,012	8.00%	8,765	10.00%

NOTE O
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

As of December 31, 2007 and 2006, outstanding mortgage, construction and commercial lines of credit commitments were approximately $19,959,000 and $6,693,000, respectively.

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE O
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

As of December 31, 2007, the Company held $3.5 million in securities that would be classified as derivatives.  These securities are backed by U.S. Government agencies, and are included as available-for-sale securities on the Company’s balance sheet.  The condition that makes these particular securities, known as “range notes”, considered derivatives is that the payment of interest is dependent upon a specific LIBOR interest rate falling within a certain range.  Should LIBOR exceed the range, payments of interest will be suspended until the certain LIBOR rate return to the range.  Since acquiring these securities, they have remained in the range for interest to be paid to the bank.  The “range” condition has no impact on the principal obligation of these notes.

These derivative securities were not acquired to hedge a specific risk.  The impact of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires marking these securities to market value, was not material.

NOTE P
COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACTS
On January 7, 2005, the former Chief Executive Officer retired from the Company.  The Company entered into an early retirement and consulting agreement with the former Chief Executive Officer.  The agreement provides that the former Chief Executive Officer will provide up to 60 hours of consulting services per month for 36 months.  In addition, the agreement provided provisions for a non-compete period, which expired on January 6, 2006.  The agreement stipulates that the Company will pay the former Chief Executive Officer $13,000 per month for 36 months.  This contract expired and was not renewed at January 6, 2008.

OPERATING LEASES
During 2003, the Bank entered into a lease with the Company for a branch office location.  The rental expense associated with this lease is eliminated in the consolidated statement of operations.  The lease had a term of 24 months with a rental rate of $4,025 per month.  The Bank has continued to lease this property subsequent to the lease expiration on a month-to-month basis.  In addition, the Bank leases a branch location from a third party for $1,650 per month.  The lease, which is renewable, expires on April 30, 2008.  The Bank also leases a temporary banking facility and furnishings which it utilizes at a new branch location on land owned by the Bank.  This is a twelve month lease, with monthly payments of $2,935 per month, which expires on September 30, 2008.  The Company’s total contractual obligations under these leases are $33,000, all of which is due in 2008.

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE P
COMMITMENTS AND CONTINGENCIES

OPERATING LEASES (Continued)
Total rent expense incurred by the Bank under these leases amounted to $81,000, $61,300 and $60,300, for the years ended December 31, 2007, 2006, and 2005 , respectively.
NOTE Q

CONCENTRATION OF CREDIT RISK
In accordance with industry practices, the Company has deposits in other financial institutions for more than the insured limit.  These deposits in other institutions do not represent more than the normal industry credit risk.

NOTE R
ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The following disclosure is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments.  Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash.  In cases where quoted market prices are not available, fair values have been estimated using the present value of future cash flows or other valuation techniques.  The results of these techniques are highly sensitive to the assumptions used, such as those concerning appropriate discount rates and estimates of future cash flows, which require considerable judgment.  Accordingly, estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current settlement of the underlying financial instruments.  SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements.  These disclosures should not be interpreted as representing an aggregate measure of the underlying value of the Company.

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

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE R
ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
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

Off-Balance Sheet Instruments
Off-balance sheet financial instruments include commitments to extend credit and undisbursed lines of credit.  The fair value of such instruments is estimated using fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk as appropriate.  The estimated fair value for these instruments was not significant at
 December 31, 2007 and 2006.  The contract or notional amounts of the Company’s financial instruments with off-balance sheet risk are disclosed in Note O.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial Assets
Cash and Cash Equivalents	$9,462	$9,457	$11,117	$11,117
Securities Available-for-Sale	47,747	47,747	55,090	55,090
Loans, Net	118,477	123,967	93,987	98,080
Federal Home Loan Bank Stock	1,220	1,220	982	982
Accrued Interest Receivable	1,828	1,828	2,004	2,004

Financial Liabilities
Deposits	$129,510	$130,320	$122,754	$122,417
Borrowings	26,986	27,549	17,042	17,082
Accrued Interest Payable	102	102	84	84

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE S
SELECTED QUARTERLY FINANCIAL DATA (Unaudited)
The following sets forth condensed quarterly results of operations for 2007 and 2006, (dollar amounts in thousands, except per share data):

	First	Second	Third	Fourth
2007	Quarter	Quarter	Quarter	Quarter

Interest Income	$2,654	$2,733	$2,861	$3,000
Interest Expense	1,284	1,342	1,448	1,473
Net Interest Income	1,370	1,391	1,413	1,527
Provision (Reversal) for Loan Losses	-	(300)	-	-
Other Income (Loss)	29	43	109	243
Other Expense	1,276	1,314	1,441	1,378
Income Tax Expense	27	127	12	192

Net Income	$96	$293	$69	$200

Net Income per Common Share¹
Basic	$0.08	$0.24	$0.06	$0.16
Diluted	$0.08	$0.24	$0.06	$0.16
Dividends Per Share	$0.10	$0.10	$0.10	$0.10

¹ Quarterly per share amounts do not add to total for the year ended due to rounding.

	First	Second	Third	Fourth
2006	Quarter	Quarter	Quarter	Quarter

Interest Income	$2,712	$2,782	$2,800	$2,706
Interest Expense	1,173	1,170	1,262	1,299
Net Interest Income	1,539	1,612	1,538	1,407
Provision (Reversal) for Loan Losses	-	-	(1,981)	-
Other Income (Loss)	7	(53)	31	66
Other Expense	1,132	1,187	1,261	1,346
Income Tax Expense	138	129	778	43

Net Income	$276	$243	$1,511	$84

Net Income per Common Share¹
Basic	$0.23	$0.20	$1.25	$0.07
Diluted	$0.23	$0.20	$1.24	$0.07
Dividends Per Share	$0.10	$0.10	$0.10	$0.10

¹ Quarterly per share amounts do not add to total for the year ended due to rounding.

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE T
EARNINGS (LOSS) PER COMMON SHARE
Earnings (loss) per share are computed using the weighted average number of shares outstanding as prescribed in SFAS No. 128.  Options to purchase 216,132 shares at $17.18 per share were outstanding through October 15, 2007 and during the year ended December 31, 2006.  These options were not included in the computation of diluted loss per share for 2005, because the options’ exercise price was greater than the average market value price of the common shares.  The options were included in the computation of diluted earnings per share for the years ended December 31, 2007 and 2006.  The Company had no other securities outstanding during the years ended December 31, 2007, 2006 or 2005, that would have a dilutive effect on earnings (loss) per share.

	Years Ended December 31,
	2007	2006	2005
	(Dollars in Thousands, Except Per Share Data)
Numerator
Net Income (Loss)	$658	$2,114	$(3,676)
Effect of Dilutive Securities	-	-	-

Numerator for Diluted Earnings (Loss) Per Share	$658	$2,114	$(3,676)

Denominator
Weighted-Average Shares Outstanding	1,243,655	1,212,174	1,181,313
Effect of Potentially Dilutive Securities	25,340	10,776	-

Denominator for Diluted Earnings Per Share	1,268,995	1,222,950	1,181,313

Earnings (Loss) Per Share
Basic	$0.53	$1.74	$(3.11)
Diluted	$0.52	$1.73	$(3.11)

Cash Dividends Per Share	$0.40	$0.40	$0.40

The following table presents the components of average outstanding shares for each of the three years:

	Years Ended December 31,
	2007	2006	2005

Average Common Shares Issued	3,438,500	3,438,500	3,438,500
Average Treasury Shares	(2,165,821)	(2,162,860)	(2,153,780)
Average Unearned ESOP Shares	-	(23,856)	(51,977)
Average Unearned RRP Trust Shares	(29,024)	(39,610)	(51,430)

	1,243,655	1,212,174	1,181,313

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE U
CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
Financial information pertaining only to GS Financial Corp. is as follows:

CONDENSED BALANCE SHEETS

ASSETS
	December 31,
	2007	2006
	(In Thousands)

Cash and Cash Equivalents	$755	$661
Investments - Available-for-Sale, at Fair Value	78	107
Investment in Subsidiary	26,959	26,262
Other Assets	691	815

Total Assets	$28,483	$27,845

LIABILITIES AND STOCKHOLDERS' EQUITY

Other Liabilities	$141	$589
Stockholders' Equity	28,342	27,256

Total Liabilities and Stockholders' Equity	$28,483	$27,845

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE U
CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)

Income:
Dividends from Guaranty Savings Bank	$500	$-	$262
Interest Income	23	53	82
Other Income	100	96	97

Total Income	623	149	441
Operating Expenses	306	321	274

Income (Loss) Before Income Taxes and Equity in
Undistributed Earnings (Loss) of Guaranty Savings Bank	317	(172)	167

Applicable Income Tax Benefit	(76)	(58)	(23)

Equity in Undistributed Earnings (Loss) of
Guaranty Savings Bank	265	2,228	(3,866)

Net Income (Loss)	$658	$2,114	$(3,676)

2007 Annual Report

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE U
CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)

OPERATING ACTIVITIES
Net Income (Loss)	$658	$2,114	$(3,676)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities
Depreciation Expense	14	16	18
Loss on Sale of Investments	-	4	-
Equity in Undistributed (Earnings) Loss of Subsidiary	(265)	(2,228)	3,866
Amortization of Investment Premium	-	2	3
Decrease (Increase) in Other Assets	124	(10)	25
Change in Deferred Income Tax Assets/Liabilities	(31)	(42)	(5)
(Decrease) Increase in Other Liabilities	(448)	321	95

Net Cash Provided by Operating Activities	52	177	326

INVESTING ACTIVITIES
Redemption (Investment) in Mutual Funds	-	442	(150)
Principal Paydowns Note Receivable GS Financial ESOP	-	334	363
Proceeds from Maturities of Investment Securities	29	22	125

Net Cash Provided by Investing Activities	29	798	338

FINANCING ACTIVITIES
Purchase of Treasury Stock	-	(300)	(74)
Proceeds from Stock Option Exercise	516	-	-
Payment of Dividends	(503)	(486)	(474)

Net Cash Provided by (Used in) Financing Activities	13	(786)	(548)

INCREASE IN CASH AND CASH EQUIVALENTS	94	189	116

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	661	472	356

CASH AND CASH EQUIVALENTS, END OF YEAR	$755	$661	$472

2007 Annual Report

Board of Directors

Albert J. Zahn, Jr.
Mr. Zahn (age 57) is a certified public accountant and president of the firm Al Zahn, CPA, A Professional Accounting Corporation.  He has served as Chairman of the Board of GS Financial and Guaranty Savings since April 2005 and has been a director since 1992.

Edward J. Bourgeois
Mr. Bourgeois (age 51) is a certified public accountant in the State of Louisiana and currently serves as President of Centergy Consulting, LLC, New Orleans, Louisiana, a consulting firm specializing in the banking and financial industry.  Mr. Bourgeois also serves as the President and Chief Executive Officer of My EZ Car Care, LLC, an automotive services limited liability company.  Mr. Bourgeois was formerly the Executive Vice President/Chief Operating Officer of Crescent Bank and Trust, New Orleans, Louisiana from 2001 to 2004.  Prior thereto, Mr. Bourgeois was President of Bourgeois Consulting, a bank consulting agency in New Orleans, Louisiana from 2000 to 2001, and during 2001, was a Senior Vice President of Ebank.com, Atlanta, Georgia.  He is a member of the American Institute of Certified Public Accountants and Louisiana Society of Certified Public Accountants and Board member of the National Automotive Finance Association.  He has been a director since 2004.

Stephen L. Cory
Mr. Cory (age 58) is an insurance agent and President of Cory, Tucker & Larrowe Agency in Metairie, Louisiana.  He has been a director since 1995.

Bradford A. Glazer
Mr. Glazer (age 52) is President of Glazer Enterprises, Inc., a transportation agency representing Cincy Limos, M.H. Timmer, LLC, and Park Transport, Inc.  Cincy Limos is a limousine service serving greater Cincinnati.  M.H. Timmer is a freight agency representing the Landstar Carrier Group, which is a global transportation provider.  Park Transport is a 48-state full truckload freight broker.  Mr. Glazer also serves as the President of Park Transport.  Glazer Enterprises, located in Cincinnati, Ohio, is also a real estate management and development company.  He has been a director since 1991.

Bruce A. Scott
Mr. Scott (age 55) is an attorney and has served as Executive Vice President of GS Financial since February 1997 and Executive Vice President of Guaranty Savings since 1985.  Mr. Scott also serves as legal counsel and Personnel Manager of Guaranty Savings, and performs certain legal services for Guaranty Savings and its borrowers in connection with real estate loan closings and receives fees from the borrowers in connection therewith.  He has been a director since 1982.

Hayden W. Wren III
Mr. Wren (age 59) is the Director of Commercial/ Investment Brokerage of Corporate Realty, Inc., New Orleans Louisiana.  Mr. Wren is a Certified Commercial Investment Member (CCIM), a member of the Society of Industrial and Office Realtors (SIOR), and a licensed Certified Public Accountant having membership affiliations with the American Society of Certified Public Accountants and the Louisiana Society of Certified Public Accountants.  He was appointed in May 2004 to fill the position of a retiring director.

Executive Officers Who Are Not Directors

Stephen E. Wessel
Mr. Wessel (age 45) has served as President and Chief Executive Officer of GS Financial and Guaranty Savings since December, 2005.  Since December, 2007, he has served as a Director of Guaranty Savings Bank.  Previously he served as Senior Vice President/South Louisiana Business Banking Manager for AmSouth Bank, a regional commercial bank, New Orleans, Louisiana since August, 2001.  Prior thereto, Mr. Wessel served as Vice President/Regional Business Banking Manager for Whitney National Bank, New Orleans, Louisiana from December 1991 to August 2001.

Lettie R. Moll
Ms. Moll (age 54) has served as Vice President and Corporate Secretary of the Company since 1997 and Vice President and Corporate Secretary of the Association since March 1987 and March 1982, respectively.  Ms. Moll currently serves as Guaranty Savings Bank's Branch Administrator and manages the deposit products.

J. Andrew Bower
Mr. Bower (age 43) has served as Chief Financial Officer and Senior Vice President of GS Financial and Guaranty Savings since January 2006.  Prior thereto, Mr. Bower was a self-employed consultant providing internal audit, accounting and loan review services primarily to banks in the greater New Orleans area, including GS Financial and Guaranty Savings since January 2002.  Previously, Mr. Bower was employed as an accounting manager at Stewart Enterprises, Inc., Metairie, Louisiana, from September 2000 through January 2002, and as an audit manager at Arthur Andersen LLP from December 1992 to September 2000.

2007 Annual Report

Banking Locations

Main Office
3798 Veterans Memorial Blvd.
Metairie, LA   70002

1800 Manhattan Blvd.
Harvey, LA    70058

3915 Canal Street
New Orleans, LA  70119

2111 N. Causeway Blvd
Mandeville, LA  70471

1515 Hwy 51 South
Ponchatoula, LA  70454

Loan Production Office
1700 Veterans Memorial Blvd.
Metairie, LA  70002

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

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
GS Financial	$100.00	$109.41	$103.42	$88.18	$119.16	$116.32
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
SNL Thrift < $250M Index	100.00	139.14	141.22	136.49	136.54	124.99
_____________________________

* Source: SNL Financial LC

2007 Annual Report	Page 65