Form 10-K, Exhibit 13
period 2010-12-31
GS FINANCIAL CORP
filed 2011-03-31
CIK 1029630

Exhibit 13.0

GS Financial Corp.
2010 Annual Report

To our Shareholders: A Message from the President and CEO

To Our Shareholders

The last few years have been some of the most challenging ever experienced by the financial industry.  In 2010, we focused our efforts on serving our existing customer base, building new relationships, maintaining our capital, and managing the increase in our nonperforming assets.  Our company faced a difficult operating environment in 2010, but we stayed true to our business model of building a strong community oriented banking franchise. We actively managed the improvements in our core banking profitability so that we could effectively deal with the increase in nonperforming loans while maintaining both profitability and strong capital ratios.

The increase in nonperforming loans during 2010 resulted in additional loan loss provisioning, increased credit related expenses, and legal fees as we intensified our efforts to manage our nonperforming loans and market our repossessed real estate.  We developed and implemented a detailed plan in 2010 to reduce the level of nonperforming assets and have identified the problem credits which are being managed as judiciously as possible. We remain cautiously optimistic that these nonperformers have peaked and expect to see improvements during 2011.  We have proactively tightened our credit criteria, and we are maintaining loan loss reserves at appropriate levels.

2010 Economic conditions remained soft, but core banking results improved

In spite of the significant headwind caused by the recession and increased nonperforming assets, we have maintained profitability during the past couple of years due in large part to a substantial improvement in core bank earnings. In 2010, we reported net income of $407,000 which is attributable primarily to increases in our net interest margin and net interest income as well as the recognition of gains on the sales of investments and mortgage loans in the secondary mortgage market.  In addition, improvements to noninterest income helped us offset the additional loan loss provisions made in 2010.  Important financial data from 2010 includes the following:

•	Net interest income increased to $9.3 million in 2010 compared to $8.1 million in 2009 and the net interest margin improved 36 basis points to 3.62% in 2010 from 3.26% in the prior year.

•	Noninterest income increased to $2.0 million in 2010 from $1.3 million in 2009.

•	The ratio of the allowance for loan losses to total loans improved to 1.91% in 2010 from 1.27% at the end of 2009.

Consumers remained cautious in 2010 as the country continued to experience very high unemployment levels which negatively impacted spending and economic growth. The complexity of the current economic and regulatory environment has had a paralyzing impact on many of our clients and our competitors.  Business owners, due to continuing concerns about the economy, remained on the sidelines during 2010 and were unwilling to commit to expansion or new projects.  Even though reduced demand and tightened credit criteria resulted in lower commercial loan production levels, our business loan officers were able to expand the Company’s business relationships helping to build a solid foundation for our future.  In 2010, consumers were also hesitant about incurring new debt while preferring to refinance existing debt at historically low mortgage interest rates.  The refinancing of consumer mortgage debt positively impacted our production levels and resulted in the sale of $29.7 million of mortgage loans in the secondary mortgage market at gains which aggregated $804,000.

Even though Louisiana fared better than most states, the recession and the historic, offshore, oil drilling disaster in the Gulf of Mexico resulted in environmental and economic hardships for many Louisiana residents and corporations. For the third year in a row, the national GDP remained sluggish, unemployment rates improved only slightly, and home prices remain depressed. The Federal Reserve continued its policy of keeping interest rates at historically low levels during 2010 which reflected the depth of the Central Bank’s concern about fragile economic conditions. In 2011, we expect more of the same with only a gradual and determined recovery in our local economy.

While Louisiana’s home values have declined, especially in parts of Orleans, Jefferson and St. Tammany Parishes, the local real estate market never experienced a period of accelerated appreciation and, therefore, has not experienced as big of a decline in values as many other parts of the country.  Because of our historical focus on residential lending, we have developed a concentration in our loan portfolio of single family owner-occupied and non-owner-occupied investment property loans.  This concentration in residential real estate coupled with declining real estate values and higher unemployment rates made it difficult for the Company to avoid losses in this segment of the loan portfolio. In spite of these challenges, the Company did have a profitable year and maintained strong capital and liquidity positions while improving core bank revenue.  We successfully opened our new branch in Elmwood during November 2009 and closed an underperforming branch in Ponchatoula in September of 2010.  Furthermore, we experienced a slight increase in our total loan portfolio even though loan demand decreased during the year, our credit policies remained tight, and our underwriting techniques were strengthened.

2010 Annual Report                                                                                                                                                                                                                         Page 1

The Year Ahead

We find ourselves in a unique and enviable position within our local market.  Our capital levels are strong, core earnings are solid, and we believe our problem loans peaked last year. We understand that our solid financial footing is a tremendous asset in these challenging times,   but human capital is equally important to our continued success. It is our outstanding people that have made and will make the difference for us in 2011.  Almost any bank can thrive in booming economic times, but it takes extraordinary people to take on the challenge and succeed in a difficult economy.  Our employees have worked harder than ever to achieve the results reported in 2010 and I especially appreciate their dedication and loyalty to our bank and its customers.  That hard work has laid the foundation for a more profitable bank in the coming years.  I would also like to thank our Board of Directors for their valued perspective, sound advice and guidance throughout the year and commitment to our Company’s success.

Thanks also to you, our shareholders, for your support, loyalty, and confidence in our Company.  We will continue to work hard to earn your trust and to deliver solid financial results.

Stephen Wessel
President and Chief Executive Officer

2010 Annual Report                                                                                                                                                                                                                         Page 2

Index to Annual Report

Business Description	4
Shareholder Information	4
Selected Consolidated Financial Data	5
Management’s Discussion and Analysis of Financial Condition and Results of Operations	6
Management’s Report on Internal Control Over Financial Reporting	27
Report of Independent Registered Public Accounting Firm	28
Consolidated Balance Sheets	29
Consolidated Statements of Income	30
Consolidated Statements of Comprehensive Income	31
Consolidated Statements of Changes in Stockholders’ Equity	32
Consolidated Statements of Cash Flows	33
Notes to Consolidated Financial Statements	35
Board of Directors	70
Executive Officers Who Are Not Directors	70
Banking Locations	71

2010 Annual Report                                                                                                                                                                                                                        Page 3

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

Shareholder Information

TRANSFER AGENT, REGISTRAR, AND	COMMON STOCK
DIVIDEND PAYING AGENT FOR COMMON	GS Financial’s common stock is traded on The NASDAQ Global Market
STOCK	under the ticker symbol GSLA. As of March 30, 2011, there were
Registered shareholder inquiries related to stock transfers, address	approximately 84 shareholders of record.
changes, lost stock certificates, dividend payments or account
consolidations should be directed to:	MARKET PRICES AND DIVIDENDS
Set forth below are the high and low sales prices for GS Financial’s common
Registrar and Transfer Company	stock on the NASDAQ Global Market and dividends paid for the periods
10 Commerce Drive	presented.
Cranford, New Jersey 07016
(800) 368-5948
www.rtco.com	Year 2010 Stock Price Dividends
Quarter Ended High Low
FORM 10-K AND OTHER FINANCIAL	March 31 $ 14.99 $ 13.00 $ 0.10
INFORMATION	June 30 14.18 10.59 0.10
Shareholders are advised to review financial information and other	September 30 12.25 9.36 0.10
disclosures about GS Financial contained in its Annual Report on	December 31 11.98 8.50 0.10
Form 10-K. The Form 10-K for the year ended December 31, 2010	Year 2009 Stock Price Dividends
and other financial reports filed by GS Financial with the SEC are	Quarter Ended High Low
available on the Company’s web site at www.gsfinancialcorp.com	March 31 $ 14.00 $ 10.51 $ 0.10
or may be obtained without charge by calling Lettie Moll,	June 30 17.44 12.50 0.10
Corporate Secretary, or Stephen Theriot, Chief Financial Officer, at	September 30 17.10 13.80 0.10
(504) 457-6220 or by writing to:	December 31 16.20 12.90 0.10

GS Financial Corp.	INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Investor Relations	LaPorte, Sehrt, Romig and Hand
3798 Veterans Boulevard	A Professional Accounting Corporation
Metairie, Louisiana 70002	111 Veterans Boulevard, Suite 600
Metairie, Louisiana 70005

2010 Annual Report                                                                                                                                                                                                                        Page 4

GS Financial Corp. and Subsidiary
Selected Consolidated Financial Data
At or For Years Ended December 31,
($ in thousands, except per share data)	2010	2009	2008	2007	2006
BALANCE SHEET DATA
Total assets	$263,811	$ 271,604	$ 221,870	$ 186,487	$ 168,380
Cash and cash equivalents	10,254	19,735	3,205	9,462	11,117
Loans receivable, net	189,229	185,500	158,523	118,477	93,987
Investment securities	48,308	50,455	47,617	47,747	55,090
Deposit accounts	198,756	201,493	140,115	129,510	122,754
Borrowings	35,398	40,512	52,002	26,986	17,042
Stockholders' equity	27,690	28,021	27,558	28,164	27,164
INCOME STATEMENT DATA
Interest income	$ 13,720	$ 14,159	$ 12,426	$ 11,248	$ 11,000
Interest expense	4,459	6,084	5,751	5,547	4,904
Net interest income	9,261	8,075	6,675	5,701	6,096
Provision (reversal) for loan losses	2,800	500	-	(300)	(1,981)
Noninterest income	2,010	1,330	(994)	424	51
Noninterest expense	8,057	7,529	5,673	5,409	4,926
Net income before taxes	414	1,376	8	1,016	3,202
Net income (loss)	407	886	(6)	658	2,114
KEY RATIOS
Return on average assets	0.15%	0.34%	n/m	0.38%	1.21%
Return on average stockholders' equity	1.43%	3.13%	(0.02)%	2.40%	8.15%
Net interest margin	3.62%	3.26%	3.43%	3.44%	3.58%
Average loans to average deposits	94.28%	97.37%	104.88%	88.35%	70.74%
Interest-earning assets to
Interest-bearing liabilities	113.51%	113.13%	117.05%	118.86%	117.88%
Efficiency ratio	71.48%	80.06%	99.86%	88.27%	80.14%
Noninterest expense to average assets	2.97%	2.89%	2.73%	3.12%	2.82%
Allowance for loan losses to loans	1.90%	1.27%	1.69%	2.82%	3.82%
Stockholders' equity to total assets	10.50%	10.32%	12.42%	15.10%	16.16%
COMMON SHARE DATA
Earnings per share:
Basic	$ 0.33	$ 0.70	n/m	$ 0.53	$ 1.74
Diluted	0.33	0.70	n/m	0.52	1.73
Dividends paid per share	0.40	0.40	0.40	0.40	0.40
Dividend payout ratio	123.34%	57.56%	n/m	76.44%	22.99%
Book value per share	$ 22.11	$ 22.19	$ 21.56	$ 21.90	$ 22.00
Trading data:
High closing price	$ 14.99	$ 17.44	$ 18.94	$ 21.49	$ 21.76
Low closing price	8.50	10.51	10.75	17.04	14.99
End of period closing price	8.91	14.99	12.50	18.94	19.80
Average shares outstanding:
Basic	1,252,428	1,263,021	1,278,292	1,243,655	1,212,173
Diluted	1,252,428	1,263,021	1,278,292	1,268,995	1,222,949

2010 Annual Report                                                                                                                                                                                                                        Page 5

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

Presented below is a discussion of the financial condition of GS Financial Corp. (“GS Financial” or the “Company”) at December 31, 2010 and 2009 and of the Company’s results of operations during the years ended December 31, 2010 and 2009.  Substantially all of the Company’s operations are dependent on the operations of its subsidiary, Guaranty Savings Bank (“Guaranty” or the “Bank”). This discussion is presented to highlight and supplement information presented elsewhere in this Annual Report, particularly the consolidated audited financial statements and related notes.  This discussion should be read in conjunction with the accompanying tables and our consolidated audited financial statements. Certain financial information in prior years has been reclassified to conform to the current year’s presentation.

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

Forward-looking statements are based on numerous assumptions, which may be referred to specifically in connection with a particular statement. Some of the more important assumptions include:

•	expectations about the overall economy in the Company’s market area,
•	expectations about the ability of the Company’s borrowers to make payments on outstanding loans and the sufficiency of the allowance for loan losses,
•	expectations about the current values of collateral securing the Company’s outstanding loans,
•	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions,
•	reliance on existing or anticipated changes in laws or regulations affecting the activities of the banking industry and other financial service providers, and
•	expectations regarding the nature and level of competition, changes in customer behavior and preferences, and the Company’s ability to execute its plans to respond effectively.

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

OVERVIEW
The Company reported net income of $407,000 for the year ended December 31, 2010, compared with net income of $886,000 for the year ended December 31, 2009. Diluted earnings per share for the year ended December 31, 2010 was $0.33 compared to diluted earnings per share of $0.70 for 2009. An improvement in net interest income of $1.2 million and the recognition of $1.0 million in gains on securities transactions bolstered earnings for 2010 which were partially offset by the recordation of $2.8 million in provisions for loan losses and write-downs aggregating $425,000 on other real estate owned. The increase in net interest income was largely due to interest expense reductions of $1.2 million and $405,000 on deposits and Federal Home Loan Bank advances, respectively. In addition, the $528,000 increase in noninterest expenses from 2009 to 2010 is reflective of the Company’s additional personnel, occupancy and data processing expenses associated with the opening of a new branch location in the fourth quarter of 2009 as well as the completion of construction on our permanent branch office in Harvey, Louisiana, during 2010, which was previously located in a temporary facility.

2010 Annual Report                                                                                                                                                                                                                         Page 6

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company’s net loan portfolio totaled $189.2 million at December 31, 2010, compared with $185.5 million at December 31, 2009. The increase in net loans receivable was primarily due to the origination of both residential and commercial real estate secured loans as well as secured commercial loans. Although total loan originations in 2010 were $80.9 million, this was a significant decrease in production from the prior year, which is attributable to tightened underwriting criteria, a decline in the local real estate market, and the nationwide recession. In addition, gains recognized on the sales of loans in the secondary mortgage market decreased by $230,000 in 2010 from the prior year. During 2010 and 2009, the Company sold an aggregate of $29.7 million and $56.6 million, respectively, of residential mortgage loans into the secondary market recording gains of $804,000 and $1.0 million, respectively.

The Company’s deposits totaled $198.8 million at December 31, 2010, a decrease of $2.7 million from $201.5 million at December 31, 2009. Average interest-bearing deposits increased by $18.5 million, or 10.1%, from $183.6 million at December 31, 2009 to $202.1 million at December 31, 2010. The increase in the average balance of deposits from 2009 to 2010 was largely due to the offering of competitive market rates of interest, particularly on certificates of deposit, the expansion of the Company’s branch locations, and the efforts of the commercial bankers to increase noninterest-bearing demand deposits. However, the Company’s measures to significantly reduce interest expense in 2010, to a greater extent, reflect an increase in noninterest-bearing deposits as well as lower average rates paid on interest-bearing deposits in 2010 compared to 2009.

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

Another estimate requiring a high degree of judgment is the valuation allowance on the deferred tax asset. As operating losses can be carried forward 15 years and the Company expects positive taxable income for each year going forward, no valuation allowance is deemed necessary on the portion of the deferred tax asset created by net operating losses. However, a portion of the deferred tax asset relates to capital losses. Tax rules only allow these losses to be offset against future capital gains for five years. As it is uncertain whether the Company will be able to realize capital gains sufficient to fully offset these losses in the applicable five year period, management has elected to establish an appropriate valuation allowance for the portion of the capital loss carry-forward which is estimated may not be utilized. See Note I of the Consolidated Financial Statements included elsewhere herein for further discussion of the Company’s income tax accounting.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2010 AND DECEMBER 31, 2009
At December 31, 2010, GS Financial Corp. reported total assets of $263.8 million compared to $271.6 million at the end of 2009. Average total assets were $271.4 million for the year ended December 31, 2010 which represents an increase of $11.3 million, or 4.4%, compared to $260.1 million for the year ended December 31, 2009.

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

2010 Annual Report                                                                                                                                                                                                                         Page 7

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

The outstanding balance of total loans at December 31, 2010 and 2009 was $192.4 million and $187.5 million, respectively, which represents an increase of $5.0 million, or 2.7%, during 2010. Total loans at December 31, 2010 increased by $94.7 million, or 96.9%, compared to total loans at December 31, 2006. Average loans for 2010 were $190.5 million, an increase of $11.8 million, or 6.6%, from the prior year’s average level of $178.8 million.  Table 1, which is based on regulatory reporting codes, shows loan balances at year-end for the most recent five years.

TABLE 1. COMPOSITION OF LOAN PORTFOLIO
			At December 31,
($ in thousands)	2010	2009	2008	2007	2006
Real estate loans - residential	$ 80,353	$ 78,160	$ 69,405	$ 59,530	$ 47,654
Real estate loans - commercial and other	76,768	69,658	67,616	45,757	36,896
Real estate loans - construction	12,130	19,728	10,542	9,074	9,089
Home equity line of credit	13,945	12,760	6,873	2,951	956
Commercial loans	7,523	5,422	4,807	3,625	2,445
Consumer loans	1,729	1,728	1,713	913	677
Total loans at year-end	$ 192,448	$ 187,456	$ 160,956	$ 121,850	$ 97,717
Allowance for loan losses	(3,671)	(2,380)	(2,719)	(3,432)	(3,732)
Deferred loan origination costs	452	424	286	59	2
Net loans at year end	189,229	185,500	158,523	118,477	93,987
Average total loans during year	$ 190,536	$ 178,780	$ 141,892	$ 107,785	$ 87,360

The Company’s investment in residential real estate loans, which includes those loans secured by one-to four-family dwellings (also referred to as “single-family”), increased $2.2 million, or 2.8%, from December 31, 2009 to December 31, 2010. Home equity lines of credit (“HELOCs”), which constituted $13.9 million, or 7.2%, of the Company’s loan portfolio as of December 31, 2010, increased by $1.2 million, or 9.3%, from $12.8 million at December 31, 2009. In 2010, residential real estate loans increased primarily due to the efforts of the Company’s residential loan originators; however, the Company’s focus on selling single-family loans in the secondary mortgage market limited the growth in this segment of the portfolio.

The Commercial Loan Committee, which consists of board members and senior management, evaluates all commercial loan applications of significant size and complexity. For the last several years, the Company focused its lending efforts toward the commercial real estate market to diversify and enhance the products and services offered to its customers while adding higher yielding loans to its overall portfolio. Commercial real estate loans typically carry higher yields and risk when compared to loans secured by one-to four-family dwellings. The Company offers real estate loans on commercial real estate, multifamily residential dwellings, and vacant land. The Company also offers asset-based commercial business loans which are secured by collateral other than real estate, such as inventory and accounts receivable; however, the Company does not actively solicit loans that are not secured by real estate. Commercial and other real estate loans, consisting primarily of loans secured by either owner-occupied or non-owner-occupied commercial real estate, increased by $7.1 million, or 10.2%, from $69.7 million at December 31, 2009 to $76.8 million at December 31, 2010.

2010 Annual Report                                                                                                                                                                                                                        Page 8

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

Construction loans, which include those secured by one-to four-family, multifamily and commercial real estate, decreased by $7.6 million, or 38.5%, from $19.7 million at December 31, 2009 to $12.1 million at December 31, 2010. Construction loans secured by one-to four-family dwellings constitute the majority of this segment of the portfolio. The decrease in the balance of construction loans was due to the completion of a large number of construction projects during 2010 which, upon completion, were either replaced by long-term mortgage loans provided by the Company or were repaid from the proceeds of a third-party mortgage loan.

Consumer loans at both December 31, 2010 and December 31, 2009 were $1.7 million, or 0.9% of total loans. The Company does not actively solicit consumer loans. These loans, which primarily include deposit-secured, personal lines of credit and credit cards, are offered as an accommodation to existing customers.

For the year ended December 31, 2010, the Company’s total loan originations amounted to $80.9 million compared to $123.0 million for the year ended December 31, 2009, a decrease of $42.1 million, or 34.2%. The decrease in loan originations was due to a combination of factors, including: the tightening of underwriting criteria by Fannie Mae and Freddie Mac, which negatively impacted the Company’s ability to originate and sell loans to these investors; the tightening of portfolio underwriting criteria; a decline in the local real estate market; and the nationwide recession. Table 2 reflects the Company’s total loan origination, repayment, and sale experience during the periods indicated.

TABLE 2. LOAN ORIGINATIONS BY TYPE
	Year Ended December 31,
($ in thousands)	2010	2009
Real estate loans - residential	$ 42,510	$ 74,724
Real estate loans - commercial and other	15,553	20,229
Real estate loans - construction	14,192	16,633
Home equity lines of credit	2,638	7,807
Commercial loans	4,516	2,106
Consumer loans	1,460	1,461
Total originations	80,869	122,960
Loan principal repayments	(46,207)	(39,893)
Loans sold	(29,670)	(56,567)
Net portfolio activity	$ 4,992	$ 26,500

Table 3 reflects contractual loan maturities which have not been adjusted for scheduled principal reductions or prepayment opportunities.  Loans payable on demand and loans which have no stated maturity are reported as due in one year or less.

2010 Annual Report                                                                                                                                                                                                                         Page 9

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 3. LOAN MATURITIES BY TYPE
	At December 31, 2010, Loans Maturing In
($ in thousands)	One year or less	One through five years	More than five years	Total
Real estate loans – residential	$ 2,794	$ 24,505	$ 53,054	$ 80,353
Real estate loans – commercial and other	12,108	39,889	24,771	76,768
Real estate loans – construction	12,130	-	-	12,130
Home equity line of credit	409	2,279	11,257	13,945
Commercial loans	2,605	4,797	121	7,523
Consumer loans	1,047	447	235	1,729
Total	$ 31,093	$ 71,917	$ 89,438	$ 192,448
Percentage	16.2%	37.4%	46.4%	100.0%

Most of the Company’s outstanding loans carry a fixed rate of interest. However, certain commercial loans are tied to the Guaranty Savings Bank Prime Rate. Construction loans and home equity lines of credit are indexed based on the New York Prime Rate and credit card loans have floating interest rates which are based on the Wall Street Prime Rate. Table 4 summarizes the Company’s loan balances by interest rates types, which are scheduled to mature or re-price after December 31, 2011.

TABLE 4. LOAN INTEREST RATES BY TYPE
At December 31, 2010, Loans Due After December 31, 2011
($ in thousands)	Variable rate	Fixed rate	Total
Real estate loans – residential	$ 8,720	$ 68,839	$ 77,559
Real estate loans – commercial and other	987	63,673	64,660
Home equity line of credit	13,536	-	13,536
Commercial loans	258	4,660	4,918
Consumer loans	333	349	682
Total	$ 23,834	$ 137,521	$ 161,355
Percentage	14.8%	85.2%	100.0%

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

In an effort to maintain the quality of the Company’s investment in interest-earning assets, an asset classification policy was established in order to identify assets before collection becomes a problem. The policy also helps to ensure the accurate reporting of the Company’s assets from a valuation standpoint. As part of this policy, all of the Company’s loans are reviewed on a regular basis. Payment history as well as the value of the underlying collateral are reviewed and assessed in light of several risk factors. The evaluation process considers the state of the local economy as well as current and projected interest rates. Other risk factors considered include the credit concentration level of the customer with the Company, environmental factors which could impair the value of the underlying collateral, or other factors which may impair the ability of the Company to collect all of its investment.

Federal regulations and our policies require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated an internal asset classification system, consistent with federal banking regulations, as a part of our credit monitoring system. We currently designate problem and potential problem assets as “special mention,” “substandard,” “doubtful”, or “loss” assets.  An asset is considered “special mention” if it does not yet warrant adverse classification such as “substandard” or “doubtful”, but nonetheless possesses credit deficiencies or potential weaknesses deserving management’s close attention.  An asset is classified as “substandard” if it is considered inadequately protected by the current net worth and paying capacity of the obligor or the value of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the identified weaknesses make “collection or liquidation in full” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.”  Assets classified as “loss” are those considered “uncollectible” and of such insignificant value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

2010 Annual Report                                                                                                                                                                                                                      Page 10

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

When one or more assets, or portions thereof, are classified as “loss”, we are required to either establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge-off such amount. When we designate one or more assets, or portions thereof, as “special mention,” “substandard” or “doubtful, we establish a specific valuation allowance, if necessary, for the loans in each classification. Although the classification of a loan assists us in our analysis of the risk of loss, the actual allowance assigned to each loan within a classification is adjusted for the specific circumstances of each classified loan and will often differ from the general allowance for the collateral category. General valuation allowances represent loan loss allowances which have been established to recognize the risk of loss inherent in the loans within each collateral category.

We review and classify assets on a quarterly basis and the Board of Directors is provided with quarterly reports on classified assets. We classify assets in accordance with the Federal and internal management guidelines described above. As of December 31, 2010, the Company had $3.7 million of assets classified as doubtful, $9.2 million of assets classified as substandard, and $1.7 million of assets designated as special mention. We had no loans classified as loss at December 31, 2010. Of the $14.6 million of total classified and special mention loans at December 31, 2010, $10.8 million were also considered nonperforming loans.

Loan collection efforts in the form of past due notices commence when loan payments are more than 15 days past due. When a loan becomes 16 days past due, the Company’s collection department initiates personal contact with the borrower. When a loan becomes 90 days past due, the Company initiates foreclosure proceedings. All loans that are greater than 90 days past due are placed in nonaccrual status. All interest and late charges due on these loans are reversed in the form of reserves for uncollectible interest and late charges.

Management considers a variety of information sources in making its risk assessments and establishing an allowance for loan losses that it believes is adequate to absorb probable losses in the portfolio. Some of the more significant sources include analyses prepared on specific loans reviewed for impairment, statistics on balances of loans assigned to the internal risk rating categories described above, reports on the composition and repayment of loan portfolios not subject to individual risk ratings, and factors derived from historical loss experience. In making its assessment, management considers general economic conditions and how current conditions affect segments of borrowers.  Management also makes certain judgments regarding the level of accuracy inherent in the estimation process of the allowance for loan losses. Management’s Asset Quality Committee, consisting of executive, lending, and collections personnel, meets on a frequent basis to discuss the status of all potentially impaired loans. Based on these evaluations, an allowance analysis is prepared at least quarterly that summarizes the results of this evaluation process and helps to ensure the consistency of the process.

During the year ended December 31, 2010, loans totaling $1.6 million were charged-off against the allowance for loan losses which primarily consisted of the following items: $411,000 charged-off against two loans secured by multifamily collateral located in New Orleans, Louisiana; $397,000 charged-off against two loans secured by vacant land located in New Orleans, Louisiana and Covington, Louisiana; and $231,000 charged-off against two loans to the same commercial borrower secured by owner-occupied commercial real estate located in New Orleans, Louisiana. In 2009, there was a total of $854,000 in loans charged-off against the allowance for loan losses. Included in this amount was $620,000 in charge-offs for three residential properties located in New Orleans, Louisiana that were under various stages of renovation which secured loans aggregating $1.7 million to a commercial borrower. Table 5 presents an analysis of the activity in the allowance for loan losses for the past five years.

2010 Annual Report                                                                                                                                                                                                                      Page 11

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 5. SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOSSES
	Year Ended December 31,
($ in thousands)	2010	2009	2008	2007	2006
Balance at the beginning of year	$ 2,380	$ 2,719	$ 3,432	$ 3,732	$ 5,713
Provision (reversal) for loan losses charged to operations	2,800	500	-	(300)	(1,981)
Charge-offs:
Real estate loans - residential	(241)	(817)	(293)	-	-
Real estate loans - commercial and other	(1,067)	(24)	(420)	-	-
Real estate loans - construction	-	-	-	-	-
Home equity lines of credit	(210)	-	-	-	-
Commerical loans	(58)	-	-	-	-
Consumer loans	(39)	(13)	-	-	-
Total charge-offs	(1,615)	(854)	(713)	-	-
Recoveries of loans previously charged-off	106	15	-	-	-
Balance at the end of year	$ 3,671	$ 2,380	$ 2,719	$ 3,432	$ 3,732
Ratios:
Charge-offs to average total loans	0.85%	0.48%	0.50%	n/a	n/a
Provision for loan losses to charge-offs	173.37%	58.55%	n/a	n/a	n/a
Allowance for loan losses to nonperforming loans	34.10%	57.16%	135.21%	238.66%	2084.92%
Allowance for loan losses to loans at end of year	1.91%	1.27%	1.69%	2.82%	3.82%

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

During 2010, the Company recorded a total of $2.8 million in provisions for loan losses. The provisions primarily reflected updated collateral values received on impaired loans. The Company recorded a total of $500,000 in loan loss provisions during 2009. As of December 31, 2010, the Company’s allowance for losses was $3.7 million, or 34.1% of nonperforming loans and 1.9% of total loans, compared to $2.4 million or 57.2% of nonperforming loans and 1.3% of total loans, at December 31, 2009. Table 6 presents the allocation of the allowance for loan losses for the past five years.

TABLE 6. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
					At December 31,
	2010		2009		2008		2007		2006
($ in thousands)	Allowance for Loan Losses	% of Loans by Type to Total Loans	Allowance for Loan Losses	% of Loans by Type to Total Loans	Allowance for Loan Losses	% of Loans by Type to Total Loans	Allowance for Loan Losses	% of Loans by Type to Total Loans	Allowance for Loan Losses	% of Loans by Type to Total Loans
Real estate loans - residential	$ 1,202	41.8%	$ 618	41.7%	$ 817	43.1%	$ 1,115	48.9%	$ 1,156	48.8%
Real estate loans - commercial and other	1,618	39.9%	1,065	37.2%	1,478	42.0%	1,802	37.6%	1,963	37.8%
Real estate loans - construction	90	6.3%	155	10.5%	57	6.5%	189	7.4%	360	9.3%
Home equity lines of credit	404	7.2%	163	6.8%	79	4.3%	54	2.4%	21	1.0%
Commercial loans	328	3.9%	343	2.9%	274	3.0%	272	3.0%	232	2.5%
Consumer loans	29	0.9%	36	0.9%	14	1.1%	-	0.7%	-	0.6%
Total	$ 3,671	100.0%	$ 2,380	100.0%	$ 2,719	100.0%	$ 3,432	100.0%	$ 3,732	100.0%

2010 Annual Report                                                                                                                                                                                                                      Page 12

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

Table 7 sets forth the Company's delinquent loans at the dates indicated. The balances presented in Table 7 represent the total principal balances outstanding on the loans rather than the amount of principal past due. There were no loans 90 days delinquent and still accruing interest at December 31, 2010 and 2009.

TABLE 7. DELINQUENT LOANS
	At December 31,
($ in thousands)	2010	2009	2008
30-89 Days	$ 3,349	$ 3,401	$ 5,231
90+ Days	7,594	4,164	2,011
Total	$ 10,943	$ 7,565	$ 7,242
Ratios
Loans delinquent 90 days or more to total loans	3.95%	2.22%	1.25%
Total delinquent loans to total loans	5.69%	4.04%	4.50%
Allowance for loan losses to total delinquent loans	33.55%	31.46%	37.54%

Nonperforming assets consists of loans on nonaccrual status and foreclosed assets. Table 8 summarizes the Company’s nonperforming assets, loans greater than 90 days delinquent and accruing interest, and troubled debt restructurings at the dates indicated.

TABLE 8. NONPERFORMING ASSETS
	At December 31,
($ in thousands)	2010	2009	2008	2007	2006
Loans accounted for on a nonaccrual basis	$ 10,765	$ 4,164	$ 2,011	$ 1,438	$ 179
Foreclosed assets	1,358	2,489	461	-	-
Total nonperforming assets	$ 12,123	$ 6,653	$ 2,472	$ 1,438	$ 179
Loans greater than 90 days past due and accruing interest	-	-	-	-	-
Troubled debt restructures	2,668	-	-	-	-
Ratios
Nonperforming assets to loans plus foreclosed assets	6.26%	3.50%	1.53%	1.18%	0.18%
Nonperforming assets to total assets	4.60%	2.45%	1.11%	0.77%	0.11%

Nonperforming assets increased $5.5 million, or 82.2%, from $6.7 million at December 31, 2009 to $12.1 million at December 31, 2010. A significant portion of the increase in nonperforming loans is attributable to delinquencies on smaller balance loans secured by one-to four-family, residential real estate located in New Orleans, Louisiana, and its neighboring parishes. However, the increase in nonperforming assets from December 31, 2009 to December 31, 2010 is also due to the following significant loan relationships which were placed on nonaccrual status in 2010: a $1.3 million loan secured by a non-owner-occupied, commercial warehouse located in New Orleans, Louisiana, with a loan-to-value ratio of 79% that was not past due at December 31, 2010 and had no associated charge-offs; two loans to the same commercial borrower aggregating $882,000, which were past due 110 days and 190 days, respectively, at December 31, 2010, secured by a non-owner-occupied, restaurant building located in New Orleans, Louisiana, with a loan-to-value ratio of 88% and no associated charge-offs; a $740,000 loan secured by non-owner-occupied, commercial real estate, located in New Orleans, Louisiana, which was not past due at December 31, 2010, with a loan-to-value ratio of 64% and no associated charge-offs; and two loans to the same commercial borrower aggregating $573,000, which were past due 215 days and 211 days, respectively, at December 31, 2010, secured by one parcel of vacant land located in Mandeville, Louisiana, and one parcel of vacant land located in Covington, Louisiana, with a combined loan-to-value ratio of 87% and $172,000 in associated charge-offs.

Nonaccrual loans included troubled debt restructurings of $2.1 million which had not subsequently defaulted as of December 31, 2010. Performing troubled debt restructurings as of December 31, 2010, consisted of one $592,000 loan relationship to a commercial borrower secured by five properties located in New Orleans which was 43 days past due as of December 31, 2010. The Company did not have any commitments to lend additional funds in conjunction with the troubled debt restructuring as of December 31, 2010. There were no troubled debt restructurings as of December 31, 2009.

2010 Annual Report                                                                                                                                                                                                                      Page 13

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

Real estate owned decreased by $1.1 million from $2.5 million at December 31, 2009 to $1.4 million at December 31, 2010. This is primarily due to the sale of a multifamily dwelling located in a historic district of New Orleans, Louisiana, which had a cost basis of $756,000 and the sale of a one-to four-family dwelling located in New Orleans, Louisiana, which had a cost basis of $563,000. The Company realized losses on the sale of real estate owned aggregating $6,000 for the year ended December 31, 2010. For the year ended December 31, 2009, the Company realized a net gain of $35,000 on the sale of real estate owned. For the year ended December 31, 2010, the Company recorded aggregate impairment losses of $425,000 on real estate owned, which represents a decrease of $11,000 when compared to the prior year.

As of December 31, 2010, real estate owned included seven single-family dwellings aggregating $1.1 million that are primarily located in New Orleans, Louisiana. Additional properties included in real estate owned as of December 31, 2010, included: two parcels of vacant land located in New Orleans, Louisiana, and a parcel of vacant land located in Abita Springs, Louisiana; one multifamily dwelling located in New Orleans, Louisiana; and a commercial property located in Chalmette, Louisiana.

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

At December 31, 2010, total securities decreased by $2.1 million, or 4.3%, to $48.3 million from $50.5 million at December 31, 2009. Mortgage-backed securities, consisting of fixed-rate and hybrid ARM securities issued by Fannie Mae, Freddie Mac, and Ginnie Mae, decreased to $26.8 million at December 31, 2010 from $32.7 million at the end of the prior year. U.S. Treasury and Agency securities decreased by $4.0 million from $6.9 million at December 31, 2009 to $2.9 million at December 31, 2010. The total holdings in municipal securities at December 31, 2010 were $10.4 million which is an increase of $3.4 million from the prior year. The Company began investing in municipal securities in 2009 in order to benefit from their tax-preferred status.

During 2008, the Company recognized a non-cash impairment charge of $1.3 million for other-than-temporary impairments of its investment in mutual funds, which included the AMF Ultra Short Mortgage (ticker: ASARX) and the AMF Intermediate Mortgage (ticker: ASCPX). There were no non-cash impairment charges recognized on these investments in 2009 or 2010. Prior to 2008, these investments were redeemable immediately at their current market value. In 2008, the fund managers, Shay Assets Management, Inc., imposed a restriction on these mutual funds which limited redemptions for cash to $250,000 per quarter based on the current market price at the time of redemption. The restriction on the redemption of these funds was subsequently removed by the fund managers in 2010. Approximately $1.0 million and $1.1 million of the holdings in these funds were redeemed for cash in 2009 and 2008, respectively. The remaining $2.4 million of the Company’s investment in mutual funds was redeemed for cash in 2010.  Table 9 shows the book value of the Company’s investment portfolio at December 31, 2010, 2009, and 2008.

2010 Annual Report                                                                                                                                                                                                                      Page 14

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 9. COMPOSITION OF INVESTMENT SECURITIES PORTFOLIO
	At December 31,
	2010		2009		2008
($ in thousands)	Balance	Percent	Balance	Percent	Balance	Percent
Agency securities	$ 2,914	6.0%	$ 6,937	13.7%	$ 10,070	21.1%
Mortgage-backed securities	26,795	55.5%	32,678	64.8%	26,100	54.8%
Collateralized mortgage obligations	8,232	17.0%	1,433	2.8%	8,039	16.9%
Municipal securities	10,367	21.5%	7,013	13.9%	-	-
Mutual funds	-	-	2,394	4.8%	3,408	7.2%
Total investment securities at year end	$ 48,308	100.0%	$ 50,455	100.0%	$ 47,617	100.0%
Average investment securities during year	$ 52,498		$ 50,172		$ 49,113

Information about the contractual maturity and weighted-average yield of the Company’s investment securities at December 31, 2010 is shown in Table 10 below. The yields on tax exempt obligations shown in Table 10 have not been computed on a tax equivalent basis. Debt securities with scheduled repayments, such as mortgage-backed securities and collateralized mortgage obligations, which in aggregate represent 72.5% of the investment portfolio at December 31, 2010, are not presented in Table 10.

TABLE 10. DISTRIBUTION OF INVESTMENT SECURITY MATURITIES
	At December 31, 2010
($ in thousands)	One year or less		Over one through five years		Over five through ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasuy and agency securities	$ -	-	$ -	-	$ 1,913	2.38%	$ 1,001	5.55%	$ 2,914	3.45%
Municipal securities	-	-	1,129	4.24%	4,870	3.88%	4,368	4.15%	10,367	4.04%
Total	$ -	-	$ 1,129	4.24%	$ 6,783	3.46%	$ 5,369	4.41%	$ 13,281	3.91%
Percentage of total	-		8.5%		51.1%		40.4%		100.0%

All of the Company’s investments in marketable securities were classified as available-for–sale at December 31, 2010 and 2009. The net unrealized loss on these investments totaled $28,000, or 0.1%, of amortized cost at December 31, 2010.  At year-end 2009, there was a net unrealized gain of $360,000, or 0.7% of amortized cost.  The reported amount of net unrealized gain or loss varies based on the overall changes in market rates, shifts in the slope of the yield curve, and movement in spreads to the yield curve for different types of securities.

2010 Annual Report                                                                                                                                                                                                                      Page 15

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

At December 31, 2010, the Company had certain investment concentrations exceeding 10% of stockholders’ equity.  Investments of the Company that exceed 10% of stockholders’ equity at December 31, 2010 are shown in Table 11 below.

TABLE 11. INVESTMENT SECURITIES GREATER THAN 10% OF STOCKHOLDERS' EQUITY
		At December 31, 2010
($ in thousands)	Type	Total Investment	% of Total Assets	% of Stockholders' Equity
Government National Mortgage Association	Mortgage-Backed Securities	$ 16,146	6.1%	58.3%
Federal National Mortgage Association	Agency Bonds and	8,888	3.4%	32.1%
	Mortgage-Backed Securities
Federal Home Loan Mortgage Corporation	Mortgage-Backed Securities and	10,001	3.8%	36.1%
	Collateralized Mortgage Obligations
Total		$ 35,035	13.3%	126.5%

At December 31, 2010 and December 31, 2009, the Company did not have any investments in derivative securities.

DEPOSITS
Deposits are the Company’s primary source of funding for earning assets. The Company offers a variety of deposit products designed to attract and retain customers. The principal methods used by the Company to attract deposit include: emphasis on personal service, offering competitive interest rates, and providing convenient office locations.  The Company does not actively solicit or pay higher rates for “jumbo” (amounts over $100,000) certificates of deposit. Certificates of deposit at December 31, 2010 and 2009, included $1.5 million of brokered deposits in the Certificate of Deposit Account Registry Service (“CDARs”) administrated by the Promontory Interfinancial Network that represented one customer relationship.

At December 31, 2010, total deposits were $198.8 million, a decrease of $2.7 million, or 1.4%, from the level at December 31, 2009. Average deposits for 2010 increased $18.5 million, or 10.1%, from 2009. The Company’s opening of a new branch location in 2009, the efforts of the commercial banking officers, and the offering of competitive interest rates on certificates of deposit, money market accounts, and certain transactional accounts were successful in attracting new customers throughout 2009 and the first half of 2010. However, the Company’s measures to reduce interest rates on deposit accounts during the latter half of 2010 reduced deposit levels at December 31, 2010 when compared to December 31, 2009.

TABLE 12. DEPOSIT COMPOSITION
	At December 31,
	2010		2009		2008
($ in thousands)	Average Balances	% of Deposits	Average Balances	% of Deposits	Average Balances	% of Deposits
Noninterest bearing demand deposits	$ 15,201	7.5%	$ 10,213	5.6%	$ 8,915	6.6%
NOW and MMDA account deposits	65,969	32.6%	63,874	34.8%	26,134	19.3%
Savings deposits	12,871	6.4%	13,693	7.4%	17,074	12.6%
Certificates of deposit	108,054	53.5%	95,830	52.2%	83,167	61.5%
Total	$ 202,095	100.0%	$ 183,610	100.0%	$ 135,290	100.0%

Average certificates of deposit (or “time deposits”) totaled $108.1 million, or 53.5% of average total deposits during 2010, up $12.2 million, or 12.8%, compared to 2009. Average savings deposits comprised 6.4% of total average deposits during 2010, a decrease from 7.4% in the previous year. During 2010, the average balance of NOW and MMDA account deposits increased from $63.9 million to $66.0 million.  The average balance of noninterest-bearing demand deposits increased by $5.0 million, or 48.8%, as the Company continued to increase its volume of activity with commercial customers. Table 13 shows the maturity of time deposits over and under $100,000 at December 31, 2010.

2010 Annual Report                                                                                                                                                                                                                      Page 16

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 13. MATURITIES OF TIME DEPOSITS
	At December 31, 2010
	Less than	More than	Total
($ in thousands)	$100,000	$100,000	Amount	Percentage
Three months or less	$ 20,867	$ 12,578	$ 33,445	29.7%
Over three months through six months	9,124	4,006	13,130	11.6%
Over six months through twelve months	18,520	15,261	33,781	29.9%
Over twelve months	19,224	13,243	32,467	28.8%
Total	$ 67,735	$ 45,088	$ 112,823	100.0%

BORROWINGS
The Company is a member of the Federal Home Loan Bank of Dallas (“FHLB”). This membership provides access to a variety of FHLB advance products as an alternative source of funds which are primarily used for liquidity purposes. FHLB advances decreased during the year by $5.1 million, or 12.6%, from $40.5 million at December 31, 2009 to $35.4 million at December 31, 2010. The decrease was due to the non-renewal of maturing borrowings in 2010 which was possible due to the increase in the average level of deposits. Average advances outstanding during 2010 were $38.3 million, which is a decrease of $7.1 million, or 15.7%, compared with $45.4 million for 2009. The average rate paid on FHLB advances during 2010 was 3.65% compared to 3.97% in 2009.  The Company’s utilization of borrowings continues to be within the parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity. In addition, the Company has significant remaining borrowing capacity should borrowing needs arise. Table 14 shows certain information regarding our FHLB advances and other borrowings at or for the dates indicated.

TABLE 14. SUMMARY OF ADVANCES
	At or For the Year Ended December 31,
($ in thousands)	2010	2009	2008
FHLB advances and other borrowings:
Average balance outstanding	$ 38,301	$ 45,408	$ 43,049
Maximum amount outstanding at any month-end during the period	40,472	51,896	52,926
Balance outstanding at end of period	35,398	40,512	52,002
Average interest rate during the period	3.65%	3.97%	4.11%
Weighted average interest rate at end of period	2.73%	4.10%	3.75%

In January 2010, the Company modified the terms of $24.6 million of its outstanding advances with the FHLB in order to lower the average interest rate paid and extend the duration of those borrowings. This transaction required that a prepayment penalty be paid to the FHLB in the amount of $995,000 which is being amortized to interest expense using the interest method over the term of the modified advances. Interest expense on FHLB advances for 2010 includes $310,000 related to the amortization of the prepayment penalty. The remaining balance of the prepayment penalty at December 31, 2010 was $685,000.

STOCKHOLDERS’ EQUITY AND CAPITAL ADEQUACY
At December 31, 2010, stockholders’ equity totaled $27.7 million, which is a decrease of $331,000 compared to $28.0 million at the end of 2009. The net decrease in stockholders’ equity during 2010 was primarily due to the payment of cash dividends of approximately $502,000 and a decrease in accumulated other comprehensive income of $254,000, which was partially offset by earnings of $407,000.

Since 1998, the Company has repurchased shares of its common stock when shares have been available at prices and amounts deemed prudent by management. The Company announced a stock repurchase program in October 2008 of up to 64,250 shares, or approximately 5.0%, of the outstanding common stock through open market or privately negotiated transactions. At December 31, 2008, no shares had been repurchased under the newly announced program. During 2009, approximately 28,000 shares were repurchased at an average price of $13.87. No shares of common stock were repurchased during 2010. Table 15 summarizes the Company’s repurchases of the shares of its common stock for the years indicated. All of the purchases were open market transactions and most were at a discount to book value.

2010 Annual Report                                                                                                                                                                                                                      Page 17

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 15. SUMMARY OF STOCK REPURCHASES
Year Ended December 31,	Shares	Cost ($000)	Average Price Per Share
2006 and prior	2,172,232	$ 32,493	$ 14.96
2007	10,468	188	18.00
2008	-	-	-
2009	27,862	387	13.87
2010	-	-	-
Total stock repurchases	2,210,562	$ 33,068	$ 14.96

The ratios in Table 16 indicate that the Company was well capitalized at December 31, 2010. Risk-based capital ratios declined in 2009 as there was a $22.6 million increase in risk-weighted assets, which was primarily attributable to the growth in the loan portfolio. During 2010, the risk-based capital ratio increased from 17.11% to 17.46%, which was largely due to the $735,000 increase in regulatory capital as risk-weighted assets remained relatively stable during 2010. The regulatory capital ratios of Guaranty Savings Bank exceed the minimum required ratios, and the Bank has been categorized as “well-capitalized” in the most recent notice received from its primary regulatory agency.

TABLE 16. CAPITAL AND RISK BASED CAPITAL RATIOS
	At December 31,
($ in thousands)	2010	2009	2008
Tier 1 regulatory capital	$ 27,018	$ 26,510	$ 25,611
Tier 2 regulatory capital	1,840	1,613	1,772
Total regulatory capital	$ 28,858	$ 28,123	$ 27,383
Adjusted total assets	$ 262,088	$ 270,920	$ 221,614
Risk-weighted assets	$ 165,313	$ 164,373	$ 141,772
Ratios
Tier 1 capital to adjusted total assets	10.31%	9.79%	11.56%
Tier 1 capital to risk-weighted assets	16.34%	16.13%	18.06%
Total regulatory capital to risk-weighted assets	17.46%	17.11%	19.31%

LIQUIDITY AND CAPITAL RESOURCES
The objective of liquidity management is to ensure that funds are available to meet the cash flow requirements of depositors and borrowers, while at the same time meeting the operating, capital, and strategic cash flow needs of the Company and the Bank, in the most cost-effective manner possible. The Company develops its liquidity management strategies and measures and monitors liquidity risk as part of its overall asset and liability management process by making use of quantitative modeling tools to project cash flows under a variety of possible scenarios.

For liquidity purposes, liability management focuses on growing the base of more stable core deposits at competitive rates, while at the same time ensuring access to economical wholesale funding sources. The sections above on deposits and borrowings discuss changes in these liability-based funding sources during 2010.

Asset-based liquidity management primarily addresses the composition and maturity structure of the loan and investment securities portfolios and their impact on the Company’s ability to generate cash flows from scheduled payments, contractual maturities and prepayments, their use as collateral for borrowings, and possible outright sales in the secondary market. Tables 3 and 10 above present the contractual maturities of the loan portfolio and the Company’s investment in securities.

2010 Annual Report                                                                                                                                                                                                                    Page 18

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

Table 17 illustrates some of the factors that the Company uses to measure liquidity. Cash and cash equivalents decreased by $9.5 million from $19.7 million at December 31, 2009 to $10.3 million at December 31, 2010 primarily due to the funding of loan originations and the non-renewal of maturing FHLB advances. The overall ratio of total loans to total deposits increased from 93.03% at December 31, 2009 to 96.83% at December 31, 2010.

TABLE 17. KEY LIQUIDITY INDICATORS
	At December 31,
($ in thousands)	2010	2009	2008
Cash and cash equivalents	$ 10,254	$ 19,735	$ 3,205
Total loans	192,448	187,456	160,956
Total deposits	198,756	201,493	140,115
Deposits $100,000 and over	98,255	99,182	54,620
Ratios
Total loans to total deposits	96.83%	93.03%	114.87%
Deposits $100,000 and over to total deposits	49.43%	49.22%	38.98%

The Company’s investment allocation decisions and loan and deposit pricing strategies reflect its assessment of current and future economic conditions.

ASSET AND LIABILITY MANAGEMENT
The objective of the Company’s asset and liability management is to implement strategies for the funding and deployment of its financial resources that are expected to maximize profitability over time at acceptable levels of risk.

Interest rate sensitivity measures the potential impact of changing rate environments on both net interest income and cash flows. The Company monitors its interest rate sensitivity on a quarterly basis by reviewing net interest income simulations, monitoring the economic value of equity, reviewing interest rate risk management models, and reviewing net portfolio value (“NPV”) models.

At least quarterly, the Company utilizes the services of a third party vendor to produce an interest rate risk management model. The interest rate risk management model quantifies the risks to the Company from a variety of sources, including: repricing risk, basis risk, prepayment risk, and production risks. The actual risks measured are dependent upon the assumptions made by management prior to processing the model. From this information forecasted balance sheets, income statements, and yield calculations are produced. Additionally, an estimate of the economic value at risk (“EVE”) for each balance sheet item and earnings at risk (“EAR”) for each income statement is produced based on the current balances and yields using standardized discount rates.

The EVE measures the Company’s exposure to equity shifts due to changes in a forecast interest rate environment. EVE is normally expressed as a percentage change from the “Base Case” value, or as a percentage of the economic value of the assets. EAR measures the Company’s exposure to net interest income due to changes in a forecast rate environment. This change is the result of repricing of assets and liabilities, embedded caps and floors, and changes in the cash flow due to call options and prepayment. EAR is also normally expressed as a percentage change from the “Base Case”.

Table 18 includes a summary of the changes in the major components of the balance sheet at December 31, 2010 and the projected net interest income for 2011, based on a non-parallel shift in interest rates up 300 basis points and down 300 basis points, using increments of 100 basis points. As illustrated in the table below, both EVE and EAR are currently more sensitive to and may be more negatively impacted by rising rates than falling rates.

2010 Annual Report                                                                                                                                                                                                                      Page 19

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 18. ECONOMIC VALUE AT RISK AND EARNINGS AT RISK
	Change (Basis Point) in Interest Rates
($ in thousands)	Down 300	Down 200	Down 100	Base Case	Up 100	Up 200	Up 300
	At December 31, 2010
Total assets	$ 272,155	$ 270,095	$ 267,955	$ 264,703	$ 259,973	$ 255,389	$ 250,719
Total liabilities	243,874	241,672	239,334	236,454	234,092	232,184	230,102
Economic value of equity	28,281	28,423	28,621	28,249	25,881	23,205	20,617
EVE at risk	0.11%	0.62%	1.32%	n/a	(8.38)%	(17.86)%	(27.02)%
	Projected EAR For the Year Ended December 31, 2011
Interest income	$ 12,889	$ 13,093	$ 13,302	$ 13,471	$ 13,701	$ 13,960	$ 14,234
Interest expense	3,113	3,114	3,133	3,305	3,626	3,975	4,309
Net interest income	9,776	9,979	10,168	10,166	10,075	9,985	9,925
Earnings at risk	(3.83)%	(1.84)%	0.02%	n/a	(0.89)%	(1.77)%	(2.37)%

The NPV is the difference between the market value of the Company’s assets and the market value of the Company’s liabilities and off balance sheet commitments. At least quarterly, the Board reviews a standard thrift industry model prepared by the Office of Thrift Supervision (“OTS”) from the Company’s quarterly Consolidated Maturity and Rate Report.

Table 19 below presents an analysis of the Company’s interest rate risk as measured by the OTS which reflects changes in the NPV for instantaneous and sustained parallel shifts in the yield curve, in certain 50 and 100 basis point increments, up and down 300 basis points in accordance with OTS regulations. Due to the low level of interest rates in recent periods, the only downward shocks capable of being applied are 50 and 100 basis points at December 31, 2010 and December 31, 2009. As illustrated in the table below, NPV is currently more sensitive to, and may be more negatively impacted by, rising rates than falling rates.

TABLE 19. NET PORTFOLIO VALUE
	At December 31,
($ in thousands)	2010			2009
Change (Basis Point) in Interest Rates	$ Value	$ Change	% Change	$ Value	$ Change	% Change
+300	$ 26,261	$ (10,593)	(29)%	$ 23,475	$ (11,455)	(33)%
+200	30,499	(6,355)	(17)%	27,826	(7,104)	(20)%
+100	34,198	(2,656)	(7)%	31,857	(3,074)	(9)%
+50	35,629	(1,225)	(3)%	33,572	(1,358)	(4)%
0	36,854	-	-	34,930	-	-
-50	38,021	1,167	3%	36,397	1,467	4%
-100	39,979	3,125	8%	37,961	3,030	9%

IMPACT OF INFLATION AND CHANGING PRICES
The majority of assets and liabilities of a financial institution are monetary in nature. Management believes the most significant potential impact of inflationary or deflationary economic cycles on the Company’s financial results is its ability to react to changes in interest rates. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of goods and services. As discussed above, the Company employs asset and liability management strategies in its attempt to minimize the effects of economic cycles on its net interest income.

Inflation and changing prices also have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Changing prices will also affect trends in noninterest operating expenses and noninterest income.

2010 Annual Report                                                                                                                                                                                                                      Page 20

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 2010 AND 2009
The Company reported net income of $407,000 for 2010 compared with net income of $886,000 in 2009. Earnings per share diluted for 2010 were $0.33 compared to $0.70 per share diluted during 2009. The earnings in 2010 and 2009 are largely attributable to increases in net interest income and gains recognized on the sales of mortgage loans in the secondary market. Earnings in 2010 were also positively impacted by gains recognized on the sales of available-for-sale securities. The recordation of additional loan loss provisions of $2.8 million and $500,000 in 2010 and 2009, respectively, as well as the recognition of approximately $425,000 and $436,000, respectively, in write-downs on other real estate owned negatively impacted earnings. The additional personnel and occupancy expenses associated with the opening of a new branch location in the fourth quarter of 2009 also negatively impacted earnings in 2010.

NET INTEREST INCOME
The Company’s net interest income increased $1.2 million, or 14.7%, in 2010 compared to 2009. The net interest margin for the year ended December 31, 2010 improved to 3.62% from 3.26% for the same period in the prior year. The improvements in net interest income and net interest margin when comparing the year ended December 31, 2009 to the year ended December 31, 2010 was primarily due to an 83 basis point decrease in the average cost of interest-bearing deposits and an $11.8 million increase in the average balance of loans. This was partially offset by 39 and 113 basis point decreases in the average yields on loans and mortgage-backed securities, respectively, and a $12.2 million increase in the average balance of time deposits.

During 2010, loans constituted 74.5% of average interest-earning assets, which is an increase from 72.2% in 2009. The Company’s holdings in U.S. Treasury and Agency securities decreased in 2010 to 2.2% of average interest-earning assets from 3.7% in 2009. Mortgage-backed securities and collateralized mortgage obligations made up 13.9% of average interest-earning assets during 2010, down slightly from 14.7% in 2009. The Company began investing in municipal securities during 2009 in order to take advantage of their tax-preferred status. Municipal securities represented 3.8% and 0.7% of average interest-earnings assets in 2010 and 2009, respectively. Mutual fund investments, consisting primarily of investments in funds secured by short-term mortgage instruments, were 0.6% of average interest-earning assets in 2010, down from 1.2% in 2009. The Company’s remaining investment in mutual funds was liquidated during the fourth quarter of 2010.

The Company’s cost of funds significantly improved in 2010 largely due to interest rate reductions on NOW accounts, MMDA accounts, and certificates of deposit as well as a $5.0 million increase in the average balance of noninterest-bearing demand deposits. The average cost of interest-bearing deposits has decreased by 68 basis points from 2008 to 2009 and by 83 basis points from 2009 to 2010. The total average cost of interest-bearing liabilities decreased by 80 basis points in 2010 compared to 2009, following a 61 basis point decrease in 2009 compared to 2008. The decrease in the cost of funds was primarily reflective of the change in market rates which steadily decreased throughout 2009 and 2010. During 2010, lower-cost transaction accounts comprised 29.3% of average interest-bearing liabilities compared to 29.2% for 2009. The percentage of average interest-earning assets funded by higher-cost sources of funds, such as certificates of deposit, was 48.0% in 2010 compared to 43.8% in 2009.

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

2010 Annual Report                                                                                                                                                                                                                      Page 21

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

TABLE 20. SUMMARY OF AVERAGE BALANCES, NET INTEREST INCOME AND INTEREST RATES
Year Ended December 31,	2010			2009			2008
($ in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
ASSETS
INTEREST-EARNING ASSETS
Loans¹	$ 190,536	$ 11,834	6.21%	$ 178,780	$ 11,804	6.60%	$ 141,892	$ 9,579	6.75%
U.S. Treasury and Agency securities	5,721	190	3.32%	9,118	388	4.26%	15,110	887	5.87%
Mortgage-backed securities	32,070	1,082	3.37%	30,402	1,369	4.50%	16,416	884	5.38%
Collateralized mortgage obligations	3,420	145	4.24%	5,939	353	5.94%	12,689	692	5.45%
Municipal securities²	9,735	348	3.57%	1,850	70	3.78%	-	-	-
Mutual funds	1,553	51	3.28%	2,863	118	4.12%	4,898	224	4.57%
Total investment in securities	52,499	1,816	3.46%	50,172	2,298	4.58%	49,113	2,687	5.47%
FHLB stock	2,241	9	0.40%	2,350	6	0.26%	1,931	44	2.28%
Federal funds sold and interest-bearing deposits in other banks	10,345	61	0.59%	16,231	51	0.31%	1,520	116	7.63%
Total interest-earning assets	255,621	13,720	5.37%	247,533	14,159	5.72%	194,456	12,426	6.39%
NONINTEREST-EARNING ASSETS
Other assets	19,077			15,254			16,660
Allowance for loan losses	(3,249)			(2,680)			(3,115)
Total assets	$ 271,449			$ 260,107			$ 208,001

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
NOW and MMDA account deposits	$ 65,969	$ 677	1.03%	$ 63,874	$ 1,327	2.08%	$ 26,134	$ 633	2.42%
Savings deposits	12,871	63	0.49%	13,693	68	0.50%	17,074	130	0.76%
Time deposits	108,054	2,322	2.15%	95,830	2,887	3.01%	83,167	3,218	3.87%
Total interest-bearing deposits	186,894	3,062	1.64%	173,397	4,282	2.47%	126,375	3,981	3.15%
Borrowings	38,301	1,397	3.65%	45,408	1,802	3.97%	43,049	1,770	4.11%
Total interest-bearing liabilities	225,195	4,459	1.98%	218,805	6,084	2.78%	169,424	5,751	3.39%
NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	15,201			10,213			8,915
Other liabilities	2,499			2,757			1,845
Stockholders' equity	28,554			28,332			27,817
Total liabilities and stockholders' equity	$ 271,449			$ 260,107			$ 208,001
Net interest income and margin³		$9,261	3.62%		$8,075	3.26%		$6,675	3.43%
Net interest-earning assets and spread	$30,426		3.39%	$28,728		2.94%	$25,032		3.00%
Cost of funding interest-earning assets			1.74%			2.46%			2.96%

1	Includes nonaccrual loans during the respective periods. The average loan balance had been calculated net of deferred fees and discounts, loans in process, and the allowance for loan losses.
2	The tax-exempt income from municipal securities in 2010 and 2009 has not been calculated on a tax equivalent basis.
3	Net interest margin equals net interest income divided by average interest-earning assets.

2010 Annual Report                                                                                                                                                                                                                      Page 22

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

TABLE 21. SUMMARY OF CHANGES IN NET INTEREST INCOME
	2010 Compared to 2009			2009 Compared to 2008
	Due to Change in		Total Increase	Due to Change in		Total Increase
($ in thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
INTEREST INCOME
Loans	$ 776	$ (746)	$ 30	$ 2,490	$ (265)	$ 2,225
U.S. Treasury and Agency securities	(145)	(53)	(198)	(352)	(147)	(499)
Mortgage-backed securities	75	(362)	(287)	753	(268)	485
Collateralized mortgage obligations	(150)	(58)	(208)	(368)	29	(339)
Municipal Securities	298	(20)	278	70	-	70
Mutual funds	(54)	(13)	(67)	(93)	(13)	(106)
Total investment in securities	24	(506)	(482)	10	(399)	(389)
FHLB stock	-	3	3	10	(48)	(38)
Federal funds sold and interest-bearing deposits in other banks	(18)	28	10	1,123	(1,188)	(65)
Total interest income	782	(1,221)	(439)	3,633	(1,900)	1,733

INTEREST EXPENSE
NOW and MMDA account deposits	44	(694)	(650)	914	(220)	694
Savings deposits	(4)	(1)	(5)	(26)	(36)	(62)
Time deposits	368	(933)	(565)	490	(821)	(331)
Total interest-bearing deposits	408	(1,628)	(1,220)	1,378	(1,077)	301
Borrowings	(282)	(123)	(405)	97	(65)	32
Total interest expense	126	(1,751)	(1,625)	1,475	(1,142)	333
Change in net interest income	$ 656	$ 530	$ 1,186	$ 2,158	$ (758)	$ 1,400

PROVISION FOR LOAN LOSSES
The Company recorded a total of $2.8 million and $500,000 in additional loan loss provisions during 2010 and 2009, respectively, based on the Company’s assessment of its credit risk while considering the overall increases in the level of loan delinquencies and adversely classified loans, which increased from $5.6 million at December 31, 2009 to $12.9 million at December 31, 2010. The level of charge-off activity significantly increased during 2010 as evidenced by the increase in the ratio of charge-offs to average total loans from 0.48% in 2009 to 0.85% in 2010. Accordingly, the ratio of the provision for loan losses to charge-offs increased during 2010 to 173.37% from 58.55% in the prior year. The increases in both charge-offs and provisions were largely attributable to the decline in collateral values on impaired loans and the receipt of updated appraisal reports on certain loans.

 The Company’s Asset Quality Committee meets on a frequent basis in order to address all potentially impaired loans and adjusts the allowance for loan losses accordingly based on the information available at the time. For a more detailed discussion of the changes in the allowance for loan losses, nonperforming assets, and general credit quality, see the earlier section on “Loans and Allowance for Loan Losses”. The future level of the allowance and provisions for loan losses will reflect management’s ongoing evaluation of credit risk, based on established internal policies and practices.

2010 Annual Report                                                                                                                                                                                                                      Page 23

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

NONINTEREST INCOME
Total noninterest income increased $680,000 from $1.3 million in 2009 to $2.0 million in 2010. The significant increase in noninterest income was due to the recognition of $1.0 million in gains on the sales of investment securities in 2010. The investments sold were primarily U.S. Agency and mortgage-backed securities with longer durations. Included in the gains on sales of investment securities in 2010 was a net gain of $52,000 from the redemption of mutual funds for cash. The Company recognized a net loss of $14,000 in 2009 on the cash redemption of mutual funds.

The increase in noninterest income was partially offset by a $230,000 decline in the gain on sales of mortgage loans from $1.0 million in 2009 to $804,000 in 2010, which is attributable to the nationwide recession and a decline in the local real estate market. In addition, the Company sold vacant land located in Metairie, Louisiana, from its holdings of premises and equipment, during the second quarter of 2009 for net proceeds of approximately $191,000. As a result, the Company recorded a $134,000 gain on the sale of this land during 2009. There were no sales of premises and equipment in 2010.

The major categories of noninterest income for the last two years are presented in Table 22.

TABLE 22. NONINTEREST INCOME
($ in thousands)	2010	2009
Service charges on deposit accounts	$ 58	$ 64
ATM fees	27	23
Early closing penalties	10	12
Rental income	56	56
Gain on sales of mortgage loans	804	1,034
Net gain on securities transactions	1,010	4
(Loss) Gain on sales of foreclosed assets	(6)	35
Gain on sale of premises & equipment	-	134
Mortgage servicing fees, net	(32)	(43)
Miscellaneous	83	11
Total noninterest income	$ 2,010	$ 1,330

2010 Annual Report                                                                                                                                                                                                                      Page 24

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

NONINTEREST EXPENSE
Noninterest expense increased $528,000, or 7.0%, in 2010 after a $1.9 million, or 32.7%, increase in 2009.
Table 23 shows the major components of noninterest expense for each of the last two years.

TABLE 23. NONINTEREST EXPENSE
($ in thousands)	2010	2009
Employee compensation and benefits	$ 3,959	$ 3,855
Net occupancy expense	1,063	878
Ad Valorem taxes	186	187
Data processing costs	491	394
Advertising	76	90
ATM expenses	52	52
Professional fees	509	566
Deposit insurance and supervisory fees	397	400
Printing and office supplies	135	136
Telephone and security expense	113	120
Impairment of other real estate owned	425	436
Other real estate owned expense	148	70
Other operating expenses	503	345
Total noninterest expense	$ 8,057	$ 7,529
Efficiency ratio	71.48%	80.06%

Total personnel costs, which represent the largest component of noninterest expense, increased $104,000, or 2.7%, in 2010 compared to 2009 and occupancy expenses, net, increased $185,000, or 21.1%, when comparing these same periods. The increases in personnel and occupancy costs are primarily due to the opening of a new branch facility during the fourth quarter of 2009 and the completion of construction for our permanent new branch office located in Harvey, Louisiana, which was originally opened in 2007 utilizing a temporary building.

Data processing costs increased from $394,000 in 2009 to $491,000 in 2010. The increase in data processing costs is attributable to the opening of the new branch location in 2009 noted above and the partial recognition of deconversion costs associated with changes to the Company’s transaction processing service provider relationships.

The Company recorded noncash impairment charges of approximately $425,000 and $436,000 in 2010 and 2009, respectively, on other real estate. See the section above on nonperforming assets for additional information regarding this impairment charge. In addition, the Company incurred costs associated with the payment of taxes, insurance, and maintenance on foreclosed property of $148,000 in 2010 and $70,000 in 2009. The increase in these costs during 2010 is attributable to the increased level of foreclosure activity when compared to 2009.

INCOME TAXES
Income tax expense was $7,000 in 2010 compared to $490,000 in 2009. The Company’s effective tax rate in 2010 was positively impacted by the tax-preferred treatment of income related to municipal securities, as the average balance of municipal securities increased from $1.9 million in 2009 to $9.7 million in 2010. In 2009, the Company’s effective tax rate approximated the 34% statutory rate. There remains uncertainty regarding whether the Company can generate sufficient capital gains to offset the impairment losses recorded on the investments in mutual funds. Accordingly, a valuation allowance against the Company’s deferred tax asset has been established. See Note I to the financial statements included elsewhere herein for additional information on the Company’s effective tax rates and the composition of changes in income tax expense for all periods.

CONTRACTUAL OBLIGATIONS
As of December 31, 2010, the Company leases one banking location from a third party which was executed in 2009 in order to allow the Company to expand its existing branch network to a new market and will not expire until 2014. In addition, the Company entered into a construction agreement for $812,000 in November 2009 for the development of a permanent branch structure on the site which was occupied by a leased temporary facility. The construction of the permanent facility was completed in 2010. As of December 31, 2010, the remaining payments to be made according to the term of this construction agreement amounted to approximately $44,000.

2010 Annual Report                                                                                                                                                                                                                      Page 25

GS Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table summarizes payments due from the Company under specified long-term and certain other contractual obligations as of December 31, 2010.

The Company’s obligations under deposit contracts are excluded from the table.  The scheduled maturities of time deposits are reflected in table 13 above in the section on “Deposits”.

TABLE 24. CONTRACTUAL OBLIGATIONS
($ in thousands)	Payments Due By Period From December 31, 2010
		Less Than	1 to 3	3 to 5	More Than
	Total	1 Year	Years	Years	5 Years
Federal Home Loan Bank advances	$ 35,398	$ 1,250	$ 25,533	$ 8,615	$ -
Operating leases on banking facilities	200	60	120	20	-
Purchase obligation on banking facilities	44	44	-	-	-
Total obligations	$ 35,642	$ 1,354	$ 25,653	$ 8,635	$ -

In January 2010, the Company modified the terms of $24.6 million of its outstanding advances with the Federal Home Loan Bank of Dallas. For a more detailed discussion on the modification of the FHLB advances, refer to the earlier section on Borrowings.

OFF-BALANCE SHEET OBLIGATIONS
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments include mortgage and construction loan commitments, letters of credit and commercial lines of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Company’s contingent liabilities and commitments as of December 31, 2010 are as follows:

TABLE 25. OFF-BALANCE SHEET OBLIGATIONS
($ in thousands)	Commitments Due By Period From December 31, 2010
		Less Than			More Than
	Total	1 Year	1 to 3 Years	3 to 5 Years	5 Years
Mortgage loan commitments	$ 2,414	$ 2,414	$ -	$ -	$ -
Construction loan commitments	4,061	4,061	-	-	-
Unused portions of lines of credit	11,990	11,990	-	-	-
Letters of credit	215	215	-	-	-
Commercial loan commitments	911	911	-	-	-
Consumer loan commitments	-	-	-	-	-
Total obligations	$ 19,591	$ 19,591	$ -	$ -	$ -

2010 Annual Report                                                                                                                                                                                                                      Page 26

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

Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2010.

2010 Annual Report                                                                                                                                                                                                                      Page 27

To the Board of Directors
GS Financial Corp. and Subsidiary
Metairie, Louisiana

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of GS FINANCIAL CORP. and its wholly-owned subsidiary, Guaranty Savings Bank, as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GS FINANCIAL CORP. and its wholly-owned subsidiary, Guaranty Savings Bank, as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

 A Professional Accounting Corporation

Metairie, Louisiana
March 5, 2011, except as to Note V, which
is as of March 30, 2011

2010 Annual Report                                                                                                                                                                                                                      Page 28

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS	(In Thousands)
Cash and Cash Equivalents
Cash and Amounts Due from Depository Institutions	$4,270	$7,158
Interest-Bearing Deposits in Other Banks	5,267	9,293
Federal Funds Sold	717	3,284
Total Cash and Cash Equivalents	10,254	19,735

Securities Available-for-Sale, at Fair Value	48,308	50,455
Loans, Net of Allowance for Loan Losses of $3,671 and
$2,380, Respectively	189,229	185,500
Accrued Interest Receivable	1,498	1,518
Other Real Estate	1,358	2,489
Premises and Equipment, Net	6,819	5,934
Stock in Federal Home Loan Bank, at Cost	1,702	2,354
Real Estate Held-for-Investment, Net	418	427
Other Assets	4,225	3,192

Total Assets	$263,811	$271,604

LIABILITIES
Deposits
Noninterest-Bearing	$15,696	$14,812
Interest-Bearing	183,060	186,681
Total Deposits	198,756	201,493

Advance Payments by Borrowers for Taxes and Insurance	223	249
FHLB Advances	35,398	40,512
Other Liabilities	1,744	1,329

Total Liabilities	236,121	243,583

STOCKHOLDERS' EQUITY
Preferred Stock - $.01 Par Value; 5,000,000 Shares Authorized,
None Issued	-	-
Common Stock - $.01 Par Value; 20,000,000 Shares Authorized
3,438,500 Shares Issued; 1,257,938 Shares Outstanding
in 2010 and 2009	34	34
Additional Paid-In Capital	34,541	34,550
Unearned RRP Trust Stock	(105)	(132)
Treasury Stock (2,180,562 Shares in 2010 and 2009) at Cost	(32,449)	(32,449)
Retained Earnings	25,685	25,780
Accumulated Other Comprehensive (Loss) Income	(16)	238

Total Stockholders' Equity	27,690	28,021

Total Liabilities and Stockholders' Equity	$263,811	$271,604

The accompanying notes are an integral part of these financial statements.

2010 Annual Report                                                                                                                                                                                                                      Page 29

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended
	December 31,
	2010	2009
	(In Thousands, Except Per Share Data)
INTEREST AND DIVIDED INCOME
Loans, Including Fees	$11,834	$11,804
Investment Securities	1,816	2,298
Other Interest Income	70	57

Total Interest Income	13,720	14,159

INTEREST EXPENSE
Deposits	3,062	4,282
Advances from Federal Home Loan Bank	1,397	1,802

Total Interest Expense	4,459	6,084

NET INTEREST INCOME	9,261	8,075

PROVISION FOR LOAN LOSSES	2,800	500

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	6,461	7,575

NONINTEREST INCOME
Gain on Sale of Loans	804	1,034
Gain on Securities Transactions	1,010	4
Gain on Sale of Premises and Equipment	-	134
Customer Service Fees	95	99
Other Income	101	59

Total Noninterest Income	2,010	1,330

NONINTEREST EXPENSE
Salaries and Employee Benefits	3,959	3,855
Occupancy Expense	1,063	878
Ad Valorem Taxes	186	187
Loss on Write-Down of Other Real Estate	425	436
Other Expenses	2,424	2,173

Total Noninterest Expense	8,057	7,529

INCOME BEFORE INCOME TAX EXPENSE	414	1,376

INCOME TAX EXPENSE	7	490

NET INCOME	$407	$886

EARNINGS PER SHARE - BASIC	$0.33	$0.70
EARNINGS PER SHARE - DILUTED	$0.33	$0.70

The accompanying notes are an integral part of these financial statements.

2010 Annual Report                                                                                                                                                                                                                   Page 30

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended
	December 31,
	2010	2009
	(In Thousands)

NET INCOME	$407	$886

OTHER COMPREHENSIVE INCOME,
NET OF TAX
Unrealized Holding (Losses) Gains
Arising During the Period	(921)	456
Reclassification Adjustment for Gains
Included in Net Income	667	3

Total Other Comprehensive (Loss) Income	(254)	459

COMPREHENSIVE INCOME	$153	$1,345

The accompanying notes are an integral part of these financial statements.

2010 Annual Report                                                                                                                                                                                                                      Page 31

                                           GS FINANCIAL CORP. AND SUBSIDIARY
                                    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                          For the Years Ended December 31, 2010 and 2009

						Accumulated
		Additional		Unearned		Other	Total
	Common	Paid-In	Treasury	RRP Trust	Retained	Comprehensive	Stockholders'
	Stock	Capital	Stock	Stock	Earnings	(Loss) Income	Equity
	(In Thousands)
BALANCES AT JANUARY 1, 2009	$34	$34,546	$(32,062)	$(143)	$25,404	$(221)	$27,558
Distribution of RRP Trust Stock	-	4	-	11	-	-	15
Purchase of Treasury Stock	-	-	(387)	-	-	-	(387)
Dividends Declared	-	-	-	-	(510)	-	(510)
Net Income - Year Ended December 31, 2009	-	-	-	-	886	-	886
Other Comprehensive Gain, Net of Applicable
Deferred Income Taxes	-	-	-	-	-	459	459
BALANCES AT DECEMBER 31, 2009	34	34,550	(32,449)	(132)	25,780	238	28,021
Distribution of RRP Trust Stock	-	(9)	-	27	-	-	18
Dividends Declared	-	-	-	-	(502)	-	(502)
Net Income - Year Ended December 31, 2010	-	-	-	-	407	-	407
Other Comprehensive Loss, Net of Applicable
Deferred Income Taxes	-	-	-	-	-	(254)	(254)
BALANCES AT DECEMBER 31, 2010	$34	$34,541	$(32,449)	$(105)	$25,685	$(16)	$27,690

The accompanying notes are an integral part of these financial statements.

2010 Annual Report                                                                                                                                                                                                                      Page 32

GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2010	2009
	(In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$407	$886
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	374	290
Premium Amortization, Net	288	166
Amortization of Mortgage Servicing Rights	236	166
Provision for Loan Losses	2,800	500
Federal Home Loan Bank Stock Dividends	(9)	(6)
RRP Expense	18	15
Gain on Sales of Loans, Net	(804)	(1,034)
Loss (Gain) on Sales of Other Real Estate, Net	6	(35)
Gain on Sales of Investments, Net	(1,010)	(4)
Gain on Sales of Premises and Equipment	-	(134)
Loss on Write-Down of Other Real Estate	425	436
Originations of Loans Held for Sale	(29,670)	(56,565)
Proceeds from Sales of Loans Held for Sale	30,133	56,948
Deferred Income Tax Benefit	(923)	(51)
Changes in Operating Assets and Liabilities:
Accrued Interest Receivable and Other Assets	(233)	(919)
Accrued Interest Payable and Other Liabilities	794	(616)
Net Cash Provided by Operating Activities	2,832	43

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Maturities of Investment Securities	10,940	21,280
Proceeds from Sales of Investment Securities	22,406	5,522
Purchases of Investment Securities	(33,308)	(30,107)
Redemption of Mutual Funds, Net	2,446	1,000
Loan Originations and Principal Collections, Net	(8,124)	(30,039)
Purchases of Premises and Equipment	(1,250)	(516)
Proceeds from Sales of Premises and Equipment	-	191
Proceeds from Sales of Other Real Estate	2,295	131
Purchase of Federal Home Loan Bank Stock	-	(48)
Redemption of Federal Home Loan Bank Stock	661	-
Net Cash Used in Investing Activities	(3,934)	(32,586)

The accompanying notes are an integral part of these financial statements.

2010 Annual Report                                                                                                                                                                                                                      Page 33

 GS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Years Ended
	December 31,
	2010	2009
	(In Thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of Treasury Stock	$-	$(387)
Decrease in Federal Home Loan Bank Advances	(5,114)	(11,490)
Payment of Cash Stock Dividends	(502)	(510)
(Decrease) Increase in Deposits	(2,737)	61,378
(Decrease) Increase in Deposit for Insurance and Taxes	(26)	82

Net Cash (Used in) Provided by Financing Activities	(8,379)	49,073

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,481)	16,530

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	19,735	3,205

CASH AND CASH EQUIVALENTS, END OF YEAR	$10,254	$19,735

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest	$4,517	$6,107
Income Taxes	75	664
Loans Transferred to Other Real Estate
During the Year	1,595	2,560
Market Value Adjustment for (Loss) Gain
on Securities Available-for-Sale	(385)	695

The accompanying notes are an integral part of these financial statements.

2010 Annual Report                                                                                                                                                                                                                   Page 34

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     GS FINANCIAL CORP. (“Company”) was organized as a Louisiana corporation on December 24, 1996, for the purpose of becoming the holding company of Guaranty Savings and Homestead Association (“Association”) in anticipation of converting the Association from a Louisiana chartered mutual savings and loan association to a Louisiana chartered stock savings and loan association.  In June 2006, the Association changed its name to Guaranty Savings Bank (“Bank”).  The Company operates in the banking/savings and loan industry and, as such, provides financial services to individuals, corporate entities, and other organizations through the origination of loans and the acceptance of deposits in the form of demand deposit accounts, money market accounts, savings accounts, and certificates of deposit.

     The Company is subject to competition from other financial institutions and is subject to the regulations of Federal agencies.  The Company undergoes periodic examinations by those regulatory authorities.

BASIS OF PRESENTATION AND CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Guaranty Savings Bank.  All significant intercompany balances and transactions have been eliminated in the consolidation.

USE OF ESTIMATES
In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate.

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

2010 Annual Report                                                                                                                                                                                                                      Page 35

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

2010 Annual Report                                                                                                                                                                                                                     Page 36

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SECURITIES AVAILABLE-FOR-SALE (Continued)
The Company accounts for its investment securities in accordance with FASB ASC Topic 320, which requires that investments in securities be designated as either “trading,” “available-for-sale”, or “held-to-maturity” at the time of acquisition.  The Company determines the fair value of its investment securities based upon prices obtained from a third-party pricing service and broker quotes.  (See Note Q.)  The Company applies the guidance prescribed in FASB ASC Topic 958 which discusses the meaning of other-than-temporary impairment and its application to certain investments.

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

If the decision is made to sell an impaired available-for-sale investment security for which the Company does not expect the fair value of the investment to fully recover prior to the expected time of sale, the investment shall be deemed other-than-temporarily impaired in the period in which the decision to sell is made.  The Company recognizes an impairment loss when the impairment is deemed other-than-temporary even if a decision to sell has not been made.  Even if the inability to collect is not probable, the Company may recognize an other-than-temporary loss if, for example, the Company does not have the intent and ability to hold a security until its fair value has recovered.

LOANS
The Company, through its investment in the Bank, originates mortgage, commercial, and construction loans as well as lines of credit for customers.  A substantial portion of the loan portfolio consists of mortgage loans throughout the greater New Orleans area.  The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans are reported at their outstanding unpaid principal balance adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method.  Net deferred loan origination costs were $452,000 and $424,000 at December 31, 2010 and 2009, respectively. Amortization of net deferred loan fees or costs is discontinued when a loan is placed on nonaccrual status.

2010 Annual Report                                                                                                                                                                                                                      Page 37

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

LOANS (Continued)
In addition to loans issued in the normal course of business, the Company considers overdrafts on customer deposit accounts to be loans and reclassifies these overdrafts as loans in its Consolidated Balance Sheets.  At December 31, 2010 and 2009, overdrafts of $8,000 and $42,000, respectively, have been reclassified to loans receivable.

In general, the accrual of interest on loans is discontinued at the time the loan is 90 days past due.  At that time, uncollected interest previously recorded is reversed against interest income, and the loan is placed on nonaccrual. The interest collected on these loans is accounted for on the cash-basis method or cost-recovery method which credits interest income in the period it is collected.  Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due.  The accrual of interest on commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in the process of collection. Mortgage, credit card, and other personal loans are typically charged-off to net collateral value, less cost to sell, no later than 180 days past due. Past due status is based on the contractual terms of the loans. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to pay, the estimated value of underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

2010 Annual Report                                                                                                                                                                                                                      Page 38

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

OTHER REAL ESTATE
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of the related loan balance or fair value less estimated cost to sell at the date of foreclosure.  Management periodically performs valuations and, if necessary, the net carrying value is reduced to net realizable value through a charge to the allowance for loan losses.  Costs related to improvement of the property are capitalized to the extent they do not exceed fair value less estimated cost to sell. Costs incurred related to holding the property are charged to operations.

PREMISES AND EQUIPMENT
Land is carried at cost.  Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets of 10 to 39 years for building and improvements and 3 to 7 years for furniture and equipment.

REAL ESTATE HELD-FOR-INVESTMENT
Real estate held-for-investment consists of a multi-suite office building.  The Company leases two of the four suites to the Bank, which serve as a mortgage loan production office.  The remaining two suites are leased to unrelated third parties.

FEDERAL HOME LOAN BANK STOCK
As a member of the Federal Home Loan Bank of Dallas (“FHLB”), the Company is required to maintain an investment in the FHLB based on defined criteria, including total assets.  The FHLB stock is carried at cost and is periodically reviewed for impairment.  No ready market exists for the FHLB stock.  Cost approximates fair market value.

INCOME TAXES
The Company and its wholly-owned subsidiary file a consolidated U.S. Federal income tax return on a calendar year basis.  Each entity pays its pro rata share of current income taxes in accordance with a written tax-sharing agreement.

Deferred income tax assets (DTAs) and deferred income tax liabilities (DTLs) are determined using the liability (or balance sheet) method.  Under this method, the net DTA or DTL is recognized for the estimated future tax effects attributable to the temporary differences between the book and tax bases of the various balance sheet assets and liabilities, as well as tax carryforwards. DTAs and DTLs are reflected at currently-enacted income tax rates applicable to the period in which the DTAs and DTLs are expected to be realized or settled.  As changes in tax laws or rates are enacted, DTAs and DTLs are adjusted in the period in which the change is enacted through the provision for income taxes. If necessary, the measurement of DTAs is reduced by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

2010 Annual Report                                                                                                                                                                                                                      Page 39

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES (Continued)
When tax returns are filed, it is highly certain that some tax positions taken will be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the technical merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, Management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.

Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority that has full knowledge of all relevant information. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above would be reflected as a liability for unrecognized tax benefits in the consolidated balance sheets along with any associated interest or penalties that would be payable to the taxing authorities upon examination. Interest and/or penalties associated with unrecognized tax benefits, if any, would be classified as additional income taxes in the statements of income.

While the Company is exempt from Louisiana corporation income and franchise taxes, it is subject to the Louisiana Bank Shares Tax which is an ad valorem-based tax imposed on the assessed value of the shares of the Company’s stock which is based on stockholders’ equity and net income. The assessed values are allocated to the various parishes where the Company’s branches are located based on the situs of deposits and are subject to the local property tax millage rates.

STOCK COMPENSATION PLANS
FASB ASC Topic 718 requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award.  That cost is to be recognized over the period during which an employee is required to provide service in exchange for the award.  The adoption had no impact on the Company’s interim or annual financial statements for 2010 or 2009, since all outstanding options issued became fully vested in 2002 and all unexercised options have expired.

ADVERTISING COSTS
The Company expenses advertising costs as incurred. Advertising costs were $76,000, and $90,000 for the years ended December 31, 2010 and 2009, respectively.

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

2010 Annual Report                                                                                                                                                                                                                      Page 40

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

ADOPTION OF NEW ACCOUNTING STANDARDS AND INTERPRETATIONS
In June 2009, the FASB issued authoritative guidance that requires an acquirer in a business combination, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date.  Any contingent consideration is also required to be recognized and measured at fair value on the date of acquisition.  Acquisition related costs are to be expensed as incurred.  Assets acquired and liabilities assumed in a business combination that arise from contingencies are to be recognized at fair value if fair value can be reasonably estimated.  This authoritative guidance became effective for business combinations closing on or after January 1, 2009.

  In June 2009, the FASB changed the accounting guidance for the consolidation of variable interest entities. The current quantitative-based risks and rewards calculation for determining which enterprise is the primary beneficiary of the variable interest entity will be replaced with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. The new guidance became effective for the Company on January 1, 2010 with no impact on its financial statements.

In June 2009, the FASB changed the accounting guidance for transfers of financial assets. The new guidance increases the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its statement of financial condition, financial performance and cash flows; and a continuing interest in transferred financial assets.  In addition, the guidance amends various concepts associated with the accounting for transfers and servicing of financial assets and extinguishments of liabilities including removing the concept of qualified special purpose entities. This new guidance was adopted by the Company on January 1, 2010 with no impact on its financial statements.

In January 2010, the FASB issued authoritative guidance expanding disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements.  The new guidance further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) disclosures should be provided about the valuation

2010 Annual Report                                                                                                                                                                                                                      Page 41

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE A
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ADOPTION OF NEW ACCOUNTING STANDARDS AND INTERPRETATIONS (Continued)
techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy is effective for the Company on January 1, 2011. The remaining disclosure requirements and clarifications made by the new guidance became effective January 1, 2010 with no impact on its financial statements.

In July 2010, the FASB issued authoritative guidance that requires entities to provide enhanced disclosures in the financial statements about their loans including credit risk exposures and the allowance for loan losses.  Included in the new guidance are a roll forward of the allowance for loan losses as well as credit quality information, impaired loan, nonaccrual and past due information. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for loan losses, and class of loans. The Company adopted this guidance on December 31, 2010, with no impact on its financial statements except for additional financial statement disclosures.

In December 2010, the FASB issued authoritative guidance that modified Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not  that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist such as if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  This new authoritative guidance will be effective on January 1, 2011 and is not expected to have an impact on the Company’s financial statements.

In January 2011, the FASB issued authoritative guidance that deferred the effective date of disclosure requirements for public entities about troubled debt restructurings to be concurrent with the effective date of the guidance for determining what constitutes a troubled debt restructuring, which is concurrently being addressed by the FASB.  The guidance is anticipated to be effective for interim and annual reporting periods ending after June 15, 2011.

The above pronouncements are not expected to have a significant impact on the consolidated financial statements of the Company.

2010 Annual Report                                                                                                                                                                                                                    Page 42

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE B
SECURITIES AVAILABLE-FOR-SALE

The amortized costs and fair value of securities available-for-sale at December 31, 2010 and 2009, with gross unrealized gains and losses, follows:

	December 31, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Debt Securities:
U.S. Government and Federal Agencies	$2,952	$1	$39	$2,914
Mortgage-Backed Securities	26,618	333	156	26,795
Collateralized Mortgage Obligations	8,411	31	210	8,232
Municipal Funds	10,355	95	83	10,367
Total Securities Available-for-Sale	$48,336	$460	$488	$48,308

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Debt Securities:
U.S. Government and Federal Agencies	$7,132	$-	$195	$6,937
Mortgage-Backed Securities	31,913	875	110	32,678
Collateralized Mortgage Obligations	1,612	-	179	1,433
Municipal Funds	7,044	24	55	7,013
Total Debt Securities	47,701	899	539	48,061
Marketable Equity Securities:
Mutual Funds	2,394	-	-	2,394
Total Securities Available-for-Sale	$50,095	$899	$539	$50,455

           The amortized cost and fair value of debt securities by contractual maturity at December 31, 2010, follows.  Debt securities with scheduled repayments, such as mortgage-backed-securities and collateralized mortgage obligations, are presented in separate totals.  The expected life of a security, in particular a Federal Agency or municipal security may differ from its contractual maturity because of the exercise of call options.

2010 Annual Report                                                                                                                                                                                                                      Page 43

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE B
SECURITIES AVAILABLE-FOR-SALE (Continued)
	Securities
	Available for Sale
	Amortized	Fair
	Cost	Value
	(In Thousands)
Amounts Maturing in:
Less than One Year	$-	$-
One to Five Years	1,099	1,129
Five to Ten Years	6,770	6,783
Greater than Ten Years	5,438	5,369
	13,307	13,281
Mortgage-Backed Securities	26,618	26,795
Collateralized Mortgage Obligations	8,411	8,232
	$48,336	$48,308

For the years ended December 31, 2010 and 2009, proceeds from the sale of debt securities available-for-sale amounted to $22.4 million and $5.5 million, respectively.  Gross realized gains on the sale of debt securities available-for-sale amounted to $971,000 and $18,000, respectively, for the years ended December 31, 2010 and 2009.  Gross realized losses on the sales of debt securities available-for-sale in 2010 and 2009 were $13,000 and $-0-, respectively.  Proceeds from called debt securities were $1.0 million in 2010 and $10.2 million in 2009.

The Company redeemed the remaining shares of its investment in mutual funds during the year ended December 31, 2010.  Proceeds from the redemption of these shares in 2010 amounted to $2.4 with a realized gain of $52,000. In 2009, the Company redeemed $1.0 million of its investment in mutual funds at a loss of $14,000.

In accordance with the Company’s policy, the investment portfolio was reviewed for declines in market value that may be other-than-temporary.  The Company did not recognize any other-than-temporary impairment charges against any securities during the years ended December 31, 2010 and 2009.

The market value of pledged securities to secure discount window borrowing capacity at the Federal Reserve Bank was $2.3 million as of December 31, 2010. No securities were pledged at December 31, 2009.

2010 Annual Report                                                                                                                                                                                                                      Page 44

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE B
SECURITIES AVAILABLE-FOR-SALE (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2010 and 2009, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
December 31, 2010	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
U.S. Government and Federal
Agencies	$39	$1,913	$-	$-
Mortgage-Backed Securities	156	9,836	-	-
Collateralized Mortgage Obligations	94	3,053	116	994
Municipal Funds	83	4,712	-	-
Total Securities	$372	$19,514	$116	$994

	Less Than Twelve Months		Over Twelve Months
December 31, 2009	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
U.S. Government and Federal
Agencies	$195	$6,937	$-	$-
Mortgage-Backed Securities	105	9,923	5	616
Collateralized Mortgage Obligations	1	69	178	1,364
Municipal Funds	55	3,564	-	-
Total Securities	$356	$20,493	$183	$1,980

There was a decrease in the unrealized losses associated with the Company’s available-for-sale securities during 2010 primarily caused by an improvement in the liquidity of certain sectors in the financial markets. Because the Company has the ability to hold these investments for a reasonable period of time sufficient for recovery of fair value, which may be maturity for the Collateralized Mortgage Obligations, it does not consider these investments to be other-than-temporarily impaired at December 31, 2010.

2010 Annual Report                                                                                                                                                                                                                      Page 45

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE C
LOANS
A summary of the balances of loans follows:

	December 31,
	2010	2009
	(In Thousands)

Loans Secured by Mortgages on Real Estate:
1-4 Family Residential	$80,353	$78,160
Commercial Real Estate	61,289	54,640
Construction	12,130	19,728
Home Equity Lines of Credit	13,945	12,760
Other Real Estate	15,479	15,018
Total Real Estate Loans	183,196	180,306
Consumer Loans	1,729	1,728
Commercial Loans	7,523	5,422
Total Loans	192,448	187,456
Allowance for Loan Losses	(3,671)	(2,380)
Net Deferred Loan Origination Costs	452	424
Loans, Net	$189,229	$185,500

Credit Quality Indicators:

The Company segregates loans into risk categories based on the pertinent information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans according to credit risk. Loans classified as substandard or identified as special mention are reviewed quarterly by the Company’s Asset Quality Committee to evaluate the level of deterioration, improvement, and impairment, if any, as well as assign the appropriate risk category.

Loans excluded from the scope of the quarterly review process above are generally identified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification and the need to allocate reserves or charged-off. The Company uses the following definitions for risk ratings:

Special Mention - Loans identified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or  weaknesses  that  jeopardize  the

2010 Annual Report                                                                                                                                                                                                                     Page 46

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE C
LOANS (Continued)
liquidation of the debt. They arecharacterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss - This classification includes those loans which are considered uncollectible and of such little value that their continuance as loans is not warranted. Even though partial recovery may be possible in the future, it is not practical or desirable to defer writing off these basically worthless loans. Accordingly, these loans are charged-off before period end.

The following table presents the grading of loans, segregated by class of loans, as of December 31, 2010:

	Pass Credits	Special Mention	Substandard	Doubtful	Total
	( In Thousands)

Real Estate Loans - Residential	$73,495	$1,003	$4,965	$890	$80,353
Real Estate Loans - Commercial & Other:
Commercial	55,994	359	3,548	1,388	61,289
Multifamily	8,909	-	-	-	8,909
Vacant Land	5,455	-	272	843	6,570
Real Estate Loans - Construction	12,130	-	-	-	12,130
Home Equity Lines of Credit	12,980	313	419	233	13,945
Commercial Loans	7,208	-	-	315	7,523
Consumer Loans	1,729	-	-	-	1,729
Total at December 31, 2010	$177,900	$1,675	$9,204	$3,669	$192,448

All of the Company’s credit quality indicators were updated as of December 31, 2010.

2010 Annual Report                                                                                                                                                                                                                      Page 47

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE C
LOANS (Continued)

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when contractually due. Loans that experience insignificant payments delays or payment shortfalls are generally not classified as impaired. On a case-by-case basis, management determines the significance of payments delays and payment shortfalls, taking into consideration all of the circumstances related to the loan, including: the length of the payment delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. An aging analysis of past due loans, segregated by class of loans, as of December 31, 2010, was as follows:

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans	Current Loans	Total Loans
	( In Thousands)

Real Estate Loans - Residential	$1,951	$422	$4,270	$6,643	$73,710	$80,353
Real Estate Loans - Commercial & Other:
Commercial	442	-	2,270	2,712	58,577	61,289
Multifamily	-	-	-	-	8,909	8,909
Vacant Land	78	-	1,038	1,116	5,454	6,570
Real Estate Loans - Construction	-	-	-	-	12,130	12,130
Home Equity Lines of Credit	276	176	16	468	13,477	13,945
Commercial Loans	-	-	-	-	7,523	7,523
Consumer Loans	4	-	-	4	1,725	1,729
Total	$2,751	$598	$7,594	$10,943	$181,505	$192,448

The Company had no loans greater than 90 days past due and accruing interest as of December 31, 2010 and 2009.

Loans, for which the terms have been modified, and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings and classified as impaired. An analysis of troubled debt restructurings, which included loans which were modified with respect to the interest rate and the payment schedule, segregated by class of loans, as of December 31, 2010, was as follows:

	2010
	Number of Contracts	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
	( In Thousands)
Troubled Debt Restructurings that
Have Not Subsequently Defaulted:
Real Estate Loans - Commercial & Other:	2	$2,076	$2,076

Troubled Debt Restructurings that
Have Subsequently Defaulted:
Real Estate Loans - Residential	1	$592	$592

2010 Annual Report                                                                                                                                                                                                                      Page 48

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE C
LOANS (Continued)

The Company has not committed to lend any additional amounts to customers with outstanding loans that are classified as troubled debt restructurings. There was no troubled debt restructurings as of December 31, 2009.

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

An analysis of the changes in loans to such borrowers follows:

	December 31,
	2010	2009
	(In Thousands)

Balance, Beginning of Year	$46	$405
Additions	-	-
Payments and Renewals	(46)	(359)
Balance, End of Year	$-	$46

The Company’s lending activity is concentrated within the greater New Orleans area and surrounding parishes, with its major emphasis in the origination of permanent single-family dwelling loans and real estate secured commercial loans.  Such loans comprise the majority of the Company’s loan portfolio.

Activity in the allowance for loan losses for 2010 and 2009 was as follows:

	Years Ended December 31,
	2010	2009
	(In Thousands)
Balance, Beginning of Year	$2,380	$2,719
Charge-offs	(1,615)	(854)
Recoveries	106	15
Provision for Loan Losses	2,800	500
Balance, End of Year	$3,671	$2,380

2010 Annual Report                                                                                                                                                                                                                    Page 49

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE C
LOANS (Continued)

The allowance for loan losses and recorded investment in loans for the year ended December 31, 2010, was as follows:

		Real Estate
	Real Estate	Loans -	Real Estate	Home
	Loans -	Commercial	Loans -	Equity Lines	Commercial	Consumer
	Residential	& Other	Construction	of Credit	Loans	Loans	Total
	(In Thousands)
Allowance for Loan Losses:
Beginning Balance	$618	$1,065	$155	$163	$343	$36	$2,380
Charge-offs	(241)	(1,067)	-	(210)	(58)	(39)	(1,615)
Recoveries	100	-	-	-	-	6	106
Provision	725	1,620	(65)	451	43	26	2,800
Ending Balance	$1,202	$1,618	$90	$404	$328	$29	$3,671

Period-end Amount Allocated to:
Loans Individually Evaluated	$700	$742	$-	$225	$165	$-	$1,832
for Impairment
Loans Collectively Evaluated	502	876	90	179	163	29	1,839
for Impairment
Total	$1,202	$1,618	$90	$404	$328	$29	$3,671

Loans:
Individually Evaluated for	$5,855	$6,052	$-	$652	$314	$-	$12,873
Impairment
Collectively Evaluated for	74,498	70,716	12,130	13,293	7,209	1,729	179,575
Impairment
Total	$80,353	$76,768	$12,130	$13,945	$7,523	$1,729	$192,448

2010 Annual Report                                                                                                                                                                                                                      Page 50

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE C
LOANS (Continued)

The following table presents loans individually evaluated for impairment, segregated by class of loans, as of December 31, 2010:

	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
	( In Thousands)

Real Estate Loans - Residential	$5,889	$2,111	$3,745	$5,856	$700	$4,164
Real Estate Loans - Commercial & Other:
Commercial	5,302	2,630	2,306	4,936	369	3,239
Multifamily	-	-	-	-	-	445
Vacant Land	1,512	81	1,034	1,115	373	598
Real Estate Loans - Construction	-	-	-	-	-	-
Home Equity Lines of Credit	652	419	233	652	225	404
Commercial Loans	320	-	314	314	165	396
Consumer Loans	-	-	-	-	-	7
Total	$13,675	$5,241	$7,632	$12,873	$1,832	$9,253

The average balance of impaired loans in 2009 was $4.9 million. The amount of interest income recognized on impaired loans for the years ended December 31, 2010 and 2009 was $549,000 and $249,000, respectively.

Nonperforming loans at December 31, 2010 and 2009, segregated by class of loans, were as follows:

	2010	2009
	( In Thousands)

Real Estate Loans - Residential	$4,853	$2,171
Real Estate Loans - Commercial & Other:
Commercial	4,346	1,548
Multifamily	-	193
Vacant Land	1,038	80
Real Estate Loans - Construction	-	-
Home Equity Lines of Credit	213	100
Commercial Loans	315	58
Consumer Loans	-	14
Total	$10,765	$4,164

2010 Annual Report                                                                                                                                                                                                                      Page 51

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE D
ACCRUED INTEREST RECEIVABLE
Accrued interest receivable consists of the following:

	December 31,
	2010	2009
	(In Thousands)

Loans	$1,203	$1,197
Securities	295	321
Total Accrued Interest	$1,498	$1,518

NOTE E
PREMISES AND EQUIPMENT
A summary of the cost and accumulated depreciation of premises and equipment follows:

	December 31,
	2010	2009
	(In Thousands)
Land	$2,618	$2,618
Buildings and Improvements	4,462	3,546
Furniture, Fixtures, and Equipment	1,831	1,678
Total Premises and Equipment	8,911	7,842
Accumulated Depreciation and Amortization	(2,092)	(1,908)
Total Premises and Equipment, Net	$6,819	$5,934

Depreciation expense for the years ended December 31, 2010 and 2009, was approximately $365,000 and $281,000, respectively.

NOTE F
REAL ESTATE HELD-FOR-INVESTMENT
Real estate held-for-investment, which consists of a multi-suite office building that includes a branch location of the Bank, is summarized below:

	December 31,
	2010	2009
	(In Thousands)
Land	$226	$226
Buildings and Improvements	320	320
Total Real Estate Held-for-Investment	546	546
Accumulated Depreciation and Amortization	(128)	(119)
Total Real Estate Held-for-Investment, Net	$418	$427

2010 Annual Report                                                                                                                                                                                                                      Page 52

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE F
REAL ESTATE HELD-FOR-INVESTMENT (Continued)

Depreciation expense for both the years ended December 31, 2010 and 2009 was $9,000, and rental income for both the years ended December 31, 2010 and 2009 was $56,000.

NOTE G
DEPOSITS
Interest-bearing deposit account balances at December 31, 2010 and 2009, are summarized as follows:

	Weighted Average
	Rate at		Account Balances at December 31,
	December 31,		2010		2009
	2010	2009	Amount	Percent	Amount	Percent
				(In Thousands)
Balance by Interest Rate:
NOW and MMDA Accounts	0.77%	1.36%	$57,073	31.2%	$74,260	39.8%
Savings Accounts	0.40%	0.50%	13,164	7.2%	12,832	6.9%
Certificates of Deposit	1.91%	2.57%	112,823	61.6%	99,589	53.3%
			$183,060	100.0%	$186,681	100.0%

Certificates Accounts Maturing:
One Year or Less			$80,356	71.2%	$74,278	74.6%
One to Two Years			24,136	21.4%	15,461	15.5%
Two to Three Years			4,749	4.2%	7,319	7.4%
Three to Five Years			3,582	3.2%	2,531	2.5%
			$112,823	100.0%	$99,589	100.0%

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2010 and 2009, was approximately $45.1 million and $31.5 million, respectively.

Interest expense for each of the following periods is as follows:

	Years Ended December 31,
	2010	2009
	( In Thousands)
NOW and MMDA Accounts	$677	$1,327
Savings Accounts	63	68
Certificates of Deposit	2,322	2,887
	$3,062	$4,282

The Company held deposits of approximately $1.2 million for related parties at both December 31, 2010 and 2009.

2010 Annual Report                                                                                                                                                                                                                      Page 53

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE H
BORROWINGS
Pursuant to collateral agreements with the Federal Home Loan Bank of Dallas, advances issued by the FHLB are secured by a blanket floating lien on all loans and certain pledged investment securities.

Advances consisted of the following at December 31, 2010 and 2009, respectively.

	FHLB Advance Total
Contract Rate	2010	2009
	(In Thousands)
0.00% - 1.99%	$9,783	$-
2.00% - 2.99%	13,545	1,684
3.00% - 3.99%	6,570	16,750
4.00% - 4.99%	5,500	17,750
5.00% - 5.99%	-	4,328
	$35,398	$40,512

Maturities of FHLB advances at December 31, 2010, are as follows:

Year Ending December 31,	Amount Maturing
( In Thousands)
2011	$1,250
2012	15,283
2013	10,250
2014	6,295
2015	2,320
$35,398

Total interest expense recognized on FHLB advances in 2010 and 2009 was $1.4 million and $1.8 million, respectively.

In 2010, the Company modified the terms of $24.6 million of its outstanding advances with the Federal Home Loan Bank in order to lower the average interest rate paid and extend the duration of those borrowings. The Company incurred a prepayment penalty of $1.0 million in conjunction with this modification which is being amortized to interest expense using the interest method over the remaining term of each modified borrowing. In 2010, the total amount of amortization recognized in conjunction with this prepayment penalty was $310,000.

2010 Annual Report                                                                                                                                                                                                                      Page 54

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE I
INCOME TAX EXPENSE
The provision for income taxes for 2010 and 2009 consists of the following:

	Years Ended December 31,
	2010	2009
	(In Thousands)
Current Tax Expense	$930	$541
Deferred Tax Benefit	(923)	(51)
	$7	$490

The provision for Federal income taxes differs from that computed by applying Federal statutory rates to income before Federal income tax expense, as indicated in the following analysis:

	2010	2009
	(In Thousands)
Expected Tax Provision at a 34% Rate	$141	$468
Effect of tax-exempt income	(100)	(20)
Nondeductible expenses	13	5
Realized capital gain	(18)
Other	(29)	37
	$7	$490

2010 Annual Report                                                                                                                                                                                                                      Page 55

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE I
INCOME TAX EXPENSE (Continued)
The net deferred tax assets or liabilities in the accompanying consolidated balance sheets include the following components:

	December 31,
	2010	2009
	(In Thousands)
Deferred Tax Assets
Recognition and Retention Plan	$7	$5
Credits Carryforward	-	148
Recognition of Other-than-Temporary Decline in
Market Value of Available-for-Sale Securities	-	266
Market Value Adjustment to Available-for-Sale Securities	-	121
Capital Loss Carryforward	538	502
Allowance for Loan Losses	1,313	366
Total Deferred Tax Assets	1,858	1,408

Deferred Tax Liabilities
Premises and Equipment	(166)	(291)
FHLB Stock Dividends	(122)	(277)
Mortgage Servicing Rights	(309)	(274)
Other	(157)	(172)
Total Deferred Tax Liabilities	(754)	(1,014)

Valuation Allowance	(538)	(768)

Net Deferred Tax Asset (Liability)	$566	$(374)

FASB ASC Topic 740 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.  Because of uncertainties as to the amount of capital gains that would be generated in future years, a valuation allowance of $768,000 was recorded as of December 31, 2009, which represents approximately 100% of the recognition of the other-than-temporary decline in the market value of available-for-sale securities and the capital loss carryforward. The allowance was adjusted in 2010 to $538,000 as a result of the loss of carryforward amounts as well as utilization of approximately $50,000.

Included in retained earnings at December 31, 2010 and 2009, is approximately $3.8 million in bad debt reserves for which no deferred Federal income tax liability has been recorded.  This amount represents allocations of income to bad debt deductions for tax purposes only.  Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate.  The unrecorded deferred liability on this amount was approximately $1.3 million for December 31, 2010 and 2009, respectively.

2010 Annual Report                                                                                                                                                                                                                      Page 56

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE I
INCOME TAX EXPENSE (Continued)
The Company recognized interest and penalties on Federal income taxes totaling $6,000 in the consolidated statement of income for 2009 pertaining to prior year tax returns. The Company had no amount of interest and/or penalties recognized in the consolidated statement of income for the year ended December 31, 2010. In addition, there was no amount of interest and/or penalties payable that were recognized in the consolidated balance sheets as of December 31, 2010 and December 31, 2009.

The Company files U.S. Federal income tax returns and a Louisiana state income tax return.  As of December 31, 2010, the tax years that remain open for examination by tax jurisdictions include 2009, 2008 and 2007.  The Company is not currently under examination by any taxing authority.

As of December 31, 2010 and 2009, the Company had no uncertain tax positions.

NOTE J
EMPLOYEE STOCK OWNERSHIP AND 401(K) PLAN
Effective January 1, 2007, the Company amended and restated its Employee Stock Ownership Plan (“ESOP”), added a 401(k) feature and renamed the plan the “Guaranty Savings Bank 401(k) Plan” (the “401(k) Plan”).  ESOP shares are maintained in the 401(k) Plan, which provides the ability to diversify into other 401(k) Plan investments.  Employees may defer up to 25% of their salary, up to the IRS maximum ($16,500 in 2010 and 2009) on a tax-deferred basis and have a variety of investment options, including a money market fund, fixed-income, blended and equity mutual funds, and GS Financial Corp. stock.  The Company matches 100% of contributions up to 3% of an employee’s salary and 50% of the next 2% of employee contributions.  This match enables the 401(k) Plan to comply with IRS safe harbor rules exempting it from top-heavy testing and maintaining its tax-exempt status.  In addition, the Company may, at its discretion, make additional profit sharing contributions of up to 6% of participants’ salaries.  The total amount of matching and profit sharing contributions to the plan were $119,000 and $149,000 for the years ended December 31, 2010 and 2009, respectively.

As of December 31, 2010 and 2009, there were allocated ESOP shares of 114,139 and 128,890, respectively.  There are no shares available for future allocation under the 401(k) Plan’s ESOP provisions.  The stock prices as of December 31, 2010 and 2009, were $8.91 and $14.99, respectively, resulting in carrying values of $1.0 million and $1.9 million at the end of those respective periods.

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

2010 Annual Report                                                                                                                                                                                                                      Page 57

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

  Compensation expense pertaining to the Recognition and Retention Plan was $18,000 for both the years ended December 31, 2010 and 2009.

A summary of the changes in restricted stock follows:

	Awarded Shares
	2010	2009
Balance, Beginning of Year	6,422	7,334
Purchased by Plan	-	-
Granted	-	-
Forfeited/Expired	-	-
Earned and Issued	(913)	(912)

Balance, End of Year	5,509	6,422

NOTE L
COMPREHENSIVE INCOME
Comprehensive income was comprised of changes in the Company’s unrealized holding gains or losses on securities available-for-sale during 2010 and 2009.  The components of comprehensive income and related tax effects are as follows:

	Years Ended December 31,
	2010	2009
	(In Thousands)
Unrealized Holding (Losses) Gains
Arising During the Period	$(1,395)	$691
Tax (Benefit) Expense	(474)	235
	(921)	456
Reclassification Adjustments for Gains
Included in Net Income	1,010	4
Tax Expense	343	1
	667	3

Net Unrealized Holding (Losses) Gains
Arising During the Period	$(254)	$459

2010 Annual Report                                                                                                                                                                                                                      Page 58

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE M
REGULATORY MATTERS
The Company is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (“OTS”).  Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and its financial statements.  Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of the following as defined in the regulations:  total risk-based capital and Tier I capital to risk-weighted assets, Tier I capital to adjusted total assets, and tangible capital to adjusted total assets.  As of December 31, 2010, the Company met all of the capital requirements to which it is subject and is, therefore, deemed to be well capitalized.

The actual and required capital amounts and ratios applicable to the Company for the years ended December 31, 2010 and 2009, are presented in the following tables, including a reconciliation of capital under generally accepted accounting principles (“GAAP”) to such amounts reported for regulatory purposes.

	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
December 31, 2010
Tangible Capital	$27,018	10.31%	$3,931	1.50%	N/A	N/A
Tier 1 Capital	27,018	10.31%	7,863	3.00%	$13,104	5.00%
Tier 1 Risk-Based Capital	27,018	16.34%	6,613	4.00%	9,919	6.00%
Total Risk-Based Capital	28,858	17.46%	13,225	8.00%	16,531	10.00%

December 31, 2009
Tangible Capital	$26,510	9.79%	$4,064	1.50%	N/A	N/A
Tier 1 Capital	26,510	9.79%	8,128	3.00%	$13,546	5.00%
Tier 1 Risk-Based Capital	26,510	16.13%	6,575	4.00%	9,862	6.00%
Total Risk-Based Capital	28,123	17.11%	13,150	8.00%	16,437	10.00%

NOTE N
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Company is a party to credit related commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These consist of outstanding mortgage and construction loan commitments and commercial lines of credit.  Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

2010 Annual Report                                                                                                                                                                                                                      Page 59

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE N
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued)
The Company’s exposure to credit loss is represented by the contractual amount of these commitments.  The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

As of December 31, 2010 and 2009, the aggregate amount of outstanding mortgage, construction, and commercial loan commitments, the unused portions of lines of credit, and letters of credit was approximately $19.6 million and $19.9 million, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

NOTE O
COMMITMENTS AND CONTINGENCIES

OPERATING LEASES
During 2003, the Bank entered into a lease with the holding company for a branch office location.  The rental expense associated with this lease is eliminated in the consolidated statement of operations.  The lease had an initial term of 24 months at a rental rate of $4,025 per month.  The Bank has continued to lease this property subsequent to the initial lease’s expiration on a month-to-month basis.  In addition, the Company executed a lease in 2009 with a third party for a new branch location. The lease arrangement has a term of 5 years with total payments of $300,000 required.

The Company had leases with third parties for two branch locations that were not renewed upon expiration in 2010. This included the lease for a branch location that was closed during 2010 which expired on October 31, 2010, and the lease for a temporary banking facility and furnishings that was replaced by the permanent facility upon the completion of construction in 2010. The lease for the temporary banking facility and furnishings was being renewed on month-to-month basis since the expiration of its initial term on September 30, 2008 and was terminated in September 2010.

The Company’s total contractual obligations under these lease arrangements are $200,000. The total amount to be paid under these leasing obligations is as follows: $60,000 in less than one year, $120,000 in one to three years, and $20,000 in three to five years. Total rent expense incurred by the Company under these leases amounted to $105,000 and $90,000 for the years ended December 31, 2010 and 2009, respectively.

PURCHASE OBLIGATION
The Company entered into a construction agreement for $812,000 in November 2009 for the development of a permanent branch structure on the site previously occupied by the leased temporary facility. Substantially all of the payments required by this agreement were made in 2010. As of December 31, 2010, the remaining payments to be made according to the term of this construction agreement amounted to approximately $44,000.

2010 Annual Report                                                                                                                                                                                                                     Page 60

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE P
CONCENTRATION OF CREDIT RISK
In accordance with industry practices, the Company has deposits in other financial institutions for more than the insured limit.  These deposits in other institutions do not represent more than the normal industry credit risk.

NOTE Q
FAIR VALUE
Effective January 1, 2008, the Company adopted FASB ASC Topic 820 and FASB ASC Topic 825 which discuss fair value measurements and the fair value option for financial assets and liabilities. FASB ASC Topic 820 establishes a framework for using fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 825 generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of this section of FASB ASC Topic 825, the Company did not elect to apply the fair value measurement option for any of its financial instruments.

Under FASB ASC Topic 820, the Company must determine the appropriate level in the fair value hierarchy for each fair value measurement. To increase consistency and comparability in fair value measurements, this guidance established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels.  It gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The level in the fair value hierarchy within which a fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.  The levels are as follows:

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

FAIR VALUE OF ASSETS MEASURED ON A RECURRING BASIS
Available-for-Sale Securities - Estimated fair value of securities is based on quoted market prices where available. If quoted market prices are not available, estimated fair valued are based on market prices of comparable instruments. The Company’s available-for-sale securities are valued primarily based upon readily observable market parameters and are classified as Level 2 fair values.

FAIR VALUE OF ASSETS MEASURED ON A NONRECURRING BASIS
Certain assets and liabilities are measured at fair value on a non-recurring basis.  In accordance with the provisions of FASB ASC Topic 320 which discusses the accounting by creditors for impairment of a loan, the Company records loans considered impaired at their fair value.  A loan is considered impaired if it is probable that the Company will be  unable  to  collect

2010 Annual Report                                                                                                                                                                                                                      Page 61

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE Q
FAIR VALUE (Continued)
all amounts due according to the contractual terms of the loan agreement. Fair value is measured at the fair value of the collateral for collateral-dependent loans.  Impaired loans and other real estate owned are Level 2 assets measured using appraisals of the collateral prepared by external parties less any prior liens.

The following table summarizes the valuation methodologies used for the Company’s financial instruments measured at fair value as well as the general classification of such instruments pursuant to the valuation hierarchy.

	December 31, 2010			December 31, 2009
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	(In Thousands)			(In Thousands)
Available for Sale Securities:1
Mortgage Backed Securities	$-	$26,795	$-	$-	$32,678	$-
Collateralized Mortgage
Obligations	-	8,232	-	-	1,433	-
U.S. Government and
Agency Securities	-	2,914	-	-	6,937	-
Mutual Funds	-	-	-	-	2,394	-
Municipal Securities	-	10,367	-	-	7,013	-
Loans2	-	12,873	-	-	5,633	-
Other Real Estate3	-	1,358	-	-	2,489	-

1 Securities are measured at fair value on a recurring basis, generally monthly.
2 Includes impaired loans that have been measured for impairment at the fair value of the loan's collateral.
3 Other real estate is transferred from loans to REO at the lower of cost or market.

2010 Annual Report                                                                                                                                                                                                                     Page 62

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE Q
FAIR VALUE (Continued)
Changes to the valuation methodology are reviewed by management to ensure the changes are appropriate.  As markets and products develop and the pricing for certain products becomes more transparent, the Company continues to refine its valuation methodologies.  The methods described herein may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.  The Company uses inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.  The Company reviews the classification of its financial instruments within the fair value hierarchy on an annual basis, which could cause its financial instruments to be reclassified to a different level.

In estimating the fair value of financial instruments, the Company used the following methods and assumptions:

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

DEPOSIT LIABILITIES
FASB ASC Topic 825 specifies that the fair value of deposit liabilities with no defined maturity is the amount payable on demand at the reporting date, i.e., their carrying or book value. These deposits include interest and noninterest-bearing checking, savings, and money market accounts. The fair value of fixed rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates of similar remaining maturities to a schedule of aggregate expected cash flows on time deposits.

ADVANCES FROM THE FEDERAL HOME LOAN BANK
The fair value of fixed rate borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements.

2010 Annual Report                                                                                                                                                                                                                      Page 63

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE Q
FAIR VALUE (Continued)

ACCRUED INTEREST
The carrying amount of accrued interest approximates its fair value.

OFF-BALANCE SHEET INSTRUMENTS
Off-balance sheet financial instruments include commitments to extend credit and undisbursed lines of credit.  The fair value of such instruments is estimated using fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk as appropriate. The estimated fair value for these instruments was not significant at
 December 31, 2010 and 2009.  The contract or notional amounts of the Company’s financial instruments with off-balance sheet risk are disclosed in Note O.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In Thousands)
Financial Assets:
Cash and Cash Equivalents	$10,254	$10,254	$19,735	$19,735
Securities Available-for-Sale	48,308	48,308	50,455	50,455
Loans, Net	189,229	200,722	185,500	194,118
FHLB Stock	1,702	1,702	2,354	2,354
Accrued Interest Receivable	1,498	1,498	1,518	1,518

Financial Liabilities:
Deposits	$198,756	$201,188	$201,493	$203,972
Borrowings	35,398	36,384	40,512	42,039
Accrued Interest Payable	83	83	140	140

2010 Annual Report                                                                                                                                                                                                                      Page 64

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE R
SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

The following sets forth condensed quarterly results of operations for 2010 and 2009:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Dollars in Thousands, Except Per Share Data)
2010
Interest and Dividend Income	$3,443	$3,530	$3,415	$3,332
Interest Expense	1,251	1,166	1,038	1,004
Net Interest Income	2,192	2,364	2,377	2,328
Provision for Loan Losses	500	650	1,150	500
Other Income	213	427	254	1,116
Other Expense	2,020	1,963	2,085	1,989
Income Tax (Benefit) Expense	(63)	40	(226)	256
Net (Loss) Income	$(52)	$138	$(378)	$699

Net (Loss) Income per Common Share
Basic	$(0.04)	$0.11	$(0.30)	$0.56
Diluted	$(0.04)	$0.11	$(0.30)	$0.56
Dividends Per Share	$0.10	$0.10	$0.10	$0.10

2009
Interest and Dividend Income	$3,388	$3,610	$3,600	$3,561
Interest Expense	1,513	1,663	1,548	1,360
Net Interest Income	1,875	1,947	2,052	2,201
Provision for Loan Losses	-	-	200	300
Other Income	373	481	245	231
Other Expense	1,676	1,773	1,928	2,152
Income Tax Expense	194	152	65	79
Net Income (Loss)	$378	$503	$104	$(99)

Net Income (Loss) per Common Share
Basic	$0.30	$0.40	$0.08	$(0.08)
Diluted	$0.30	$0.40	$0.08	$(0.08)
Dividends Per Share	$0.10	$0.10	$0.10	$0.10

2010 Annual Report                                                                                                                                                                                                                      Page 65

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE S
EARNINGS PER COMMON SHARE

Earnings per share are computed using the weighted average number of shares outstanding as prescribed in FASB ASC Topic 260.  The Company had no shares outstanding during the years ended December 31, 2010 and 2009 that would have a dilutive effect on earnings per share.

	Years Ended December 31,
	2010	2009
	(Dollars in Thousands,
	Except Per Share Data)
Numerator:
Net Income	$407	$886
Effect of Dilutive Securities	-	-
Numerator for Diluted Earnings Per Share	$407	$886
Denominator
Average Shares Outstanding	1,252,248	1,263,021
Effect of Potentially Dilutive Securities and Contingently Issuable Shares	-	-
Denominator for Diluted Earnings Per Share	1,252,248	1,263,021
Earnings Per Share
Basic	$0.33	$0.70
Diluted	$0.33	$0.70
Cash Dividends Per Share	$0.40	$0.40

The following table presents the components of average outstanding shares for each of the two years ended:

	December 31,
	2010	2009
Average Common Shares Issued	3,438,500	3,438,500
Average Treasury Shares	(2,180,562)	(2,168,882)
Average Unearned ESOP Shares	-	-
Average Unearned RRP Trust Shares	(5,510)	(6,597)
	1,252,428	1,263,021

NOTE T
SUBSEQUENT EVENTS
The disclosure of both recognized and non-recognized subsequent events is prescribed by FASB ASC Topic 855. In accordance with FASB ASC Topic 855, subsequent events that reveal conditions existing at or before the balance sheet date require adjustment to the financial statements. Subsequent events that reveal conditions arising after the balance sheet date require disclosure in, but not adjustment to, the financial statements. The Company has evaluated the need for subsequent event disclosure through the financial statements issuance date and has identified no matters requiring adjustment to the financial statements or additional disclosure.

2010 Annual Report                                                                                                                                                                                                                      Page 66

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE U
CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
Financial information pertaining only to GS Financial Corp. is as follows:

CONDENSED BALANCE SHEETS

	December 31,
	2010	2009
	(In Thousands)
ASSETS

Cash and Cash Equivalents	$398	$665
Securities Available-for-Sale, at Fair Value	25	30
Investment in Subsidiary	27,000	26,745
Other Assets	461	831
Total Assets	$27,884	$28,271

LIABILITIES AND STOCKHOLDERS' EQUITY
Other Liabilities	$16	$72
Stockholders’ Equity	27,868	28,199
Total Liabilities and Stockholders' Equity	$27,884	$28,271

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2010	2009
	(In Thousands)
Income:
Interest Income	$2	$3
Other Income	157	237
Total Income	159	240
Operating Expenses	279	382
Loss Before Income Taxes and Equity in
Undistributed Earnings of Guaranty Savings Bank	(120)	(142)
Applicable Income Tax Benefit	(37)	(146)
Equity in Undistributed Earnings of
Guaranty Savings Bank	490	882
Net Income	$407	$886

2010 Annual Report                                                                                                                                                                                                                      Page 67

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE U
CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
	(In Thousands)
OPERATING ACTIVITIES
Net Income	$407	$886
Adjustments to Reconcile Net Income to Net Cash Provided by
(Used in) Operating Activities
Depreciation Expense	9	10
Gain on Sale of Premises and Equipment	-	(134)
Equity in Undistributed Earnings of Subsidiary	(490)	(882)
Deferred Income Tax Benefit	(3)	(42)
Decrease (Increase) in Other Assets	363	(225)
Decrease in Other Liabilities	(56)	-
Net Cash Provided by (Used in) Operating Activities	230	(387)

INVESTING ACTIVITIES
Proceeds from Sale of Premises and Equipment	-	191
Proceeds from Maturites of Investment Securities	5	22
Net Cash Provided by Investing Activities	5	213

FINANCING ACTIVITIES
Purchases of Treasury Stock	-	(387)
Payment of Dividends	(502)	(510)
Net Cash Used in Financing Activities	(502)	(897)

DECREASE IN CASH AND CASH EQUIVALENTS	(267)	(1,071)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	665	1,736
CASH AND CASH EQUIVALENTS, END OF YEAR	$398	$665

2010 Annual Report                                                                                                                                                                                                                     Page 68

GS Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (Continued)

NOTE V
MERGER AGREEMENT WITH HOME BANCORP, INC.

    On March 30, 2011, the Company and Home Bancorp, Inc. (“Home Bancorp”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a to-be-formed wholly owned interim merger subsidiary of Home Bancorp (“Interim”) will be merged with and into the Company (the “Merger”) and, immediately thereafter, the Company will merge with and into Home Bancorp (the “Merger”).  Promptly following consummation of the Merger, it is expected that the Bank will merge with and into Home Bank (the “Bank Merger”).  The Merger is expected to be completed during the third quarter of 2011.

    Under the terms of the Merger Agreement, upon consummation of the Merger, shareholders of the Company will be entitled to receive $21.00 in cash for each share of common stock they own (the “Merger Consideration”). The Merger Agreement also provides that all unvested awards of restricted stock issued pursuant to the Company’s Amended and Restated Recognition and Retention Plan shall fully vest and be converted into the right to receive the Merger Consideration.

    The Merger Agreement contains customary representations and warranties and covenants of the Company and Home Bancorp. The Company has agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, any alternative transactions.

    Consummation of the Merger is subject to certain conditions, including, among others, approval of the Merger by shareholders of the Company, governmental filings and regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of the other party and absence of a material adverse effect.

    The Merger Agreement also contains certain termination rights for the Company and Home Bancorp, as the case may be, applicable upon the occurrence or non-occurrence of certain events. If the Merger is not consummated under certain circumstances, the Company has agreed to pay Home Bancorp a termination fee of $1.125 million.

2010 Annual Report                                                                                                                                                                                                                      Page 69

Board of Directors

Albert J. Zahn, Jr.
Mr. Zahn (age 59) has served as Chairman of the Board of GS Financial and Guaranty Savings Bank since April 2005.  Mr. Zahn is a certified public accountant and President of the firm Al Zahn CPA, a Professional Accounting Corporation in Mandeville, Louisiana. He has been a director since 1992.

Edward J. Bourgeois
Mr. Bourgeois (age 54) is a certified public accountant in the State of Louisiana and currently serves as President and Chief Executive Officer of Centergy Consulting, LLC, New Orleans, Louisiana, a consulting firm specializing in the banking and financial industry.  Mr. Bourgeois also serves as the President and Chief Executive Officer of My EZ Car Care LLC, an automotive services limited liability company. Mr. Bourgeois was formerly the Executive Vice President/Chief Operating Officer of Crescent Bank and Trust, New Orleans, Louisiana from 2001 to 2004.  He is a member of the American Institute of Certified Public Accountants and Louisiana Society of Certified Public Accountants. He has been a director since 2004.

Stephen L. Cory
Mr. Cory (age 61) is an insurance agent and President of Cory, Tucker & Larrowe, Inc. in Metairie, Louisiana.  He has been a director since 1995.

Bradford A. Glazer
Mr. Glazer (age 55) is President of Glazer Enterprises, Inc., a freight agency representing Park Transport, Inc., as well as other carriers as the need arises. Mr. Glazer also serves as President of Park Transport, a logistics services provider. Glazer Enterprises, located in Cincinnati, Ohio, is also a real estate management and development company.  He has been a director since 1991.

Bruce A. Scott
Mr. Scott (age 58) Scott is an attorney and has served as Executive Vice President of GS Financial since its formation in February 1997 and Executive Vice President of Guaranty Savings Bank since 1985.  Mr. Scott served as Vice Chairman of the Board from 1990 to 2010.  Mr. Scott also serves as legal counsel of Guaranty Savings Bank. He has been a director since 1982.

Paul D. Cordes, Jr.
Mr. Cordes (age 57) is a member of the law firm of Guarisco & Cordes, LLC, New Orleans, Louisiana, specializing primarily in tax and related business and estate planning matters. From 2002 to 2003, Mr. Cordes operated a solo law practice and prior thereto, served as a tax consulting partner with Ernst & Young LLP. He has been a director since 2010.

Hayden W. Wren III
Mr. Wren (age 62) has served as Vice Chairman of Guaranty Savings Bank and GS Financial since 2010.  Mr. Wren is the Director of Commercial/Investment Brokerage of Corporate Realty, Inc., New Orleans, Louisiana. Mr. Wren is a Certified Commercial Investment Member (CCIM), a member of the Society of Industrial and Office Realtors (SIOR), and a licensed certified public accountant having membership affiliations with the American Institute of Certified Public Accountants and the Louisiana Society of Certified Public Accountants. He has been a director since 2003.

Executive Officers Who Are Not Directors

Stephen E. Wessel
Mr. Wessel (age 48) has served as President and Chief Executive Officer of GS Financial and Guaranty Savings Bank since December 2005.  Since December 2007, he has served as a Director of Guaranty Savings Bank.  Previously, he served as Senior Vice President/South Louisiana Business Banking Manager for AmSouth Bank, (now, Regions Bank), a regional commercial bank, New Orleans, Louisiana since August 2001. Prior thereto, he held various lending and management positions at Whitney National Bank.

Kevin J. Dobson
Mr. Dobson (age 37) has served as Senior Vice President - Commercial Lending Manager of Guaranty Savings Bank since January 2006.

Lettie R. Moll
Ms. Moll (age 57) has served as Vice President and Corporate Secretary of GS Financial since its formation in 1997 and Senior Vice President and Corporate Secretary of Guaranty Savings Bank since July 2009 and March 1982, respectively. Prior to July 2009, Ms. Moll served as Vice President and Corporate Secretary of Guaranty Savings. Ms. Moll currently also serves as Guaranty Savings Bank's Deposit Operations Manager and BSA/AML Compliance Officer.

Stephen F. Theriot
Mr. Theriot (age 37) has served as Senior Vice President and Chief Financial Officer of GS Financial and Guaranty Savings Bank since December 2008.  Prior thereto, Mr. Theriot served as the Vice President and Chief Operating Officer of Guaranty Savings Bank since February 2007 and assumed the additional duties of principal financial officer of GS Financial and Guaranty Savings Bank in September 2008.  Mr. Theriot previously served as Controller of Mutual Savings and Loan Association, in Metairie, Louisiana.  Prior thereto, Mr. Theriot served as a Senior Auditor in the Audit and Assurance Business Services Department of Ernst & Young LLP.

2010 Annual Report                                                                                                                                                                                                                     Page 70

Banking Locations

Main Office
3798 Veterans Memorial Blvd.
Metairie, LA  70002
(504) 457-6220

West Bank Branch
1800 Manhattan Blvd.
Harvey, LA  70058
(504) 361-3391

Mid City Branch
3915 Canal Street
New Orleans, LA  70119
(504) 483-7146

Elmwood Branch
5700 Citrus Boulevard
Suite K
Harahan, LA  70123
(504) 733-8176

Mandeville Branch
2111 N. Causeway Blvd
Mandeville, LA  70471
(985) 626-6229

Mortgage Production Office
1700 Veterans Memorial Blvd.
Metairie, LA  70002
(504) 828-4327

2010 Annual Report                                                                                                                                                                                                                     Page 71